As filed with the Securities and Exchange Commission on September 30, 2021

Registration No. 333-259549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THESEUS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	83-0712806
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

245 Main Street

Cambridge, Massachusetts 02142

(857) 400-9491

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Timothy P. Clackson, Ph.D.

President and Chief Executive Officer

Theseus Pharmaceuticals, Inc.

245 Main Street

Cambridge, Massachusetts 02142

(857) 400-9491

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marcia A. Hatch Colin G. Conklin Frederic G. Martin Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 550 Allerton Street Redwood City, California 94063 (650) 321-2400	Bradford D. Dahms Chief Financial Officer Theseus Pharmaceuticals, Inc. 245 Main Street Cambridge, Massachusetts 02142 (857) 400-9491	Lisa Firenze Scott N. Lunin Wilmer Cutler Pickering Hale & Dorr LLP 7 World Trade Center 250 Greenwich Street New York, New York 10007 (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock, $0.0001 par value per share	9,583,525	$16.00	$153,336,400	$16,730

(1)	Includes 1,250,025 shares that the underwriters have the option to purchase from the Registrant.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. The Registrant previously paid $10,910 in connection with the filing of its Registration Statement on Form S-1 on September 15, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 30, 2021

PRELIMINARY PROSPECTUS

8,333,500 Shares

Theseus Pharmaceuticals, Inc.

Common Stock

We are offering 8,333,500 shares of our common stock. This is our initial public offering of our common stock.

Prior to this offering, there has been no public market for shares of our common stock. We expect that the initial public offering price will be between $14.00 and $16.00 per share. We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “THRX.”

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved of the securities that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See the section titled “Underwriting” beginning on page 183 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 1,250,025 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $                    , and the total proceeds to us, before expenses, will be $                    .

Delivery of the shares of common stock is expected to be made on or about                     , 2021.

Joint Book-Running Managers

Jefferies	SVB Leerink	Cantor

Lead Manager

Wedbush PacGrow

The date of this prospectus is                     , 2021.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectuses we may authorize to be delivered or made available to you. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

ii

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Special Note Regarding Forward-Looking Statements,” and our financial statements and the accompanying notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Theseus,” or “the Company” refer to Theseus Pharmaceuticals, Inc.

Overview

We are a biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. Our development programs are designed to address drug resistance mutations in key driver oncogenes, which are mutated genes that cause cancer. Resistance mutations limit the efficacy of existing targeted therapies by rendering tumor cells unresponsive to drugs, and therefore present a critical challenge in cancer treatment today. Our initial focus is on developing the next generation of tyrosine kinase inhibitors, or TKIs, and is rooted in the critical role that tyrosine kinases play in the development of cancer. Despite the commercial success of approved TKIs, the development of drug resistance is a persistent limitation, narrowing the number of effective treatment options available to patients as they progress through subsequent lines of therapy.

Our goal is to develop “pan-variant” kinase inhibitors—inhibitors that target all major cancer causing and drug resistance mutations in clinically significant protein kinases. We believe that truly pan-variant inhibitors are required to effectively inhibit the heterogeneous mix of resistance mutations found in patients, and may also suppress the emergence of new mutations when used in earlier lines of therapy. To develop such inhibitors, we deploy our novel predictive resistance assay, or PRA, a highly differentiated cell-based method for testing TKIs that we believe is predictive for “pan-ness.”

Our lead product candidate, THE-630, is a pan-variant inhibitor of all major classes of activating and resistance mutations of the KIT kinase, or a pan-KIT inhibitor, for the treatment of gastrointestinal stromal tumors, or GIST, a type of cancer characterized by oncogenic activation of KIT. THE-630 is derived from intellectual property exclusively licensed to us by ARIAD Pharmaceuticals, Inc., or ARIAD. We have recently submitted an Investigational New Drug, or IND, application to the U.S. Food and Drug Administration, or FDA, for the evaluation of THE-630 in patients with advanced GIST whose disease has developed resistance to prior KIT-targeting therapies, and, if cleared by the FDA, we plan to initiate a phase 1/2 dose escalation and expansion clinical trial between late fourth quarter 2021 and mid-first quarter 2022.

Our second program is focused on next-generation inhibitors of epidermal growth factor receptor, or EGFR, that are active against C797S, the most common EGFR mutation that causes resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer, or NSCLC. We have developed a series of fourth-generation EGFR inhibitors designed to inhibit the full range of single-, double- and triple-mutant variants found in the tumors of patients with EGFR-mutant NSCLC that have developed resistance to osimertinib in first- or later-line therapy, including the C797S mutation. We intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies.

Our differentiated approach to addressing drug resistance is built on three strategic pillars: (1) targeting clinically-validated oncogenic drivers that have a clear unmet need; (2) integrating structure-guided drug design with our predictive screening methodologies, including our PRA; and (3) pursuing translationally-driven, biomarker-guided clinical development strategies. We believe our research and development approach, honed over years of our management team’s experience in developing approved therapeutics at ARIAD positions us well to develop a pipeline of drugs to address the challenges posed by resistance mutations.

Our Pipeline

Our current programs, targeting KIT (THE-630) and EGFR, focus on developing next-generation TKIs that address the key limitation of drug resistance. In addition, we are evaluating several potential targets and intend to select one or more as our next program(s) in 2022.

*	We hold a worldwide exclusive license to THE-630 in our therapeutic area of focus through the ARIAD License Agreement, as defined and described in the section titled “Business—ARIAD License Agreement.”

Pan-KIT Program – THE-630

Our lead product candidate, THE-630, is a pan-KIT inhibitor for the treatment of patients with advanced GIST. The worldwide annual incidence of GIST is estimated to be between 11 and 19.6 cases per million people. Current estimates for the total number of GIST cases diagnosed each year in the United States range from approximately 4,000 to 6,000. Prevalence is estimated to be 13.5 to 15.5 cases per 100,000 people, and therefore approximately 48,000 patients are estimated to be living with GIST in the United States each year. We estimate that the annual addressable population for first- and second-line unresectable or metastatic GIST in the United States is approximately 3,200 and 2,200 patients, respectively. Front-line intervention is surgical removal of cancerous tissue when possible. In cases where the tumor has spread and/or surgery cannot be performed, the TKI imatinib is often used as first-line therapy. However, most patients receiving imatinib relapse and subsequent lines of therapy are less effective.

THE-630 is a novel small molecule inhibitor that has been designed to block activity of all major classes of activating and resistance mutations of KIT that drive GIST. Existing TKIs are limited by the emergence of resistance mutations, as clinical data have demonstrated their inability to inhibit disease progression as these mutations arise in tumor cell populations. THE-630 is a pan-KIT inhibitor for GIST, with potent activity demonstrated in cellular assays and strong anti-tumor activity in animal models against both activating and resistance mutations. We believe THE-630, if approved, has the potential to be a next-generation KIT inhibitor based on its promising inhibitory profile and favorable drug-like properties, as well as its ability to achieve predicted pan-KIT inhibitory blood concentrations at tolerable doses in preclinical safety studies.

We have recently submitted an IND for THE-630 with the FDA and, if cleared by the FDA, we plan to initiate a phase 1/2 dose escalation and expansion clinical trial in patients with previously-treated GIST between late fourth quarter 2021 and mid-first quarter 2022. Our initial registration strategy will focus on GIST patients who have already received four prior lines of therapy, or fifth-line GIST, where there is currently no available therapy and therefore a significant unmet medical need. Given its broad mutational coverage as a pan-KIT inhibitor, we also plan to evaluate THE-630 in GIST patients who have already received one prior line of therapy, or second-line GIST. Based on the preclinical profile, we believe THE-630 has the potential to deliver meaningful clinical benefit over the currently available standard of care.

Fourth-Generation EGFR Inhibitor Development Program

We are developing a next-generation EGFR inhibitor that is active against C797S, the most common EGFR mutation that causes resistance to first- or later-line osimertinib treatment in patients with NSCLC. NSCLC is the most common form of lung cancer with approximately 10% to 50% of NSCLC tumors driven by activating mutations in EGFR, depending on geographic region. Treatment of EGFR-mutant metastatic NSCLC patients with first- and second-generation EGFR TKIs, such as erlotinib, gefitinib, afatinib and dacomitinib, substantively improved outcomes for patients compared to chemotherapy. However, resistance eventually develops in most patients, leading to disease progression, with about half of patients’ tumors developing the T790M EGFR mutation. Osimertinib, a third-generation TKI, was initially developed to treat T790M positive disease in patients progressing on a first- or second-generation TKI. Subsequently, it was approved in the first-line setting where it improved progression-free and overall survival compared to earlier-generation inhibitors. However, most patients receiving treatment eventually progress. A subset of patients on osimertinib, either in first- or later-line therapy, will still progress due to further EGFR resistance mutations, with C797S being the most common of such mutations. A significant unmet medical need remains for patients with this subset of EGFR-mutant NSCLC.

To address this problem of on-target resistance, we have developed a series of fourth-generation EGFR inhibitors, designed to inhibit the full range of single-, double- and triple-mutant variants found in the tumors of patients with EGFR-mutant NSCLC that have developed resistance to osimertinib in first- or later-line therapy, including the C797S mutation. We intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies.

Our History and Team

Our management and leadership are composed of individuals with extensive experience in the discovery, development and commercialization of cancer therapeutics and specifically in developing TKIs for activating and resistance mutations in key driver oncogenes. Many members of our leadership team worked together for over twenty years at ARIAD, a global commercial-stage oncology company that was acquired by Takeda Pharmaceutical Company Limited, or Takeda, in 2017. At ARIAD, members of our management team discovered and developed five clinical-stage product candidates, including ICLUSIG (ponatinib), a TKI approved for patients with treatment-resistant Philadelphia chromosome-positive leukemias; ALUNBRIG (brigatinib), a TKI approved for ALK-positive NSCLC; and EXKIVITY (mobocertinib), a TKI approved for EGFR Exon 20 insertion-positive NSCLC.

Our Chief Executive Officer, Timothy Clackson, Ph.D., most recently served as President and Chief Technology Officer at Xilio Therapeutics, Inc. Previously, Dr. Clackson was President of Research and Development and Chief Scientific Officer at ARIAD. William Shakespeare, Ph.D., our President of Research and Development, was formerly Vice President of Drug Discovery at ARIAD. Victor Rivera, Ph.D., our Chief Scientific Officer, was formerly Vice President, Preclinical and Translational Research, at ARIAD. David Dalgarno, D. Phil., our Chief Technology Officer, was formerly Vice President of Research Technologies at ARIAD. Wei-Sheng Huang, Ph.D., our Vice President of Chemistry, was previously Director of Chemistry at ARIAD. David Kerstein, M.D., our Chief Medical Officer, was most recently the Chief Medical Officer at Anchiano Therapeutics Ltd. (now Chemomab Ltd.) and was previously the Senior Medical Director at ARIAD and Takeda. Our Chief Financial Officer, Bradford Dahms, was formerly the Chief Financial Officer at Selecta Biosciences Inc.

As of June 30, 2021, we have raised approximately $120 million, including the issuance of approximately $100 million of Series B preferred stock in February 2021. Our investors include OrbiMed and Foresite Capital, as well as other leading institutional investors.

Our Strategy

We are a biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. Our development programs are designed to address drug resistance mutations in key driver oncogenes, which are mutated genes that cause cancer. The key elements of our strategy to achieve our mission are:

∎	Advance the development of our lead product candidate, THE-630, for GIST patients.

∎	Advance our fourth-generation EGFR inhibitor program for NSCLC patients.

∎	Leverage our differentiated research and discovery approach to expand our pipeline.

∎	Build a leading, fully integrated precision oncology company to maximize the clinical impact and value of our pipeline.

Summary of Principal Risks Associated with Our Business

Investing in our common stock involves substantial risk. Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

∎

We are very early in our development efforts, have a limited operating history, have not initiated or completed any clinical trials, have no products approved for commercial sale and have not generated any revenue, which may make it difficult for investors to evaluate our current business and likelihood of success and viability.

∎	We have incurred significant net losses in each period since our inception, and we expect to continue to incur significant net losses for the foreseeable future.

∎

Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve in a timely manner our objectives relating to the discovery, development and commercialization of our product candidate and development programs.

∎

Even if this offering is successful, we will need to obtain substantial additional funding to complete the development and, if approved, any commercialization of product candidates. If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our product development programs or other operations.

∎

We are substantially dependent on our pan-KIT and EGFR inhibitor programs. If we are unable to advance any product candidates from our pan-KIT or EGFR inhibitor programs through preclinical and clinical development, obtain regulatory approval and ultimately commercialize such product candidates, or experience significant delays in doing so, our business will be materially harmed.

∎

The FDA may not clear our recently submitted IND for THE-630 or we may not be able to submit INDs for our EGFR inhibitor and other programs to commence clinical trials on the timelines we expect, and even if we are able to submit an IND, the FDA may not permit us to initiate clinical trials.

∎

Our preclinical studies and any clinical trials that we may commence may fail at any time, and because our only product candidate and our pan-KIT and EGFR inhibitor programs are in a very early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products.

∎	We have no experience as a company in conducting clinical trials.

∎	We face substantial competition which may result in others discovering, developing or commercializing products before or more successfully than we do.

∎

We have never commercialized a product candidate as a company before and currently lack the necessary expertise, personnel and resources to successfully commercialize any products on our own or together with suitable collaborators.

∎	We may be unable to obtain U.S. or foreign regulatory approval and, as a result, may be unable to commercialize product candidates.

∎	We depend on intellectual property licensed from ARIAD, the termination of which could result in the loss of significant rights, which would harm our business.

∎

If we and our licensors and collaborators, if any, are unable to obtain and maintain sufficient patent and other intellectual property protection for product candidates and technology, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.

Channels for Disclosure of Information

Following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website, https://theseusrx.com/, press releases and public conference calls.

The information disclosed by the foregoing channels could be deemed to be material information. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were initially formed in December 29, 2017 as Theseus Pharmaceuticals, Inc., a Delaware corporation. Our principal executive offices are located at 245 Main Street, Cambridge, Massachusetts 02142, and our telephone number is (857) 400-9491. Our website address is https://theseusrx.com/. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address as an inactive textual reference only.

Theseus Pharmaceuticals, the Theseus Pharmaceuticals logo and other registered or common law trade names, trademarks or service marks of Theseus Pharmaceuticals appearing in this prospectus are the property of Theseus Pharmaceuticals. This prospectus contains additional trade names, trademarks, and service marks of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us, by these other companies. Other trademarks appearing in this prospectus are the property of their respective holders. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

∎

being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in registration statements, including this prospectus, subject to certain exceptions;

∎

an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

∎

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

∎	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

∎	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements; and

∎	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you might receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million, as measured on the last business day of our second fiscal quarter, or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million, as measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies.

As a result of the reduced disclosure and governance requirements applicable to emerging growth companies or smaller reporting companies, our common stock may be less attractive to certain investors.

THE OFFERING

Common stock offered by us	8,333,500 shares.

Option to purchase additional shares of common stock	1,250,025 shares.

Common stock to be outstanding immediately after this offering	35,863,960 shares (or 37,113,985 shares, if the underwriters’ option to purchase additional shares of our common stock is exercised in full).

Use of proceeds	We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $112.4 million (or approximately $129.8 million if the underwriters exercise their option to purchase additional shares in full), based upon an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund the continued development of THE-630 and our EGFR inhibitor program and the research and development of additional pan-variant kinase inhibitor programs and for general corporate purposes. See the section titled “Use of Proceeds” for additional information.

Risk factors	Investment in our common stock involves substantial risks. See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Proposed Nasdaq Global Select Market trading symbol	“THRX”

The number of shares of our common stock to be outstanding after this offering is based on 27,530,460 shares of our common stock outstanding as of June 30, 2021, assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 25,475,905 shares of common stock immediately prior to and in connection with the completion of this offering, and excludes the following:

∎

4,090,315 shares of our common stock issuable upon the exercise of options outstanding under our 2018 Stock Plan, or the 2018 Plan, as of June 30, 2021 (excluding options forfeited after such date), with a weighted-average exercise price of $2.35 per share;

∎	608,688 shares of our common stock issuable upon the exercise of options outstanding under the 2018 Plan granted after June 30, 2021, with a weighted-average exercise price of $9.63 per share;

∎

4,395,080 shares of common stock that will become available for future issuance under the 2021 Plan (including 132,288 shares of common stock underlying options that will be granted to certain of our directors and an employee at the time of effectiveness of the 2021 Plan with an exercise price equal to the initial public offering price per share), which will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The 2021 Plan also provides for automatic annual increases in the number of shares reserved thereunder, as more fully described in the section titled “Executive Compensation—Equity Plans”; and

∎

400,000 shares of common stock that will become available for future issuance under our Employee Stock Purchase Plan, or the ESPP, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The ESPP also provides for automatic annual increases in the number of shares reserved thereunder, as more fully described in the section titled “Executive Compensation—Equity Plans.”

Unless otherwise noted, the information in this prospectus reflects and assumes the following:

∎	no exercise or cancellation of outstanding stock options described above subsequent to June 30, 2021;

∎	no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering;

∎

the automatic conversion of all outstanding shares of our Series A preferred stock, par value $0.0001, or our Series A Preferred Stock, and Series B preferred stock, par value $0.0001, or our Series B Preferred Stock, into an aggregate of 25,475,905 shares of common stock immediately prior to and in connection with the completion of this offering;

∎	a one-for-1.32286 reverse stock split of our common stock and preferred stock effected on September 27, 2021; and

∎	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws in connection with the completion of this offering.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data as of, and for, the periods ended on the dates indicated. The summary statement of operations data for the years ended December 31, 2019 and 2020 are derived from our audited financial statements and related notes included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 2020 and 2021 and the balance sheet data as of June 30, 2021 have been derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments that are necessary to state fairly the unaudited interim financial statements. You should read the following summary financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period, and the results for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the full year or any other period.

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2019	2020	2020	2021
	(in thousands, except share and per share data)
Statement of Operations Data:
Operating expenses:
Research and development	$4,124	$5,958	$2,194	$8,310
General administrative	818	878	325	2,993

Total operating expenses	4,942	6,836	2,519	11,303

Loss from operations	4,942	6,836	2,519	11,303
Total other income (expense), net	(2,241)	(5,161)	(5,159)	23

Net loss and comprehensive loss	$(7,183)	$(11,997)	$(7,678)	$(11,280)

Net loss per share attributable to common stockholders, basic and diluted(1)	$(59.77)	$(21.10)	$(18.43)	$(11.81)

Weighted average shares of common stock outstanding, basic and diluted(1)	120,177	568,467	416,487	955,085

Pro forma net loss per share attributable to common stockholders, basic and diluted(2)		$(1.01)		$(0.44)

Pro forma weighted average shares of common stock outstanding, basic and diluted(2)		11,916,892		25,367,457

(1)	See Note 12 to our audited financial statements and Note 12 to our unaudited interim financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical net loss per share, basic and diluted, and the number of shares used in the computation of the per share amounts.

(2)	Pro forma basic and diluted net loss per share is calculated to give effect to the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock as if such conversion occurred as of the beginning of the period presented or the date of issuance, if later.

	AS OF JUNE 30, 2021
	ACTUAL	PRO FORMA(1)	PRO FORMA AS ADJUSTED(2)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$97,586	$97,586	$210,038
Working capital(3)	95,359	95,359	208,529
Total assets	102,070	102,070	213,704
Total liabilities	4,955	4,955	4,237
Convertible preferred stock	141,181	—	—
Accumulated deficit	(45,550)	(45,550)	(45,550)
Total stockholders’ (deficit) equity	(44,066)	97,115	209,467

(1)	The pro forma balance sheet data reflects (i) the automatic conversion of all outstanding shares of our Series A Preferred Stock and Series B Preferred Stock into an aggregate of 25,475,905 shares of our common stock, as if such conversion occurred on June 30, 2021; and (ii) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective in connection with the completion of this offering.

(2)	The pro forma as adjusted balance sheet data reflects (i) all adjustments included in footnote (1) above; and (ii) the sale of 8,333,500 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity by approximately $7.8 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity by approximately $14.0 million, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	We define working capital as current assets less current liabilities.

RISK FACTORS

Investing in our common stock is speculative and involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and the market price of our common stock. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Limited Operating History, Financial Position and Capital Requirements

We are very early in our development efforts, have a limited operating history, have not initiated or completed any clinical trials, have no products approved for commercial sale and have not generated any revenue, which may make it difficult for investors to evaluate our current business and likelihood of success and viability.

We are a biopharmaceutical company with a limited operating history upon which investors can evaluate our business and prospects. Since our inception in December 2017, our operations have focused on organizing and staffing our company, business planning, raising capital, establishing our intellectual property portfolio and performing research and development activities, including with respect to our pan-KIT inhibitor and our epidermal growth factor receptor, or EGFR, inhibitor development programs. We have not initiated or completed any clinical trials, have no products approved for commercial sale and have not generated any revenue to date. Drug development is a highly uncertain undertaking that involves a substantial degree of risk.

We have not yet demonstrated our ability to successfully initiate and complete any clinical trials, obtain marketing approvals, manufacture the clinical or commercial supply of drug product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. As a result, it may be more difficult for investors to accurately predict our likelihood of success and viability than if we had a longer operating history.

In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by preclinical-stage biopharmaceutical companies in rapidly evolving fields. We also expect that, as we advance our product candidate and development programs, we will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We have not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer such that we may never generate revenues or achieve profitability.

We have incurred significant net losses in each period since our inception, and we expect to continue to incur significant net losses for the foreseeable future.

We have incurred significant net losses in each reporting period since our inception, have not generated any revenue to date and have financed our operations principally through private placements of our convertible preferred stock. Our net loss was $7.2 million and $12.0 million for the years ended December 31, 2019 and 2020, respectively, and $11.3 million for the six months ended June 30, 2021. As of June 30, 2021, we had an accumulated deficit of $45.6 million. We are still in the very early stages of development of our product candidate and development programs and have not yet initiated or completed any clinical trials. As a result, we expect that it will be many years, if ever, before we have a commercialized product and generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing one or more product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to discover and develop additional potential products.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses, which we expect to increase as our development programs advance, and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our working capital, our ability to fund the development of our product candidate and development programs, our ability to achieve and maintain profitability and the performance of our common stock.

Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve in a timely manner our objectives relating to the discovery, development and commercialization of our product candidate and development programs.

We have no products approved for commercial sale and do not anticipate generating any revenue from product sales for many years, if ever. We rely on our team’s expertise and experience in biology, chemistry, drug discovery and translational research to develop our product candidate and development programs. Identifying potential product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval. In addition, any product candidates that we develop, if approved, may not achieve product sales or commercial success.

As such, our ability to generate revenue and achieve profitability depends significantly on our ability to achieve several objectives, including:

∎	successful and timely completion of our ongoing and planned preclinical studies of our development candidates from our pan-KIT and EGFR inhibitor programs and any other future programs;

∎

timely submission and clearance of our investigational new drug, or IND, applications for any product candidate we develop, including timely clearance of the IND submitted for our only product candidate, THE-630, which remains subject to FDA review;

∎

timely and satisfactory responses to any concerns or questions raised by the FDA in respect of any submitted INDs, including any concerns that could result in the imposition of any full or partial clinical holds;

∎

establishing and maintaining relationships with contract research organizations, or CROs, and clinical trial sites for the clinical development of product candidates from our pan-KIT and EGFR inhibitor programs and any other future programs both in the United States and internationally;

∎	timely receipt of marketing approvals from regulatory authorities for product candidates for which we successfully complete clinical development;

∎

developing an efficient and scalable manufacturing process for product candidates, including obtaining finished products that are appropriately packaged for sale, through manufacturing arrangements as necessary;

∎

establishing and maintaining commercially viable supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and meet the market demand for product candidates, if approved;

∎	successful commercial launch following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more collaborators;

∎	a continued acceptable safety profile following any marketing approval of product candidates;

∎	acceptance of product candidates, if approved, by patients, the medical community and third-party payors;

∎	satisfying any required post-marketing studies or other commitments to applicable regulatory authorities;

∎	identifying, assessing and developing new product candidates;

∎	obtaining, maintaining and expanding patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

∎	defending against third-party interference or infringement claims, if any;

∎	entering into, on favorable terms, any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize product candidates;

∎	obtaining coverage and adequate reimbursement by third-party payors for product candidates, if approved;

∎	addressing any competing therapies and technological and market developments; and

∎	attracting, hiring and retaining qualified personnel.

See also “—Risks Related to the Discovery, Research and Development of Product Candidates.”

We may never be successful in achieving our objectives and, even if we do, may never generate revenue that is significant or large enough to achieve profitability. In addition, as a young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown challenges. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis, and we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Our failure to become and remain profitable would significantly decrease the value of our company and could impair our ability to maintain or further our research and development efforts, raise additional necessary capital, grow our business and continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Even if this offering is successful, we will need to obtain substantial additional funding to complete the development and, if approved, any commercialization of product candidates. If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our product development programs or other operations.

Since our inception, we have used substantial amounts of cash to fund our operations, and our expenses will increase substantially in the foreseeable future in connection with our ongoing activities, particularly as we continue the research and development of and initiate preclinical studies and clinical trials of product candidates. The development of product candidates, including conducting preclinical studies and clinical trials, is a very time-consuming, capital intensive and uncertain process that takes years to complete. Even if our only product candidate, THE-630, or any additional product candidates that we may develop enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our clinical, regulatory, quality and manufacturing capabilities. In addition, if we obtain marketing approval for product candidates, we expect to incur significant commercialization expenses related to marketing, sales, manufacturing and distribution. Our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or FDA, or any comparable foreign regulatory authorities to perform clinical trials or preclinical studies in addition to those that we currently anticipate. Other unanticipated costs may also arise. Furthermore, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company.

As of June 30, 2021, we had $97.6 million in cash and cash equivalents. Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations and capital expenses into the second half of 2024.

Advancing the development of our pan-KIT and EGFR inhibitor programs and other development programs will require a significant amount of capital. The net proceeds from this offering, together with our existing cash and cash equivalents, will not be sufficient to fund our product candidate through regulatory approval, and we anticipate needing to raise additional capital to complete the development of and commercialize our product candidate and development programs. Our estimate as to how long we expect our existing cash and cash equivalents, together with the net proceeds from this offering, to fund our operations is based on assumptions that may prove to be incorrect, and we could utilize our available capital resources sooner than we currently expect, particularly given that the design and outcome of our ongoing preclinical studies and anticipated preclinical studies and clinical trials are highly uncertain. Our future capital requirements will depend on many factors, including:

∎	the scope, rate of progress, success and costs of our drug discovery, preclinical development activities, laboratory testing and clinical trials for product candidates;

∎	the number and scope of clinical programs we decide to pursue;

∎	the scope and costs of manufacturing development and commercial manufacturing activities for product candidates, if approved;

∎	the extent to which we acquire or in-license other product candidates and technologies;

∎	the timing and amount of any payments required to be made under the agreements governing acquired or in-licensed product candidates or technologies;

∎	the cost, timing and outcome of regulatory review of product candidates;

∎	the cost and timing of establishing sales and marketing capabilities, if any product candidate receives marketing approval;

∎	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

∎	our ability to establish and maintain collaborations on favorable terms, if at all;

∎	the impact of the COVID-19 pandemic or other external disruptions on our business, results of operations and financial position;

∎	our efforts to enhance operational systems and our ability to attract, hire and retain qualified personnel, including personnel to support the development of product candidates;

∎	the costs associated with being a public company; and

∎	the cost associated with commercializing product candidates, if they receive marketing approval.

Our failure to raise capital as and when needed or on acceptable terms would have a negative impact on our financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research or drug development programs, clinical trials or future commercialization efforts.

Raising additional capital may cause dilution to our stockholders, including purchasers of common stock in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We will need to obtain substantial additional funding to complete the development and any commercialization of our product candidate and any additional product candidates that we may develop. Until such time, if ever, as we can generate substantial product revenue, we will be required to obtain further funding through public or private equity financings, debt financings, collaborative agreements, licensing arrangements or other sources of financing, which may dilute our stockholders or restrict our operating activities. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current and future operating plans.

We do not have any committed external source of funds, and adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. In addition, securing financing could require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect our management’s ability to oversee the development of product candidates.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interests will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing may result in imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect our business. If we raise additional funds through upfront payments or milestone payments pursuant to strategic collaborations with third parties, we may have to relinquish valuable rights to product candidates or grant licenses on terms that are not favorable to us.

Risks Related to the Discovery, Research and Development of Product Candidates

We are very early in our development efforts and are substantially dependent on our pan-KIT and EGFR inhibitor programs. If we are unable to advance any product candidates from our pan-KIT or EGFR inhibitor programs through preclinical and clinical development, obtain regulatory approval and ultimately commercialize such product candidates, or experience significant delays in doing so, our business will be materially harmed.

We are very early in our development efforts. Although we have recently submitted an IND to the FDA with respect to our only product candidate, THE-630, the IND has not been cleared by the FDA, and THE-630 has never been tested in humans. We have not yet demonstrated our ability to successfully initiate or complete clinical trials, including large-scale, pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization.

As such, our ability to generate product revenue, which we do not expect will occur for many years, if ever, will depend heavily on the successful preclinical and clinical development and eventual commercialization of one or more product candidates from our pan-KIT or EGFR inhibitor programs. The success of our pan-KIT and EGFR inhibitor programs will depend on several factors, including the following:

∎	successful and timely completion of preclinical studies;

∎	timely submission and clearance of INDs for our anticipated clinical trials;

∎	successful initiation of clinical trials;

∎	successful and timely study subject selection and enrollment in and completion of clinical trials;

∎	maintaining and establishing relationships with CROs and clinical trial sites for the clinical development of product candidates both in the United States and internationally;

∎	the frequency and severity of adverse events in clinical trials;

∎	demonstrating efficacy, safety and tolerability profiles that are satisfactory to the FDA or any comparable foreign regulatory authorities for marketing approval;

∎	the timely receipt of marketing approvals from FDA and any comparable foreign regulatory authorities;

∎	the timely identification, development and approval of companion diagnostic tests, if required;

∎	the extent of any required post-marketing studies or other post-approval commitments to applicable regulatory authorities;

∎	the establishment and maintenance of supply arrangements with third-party drug product suppliers and manufacturers for clinical development and, if approved, commercialization of product candidates;

∎

obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, and the protection of our other intellectual property rights, both in the United States and internationally;

∎	the availability of an approved product for evaluation as a combination therapy;

∎	successful commercialization following the receipt of any marketing approval;

∎	a continued acceptable safety profile following any marketing approval;

∎	acceptance of our products, if approved, by patients, the medical community and third-party payors;

∎	addressing any potential delays resulting from factors related to the COVID-19 pandemic; and

∎	our ability to compete with other therapies, including our ability to differentiate any product for which we receive marketing approval against other approved products within the same class of drugs.

We do not have complete control over many of these factors, including certain aspects of preclinical and clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any collaborator. If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize any product candidates from our development programs, which would materially harm our business. If we do not receive marketing approvals for such product candidates, we may not be able to continue our operations.

The FDA may not clear our recently submitted IND for THE-630 or we may not be able to submit INDs for our EGFR inhibitor and other programs to commence clinical trials on the timelines we expect, and even if we are able to submit an IND, the FDA may not permit us to initiate clinical trials.

Before we can initiate clinical trials in the United States for product candidates, we must submit the results of preclinical testing to the FDA along with other information, including information about product candidate chemistry, manufacturing and controls and our proposed clinical trial protocol as part of an IND submission. We have recently submitted an IND with the FDA for our only product candidate, THE-630, and, if cleared by the FDA, we plan to initiate a phase 1/2 dose escalation and expansion clinical trial in patients with previously-treated gastrointestinal stromal tumors, or GIST between late fourth quarter 2021 and mid-first quarter 2022. We also intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies. However, we may not be able to submit such IND, or any INDs we may submit for any of our other programs, on the timelines we expect, or at all.

We cannot be sure that submitting an IND will result in the FDA allowing clinical trials to begin or of the timelines to begin any such trials, or that, once begun, issues will not arise that will require us to suspend or terminate clinical trials. In particular, there can be no guarantee that a clinical trial, including in respect of THE-630, will be commenced or commenced on the terms specified in an IND, or that the FDA will not require additional information or studies be provided. Although an IND automatically becomes effective 30 days after receipt by the FDA, the FDA, within the 30-day time period, may raise concerns or questions about the conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and may refuse to allow the IND to take effect until we address their concerns or questions or impose a full or partial clinical hold. The FDA must notify the sponsor of the grounds for the hold, and any identified deficiencies must be resolved before the clinical trial can begin. Successful completion of clinical trials is a prerequisite to submitting a new drug application, or NDA, to the FDA or other marketing applications to other comparable foreign regulatory authorities, for each product candidate and, consequently, the regulatory approval of each product candidate. We are not permitted to market or promote any product candidate before we receive marketing approval from the FDA or other comparable foreign regulatory authorities, and we may never receive such marketing approvals. The commencement and completion of clinical trials can be delayed for a number of reasons.

Any failure to submit INDs on the timelines we, our stockholders or securities analysts expect or to obtain regulatory approvals for our anticipated clinical trials may prevent us from initiating or completing our clinical trials or commercializing product candidates on a timely basis, if at all. Even if completed, any delays in commencing or completing our clinical trials will increase our costs, extend the time it takes to complete clinical development and jeopardize the commercial prospects of product candidates and our ability to commence product sales and generate revenue, if at all. Further, if we are unable to achieve our goals within the timeframes we announce, the price of our common stock could decline, and you may lose some or all of your investment.

In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. For example, if we make manufacturing or formulation changes to a product candidate, we may need to conduct additional studies to bridge that modified product candidate to earlier versions we have evaluated. Further, if one or more clinical trials are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of our product candidate or any product candidates that we may develop could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects significantly. Any termination of any clinical trial of product candidates will harm our commercial prospects and our ability to generate revenue.

In addition to our pan-KIT or EGFR inhibitor programs, our prospects depend in part upon discovering, developing and commercializing product candidates from other research programs, which may fail in development or suffer delays that adversely affect their commercial viability.

Our future operating results are dependent on our ability to successfully discover, develop, obtain regulatory approval for and commercialize product candidates from our research programs, in addition to our pan-KIT and EGFR inhibitor programs. Research programs to identify new product candidates require substantial technical, financial and human resources.

Our approach to the discovery and design of small molecule tyrosine kinase inhibitor, or TKIs, relies on our PRA, a novel screening and characterization approach that incorporates two critical human serum proteins that can affect drug activity. Our PRA has not been clinically validated. While the results of preclinical studies have suggested that certain of our TKIs may have the ability to inhibit all major classes of activating and resistance mutations, we have not yet succeeded and may not succeed in demonstrating efficacy and safety of THE-630 or any of our development programs in clinical trials or in obtaining marketing approval thereafter. If our approach to the discovery and design of product candidates does not lead to the development of product candidates that prove to be effective and safe for the targeted indication, we may never generate the necessary data or results required to obtain marketing approval.

Even if identified, a development candidate can unexpectedly fail at any stage of development. The historical failure rate for development candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care and other unpredictable variables. The success of other development candidates we may develop will depend on many factors, including those described throughout “—Risks Related to the Discovery, Research and Development of Product Candidates.”

Even if we successfully advance any development candidates into preclinical and clinical development, their success will be subject to all of the preclinical, clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, there can be no assurance that we will ever be able to discover, develop, obtain regulatory approval of, commercialize or generate significant revenue from product candidates from any research programs outside of our pan-KIT and EGFR inhibitor programs.

Our preclinical studies and any clinical trials that we may commence may fail at any time, and because our only product candidate and our pan-KIT and EGFR inhibitor programs are in a very early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products.

Before obtaining marketing approval from the FDA or other comparable foreign regulatory authorities for the sale of product candidates, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that such product candidates are both safe and effective for use in each target indication. Preclinical and clinical testing is expensive, difficult to design and implement and can take many years to complete, and its ultimate outcome is uncertain. Failure can occur at any time during the preclinical study and clinical trial processes, and, because our only product candidate and our pan-KIT and EGFR inhibitor programs are in a very early stage of development, there is a high risk of failure and we may never succeed in developing products that receive marketing approval.

The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

∎	failure of product candidates in preclinical studies or clinical trials to demonstrate safety and efficacy;

∎	delays with IND-enabling studies or in analyzing the data collected from any completed clinical trials;

∎	negative or inconclusive clinical trial results that may require us to conduct additional clinical trials or abandon certain research and/or drug development programs;

∎

the number of study subjects required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated or participants dropping out of these clinical trials at a higher rate than anticipated, including as a result of actions taken by governments and individuals in response to the COVID-19 pandemic;

∎	subjects choosing an alternative treatment or other product candidates, or participating in competing clinical trials;

∎	lack of adequate funding to continue the clinical trial;

∎	subjects experiencing severe or unexpected drug-related adverse effects;

∎	any interruptions or delays in the supply of product candidates for our clinical trials;

∎

a facility manufacturing product candidates or any of their components being ordered by the FDA or comparable foreign regulatory authorities to temporarily or permanently shut down due to violations of current good manufacturing practice, or cGMP, regulations or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

∎	any changes to the manufacturing process of product candidates that may be necessary or desired;

∎	any failure or delay in reaching an agreement with CROs and clinical trial sites;

∎

clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices, or GCP, or regulatory requirements or other third parties not performing data collection or analysis in a timely or accurate manner;

∎

third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other comparable foreign regulatory authorities for violations of applicable regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications;

∎	the effects of the ongoing COVID-19 global pandemic;

∎

one or more institutional review boards, or IRB, refusing to approve, suspending or terminating the trial at a clinical trial site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; or

∎

changes in regulatory requirements and policies, which may require us to amend clinical trial protocols to comply with these changes and resubmit our clinical trial protocols to IRBs for reexamination.

If we are required to conduct additional preclinical studies, clinical trials or other testing of product candidates beyond those that are contemplated, if we are unable to successfully complete preclinical studies or clinical trials of product candidates or other testing in a timely manner, if the results of these studies, trials or tests are not positive or are only modestly positive or if there are safety concerns, we may incur unplanned costs, be delayed in seeking and obtaining marketing approval, if we receive such approval at all, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements or have the drug removed from the market after obtaining marketing approval.

We have only conducted preclinical studies to date and the outcome of preclinical testing and early clinical trials may not be predictive of the success of subsequent clinical trials, including in respect of demonstrating consistent or adequate efficacy and safety.

We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidate and any additional product candidates that we may develop are safe and effective for use in a defined population before we can seek marketing approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through preclinical studies and clinical trials. We do not know whether any preclinical studies or clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain approval to market any product candidates.

The results of preclinical studies may not be predictive of the results of clinical trials of product candidates. Although product candidates may demonstrate promising results in preclinical studies, they may not prove to be safe or effective in subsequent clinical trials. Favorable results from certain animal studies may not accurately predict the results of other animal studies or of human trials due to the inherent biologic differences in species, the differences between testing conditions in animal studies and human trials, and the particular goals, purposes and designs of the relevant studies and trials.

Moreover, the results of preclinical studies and any early clinical trials we complete may not be predictive of the results of later-stage clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, notwithstanding promising results in earlier trials. Clinical trial failure, including with respect to achieving the desired safety and efficacy profile, and the failure to obtain regulatory approval may result from a multitude of factors, including those described under “—Risks Related to the Discovery, Research and Development of Product Candidates—The design or our execution of our clinical trials may not support marketing approval.” In particular, early, smaller-scale clinical trials may not be predictive of eventual safety or effectiveness in large-scale pivotal clinical trials. See “—Risks Related to the Discovery, Research and Development of Product Candidates—Product candidates may cause significant adverse events, toxicities or other undesirable side effects when used alone or in combination with other approved products or investigational new drugs.”

The development and regulatory approval of product candidates and our stock price may also be impacted by inferences, whether correct or not, that are drawn between the success or failure of preclinical studies or clinical trials of our competitors or other companies in the pharmaceutical and biotechnology industries, in addition to our own preclinical studies and clinical trials.

If the results of our ongoing or future preclinical studies and any future clinical trials are inconclusive with respect to the safety and efficacy of product candidates, if we do not meet the clinical endpoints with statistical or clinically meaningful significance, or if there are safety concerns associated with product candidates or those of our competitors, we may be prevented or delayed in obtaining marketing approval for product candidates.

The design or our execution of our clinical trials may not support marketing approval.

The design or execution of a clinical trial can determine whether its results will support marketing approval, and flaws in the design or execution of a clinical trial may not become apparent until the clinical trial is well advanced and significant resources have been expended.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Assessments of safety and efficacy can therefore vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. As a result, we do not know whether any clinical trials we conduct will demonstrate consistent or adequate efficacy and safety to obtain marketing approval to market our product candidate and any additional product candidates that we may develop. See “—Risks Related to the Discovery, Research and Development of Product Candidates—Product candidates may cause significant adverse events, toxicities or other undesirable side effects when used alone or in combination with other approved products or investigational new drugs.”

Additionally, even if the FDA or a comparable foreign regulatory authority agrees with the design and implementation of the clinical trials set forth in an IND or comparable foreign regulatory submission, there is no guarantee such regulatory authority will not change its requirements in the future. The FDA and comparable foreign regulatory authorities have substantial discretion in the product approval process and in determining when or whether to approve product candidates. For example, as more product candidates within a particular class of drugs proceed through clinical development to regulatory review and approval, the amount and type of clinical data that may be required by regulatory authorities may increase or change. Moreover, data obtained from clinical trials are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do. Regulators may require us to conduct additional clinical trials or preclinical studies due to negative or inconclusive results. Any changes in requirements for the approval of product candidates made by these regulatory authorities may occur even after they have reviewed and provided comments or advice on a protocol for a planned clinical trial, including a registrational trial, and irrespective of whether product candidates achieve their primary endpoints in such trials.

Any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than we request, or with other limitations, or may grant approval contingent on the performance of costly post-marketing clinical trials. The FDA or comparable foreign regulatory authorities may not approve the labeling claims that we believe would be necessary or desirable for the successful commercialization of product candidates, if approved.

We have no experience as a company in conducting clinical trials.

Although many of our personnel have experience in clinical development and manufacturing at other companies, we have no experience as a company in conducting clinical trials. Moreover, we do not currently operate our own laboratory facilities, and we rely completely on the services of independent contractors and consultants to conduct our preclinical studies. In part because of this lack of experience as a company and our limited infrastructure, we cannot be certain that our ongoing preclinical studies will be completed on time or that our planned or anticipated preclinical studies and clinical trials will begin or be completed on time, if at all. Human clinical trials require significant additional financial and management resources and reliance on third-party investigators and collaborators, such as medical institutions, CROs, clinical trial sites, contract manufacturing organizations, or CMOs, and potentially strategic collaborators. We may be unable to identify and contract with sufficient third-party investigators and collaborators on a timely basis or at all, or on terms that are acceptable to us. See “—Risks Related to Our Reliance on Third Parties—We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.”

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial, managerial and research and development resources, we must prioritize our research programs and will need to focus product candidates on the potential treatment of certain indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may also relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We face substantial competition which may result in others discovering, developing or commercializing products before or more successfully than we do.

The pharmaceutical and biotechnology industries, particularly the field of oncology, are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, emerging and start-up companies, universities and other research institutions. For example, several biopharmaceutical companies, including Black Diamond Therapeutics, Inc., Blueprint Medicines Corporation, or Blueprint, Deciphera Pharmaceuticals, Inc., or Deciphera, Kinnate Biopharma Inc., Mirati Therapeutics, Inc., Nuvalent, Inc., Relay Therapeutics, Inc., Revolution Medicines, Inc., Scorpion Therapeutics, Turning Point Therapeutics, Inc. and Tyra Biosciences, Inc., are also developing precision oncology medicines.

Our competitors have developed, are developing or may develop products, product candidates and processes competitive with our product candidate. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. There are several approved therapies for the treatment of conditions for which we are attempting or may attempt to develop product candidates. In addition, we believe that a significant number of product candidates are currently under development, and may become commercially available in the future. We also compete to recruit and retain qualified scientific and management personnel, which could negatively affect our level of expertise and our ability to execute our business plan. As a result, our potential commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects or are more convenient than any products that we may develop.

For example, with respect to our lead product candidate, THE-630, there are several large pharmaceutical companies and biotechnology companies marketing drugs for the treatment of GIST, including Blueprint, Novartis AG, Pfizer, Inc., Deciphera and Bayer AG. We are also aware of pharmaceutical and biotechnology companies developing drugs for the treatment of GIST, including AB Sciences S.A., Arog Pharmaceuticals, Inc., Chia Tai Tianqing Pharmaceutical Group CO., LTD, or CTTP, Cogent Biosciences, Inc., or Cogent, Daiichi Sankyo Company, Limited, or Daiichi, Deciphera, Exelixis, Inc., Immunicum AB, Jiangsu HengRui, Inc., Ningbo Tai Kang Medical Technology Co. Ltd., Taiho Pharmaceutical Co. Ltd, Xencor, Inc. and Merck KGaA. In particular, Deciphera is conducting its ongoing INTRIGUE phase 3 clinical study evaluating ripretinib against sunitinib, the topline results of which are expected to be announced in the fourth quarter of 2021, and Cogent has disclosed its planned registrational trial evaluating bezuclastinib in combination with sunitinib, each of which is being conducted in patients with second-line GIST. If successful, each of these may compete with THE-630 to the extent we are able to advance it into earlier lines of treatment for patients with GIST.

Additionally, with respect to our EGFR inhibitor program, we are aware of other pharmaceutical companies with approved drugs for treatment-resistant EGFR-mutant NSCLC, including AstraZeneca plc’s osimertinib, lazertinib, which is marketed by Yuhan Corp. in South Korea, and almonertinib, which is under collaboration between Jiangsu Hansoh Pharmaceutical Group Co., Ltd. and EQRX, Inc., which is approved in China. In addition, our EGFR inhibitor program may face competition from drug candidates in development for EGFR-mutated NSCLC, including those being developed by Alpha Biopharma Inc., Astellas Pharma Inc., Blueprint, Boehringer Ingelheim RCV GmbH & Co KG, Bridge Biotherapeutics, Inc., C4 Therapeutics, Inc., CTTP, Daiichi, Genosco Inc., Genprex, Inc., Janssen Pharmaceuticals, Inc. and Zentalis Pharmaceuticals, Inc.

Our potential commercial opportunity could also be reduced or eliminated if our competitors develop products that obtain marketing approval from the FDA or other comparable foreign regulatory authorities for their products more rapidly than we do. Likewise, our competitors may commercialize products that have a broader label, are marketed more effectively, are more widely reimbursed or are less expensive than any products that we may develop. Any of these could result in our competitors establishing a strong market position before we are able to enter the market or make our development and commercialization more complicated. For example, we will face competition in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs, which may delay or prevent the development of product candidates. Further, our competitors may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize product candidates. Even if our current product candidate or any other product candidates we may develop achieves marketing approval, technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical. Our product candidate and any other product candidates we may develop may also be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness. The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our products.

Many of our competitors, either alone or with their collaborators, have significantly greater financial resources, established presence in the market and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biopharmaceutical product candidates. These companies also have significantly greater research and marketing capabilities than we do and may also have product candidates that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make product candidates that we develop obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, as well as in acquiring technologies complementary to, or necessary for, our programs. Moreover, our competitors may have an advantage over us in weathering the effects of the ongoing COVID-19 pandemic in light of their greater financial resources and access to capital and more diversified product offerings and revenue sources.

We also face competition more broadly across the oncology market for cost-effective and reimbursable cancer treatments. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. While product candidates, if any are approved, may compete with these existing drugs and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, product candidates may not be competitive with them. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Insurers and other third-party payors may also encourage the use of generic products or other specific branded products. As a result, obtaining market acceptance of, and gaining significant share of the market for, any product candidates that we successfully introduce to the market may pose challenges. Additionally, product candidates may need to compete with drugs physicians use off-label to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our product candidate and any additional product candidates that we may develop. Moreover, many companies are developing new oncology therapeutics, and we cannot predict what the standard of care will be as product candidates progress through clinical development.

If we are unable to compete effectively, our opportunity to generate revenue from the sale of any product candidates we may develop, if approved, could be adversely affected.

Interim, topline and preliminary data from our preclinical studies and clinical trials that we announce or publish from time to time may change as more data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary, interim or topline data from our preclinical studies and clinical trials. These updates are based on a preliminary analysis of then-available data. These data should be viewed with caution as they may differ from future results of the same studies or trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. For example, we may report responses in certain patients that are unconfirmed at the time and which do not ultimately result in confirmed responses to treatment after follow-up evaluations. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. Certain data may also be subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. A. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available.

Further, regulatory agencies and others, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could adversely impact the potential of the particular program, the likelihood of obtaining regulatory approval of the particular product candidate, commercialization of any approved product and the business prospects of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or trial is typically selected from a more extensive amount of available information. Investors may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or our business.

If the preliminary, interim or topline data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, any product candidates may be harmed. Adverse differences between preliminary, interim or topline data and final data, including that of our competitors, may also cause the price of our common stock to fluctuate or decline.

Product candidates may cause significant adverse events, toxicities or other undesirable side effects when used alone or in combination with other approved products or investigational new drugs.

We, the FDA or other comparable foreign regulatory authorities or an IRB may suspend or terminate clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable safety risks or adverse side effects. For example, some potential therapeutics that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development.

While we have not yet initiated clinical trials for our only product candidate, it is likely that there will be side effects associated with its use and the use of any additional product candidates that we may develop, as is typically the case with oncology drugs. Results of our studies or trials could reveal a high and unacceptable severity and prevalence of these or other side effects or adverse events. In addition, product candidates may be studied in combination with other therapies, which may exacerbate adverse events associated with the therapy. Patients treated with product candidates may also be undergoing surgical, radiation and chemotherapy treatments, which can cause side effects or adverse events that are unrelated to product candidate but may still impact the success of our clinical trials. The inclusion of critically ill patients in our clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses. For example, it is expected that some of the patients to be enrolled in our future clinical trials will die or experience major clinical events either during the course of our clinical trials or after participating in such trials for non-treatment related reasons. Moreover, product candidates may be used in populations for which safety concerns may be particularly scrutinized by regulatory agencies.

If product candidates are associated with undesirable side effects or have unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or investigational new drugs, we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Drug-related side effects could also result in potential product liability claims.

Even if the side effects do not preclude the product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance due to its tolerability versus other therapies. Further, if product candidates obtain marketing approval, toxicities associated with such product candidates previously not seen during clinical testing may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional contraindications, warnings and precautions being added to the drug label, significant restrictions on the use of the product or the withdrawal of the product from the market. We cannot predict whether our product candidate and any additional product candidates that we may develop will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical trials.

Any of these occurrences may prevent us from obtaining or maintaining regulatory approvals or achieving or maintaining market acceptance of the affected product candidate and, accordingly, may harm our business, financial condition and prospects significantly.

If we encounter difficulties enrolling study subjects in our clinical trials, our clinical development activities could be delayed or otherwise be adversely affected.

Identifying and qualifying study subjects to participate in clinical trials of product candidates is critical to our success. The timing of initiation and completion of our clinical trials depends in part on the speed at which we can recruit study subjects to participate in testing product candidates. We may not be able to initiate or continue clinical trials for product candidates if we are unable to locate and enroll a sufficient number of eligible study subjects to participate in these clinical trials to their conclusion as required by the FDA or other comparable foreign regulatory authorities. Study subjects enrollment for clinical trials and the ability to initiate or continue clinical trials for product candidates may be affected by many factors, including:

∎	size and nature of the patient population;

∎	severity of the disease under investigation;

∎	availability and efficacy of approved drugs for the disease under investigation;

∎	study subject eligibility criteria for the trial in question as defined in the clinical trial protocol;

∎

clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new products that may be approved or other product candidates being investigated for the indications we are investigating;

∎	invasive procedures required to enroll patients and to obtain evidence of the product candidate’s performance during the clinical trial;

∎	study subject referral practices of physicians;

∎	ability to monitor patients adequately during and after treatment, including through any follow-up periods;

∎	ability to recruit clinical trial investigators of appropriate competencies and experience;

∎

negative results that we may report in clinical trials of product candidates, which may make it difficult or impossible to recruit and retain subjects in other clinical trials of that same product candidate;

∎	ability to obtain and maintain study subject consents; and

∎

risk that study subjects enrolled in clinical trials will drop out of the trials before completion or, because they may be late-stage cancer patients, will not survive the full terms of the clinical trials.

Our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our current and potential future product candidates. This competition will reduce the number and types of patients available to us because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such sites.

Our ability to enroll patients in certain jurisdictions may also be significantly delayed by the evolving COVID-19 pandemic due to prioritization of hospital resources toward the COVID-19 pandemic, travel or quarantine restrictions imposed by governments and the inability to access sites for initiation and patient monitoring and enrollment. In addition, patients may not be able or willing to visit clinical trial sites for dosing or data collection purposes due to limitations on travel and physical distancing imposed or recommended by federal or state governments or patients’ reluctance to visit the clinical trial sites during the pandemic.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for product candidates or may affect the timing or outcome of our clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of product candidates, if at all, thereby jeopardize our ability to obtain regulatory approval and the commercialization of product candidates.

Changes in methods of product candidate formulation may result in additional costs or delay.

As product candidates progress through preclinical and clinical trials to marketing approval and commercialization, it is common that various aspects of the development program are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. For example, we may introduce an alternative formulation of one or more product candidates during the course of our clinical trials. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause product candidates to perform differently and affect the results of clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of product candidates and jeopardize our ability to commercialize product candidates, if approved.

Risks Related to the Manufacturing, Commercialization and Marketing of Product Candidates

The manufacture of drugs is complex, and our third-party manufacturers may encounter difficulties in production, which may delay or prevent our ability to provide adequate supply of product candidates for clinical trials or our products for patients, if approved.

Manufacturing drugs, especially in large quantities, is complex and may require the use of innovative technologies. Each lot of an approved drug product must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing drugs requires facilities specifically designed for and validated for this purpose, as well as sophisticated quality assurance and quality control procedures. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at the facilities of our manufacturer, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business. The use of biologically derived ingredients can also lead to allegations of harm, including infections or allergic reactions, or closure of product facilities due to possible contamination. If our third-party manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization as a result of these challenges, or otherwise, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects. See “—Risks Related to Our Reliance on Third Parties—We contract with third parties for the manufacture of our only product candidate for preclinical studies and expect to continue to do so for additional preclinical studies, anticipated clinical trials and ultimately for commercialization. This reliance on third parties increases the risk that we will not have sufficient quality and quantities of product candidates or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.”

We have never commercialized a product candidate as a company before and currently lack the necessary expertise, personnel and resources to successfully commercialize any products on our own or together with suitable collaborators.

We have never commercialized a product candidate as a company. For product candidates for which we retain commercialization rights and marketing approval, we will have to develop our own sales, marketing and supply organization or outsource these activities to a third party. We may also license certain rights with respect to product candidates to collaborators, and, if so, we will rely on the assistance and guidance of those collaborators.

Factors that may affect our ability to commercialize product candidates, if approved, on our own include recruiting and retaining adequate numbers of effective sales and marketing personnel, developing adequate educational and marketing programs to increase public acceptance of our approved product candidates, ensuring regulatory compliance of our company, employees and third parties under applicable healthcare laws, and other unforeseen costs associated with creating an independent sales and marketing organization.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize product candidates will be expensive and time-consuming and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could adversely impact the commercialization of any product candidates that we obtain approval to market if we do not have arrangements in place with third parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration and such arrangements may prove to be less profitable than commercializing the product on our own. If we are unable to enter into such arrangements when needed, on acceptable terms or at all, we may not be able to successfully commercialize any product candidates that receive regulatory approval, or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer, and we may incur significant additional losses.

The market opportunities for any product candidates we develop, if approved, may be limited to certain smaller patient subsets and may be smaller than we estimate them to be.

When cancer is detected early (referred to as localized disease), conventional treatments, which include chemotherapy, hormone therapy, surgery and radiation therapy and/or selected targeted therapies, may be adequate to cure the patient in many cases. However, if cancer has spread to other areas (advanced or metastatic disease), initial cancer treatments may not be sufficient and other cancer therapies may be considered. Cancer therapies are sometimes characterized by line of therapy (for example, first-, second-, third-, fourth- or fifth-line). The FDA and other comparable foreign regulatory authorities often approve cancer therapies for a particular line of treatment. Typically, drug approvals are initially granted for use in later lines of treatment. With additional evidence of significant efficacy and safety from clinical trials, pharmaceutical and biotechnology companies can seek, and sometimes gain, approval for use in earlier lines of treatment.

We plan to initially seek approval of our product candidate and, in most instances, any additional product candidates that we may develop where prior therapies have had limited clinical benefit or lost their effectiveness. For those product candidates that prove to be sufficiently safe and effective, if any, we would expect to seek approval as earlier lines of therapy. For example, our initial registration strategy with respect to THE-630 will focus on fifth-line GIST. Depending on the clinical data observed in the phase 1/2 trial, we intend to evaluate THE-630 in second-line GIST. There is no guarantee that THE-630 or any product candidates we may develop in the future, even if approved in later lines of therapy, would be approved for an earlier line of therapy, and prior to any such approvals we may have to conduct additional clinical trials that may be costly, time-consuming and subject to risk.

Our projections of both the number of people who have the cancers we are targeting, as well as the subset of people with these cancers in a position to receive a particular line of therapy and who have the potential to benefit from treatment with product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, which could include scientific literature, surveys of clinics or market research, and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of the cancers that we are targeting. The potentially addressable patient population for product candidates may be limited or may not be amenable to treatment with product candidates, particularly if product candidates are only approved for later lines of treatment. Consequently, even if product candidates are approved, the number of patients that may be eligible for treatment with product candidates may turn out to be much lower than expected. In addition, we have not conducted market research to determine how treating physicians would expect to prescribe a product that is approved for multiple tumor types if there are different lines of approved therapies for each such tumor type.

Product candidates, if approved, may not achieve adequate market acceptance among physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

Even if product candidates ultimately receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, third-party payors and others in the medical community. The degree of market acceptance of any product candidates that may be approved in the future will depend on a number of factors, including:

∎	the efficacy and safety profile as demonstrated in clinical trials compared to alternative treatments;

∎	the timing of market introduction of the product candidate, if approved, as well as competitive products;

∎	the indications for which a product candidate is approved;

∎

restrictions on the use of product candidates in the labeling approved by regulatory authorities, such as boxed warnings or contraindications in labeling, or a risk evaluation and mitigation strategy, or REMS, if any, which may not be required of alternative treatments and competitor products;

∎	the potential and perceived advantages of product candidates over alternative treatments;

∎	the cost of product candidates, if approved, in relation to alternative treatments;

∎	the availability of coverage and adequate reimbursement by third-party payors, including government authorities;

∎	the availability of an approved product for evaluation as a combination therapy;

∎	relative convenience and ease of administration;

∎

the willingness of the target patient population to try new therapies and undergo required diagnostic screening to determine treatment eligibility and of physicians to prescribe these therapies and diagnostic tests;

∎	the effectiveness of sales and marketing efforts;

∎	unfavorable publicity relating to product candidates; and

∎	the approval of other new therapies for the same indications.

If any product candidates are approved but do not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate or derive sufficient revenue from that product candidate, and our financial results could be negatively impacted.

Any product candidates we develop may become subject to unfavorable third-party coverage and reimbursement practices.

The availability and extent of coverage and adequate reimbursement by third-party payors, including government health care programs, private health insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of such product candidates will be covered and reimbursed by third-party payors. If coverage is not available, or is available only in limited circumstances, we may not be able to successfully commercialize product candidates.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is (1) a covered benefit under its health plan; (2) safe, effective and medically necessary; (3) appropriate for the specific patient; (4) cost-effective; and (5) neither experimental nor investigational. For example, in order to obtain reimbursement, physicians may need to show that patients have superior treatment outcomes with our products compared to standard of care drugs, including lower-priced generic versions of standard of care drugs. Additionally, eligibility for coverage does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services.

Moreover, in the United States, principal decisions about Medicare reimbursement for new products are typically made by or on behalf of the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, or HHS. CMS and regional contractors responsible for administering the Medicare program decide whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow these decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not ensure that other payors will also provide coverage for the product candidate. No uniform policy of coverage and reimbursement for products exists among third-party payors, and coverage and reimbursement levels for products can differ significantly from payor to payor. As a result, the coverage determination process is often time-consuming and costly. This process may require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be available consistently or obtained in the first instance. Reimbursement agencies in Europe may be more conservative than CMS. For example, a number of cancer drugs have been approved for reimbursement in the United States and have not been approved for reimbursement in certain European countries.

Third-party payors are increasingly examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies to demonstrate the cost effectiveness of our products. Notwithstanding the results of these studies, product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics. Further, if any companion diagnostic provider is unable to obtain reimbursement or is inadequately reimbursed, that may limit the availability of such companion diagnostic, which would negatively impact prescriptions for product candidates, if approved.

If we are unable to establish or sustain coverage and adequate reimbursement for any product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Any of these could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Downward pressure on healthcare costs may negatively affect the coverage and pricing of product candidates.

The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. Legislative or regulatory requirements related to pricing and reimbursement may limit our ability to recoup our investment in one or more product candidates and therefore affect such product candidate’s commercial viability, if approved. Moreover, third-party payors are increasingly requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We expect to experience pricing pressures in connection with the commercialization of any product candidates, which could have a material and adverse effect on our business, financial condition, results of operations and prospects.

As federal and state governments implement additional health care cost containment measures, including measures related to prescription drug pricing or reimbursement, we cannot be sure that product candidates, if approved, will be covered by private or public payors, and if covered, whether the reimbursement will be adequate or competitive with other marketed products. Moreover, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors or other changes such as relaxation of restrictions on imports of drugs from countries where they may be sold at lower prices than in the United States. These and other actions by federal and state governments and health plans may put additional downward pressure on pharmaceutical pricing and health care costs, which could negatively impact coverage and reimbursement for our products if approved, our revenue, and our ability to compete with other marketed products and to recoup the costs of our research and development. For further discussion, see “—We may face difficulties from changes to current regulations and future legislation. Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.”

Outside the United States, the commercialization of therapeutics is generally subject to extensive governmental price controls as part of national health systems and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics, such as our product candidate and any additional product candidates that we may develop. For example, to obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Prescription pharmaceutical pricing may also remain subject to continuing governmental control even after initial approval is granted. Some countries that allow companies to fix their own prices for products continue to monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for product candidates. Additionally, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods. Accordingly, in markets outside the United States, the pricing and reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

A variety of risks associated with marketing product candidates internationally could materially adversely affect our business.

We may seek regulatory approval of product candidates outside of the United States and, accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

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differing regulatory requirements and reimbursement regimes in foreign countries, such as the lack of pathways for accelerated drug approval, may result in foreign regulatory approvals taking longer and being more costly than obtaining approval in the United States;

∎	foreign regulatory authorities may disagree with the design, implementation or results of our clinical trials or our interpretation of data from nonclinical studies or clinical trials;

∎	approval policies or regulations of foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval;

∎	impact of the COVID-19 pandemic on our ability to produce product candidates and conduct clinical trials in foreign countries;

∎	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

∎	economic weakness, including inflation, or political instability in particular foreign economies and markets;

∎	compliance with legal requirements applicable to privacy, data protection, information security and other matters;

∎	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

∎	foreign taxes, including withholding of payroll taxes;

∎	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

∎	difficulties staffing and managing foreign operations;

∎	complexities associated with managing multiple payor reimbursement regimes and government payors in foreign countries;

∎	workforce uncertainty in countries where labor unrest is more common than in the United States;

∎	potential liability under the Foreign Corrupt Practices Act or comparable foreign regulations;

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challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

∎	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

∎	business interruptions resulting from geo-political actions, including war and terrorism, trade policies, treaties and tariffs.

These and other risks associated with international operations may materially adversely affect our ability to attain or maintain profitable operations, our product development efforts or our potential clinical trials.

Risks Related to Regulatory Approval Process and Other Healthcare Compliance Matters

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, may be unable to commercialize product candidates.

We have not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that no product candidates will ever obtain regulatory approval.

Product candidates are and will continue to be subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be approved for marketing. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays.

Moreover, the standards that the FDA and its foreign counterparts use when evaluating clinical trial data can, and often do, change during drug development, which makes it difficult to predict with any certainty how they will be applied. We may also encounter unexpected delays or increased costs due to new government regulations, including future legislation or administrative action, or changes in applicable FDA or any other regulatory policy during the period of drug development, clinical trials and regulatory review and approval. Accordingly, the time required to obtain approvals from the FDA or any other regulatory authorities is unpredictable and will take many years, depending upon the type, complexity and novelty of the product candidate. We cannot provide any assurance that any product candidate we may develop will progress through required clinical testing and obtain the regulatory approvals necessary for us to begin selling them.

Regulatory authorities have substantial discretion in the approval process. Applications for product candidates could fail to receive regulatory approval for many reasons, including the following:

∎	the FDA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of our clinical trials;

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the FDA or other comparable foreign regulatory authorities may determine that product candidates are not safe and effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

∎	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which we seek approval;

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the FDA or other comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data;

∎	we may be unable to demonstrate to the FDA or other comparable foreign regulatory authorities that our product candidate’s risk-benefit ratio for its proposed indication is acceptable;

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the FDA or other comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

∎	the approval policies or regulations of the FDA or other comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Any delay or failure in seeking or obtaining required approvals would have a material and adverse effect on our ability to generate revenue from any particular product candidates we are developing and for which we are seeking approval. Furthermore, any regulatory approval to market a drug may be approved for a narrower patient population than we originally requested or subject to significant limitations on the approved uses or indications for which we may market, promote and advertise the drug or the labeling or other restrictions. In addition, the FDA has the authority to require a REMS as part of approving an NDA, or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. These requirements or restrictions might include limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may significantly limit the size of the market for the drug and affect reimbursement by third-party payors.

There are also numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries, and generally includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

We may develop our current or future product candidates in combination with other therapies, which would expose us to additional risks.

We may develop our current or future product candidates in combination with one or more currently approved cancer therapies or therapies in development. Even if any of our current or future product candidates were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or other comparable foreign regulatory authorities could revoke approval of the therapy used in combination with any product candidates, or safety, efficacy, manufacturing or supply issues could arise with these existing therapies. In addition, it is possible that existing therapies with which product candidates are approved for use could themselves fall out of favor or be relegated to later lines of treatment. This could result in the need to identify other combination therapies for product candidates or our own products being removed from the market or being less successful commercially.

We may also evaluate our current or future product candidates in combination with one or more other cancer therapies that have not yet been approved for marketing by the FDA or other comparable foreign regulatory authorities. We will not be able to market and sell any product candidate in combination with any such unapproved cancer therapies that do not ultimately obtain marketing approval.

If the FDA or other comparable foreign regulatory authorities do not approve or withdraw their approval of these other therapies, or if safety, efficacy, commercial adoption, manufacturing or supply issues arise with the therapies we choose to evaluate in combination with any of our current or future product candidates, we may be unable to obtain approval of or successfully market any one or all of the current or future product candidates we develop. Additionally, if the third-party providers of therapies or therapies in development used in combination with our current or future product candidates are unable to produce sufficient quantities for clinical trials or for commercialization of our current or future product candidates, or if the cost of combination therapies are prohibitive, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

The FDA and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

We anticipate we will conduct clinical trials of our product candidate and any additional product candidates that we may develop both in and outside the United States. The acceptance of study data by the FDA or other comparable foreign regulatory authority from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from United States clinical trials are intended to serve as the basis for marketing approval in the foreign countries outside the United States, the standards for clinical trials and approval may be different. There can be no assurance that any United States or foreign regulatory authority would accept data from trials conducted outside of its applicable jurisdiction. If the FDA or other comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion and reimbursement of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to governmental approval.

Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any collaborator fails to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our potential product candidates will be harmed.

Even if product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight.

Any regulatory approvals that we may receive for product candidates will require the submission of reports to regulatory authorities and on-going surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements and regulatory inspection. In addition, if the FDA or other comparable foreign regulatory authorities approve product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, as well as on-going compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other comparable foreign regulatory authorities for compliance with cGMP regulations and standards. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

Later discovery of previously unknown problems with any approved candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with FDA and other comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:

∎	delays in or the rejection of product approvals;

∎	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

∎	restrictions on the products, manufacturers or manufacturing process;

∎	warning or untitled letters;

∎	civil and criminal penalties;

∎	injunctions;

∎	suspension or withdrawal of regulatory approvals;

∎	product seizures, detentions or import bans;

∎	voluntary or mandatory product recalls and publicity requirements;

∎	total or partial suspension of production;

∎	imposition of restrictions on operations, including costly new manufacturing requirements;

∎	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

∎	imposition of a REMS, which may include distribution or use restrictions; and

∎	requirements to conduct additional post-market clinical trials to assess the safety of the product.

The FDA and any other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability. The occurrence of any event or penalty described above may inhibit our ability to commercialize product candidates, if approved, and generate revenue.

The FDA and other comparable foreign regulatory agencies actively enforce the laws and regulations governing advertising and promotion, including those prohibiting the promotion of off-label uses.

The FDA and other comparable foreign regulatory agencies strictly regulate the promotion and advertisement of prescription products, such as our products, if approved. In particular, a product may not be promoted in the United States for uses that are not approved by the FDA as reflected in the product’s approved labeling, or in other jurisdictions for uses that differ from the labeling or uses approved by the applicable regulatory agencies. While physicians may prescribe products for off-label uses, the FDA and any other regulatory agencies actively enforce laws and regulations that prohibit the promotion of off-label uses by manufacturers, including promotional communications made by companies’ sales force with respect to off-label uses that are not consistent with the approved labeling. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The U.S. federal government and state governments have also required that drug manufacturers enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

If we are required by the FDA or other comparable foreign regulatory authority to obtain approval of a companion diagnostic test in connection with approval of any product candidates or a group of therapeutic products, and we do not obtain or we face delays in developing and obtaining approval of a diagnostic test, we will not be able to commercialize the product candidate and our ability to generate revenue will be materially impaired.

If we are required by the FDA or other comparable foreign regulatory authority to obtain approval of a companion diagnostic test in connection with approval of any product candidates, such companion diagnostic test would be used during our more advanced phase clinical trials as well as in connection with the commercialization of product candidates. Companion diagnostics are regulated as medical devices by FDA and, unless an exemption applies, require premarket clearance or approval by FDA. The two primary types of FDA marketing authorization applicable to a medical device are clearance of a premarket notification under section 510(k) of the FDCA, or 510(k), and approval of a premarket approval application, or PMA. According to FDA guidance, if the FDA determines that a companion diagnostic device is essential to the safe and effective use of a novel therapeutic product or indication, the FDA generally will not approve the therapeutic product or new therapeutic product indication if the companion diagnostic is not also approved or cleared at the same time the product candidate is approved. To date, the FDA has required PMA approval of all companion diagnostic tests for cancer therapies. Various foreign regulatory authorities, including the EMA in Europe, also regulate in vitro companion diagnostics as medical devices and, under those regulatory frameworks, will likely require the conduct of clinical trials to demonstrate the safety and effectiveness of our current diagnostics and any future diagnostics we may develop, which we expect will require separate regulatory clearance or approval prior to commercialization.

The approval of a companion diagnostic as part of the therapeutic product’s labeling limits the use of the therapeutic product to only those patients who express certain biomarkers or the specific genomic alteration that the companion diagnostic was developed to detect. If the FDA or other comparable foreign regulatory authority requires approval of a companion diagnostic for any product candidates, whether before or concurrently with approval of the product candidate, we and our collaborators, may encounter difficulties in developing and obtaining approval for these companion diagnostics. Any delay or failure by us or third-party collaborators to develop or obtain regulatory approval of a companion diagnostic could cause or contribute to delayed enrollment of our clinical trials, may prevent us from initiating a pivotal trial or may delay or prevent approval or continued marketing of our related product candidates.

Further, in April 2020, the FDA issued new guidance on developing and labeling companion diagnostics for a specific group of oncology therapeutic products, including recommendations to support a broader labeling claim rather than individual therapeutic products. We will continue to evaluate the impact of this guidance on our companion diagnostic development and strategy. This guidance and future issuances from the FDA and other comparable foreign regulatory authorities may impact our development of a companion diagnostic for product candidates and result in delays in regulatory approval. We may be required to conduct additional studies to support a broader labeling claim. Also, to the extent other approved diagnostics are able to broaden their labeling claims to include our approved drug products, we may be forced to abandon our companion diagnostic development plans or we may not be able to compete effectively upon approval, which could adversely impact our ability to generate revenue from the sale of our approved products and our business operations.

To be successful in developing, validating, obtaining approval of and commercializing a companion diagnostic, we or our collaborators will need to address a number of scientific, technical, regulatory and logistical challenges. We have no prior experience with medical device or diagnostic test development. If we choose to develop and seek FDA approval for companion diagnostic tests on our own, we will require additional personnel. Additionally, we may rely on third parties for the design, development and manufacture of companion diagnostic tests for product candidates that may require such tests. If we enter into such collaborative agreements, we will be dependent on the sustained cooperation and effort of our collaborators in developing and obtaining approval for these companion diagnostics. It may be necessary to resolve issues such as selectivity/specificity, analytical validation, reproducibility, or clinical validation of companion diagnostics during the development and regulatory approval processes. Moreover, even if data from preclinical studies and early clinical trials appear to support development of a companion diagnostic for a product candidate, data generated in later clinical trials may fail to support the analytical and clinical validation of the companion diagnostic. We and our collaborators may encounter difficulties in developing, obtaining regulatory approval for, manufacturing and commercializing companion diagnostics similar to those we face with respect to product candidates themselves, including issues with achieving regulatory clearance or approval, production of sufficient quantities at commercial scale and with appropriate quality standards, and in gaining market acceptance. In addition, a diagnostic company with whom we contract may decide to discontinue selling or manufacturing the companion diagnostic test that we anticipate using in connection with development and commercialization of product candidates or our relationship with such diagnostic company may otherwise terminate. We may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of product candidates or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of product candidates.

If we are unable to successfully develop companion diagnostics for product candidates, or experience delays in doing so, the development of product candidates may be adversely affected, product candidates may not obtain marketing approval, and we may not realize the full commercial potential of any product candidates that obtain marketing approval. As a result, our business, results of operations and financial condition could be materially harmed.

Where appropriate, we plan to seek approval from the FDA or other comparable foreign regulatory authorities through the use of an accelerated approval pathway. If we are unable to obtain agreement from FDA or other comparable foreign regulatory authorities to pursue accelerated approval, we may be required to conduct additional preclinical studies or clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA or other comparable foreign regulatory authorities, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA or such other comparable foreign regulatory authorities may seek to withdraw accelerated approval.

Where possible, we plan to pursue accelerated development strategies in areas of high unmet need. We may seek an accelerated approval pathway for one or more product candidates from the FDA or other comparable foreign regulatory authorities. Under the accelerated approval provisions in the Federal Food, Drug, and Cosmetic Act, and the FDA’s implementing regulations, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. If such post-approval studies fail to confirm the drug’s clinical benefit, the FDA may withdraw its approval of the drug.

Prior to seeking accelerated approval, we will seek feedback from the FDA or other comparable foreign regulatory authorities and will otherwise evaluate our ability to seek and receive such accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit an NDA for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent feedback from the FDA or other comparable foreign regulatory authorities, we will continue to pursue or apply for accelerated approval, even if we initially decide to do so. Furthermore, if we decide to submit an application for accelerated approval or under another expedited regulatory designation (for example, Fast Track designation, Breakthrough Therapy designation), there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require us to conduct further studies prior to considering our application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our product candidate would result in a longer time period to commercialization of such product candidate, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.

We may seek Fast Track designation from the FDA for one or more product candidates. Even if one or more product candidates receive Fast Track designation, we may be unable to obtain or maintain the benefits associated with the Fast Track designation.

Fast Track designation is designed to facilitate the development and expedite the review of therapies for serious conditions and fill an unmet medical need. Programs with Fast Track designation may benefit from early and frequent communications with the FDA, potential priority review and the ability to submit a rolling application for regulatory review. Fast Track designation applies to both the product candidate and the specific indication for which it is being studied. If any product candidates receive Fast Track designation but do not continue to meet the criteria for Fast Track designation, or if our clinical trials are delayed, suspended or terminated, or put on clinical hold due to unexpected adverse events or issues with clinical supply, we will not receive the benefits associated with the Fast Track program. Furthermore, Fast Track designation does not change the standards for approval. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Fast Track designation is within the discretion of the FDA. Accordingly, even if we believe that a product candidate meets the criteria for this designation, the FDA may disagree and instead determine not to make such designation. Further, even if we receive a designation, the receipt of such designation for a product candidate may not result in a faster development or regulatory review or approval process compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if any product candidate qualifies for Fast Track designation, the FDA may later decide that the product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

A Breakthrough Therapy designation by the FDA, even if granted for any product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that product candidates will receive marketing approval.

We may seek Breakthrough Therapy designation for one or more of our current or future product candidates. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development.

Designation as a Breakthrough Therapy is largely within the discretion of the FDA. Accordingly, even if we believe that a product candidate meets the criteria for designation as a Breakthrough Therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy designation for a product candidate may not result in a faster development process, review or approval compared to candidate products considered for approval under non-expedited FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if one or more product candidates qualify as breakthrough therapies, the FDA may later decide that the product no longer meets the conditions for qualification and revoke the designation.

We may not be able to obtain orphan drug designation or obtain or maintain orphan drug exclusivity for product candidates and, even if we do, that exclusivity may not prevent the FDA or other comparable foreign regulatory authorities, from approving competing products.

Regulatory authorities in some jurisdictions, including the United States and the EU, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Our target indications may include diseases with large patient populations or may include orphan indications.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee exemptions. In addition, if a product candidate that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product candidate is entitled to orphan drug exclusivity. Orphan drug exclusivity in the United States provides that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in limited circumstances. The applicable exclusivity period is 10 years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

There can be no assurances that we will be able to obtain orphan designations for product candidates. Even if we obtain orphan drug designation for a product candidate, we may not be able to obtain or maintain orphan drug exclusivity for that product candidate. We may not be the first to obtain marketing approval of any product candidate for which we have obtained orphan drug designation for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to ensure that we will be able to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties may be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care or the manufacturer of the product with orphan exclusivity is unable to maintain sufficient product quantity. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the product candidate any advantage in the regulatory review or approval process or entitles the product candidate to priority review.

We may face difficulties from changes to current regulations and future legislation. Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.

Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability.

In March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or, collectively, the ACA, was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and continues to significantly impact the U.S. pharmaceutical industry. Certain provisions have been subject to judicial and Congressional challenges, as well as efforts by a past U.S. presidential administration to repeal or replace certain aspects of the ACA. The Tax Cuts and Jobs Act of 2017, or the TCJA, for example, included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” The ACA has been challenged numerous times in various court cases, including challenges before the U.S. Supreme Court. In the most recent case (decided in June 2021) the Supreme Court held that the individual plaintiffs and states lacked standing to challenge the constitutionality of the ACA.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes included reductions of Medicare payments to providers of up to 2%, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030 unless additional congressional action is taken (including, for example, the temporary suspension due to the COVID-19 pandemic). Additionally, in January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. It is possible that new laws that would result in additional reductions in Medicare and other healthcare funding, may be enacted, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations.

Further, there has been heightened governmental scrutiny over the manner in which drug manufacturers set prices for their marketed products, which has resulted in numerous Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, former President Trump used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders, and policy initiatives. It is unclear whether the Biden administration will reverse those measures or pursue similar or other policy initiatives, for example related to an independent review board or other mechanisms that would impact drug pricing and reimbursement. On March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. In addition, at the state level, individual states have increasingly proposed or adopted legislation and regulations related to pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that additional state and federal healthcare reform measures will be adopted in the future. Such reform measures may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. We are, however, unable to predict the future course of federal or state healthcare legislation in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare, particularly in light of the new presidential administration. These and any further changes in the law or regulatory framework that reduce our revenue or increase our costs could also have a material and adverse effect on our business, financial condition and results of operations. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

∎	the demand for product candidates, if we obtain regulatory approval;

∎	our ability to set a price that we believe is fair for our products;

∎	our ability to obtain coverage and reimbursement for a product;

∎	our ability to generate revenue and achieve or maintain profitability;

∎	the level of taxes that we are required to pay; and

∎	the availability of capital.

Inadequate funding for the FDA and other U.S. government agencies or other comparable foreign regulatory authorities could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA and other U.S. government agencies or other comparable foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result.

In addition, government funding of government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable. For example, in recent years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA, had to furlough critical employees and stop critical activities.

Separately, since March 2020 when foreign and domestic inspections were largely placed on hold due to the COVID-19 pandemic, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections and resumed inspections in China and India in early 2021. In April 2021, the FDA issued guidance for industry formally announcing plans to employ remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates, and in May 2021 announced plans to continue progress toward resuming standard operational levels. Should FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be appropriate, the agency has stated that it generally intends to issue a complete response letter. Further, if there is inadequate information to make a determination on the acceptability of a facility, FDA may defer action on the application until an inspection can be completed. In 2020, several companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities.

Disruptions at the FDA and other comparable foreign regulatory authority may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting business as usual or conducting inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions. Further, in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Our relationships with healthcare professionals, clinical investigators, clinical trial sites, CROs and third-party payors in connection with our current and future business activities may be subject to federal and state healthcare fraud and abuse laws, false claims laws, transparency laws, government price reporting, and health information privacy and security laws, which could expose us to significant losses, including, among other things, criminal sanctions, civil penalties, contractual damages, exclusion from governmental healthcare programs, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, clinical investigators, CROs, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, as well as market, sell and distribute product candidates for which we obtain marketing approval.

The laws that may affect our ability to operate include, but are not limited to: (i) the federal Anti-Kickback Statute; (ii) federal civil and criminal false claims law; (iii) the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, relating to schemes to defraud any healthcare benefit program; (iv) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization; (v) the federal Physician Payments Sunshine Act, created under the ACA and its implementing regulations, relating to reporting obligations to HHS in respect of information related to payments or other transfers of value made to physicians and teaching hospitals; (vi) federal consumer protection and unfair competition laws; and (vii) analogous state and foreign laws and regulations. See “Business—Government Regulation—Healthcare Laws.”

Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring that our business arrangements with third parties comply with applicable healthcare and data privacy laws and regulations, as well as responding to investigations by government authorities, can be time- and resource-consuming and can divert management’s attention from the business.

If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private actions brought by individual whistleblowers in the name of the government, exclusion, debarment or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our employees, independent contractors, consultants, collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (1) the Federal Food, Drug and Cosmetic Act, FDA regulations or those of comparable foreign regulatory authorities , (2) cGMP, (3) federal and state health and data privacy, security, fraud and abuse, government price reporting, transparency reporting requirements, and other healthcare laws and regulations in the United States and abroad, (4) sexual harassment and other workplace misconduct, or (5) laws that require the true, complete and accurate reporting of financial information or data. In particular, research, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation.

Following this offering, we will have a code of conduct, but it is not always possible to identify and deter misconduct by these parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations.

Risks Related to Employee Matters, Managing Our Growth and Other Risks Related to Our Business

Our business could be adversely affected by the effects of health epidemics, including the evolving effects of the COVID-19 pandemic, in regions where we or third parties on which we rely have significant manufacturing facilities, concentrations of potential clinical trial sites or other business operations.

Health epidemics in regions where we have concentrations of potential clinical trial sites or other business operations could adversely affect our business, including by causing significant disruption in the operations of third parties upon whom we rely. For example, the COVID-19 pandemic has presented a substantial public health and economic challenge around the world and is affecting employees, patients, communities and business operations, as well as the U.S. economy and financial markets. Several of our third-party suppliers and contractors are located in countries and regions that have been negatively impacted by the COVID-19 global pandemic. In March 2020, the U.S. government imposed bans and restrictions on travel between the United States, Asia and certain other continents and countries and other countries have restricted travel to and from the United States.

In addition, our preclinical studies and planned clinical trials may be affected by the COVID-19 pandemic, including as a result of:

∎	delays or difficulties in enrolling and retaining patients in our planned clinical trials;

∎	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

∎	delays in receiving authorizations from regulatory authorities to initiate our planned clinical trials;

∎	diversion of healthcare resources away from the conduct of clinical trials;

∎

the risk that participants enrolled in our clinical trials will contract COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events;

∎	the risk that we are unable to enroll participants in our clinical trials in adequate numbers;

∎	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

∎

interruption of, or delays in receiving, supplies of product candidates from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

∎	interruptions in preclinical studies due to restricted or limited operations at our contractors’ facilities;

∎

delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;

∎

changes in local regulations as part of a response to the COVID-19 pandemic, which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue such clinical trials altogether;

∎

limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people; and

∎	interruption or delays to our sourced identification, discovery and clinical activities.

Furthermore, while the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, the pandemic could continue to produce significant and prolonged disruption of or volatility in global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the COVID-19 pandemic, the lack of efficacy of vaccines or lack of vaccine availability could materially affect our business and the value of our common stock. In addition, to the extent the evolving effects of the COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described elsewhere in this “Risk Factors” section.

Our success is highly dependent on our ability to attract, hire and retain highly skilled executive officers and employees.

We currently have a small team focused on research and development of small molecule TKIs. To succeed, we must recruit, hire, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. We are highly dependent on the principal members of our management and scientific and medical staff, including our founders. The loss of one or more of such persons could be detrimental to us if we cannot recruit suitable replacements in a timely manner. In particular, our research and development approach, including our PRA, was developed over years of our management team’s experience in developing approved therapeutics at ARIAD. The loss of any of these personnel could result in delays in our product development efforts and have a material adverse effect on our financial condition, results of operations and prospects.

Moreover, if we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. We could in the future have difficulty attracting and retaining experienced personnel and may be required to expend significant financial resources in our employee recruitment and retention efforts. Many of the pharmaceutical and biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide higher compensation, more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop and commercialize product candidates will be limited and the potential for successfully growing our business will be harmed.

We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth.

As of September 15, 2021, we had 14 full-time employees, including eight employees engaged in research and development. In order to successfully implement our development and clinical trial plans and strategies, and as we transition into operating as a public company, we expect to need significant additional managerial, operational, sales, marketing, financial and other personnel. Future growth will impose significant added responsibilities on members of management, including:

∎	identifying, recruiting, integrating, maintaining, retaining and motivating our current and additional employees;

∎

managing our internal development efforts effectively, including the preclinical, clinical, FDA and other comparable foreign regulatory agencies’ review process for our pan-KIT and EGFR inhibitor programs and any other programs, while complying with any contractual obligations to contractors and other third parties;

∎	managing increasing operational and managerial complexity; and

∎	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to successfully develop and, if approved, commercialize product candidates developed from our pan-KIT and EGFR inhibitor programs and any other programs will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including key aspects of research, clinical development, manufacturing and regulatory approval. In particular, we do not currently operate our own laboratory facilities, and we rely completely on the services of independent contractors and consultants for the conduct of preclinical studies. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third-party service providers is compromised for any reason, our preclinical studies and clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval for any product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not be able to successfully implement the tasks necessary to further develop and commercialize our pan-KIT and EGFR inhibitor programs and any of our other product candidates and, accordingly, may not achieve our research, development and commercialization goals.

Our internal computer systems, or those of any of our CROs, manufacturers, other contractors or consultants or collaborators, may fail or suffer actual or suspected security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations, and potentially significant delays in our delivery to market.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party CROs, other contractors (including sites performing our anticipated clinical trials) and consultants who have access to our confidential information. Our internal information technology systems and infrastructure are also vulnerable to damage from natural disasters, terrorism, war, telecommunication and electrical failures. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the COVID-19 pandemic, could compromise our ability to perform these functions in a timely manner, which could harm our ability to conduct business or delay our financial reporting. Such failures could materially adversely affect our operating results and financial condition.

Despite the implementation of security measures in an effort to protect systems that store our information, given their size and complexity and the increasing amounts of information maintained on our internal information technology systems and external processing and storage systems (for example, cloud), and those of our third-party CROs, other contractors and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to the loss, destruction, alteration or dissemination of, or damage to, our data. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. The COVID-19 pandemic is generally increasing the attack surface available for exploitation, as more companies and individuals work online and work remotely, and as such, the risk of a cybersecurity incident potentially occurring, and our investment in risk mitigations against such an incident, is increasing. For example, there has been an increase in phishing and spam emails as well as social engineering attempts from “hackers” hoping to use the recent COVID-19 pandemic to their advantage.

We may not be able to anticipate all types of security threats, nor may we be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. While we have not experienced any such system failure, accident or security breach to date, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems, or those of our third-party CROs, other contractors and consultants, or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition.

For example, if such an event were to occur and cause interruptions in our operations, or those of our third-party CROs, other contractors and consultants, it could result in a material disruption of our programs and the development of product candidates could be delayed. In addition, the loss of data from preclinical studies or clinical trial data could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. Furthermore, significant disruptions of our internal information technology systems or those of our third-party CROs, other contractors and consultants, or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, data (including trade secrets or other confidential information, intellectual property, proprietary business information, and personal information). Any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding our clinical trial subjects or employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to financial exposure related to investigation of the incident (including cost of forensic examinations), subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information (including under HIPAA), which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business. Moreover, if the information technology systems of our third-party CROs, other contractors and consultants become subject to disruptions or security breaches, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption in or, failure or security breach of our systems or third-party systems where information important to our business operations or commercial development is stored. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Accordingly, significant breakdowns or breaches in systems or other cyber incidents that cause loss, destruction, unavailability, alteration or dissemination of, or damage to, our data could have a material adverse effect upon our reputation, business, operations or financial condition.

Our business entails a significant risk of product liability and if we are unable to obtain sufficient insurance coverage such inability could have an adverse effect on our business and financial condition.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an investigation by the FDA or any other regulatory authority of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs. FDA or any other regulatory authority investigations could potentially lead to a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources and substantial monetary awards to trial participants or patients. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to advancing product candidates into clinical trials or marketing any product candidates, if approved. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition.

We may not be able to utilize a significant portion of our net operating loss carryforwards.

We have generated, and expect to continue to generate in the future, significant federal and state net operating loss, or NOL, carryforwards. As of December 31, 2020, we had $12.8 million in federal and state NOL carryforwards. We do not anticipate generating revenue from sales of product candidates for the foreseeable future, if ever, and we may never achieve profitability. These NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. The state NOL carryforwards will begin to expire in 2037. Additionally, under the TCJA, as modified by the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, although federal NOL carryforwards incurred in taxable years beginning after December 31, 2017 and in future taxable years may be carried forward indefinitely, the deductibility of such federal NOL carryforwards incurred in the taxable year beginning after December 31, 2020 is limited. In particular, the deductibility of such federal NOL carryforwards may be limited to 80% of current year taxable income for tax years beginning after December 31, 2020. In addition, at the state level, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. It is uncertain how various states will respond to the TCJA and CARES Act.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. The amount of the annual limitation is determined based on the value of a company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The completion of this offering, together with private placements and other transactions that have occurred since our inception, may trigger such an ownership change pursuant to Section 382 of the Code. We have not yet completed a Section 382 analysis. We may experience ownership changes as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs or our ability to use our NOL carryforwards is otherwise materially limited, it would harm our future operating results by effectively increasing our future tax obligations. We have a full valuation allowance for deferred tax assets including NOLs.

Risks Related to Intellectual Property

We depend on intellectual property licensed from ARIAD, the termination of which could result in the loss of significant rights, which would harm our business.

We are dependent on technology, patents, know-how and proprietary materials, both our own and licensed from ARIAD Pharmaceuticals, Inc., or ARIAD. We entered into the ARIAD License Agreement in June 2018 pursuant to which we acquired an exclusive, transferable (subject to certain restrictions), sublicensable (subject to certain conditions), worldwide license, under certain of ARIAD’s patent rights, know-how and compounds and a certain ARIAD chemical library, to develop, use, manufacture, market and commercialize certain compounds, and products that contain such compounds, that are therapeutically useful for the treatment of diseases and disorders in humans, including with respect to KIT, a type of receptor tyrosine kinase and tumor marker. See “Business—ARIAD License Agreement” for a description of the ARIAD License Agreement.

Any termination of this license will result in the loss of significant rights and will restrict our ability to develop and commercialize our pan-KIT inhibitor product candidates, including our lead product candidate, THE-630. For example, ARIAD may terminate the ARIAD License Agreement (1) for our uncured material breach of such agreement, (2) if we, or any of our affiliates or sublicensees, commence, and do not stop after receiving notice from ARIAD, any interference or opposition proceeding in relation to, challenges to the validity or enforceability of, or opposition to any extension of or the grant of a supplementary protection certificate with respect to, any ARIAD patent or patent application licensed under this agreement, or (3) in the event of our bankruptcy. Moreover, if we or ARIAD fails to adequately protect this intellectual property, our ability to commercialize our pan-KIT inhibitors, including THE-630, may be impaired. See “—Risks Related to Intellectual Property—Our rights to develop and commercialize our technology and product candidates may be subject, in part, to the terms and conditions of licenses granted to us by others” and “—Risks Related to Intellectual Property—If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.”

If we and our licensors and collaborators, if any, are unable to obtain and maintain sufficient patent and other intellectual property protection for product candidates and technology, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.

Our commercial success depends in part on our ability and the ability of our licensors and collaborators, if any, to obtain, maintain, enforce and defend patents and other intellectual property rights with respect to product candidates and technology and to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights of others. If we and our licensors and our collaborators, if any, are unable to obtain and maintain sufficient intellectual property protection for our product candidate and any additional product candidates that we may develop, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors and other third parties could develop and commercialize product candidates similar or identical to ours, and our ability and the ability of our collaborators to successfully commercialize product candidates that we and our collaborators may pursue may be impaired.

To establish our proprietary position, we have filed patent applications in the United States related to our novel product candidates that are important to our business, and we have exclusively licensed certain patent applications from ARIAD; we may in the future also license or purchase issued patents or pending patent applications filed by others. Given the very early stage of development of our only product candidate and development programs, our patent portfolio is similarly at a very early stage. In particular, as of September 15, 2021, we had exclusively licensed one issued U.S. patent relating to THE-630, we owned one pending U.S. provisional patent application relating to THE-630, and we owned two pending U.S. provisional patent applications and one pending PCT patent application relating to our EGFR inhibitor program. Accordingly, our current patent rights provide us with limited legal right to prevent third parties from competing with us in any way. If we do not obtain additional meaningful patent coverage for product candidates, their respective components, formulations, combination therapies, methods used to manufacture them and methods of treatment, competitors may be able to erode or negate any competitive advantage we may have, which would likely harm our business and ability to achieve profitability. U.S. provisional patent applications are not eligible to become issued patents until, among other things, we file a non-provisional patent application within 12 months of filing of one or more of our related provisional patent applications. With regard to such U.S. provisional patent applications, if we do not timely file any non-provisional patent applications, we may lose our priority date with respect to our provisional patent applications and any patent protection on the inventions disclosed in our provisional patent applications. While we intend to timely file non-provisional patent applications relating to our provisional patent applications, we cannot predict whether any such patent applications will result in the issuance of patents that provide us with any competitive advantage. If we are unable to secure or maintain patent protection with respect to product candidates, our business, financial condition, results of operations, and prospects could be materially harmed.

We cannot be certain that the claims in U.S. patent applications (including provisional and non-provisional), corresponding international patent applications and patent applications in certain foreign territories, or those of our licensors and collaborators, will be considered patentable by the United States Patent and Trademark Office, or the USPTO, courts in the United States or by the patent offices and courts in foreign countries, nor can we be certain that the claims in our future issued patents will not be found invalid or unenforceable if challenged. Moreover, the patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we, any licensors or any collaborators will be successful in protecting product candidates by obtaining and defending patents. These risks and uncertainties include the following:

∎

the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

∎	patent applications may not result in any patents being issued;

∎	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

∎

our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate our ability to make, use and sell our potential product candidates;

∎

there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

∎

countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents issue from such applications, and then only to the extent the issued claims cover the technology. There can be no assurance that our patent applications or the patent applications of our licensors and collaborators will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technology.

The patent prosecution process is also expensive and time-consuming, and we and our licensors and collaborators may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is possible that we or our licensors and collaborators will fail to identify important patentable aspects of our research and development efforts in time to obtain appropriate or any patent protection or fail to file patent applications covering inventions made in the course of development and commercialization activities before a competitor or another third party files a patent application covering, or publishes information disclosing, a similar, independently-developed invention. Such competitor’s or other third party’s patent application may pose obstacles to our ability to obtain patent protection or limit the scope of the patent protection we or our licensors and collaborators may obtain. In addition, although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Furthermore, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technology and the prior art allow our technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we may not be certain that we or our licensors are the first to either (1) file any patent application related to product candidates or (2) invent any of the inventions claimed in the patents or patent applications. Similarly, publications of discoveries in the scientific and scholarly literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Consequently, we cannot be certain that we or our licensors and collaborators were the first to make the inventions claimed in our owned or in-licensed patent rights and patent applications or were the first to file for patent protection on the inventions claimed in our pending patent applications. Further, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

The degree of future protection for our and our licensors’ proprietary rights is uncertain. Only limited protection may be available. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts, as described further throughout “—Risks Related to Intellectual Property.” As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours, and may not adequately protect our rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in our ability to properly protect the intellectual property rights relating to product candidates could have a material adverse effect on our financial condition and results of operations.

If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from commercializing similar or identical product candidates would be adversely affected.

The patent position of pharmaceutical and biotechnology companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications and those of our licensors and collaborators may not result in patents being issued that protect product candidates or which effectively prevent others from commercializing competitive product candidates.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we own or in-license in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we own or in-license may be challenged or circumvented by third parties or may be narrowed or invalidated as a result of challenges by third parties. Consequently, we do not know whether product candidates will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents or the patents of our licensors and collaborators by developing similar or alternative technologies or products in a non-infringing manner, which could materially adversely affect our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents or the patents of our licensors may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third-party pre-issuance submission of prior art to the USPTO or third-party observations at the European Patent Office, or become involved in opposition, derivation, revocation, reexamination, post-grant review, or PGR, and inter partes review, or IPR, or other similar proceedings challenging our owned patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, our patents or the patents of our licensors may become subject to post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our priority of invention or other features of patentability with respect to our patents and patent applications and those of our licensors. Such challenges may result in loss of patent rights, loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of product candidates. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. In addition, if the breadth or strength of protection provided by our patents and patent applications or the patents and patent applications of our licensors is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

∎

others may be able to make products that are similar to any product candidates we may develop or utilize similar technology but that are not covered by the claims of our patents or the patents that we license or may own in the future;

∎	we or our licensors might not have been the first to make the inventions covered by an issued patent or pending patent application that we license or may own in the future;

∎	we or our licensors or collaborators might not have been the first to file patent applications covering certain of our inventions;

∎	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

∎	it is possible that our pending owned or licensed patent applications or those that we may own or license in the future will not lead to issued patents;

∎	issued patents that we own or license may be held invalid or unenforceable, as a result of legal challenges by our competitors;

∎

our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

∎	we may not develop additional proprietary technologies that are patentable;

∎	the patents of others may have an adverse effect on our business; and

∎	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, it could significantly harm our business, results of operations and prospects.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.

Our commercial success depends significantly on avoiding infringement of the patents and proprietary rights of third parties. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of product candidates. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the pharmaceutical and biotechnology industries, including patent infringement lawsuits, oppositions, reexaminations, IPR proceedings and PGR proceedings before the USPTO and/or corresponding foreign patent offices. Accordingly, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties.

As the pharmaceutical and biotechnology industries expand and more patents are issued, the risk increases that product candidates may be subject to claims of infringement of the patent rights of third parties. Patent applications are maintained as confidential for a certain period of time, until the relevant application is published. Moreover, because patent applications can take many years to issue, there may be currently-pending patent applications that may later result in issued patents that product candidates may infringe. In addition, identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. There is also no assurance that there is not prior art of which we are aware, but which we do not believe is relevant to our business, which may, nonetheless, ultimately be found to limit our ability to make, use, sell, offer for sale or import our products that may be approved in the future, or impair our competitive position. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Thus, we may be unaware of third-party patents that may be infringed by commercialization of any product candidates, and we cannot be certain that we were the first to file a patent application related to a product candidate or technology.

Any claims of patent infringement asserted by third parties would be time consuming and could:

∎	result in costly litigation that may cause negative publicity;

∎	divert the time and attention of our technical personnel and management;

∎	cause development delays;

∎	prevent us from commercializing any product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

∎	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

∎	subject us to significant liability to third parties; or

∎

require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Although no third party has asserted a claim of patent infringement against us as of the date of this prospectus, it is possible that a third party may assert a claim of patent infringement directed at any product candidates in the future. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to product candidates, treatment indications, or processes could subject us to significant liability for damages, including treble damages if we were determined to willfully infringe, and require us to obtain a license to manufacture or market product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Moreover, even if we or our strategic partners or collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we cannot be certain that we could redesign product candidates, treatment indications, or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing product candidates, which could harm our business, financial condition and operating results. In addition, intellectual property litigation, regardless of its outcome, may cause negative publicity and could prohibit us from marketing or otherwise commercializing product candidates and technology.

Even if resolved in our favor, litigation or other legal proceedings could cause us to incur significant expenses, distract our technical and management personnel from their normal responsibilities, delay development of product candidates, subject us to significant uncertainties and harm our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. See “—Risks Related to Intellectual Property—Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities” and “—Risks Related to Intellectual Property—Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.”

Our rights to develop and commercialize our technology and product candidates are subject, in part, to the terms and conditions of licenses granted to us by others.

We have licensed, and may in the future license, patent and other intellectual property rights from other parties. We may enter into additional license agreements in the future with others to advance our existing or future research or allow commercialization of our existing or future product candidates. These licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and products in the future. We may also need to devote substantial time and attention to ensuring that we successfully integrate these transactions into our existing operations and are compliant with our obligations under these agreements, which may divert management’s time and attention away from our research and development programs or other day-to-day activities.

In addition, subject to the terms of any such license agreements, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering the technology that we license from third parties. Accordingly, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced, and defended in a manner consistent with the best interests of our business. If our licensors fail to prosecute, maintain, enforce, and defend such patents or patent applications, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our future product candidates that are subject of such licensed rights could be adversely affected. See “—Risks Related to Intellectual Property—The patent protection and patent prosecution for some of product candidates may be dependent on third parties. We have the first right to control the prosecution and bring enforcement actions for infringement by third parties with respect to the licensed patents for the programs licensed to us under the ARIAD License Agreement, specifically our pan-KIT inhibitor program, for at least a period of time, with input from ARIAD.

Our licensors may rely on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights to our future in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

It is possible that we may be unable to obtain licenses at a reasonable cost or on reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to redesign our technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could harm our business, financial condition, results of operations, and prospects significantly.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

∎	the scope of rights granted under the license agreement and other interpretation-related issues;

∎	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

∎	our right to sublicense patents and other rights to third parties;

∎	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

∎	our right to transfer or assign the license;

∎	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

∎	the priority of invention of patented technology.

In addition, the agreements under which we license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. In the event of any disagreement about the interpretation of these provisions, our management may need to devote a disproportionate amount of its attention to resolving these disagreements. Such disruptions may cause delays in our research and development programs and other business objectives. Additionally, the resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we license in the future prevent or impair our ability to maintain our licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

In spite of our best efforts, our licensors might conclude that we materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products identical to ours. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

We may not be successful in obtaining or maintaining necessary rights to product candidates through acquisitions and in-licenses.

Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license, or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may be involved in lawsuits to protect or enforce our patents or our licensors’ patents, which could be expensive, time consuming and unsuccessful. Further, our issued patents or our licensors’ patents could be found invalid or unenforceable if challenged in court.

Competitors and other third parties may infringe or otherwise violate our patents or other intellectual property or the patents or other intellectual property of our licensors. In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. To counter infringement or other unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Our ability to enforce patent rights also depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components or methods that are used in connection with their products and services. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product or service. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents or that our patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable or interpreted narrowly. We may find it impractical or undesirable to enforce our intellectual property against some third parties.

If we or licensors were to initiate legal proceedings against a third party to enforce a patent directed to our product candidate or any additional product candidates that we may develop, the defendant could counterclaim that our patent or that of our licensor is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or insufficient written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution.

Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include re-examination, PGR, IPR, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (for example, opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our technology or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on the applicable product candidates or technology covered by the patent rendered invalid or unenforceable.

Some of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property.

Even if resolved in our favor, litigation or other legal proceedings could cause us to incur significant expenses, distract our technical and management personnel from their normal responsibilities, delay development of product candidates, subject us to significant uncertainties and harm our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. See “—Risks Related to Intellectual Property—Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities” and “—Risks Related to Intellectual Property—Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.”

Intellectual property litigation could cause us to spend substantial resources, distract our personnel from their normal responsibilities and subject us to significant uncertainties.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Moreover, some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources.

In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our preclinical studies or initiate clinical trials, continue our internal research programs, in-license needed technology or other product candidates or enter into development collaborations that would help us commercialize product candidates, if approved. If the breadth or strength of protection provided by our patents and patent applications or the patents and patent applications of our licensors is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Accordingly, these uncertainties could compromise our ability to compete in the marketplace. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings. These uncertainties could cause the price of shares of our common stock to decline, as well as have a material adverse effect on our business, financial condition, results of operations and prospects.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, approved products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Derivation proceedings may be necessary to determine priority of inventions, and an unfavorable outcome may require us to cease using the related technology or to attempt to license rights from the prevailing party.

Derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of derivation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with such proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our development programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help us bring product candidates to market.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect product candidates.

Obtaining and enforcing patents in the pharmaceutical and biotechnology industries is inherently uncertain, due in part to ongoing changes in the patent laws. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. In the United States, depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents, and interpretation thereof, could change in unpredictable ways that could weaken our and our licensors’ or collaborators’ ability to obtain new patents or to enforce existing or future patents. Moreover, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Therefore, there is increased uncertainty with regard to our and our licensors’ or collaborators’ ability to obtain patents in the future, as well as uncertainty with respect to the value of patents once obtained.

In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us. Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors’ or collaborators’ patent applications and the enforcement or defense of our or our licensors’ or collaborators’ issued patents. For example, in the United States, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, which was signed into law in September 2011, includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first inventor to file” system in which, assuming that other requirements of patentability are met, the first inventor to file a patent application will be entitled to the patent regardless of whether a third party was first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013 but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application.

The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including PGR, IPR, and derivation proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

The USPTO has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, particularly the first inventor-to-file provisions. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents, including for the reasons described above. Similarly, statutory or judicial changes to the patent laws of other countries may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Any of these could have a material adverse effect on our business, financial condition, results of operations and prospects

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing product candidates. While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning this intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to product candidates. Even if resolved in our favor, litigation or other legal proceedings could cause us to incur significant expenses, distract our technical and management personnel from their normal responsibilities, delay development of product candidates, subject us to significant uncertainties and harm our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. See “—Risks Related to Intellectual Property—Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities” and “—Risks Related to Intellectual Property—Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.”

Patent terms may be inadequate to protect our competitive position on product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our own patented product and practicing our own patented technology. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we or our licensors do not obtain patent term extension for product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of product candidates, one or more of our U.S. patents or those of our licensors may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of product candidates. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

We and our licensors may not be able to protect intellectual property rights throughout the world.

Although we or our licensors have pending patent applications in the United States and other countries, filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights and those of our licensors in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our intellectual property in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidate and any additional product candidates that we may develop, and our patents, the patents of our licensors, or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or our licensors’ patents or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents or the patents of our licensors at risk of being invalidated or interpreted narrowly and our patent applications or the patent applications of our licensors at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of the applicable patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of our patents and/or applications and those of our licensors. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official communications within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. While an inadvertent lapse can in some cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in irrevocable abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we or our licensors or collaborators fail to maintain the patents and patent applications covering product candidates, our competitors might be able to enter the market with similar or identical products or technology, which would harm our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We use and intend to use registered or unregistered trademarks or trade names to brand and market ourselves and our products. Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our financial condition or results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced, and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets.

We have entered into and may in the future enter into non-disclosure and confidentiality agreements to protect the proprietary positions of third parties, such as outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors, potential partners, and other third parties. We may become subject to litigation where a third party asserts that we or our employees inadvertently or otherwise breached the agreements and used or disclosed trade secrets or other information proprietary to the third parties. Failure to successfully defend against any such claim could subject us to significant liability for monetary damages or prevent or delay our developmental and commercialization efforts, which could adversely affect our business. Even if resolved in our favor, litigation or other legal proceedings could cause us to incur significant expenses, distract our technical and management personnel from their normal responsibilities, delay development of product candidates, subject us to significant uncertainties and harm our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. See “—Risks Related to Intellectual Property—Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities” and “—Risks Related to Intellectual Property—Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.”

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies and our consultants and advisors may work for other biotechnology or pharmaceutical companies in addition to us. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any of these individuals’ former or concurrent employers or clients. We may also be subject to claims that patents and applications we have filed to protect inventions of our employees, consultants and advisors, even those related to one or more product candidates, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims.

If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if resolved in our favor, litigation or other legal proceedings could cause us to incur significant expenses, distract our technical and management personnel from their normal responsibilities, delay development of product candidates, subject us to significant uncertainties and harm our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. See “—Risks Related to Intellectual Property—Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities” and “—Risks Related to Intellectual Property—Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.”

The patent protection and patent prosecution for some product candidates may be dependent on third parties.

While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to product candidates, there may be times when the filing and prosecution activities for patents and patent applications relating to product candidates are controlled by our licensors or collaboration partners. If any of our licensors or collaboration partners fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering product candidates, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

Risks Related to Our Reliance on Third Parties

We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.

We do not have the ability to independently conduct all aspects of our preclinical studies or clinical trials ourselves. We utilize and depend upon third-party investigators and collaborators, such as medical institutions, CROs, clinical trial sites and CMOs, to conduct and support our preclinical studies under agreements with us and plan to continue to do so for our anticipated clinical trials. These third parties have had and will continue to have a significant role in the conduct of our preclinical studies and anticipated clinical trials and the subsequent collection and analysis of data.

These third parties are not our employees, and except for remedies available to us under our agreements with such third parties, we have limited ability to control the amount or timing of resources that any such third party will devote to our preclinical studies or our clinical trials. The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors, for whom they may also be conducting preclinical studies, clinical trials or other drug development activities, which could affect their performance on our behalf. Some of these third parties may terminate their engagements with us at any time. We also expect to have to negotiate budgets and contracts with CROs, clinical trial sites and CMOs and we may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. If we need to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay our drug development activities, as well as materially impact our ability to meet our desired clinical development timelines.

Our heavy reliance on these third parties for such drug development activities will reduce our control over these activities. As a result, we will have less direct control over the conduct, timing and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs or any clinical trial sites fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or other comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under current cGMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of study subject, may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

There is no guarantee that any CROs, clinical trial investigators or other third parties on which we rely will devote adequate time and resources to our development activities or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements, otherwise perform in a substandard manner, or terminate their engagements with us, the timelines for our development programs may be extended or delayed or our development activities may be suspended or terminated. If our clinical trial site terminates for any reason, we may experience the loss of follow-up information on subjects enrolled in such clinical trial unless we are able to transfer those subjects to another qualified clinical trial site, which may be difficult or impossible.

Accordingly, if these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, or if these third parties need to be replaced, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize product candidates. As a result, our financial results and the commercial prospects for product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We contract with third parties for the manufacture of our only product candidate for preclinical studies and expect to continue to do so for additional preclinical studies, anticipated clinical trials and ultimately for commercialization. This reliance on third parties increases the risk that we will not have sufficient quality and quantities of product candidates or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently have the infrastructure or internal capability to manufacture supplies of product candidates for use in development and commercialization.

We rely, and expect to continue to rely, on third-party manufacturers for the production of product candidates for preclinical studies and anticipated clinical trials under the guidance of members of our organization. We do not have long-term supply agreements, and we purchase our required drug product on a purchase order basis, which means that aside from any binding purchase orders we have from time to time, our supplier could cease supplying to us or change the terms on which it is willing to continue supplying to us at any time. Even if we are able to replace any raw materials or other materials with an alternative, such alternatives may cost more, result in lower yields or not be as suitable for our purposes. In addition, some of the materials that we use to manufacture product candidates are complex materials, which may be more difficult to substitute. In addition, the ongoing COVID-19 pandemic may result in disruptions to the operations or an extended shutdown of certain businesses, which could include certain of our third-party manufacturers. If we were to experience an unexpected loss of supply of any product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing preclinical studies or anticipated clinical trials, which could result in delays and additional regulatory submissions.

If we obtain marketing approval for any product candidates, given that our limited existing supply arrangements do not extend to commercial supply, we will need to establish one or more agreements with third parties to develop and scale up the drug manufacturing process. We may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Our product candidate and any additional product candidates that we may develop may compete with other product candidates and products for access to manufacturing facilities. As a result, we may not obtain access to these facilities on a priority basis or at all. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Even if we are able to establish agreements with third-party manufacturers, they may be unable to successfully increase the manufacturing capacity for any product candidates in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up or commercial activities. Reliance on third-party manufacturers also entails additional risks, including:

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the failure of the third party to manufacture product candidates according to our schedule and specifications, or at all, including if our third-party contractors give greater priority to the supply of other products over product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

∎	the reduction or termination of production or deliveries by suppliers, or the raising or prices or renegotiation of terms;

∎	the termination or nonrenewal of arrangements or agreements by our third-party contractors at a time that is costly or inconvenient for us;

∎	the breach by the third-party contractors of our agreements with them;

∎	the failure of third-party contractors to comply with applicable regulatory requirements, including cGMPs;

∎	the breach by the third-party contractors of our agreements with them;

∎	the failure of the third party to manufacture product candidates according to our specifications;

∎	the mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

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clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

∎	the misappropriation of our proprietary information, including our trade secrets and know-how.

Our current and anticipated future dependence upon others for the manufacture of product candidates may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

Our manufacturing process needs to comply with FDA regulations relating to the quality and reliability of such processes. Any failure to comply with relevant regulations could result in delays in or termination of our clinical programs and suspension or withdrawal of any regulatory approvals.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or other comparable foreign regulatory authorities, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or other comparable foreign regulatory authority does not approve these facilities for the manufacture of product candidates or if it withdraws any such approval in the future, we will need to find alternative manufacturing facilities, and those new facilities would need to be inspected and approved by FDA or other comparable foreign regulatory authority prior to commencing manufacturing, which would significantly impact our ability to develop, obtain marketing approval for or market product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of product candidates or drugs and harm our business and results of operations.

If our third-party manufacturers use hazardous materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical materials, by our third-party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

If we decide to establish collaborations, but are not able to establish those collaborations on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our drug development programs and the potential commercialization of product candidates will require substantial additional cash to fund expenses. Although we have not entered into any collaborations to date, we may seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities and provide for commercialization activities by third parties. Any of these relationships may require us to incur non-recurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.

We face significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. Whether we reach a definitive agreement for a collaboration depends, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of preclinical studies or clinical trials, the likelihood of approval by the FDA or other comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with us for our product candidate. Further, we may not be successful in our efforts to establish a collaboration or other alternative arrangements for product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential collaborators. Even if we are successful in entering into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators.

If and when we seek to enter into collaborations, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other research programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop product candidates or bring them to market and generate product revenue.

If conflicts arise between us and our collaborators or strategic partners, these parties may act in a manner adverse to us and could limit our ability to implement our strategies.

If conflicts arise between any corporate or academic collaborators or strategic partners and us, the other party may act in a manner adverse to us and could limit our ability to implement our strategies. Collaborators or strategic partners may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or strategic partners or to which the collaborators or strategic partners have rights, may result in the withdrawal of partner support for product candidates. Our collaborators or strategic partners may preclude us from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely, or fail to devote sufficient resources to the development and commercialization of products. Any of these developments could harm our product development efforts.

We may not realize the benefits of any acquisitions, in-license or other collaborations or strategic alliances that we enter into.

We have entered into the ARIAD License Agreement, and in the future we may seek and form strategic alliances, create joint ventures or collaborations, or enter into acquisitions or additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidate and any additional product candidates that we may develop.

These transactions can entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business. We may agree to and be bound by negative covenants which may limit our development and commercial opportunities. As a result, if we enter into collaboration agreements, strategic partnerships or license our products, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture, which could delay our timelines or otherwise adversely affect our business.

We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction or such other benefits that led us to enter into the arrangement. Failure to realize the benefits of any collaborations or strategic alliances may further cause us to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any planned sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we will need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop product candidates or bring them to market and generate product sales revenue, which would harm our business prospects, financial condition and results of operations.

Risks Related to Our Common Stock and this Offering

Prior to this offering, there has been no prior public market for our common stock, the stock price of our common stock may be volatile and may fluctuate substantially or may decline regardless of our operating performance and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our common stock following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

∎	overall performance of the equity markets;

∎	our operating performance and the performance of other similar companies;

∎	results from any clinical trials with our current and future product candidates or those of our competitors;

∎	changes in recommendations by securities analysts that elect to follow our common stock;

∎	regulatory or legal developments in the United States and other countries;

∎	the level of expenses related to future product candidates or clinical development programs;

∎	our failure to achieve product development goals in the timeframe we announce;

∎	announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;

∎	recruitment or departure of key personnel;

∎	the economy as a whole and market conditions in our industry, including conditions resulting from the COVID-19 pandemic;

∎	trading activity by a limited number of stockholders who together beneficially own a significant amount of our outstanding common stock;

∎	the expiration of market standoff or contractual lock-up agreements;

∎	the size of our market float; and

∎	any other factors discussed in this prospectus.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many biotechnology companies. Stock prices of many biotechnology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale and the market perceives that sales will occur.

Upon the completion of this offering, based on the number of shares of common stock outstanding as of June 30, 2021, we will have outstanding 35,863,960 shares of our common stock, after giving effect to the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 25,475,905 shares of common stock upon the completion of this offering.

All of the shares of common stock sold in this offering will be available for sale in the public market unless purchased by our affiliates or existing stockholders. Substantially all of our outstanding shares of common stock are currently restricted from resale as a result of securities laws or market standoff and lock-up agreements, as more fully described in “Shares Eligible for Future Sale.” Shares subject to market standoff and lock-up agreements will become available to be sold after the period ending 180 days after the date of this prospectus. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements. Jefferies LLC and SVB Leerink LLC may, in their discretion and with or without notice, permit our stockholders to sell shares prior to the expiration of the restrictive provisions contained in those lock-up agreements. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

After our initial public offering, certain of our stockholders (including certain of our affiliates) will have rights, subject to certain conditions, to require us to file registration statements covering approximately 25,475,905 shares or to include their shares in registration statements that we may file for ourselves or our stockholders, subject to market standoff and lockup agreements. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to existing market standoff or lock-up agreements (including the lock-up agreements described above).

Following this offering, we also intend to register shares of common stock that we have issued and may issue under our employee equity plans. As of September 15, 2021, there were 4,699,003 shares of common stock that were subject to outstanding options under our equity incentive plan, and 4,795,080 shares reserved for future issuance under equity plans that will become effective upon the effectiveness of the registration statement of which this prospectus is a part. Accordingly, these will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

The market price of the shares of our common stock could decline as a result of the sale of a substantial number of shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution and may experience additional dilution in the future.

The initial public offering price of our common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution. Based on an assumed initial public offering price of our common stock of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $9.16 per share, representing the difference between the assumed initial public offering price and the pro forma as adjusted net tangible book value per share of the common stock that you acquire in this offering. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of options to purchase common stock under our equity incentive plans, upon vesting of options to purchase common stock under our equity incentive plans, if we issue restricted stock to our employees under our equity incentive plans or if we otherwise issue additional shares of our common stock.

An active and liquid market for our common stock may not be sustained. As a result, you may not be able to resell your shares of common stock at or above the public offering price.

Prior to this offering, no market for shares of our common stock existed and an active trading market for our shares may never develop or be sustained following this offering. We will determine the initial public offering price for our common stock through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of our common stock after this offering. The market value of our common stock may decrease from the initial public offering price due to the lack of an active market. The lack of an active market may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, including at a price at or above the initial public offering price. The lack of an active market may also reduce the fair market value of investors’ shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies, technologies or other assets by using our shares of common stock as consideration.

We will have broad discretion in the use of the net proceeds of this offering and may not use them effectively or in ways that increase the value of our share price.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering, but we currently expect such uses will include funding the continued development of THE-630 and our EGFR inhibitor program and the research and development of additional pan-variant kinase inhibitor programs and for general corporate purposes. We will have broad discretion in the application of the net proceeds of this offering, including working capital and other general corporate purposes, and you and other stockholders may disagree with how we spend or invest these proceeds. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, our ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm our business and the trading price of our common stock may decline.

In connection with the audit of our financial statements as of and for each of the years ended December 31, 2019 and 2020, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness related to a lack of appropriately designed and implemented controls over the financial reporting relating to the accounting for the timing of the recognition of purchases.

We have taken and are taking steps to remediate this material weakness through the hiring of additional qualified accounting and finance personnel to provide needed levels of expertise in our internal accounting function and to implement appropriate controls over the recognition of invoices. However, we are still in the process of implementing these steps and cannot assure you that these measures will significantly improve or remediate the material weakness described above. We have identified other deficiencies in our internal control over financial reporting that have not risen to the level of a material weakness, which we are in the process of remediating. We expect to incur additional costs to remediate these control deficiencies, though there can be no assurance that our efforts will be successful or avoid potential future material weaknesses.

We, and our independent registered public accounting firm, were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2020 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. A material weakness may still exist when we report on the effectiveness of our internal control over financial reporting for purposes of our attestation when required by reporting requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or Section 404 of the Sarbanes-Oxley Act after this offering.

If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. We also could become subject to investigations by the Nasdaq Global Select Market, or Nasdaq, the SEC or other regulatory authorities.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm our business and the trading price of our common stock may decline.

After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with our fiscal year ending the year after this offering is completed, we must perform system and process design evaluation and testing of the effectiveness of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, including through hiring additional financial and accounting personnel, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. Prior to this offering, we have never been required to test our internal controls within a specified period and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

We have identified a material weakness in our internal control over financial reporting, and we may in the future discover additional weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls over financial reporting, we may not be able to produce timely and accurate financial statements. If that were to happen, our investors could lose confidence in our reported financial information, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, including equivalent foreign authorities.

We are an “emerging growth company” as defined in the JOBS Act and a “smaller reporting company” as defined in the Exchange Act, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

∎

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

∎	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act in the assessment of our internal control over financial reporting;

∎

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

∎	reduced disclosure obligations regarding executive compensation; and

∎	not being required to hold a non-binding advisory vote on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved.

In addition, as an emerging growth company, the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of our financials to those of other public companies more difficult.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means, among other things, the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” as defined in the Exchange Act, which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

The concentration of our stock ownership will likely limit your ability to influence corporate matters, including the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Based upon the number of shares outstanding as of August 31, 2021, prior to this offering, our executive officers, directors and the holders of more than 5% of our outstanding capital stock (including shares of our preferred stock that will convert into shares of common stock immediately prior to the completion of this offering), in the aggregate, beneficially owned approximately 83% of our common stock, and upon the completion of this offering, that same group, in the aggregate, will beneficially own approximately 64% of our common stock, assuming no purchases of shares in this offering by any members of this group, no exercise by the underwriters of their option to purchase additional shares, no exercise of outstanding options and after giving effect to the issuance of shares in this offering. As a result, these stockholders, acting together, will have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial. In addition, if OrbiMed Advisors LLC or its affiliated funds, which currently beneficially own securities representing approximately 59% of the voting power of our capital stock, purchase shares of our common stock in this offering, we may be a “controlled company” (within the meaning of the Nasdaq rules) upon the closing of this offering, depending on the amount of any such purchases. Under these rules, a controlled company may affirmatively elect not to comply with certain corporate governance requirements so long as it continues to be a controlled company. Although we intend to rely on Nasdaq’s corporate governance phase-in rules related to board and committee independence, we do not currently intend to take advantage of any controlled company exemptions, irrespective of whether we are eligible to do so at the completion of this offering. See “Management—Director Independence” and “Management—Committees of the Board of Directors.”

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect at the completion of this offering could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

Following the completion of this offering, our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect at the completion of this offering will contain provisions that may make the acquisition of our company more difficult, including the following:

∎	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

∎

the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

∎

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

∎	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

∎

the requirement that a special meeting of stockholders may be called only by a majority vote of our entire board of directors, the chairman of our board of directors or our chief executive officer, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

∎

the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the management of our business or our amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt; and

∎

advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision.

These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

For information regarding these and other provisions, see “Description of Capital Stock.”

Our amended and restated certificate of incorporation to be in effect after this offering designates the Court of Chancery of the State of Delaware and federal court within the State of Delaware as the exclusive forum for certain types of actions and proceedings that our stockholders may initiate, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation to be in effect after this offering provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

∎	derivative action or proceeding brought on our behalf;

∎	action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

∎	action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or bylaws; or

∎	other action asserting a claim against us that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created under the Exchange Act. Our amended and restated certificate of incorporation also provides that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce such a provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

General Risks

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

The amount of our future losses is uncertain and our quarterly operating results may fluctuate significantly, which will make our future results difficult to predict and may cause our results to fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

∎

the timing and success or failure of preclinical studies and clinical trials for product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

∎	our ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;

∎	our ability to obtain marketing approval for product candidates, and the timing and scope of any such approvals we may receive;

∎	the timing and cost of, and level of investment in, research and development activities relating to product candidates, which may change from time to time;

∎	the cost of manufacturing product candidates, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

∎	our ability to attract, hire and retain qualified personnel;

∎	expenditures that we will or may incur to develop additional product candidates;

∎	the level of demand for product candidates should they receive approval, which may vary significantly;

∎	the risk/benefit profile, cost and reimbursement policies with respect to product candidates, if approved, and existing and potential future therapeutics that compete with product candidates;

∎	the changing and volatile U.S. and global economic environments, including impact of the COVID-19 pandemic; and

∎	future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

Requirements associated with being a public company will increase our costs significantly, as well as divert significant company resources and management attention.

After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, the other rules and regulations of the SEC relating to public companies and the rules of Nasdaq. Compliance with the various reporting and other requirements applicable to public companies requires considerable time and attention of management. We cannot assure you that we will satisfy our obligations as a public company on a timely basis.

In addition, as a public company, it may be more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, our board committees or as executive officers.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no or only very few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who covers us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Data collection is governed by restrictive regulations governing the use, processing and cross-border transfer of personal information.

We are, and may increasingly become, subject to various laws and regulations, as well as contractual obligations and mandatory industry standards relating to privacy and security in the jurisdictions in which we operate. The regulatory environment related to data privacy and security is increasingly rigorous, with new and constantly changing requirements applicable to our business, and enforcement practices are likely to remain uncertain for the foreseeable future. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our business, financial condition, results of operations and prospects.

In the United States, various federal and state regulators, including governmental agencies like the Federal Trade Commission, have adopted, or are considering adopting, laws and regulations concerning personal information and data security. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. For example, the California Consumer Privacy Act of 2018, or the CCPA, which increases privacy rights for California residents and imposes obligations on companies that process their personal information and meet certain revenue or volume processing thresholds, came into effect on January 1, 2020, and was further amended by the California Privacy Rights Act, or the CPRA, on November 3, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California residents and provide such residents new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CPRA significantly modifies the CCPA by expanding residents’ rights with respect to certain personal information and creates a new state agency to oversee implementation and enforcement efforts. Many of the CPRA’s provisions will become effective on January 1, 2023. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches. This private right of action may increase the likelihood of, and risks associated with, data breach litigation, including class action litigation. In addition, laws in all 50 U.S. states require businesses to provide notice to individuals if certain of their personal information has been disclosed as a result of a qualifying data breach.

Moreover, the CCPA has prompted a number of proposals for new federal and state-level privacy legislation. State laws and regulations are not necessarily preempted by federal laws and regulations, such as HIPAA, particularly if a state affords greater protection to individuals than federal law. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and data we receive, use and share, potentially exposing us to additional expense, adverse publicity and liability. Legal requirements relating to the collection, storage, handling, and transfer of personal information and personal data continue to evolve and may result in increased public scrutiny and escalating levels of enforcement, sanctions and increased costs of compliance. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer, marketing or other processing of personal data. For example, the EU General Data Protection Regulation, or GDPR, which became effective on May 25, 2018, is wide-ranging in scope and imposes numerous requirements on companies that process personal data. Specifically, the GDPR greatly increased the European’s Commission’s jurisdictional reach of its data privacy and security laws and introduced a broad array of requirements for handling personal data, including, for example, requirements to establish a legal basis for processing, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals, a strengthened individual data rights regime, requirements to implement safeguards to protect the security and confidentiality of personal data that requires the adoption of administrative, physical and technical safeguards, shortened timelines for data breach notifications to appropriate data protection authorities or data subjects, limitations on retention and secondary use of information, increased requirements pertaining to health data and obligations to take certain measures when engaging third party processors in connection with the processing of personal data. EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, disclose, transfer and otherwise process personal data. In particular, the GDPR also imposes strict obligations, restrictions and rules concerning the rights of individuals to whom the personal data relates, the transfer of personal data to countries outside the European Economic Area, including the United States, security breach notifications and the security and confidentiality of personal data. The GDPR permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater, and other administrative penalties. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. Following the withdrawal of the United Kingdom from the European Union, data privacy and security laws that are substantially similar to the GDPR are in effect in the United Kingdom, which carry similar risks and authorize similar fines for certain violations.

Certain legal regimes outside of the United States, including in the United Kingdom and under the GDPR, prohibit the transfer of personal data to the United States unless certain measures are in place, including, for example, executing Standard Contractual Clauses, or historically, relying on the receiving entity’s certification under the EU-US and/or Swiss-US Privacy Shield Frameworks, or, collectively, the Privacy Shield Frameworks. The Privacy Shield Frameworks were invalidated, and the adequacy of Standard Contractual Clauses is now in question, following the Court of Justice of the European Union’s July 2020 decision in the so-called Schrems II case (Data Protection Commissioner v. Facebook Ireland Limited, Maximillian Schrems (Case C-311/18)). There is no guarantee that any transfer mechanism upon which we rely will be deemed to be valid by the relevant legal authorities, or that mechanisms that are currently deemed to be valid will remain valid in the future. This uncertainty, and its eventual resolution, may increase our costs of compliance, impede our ability to transfer data and conduct our business and harm our business or results of operations.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Any actual or alleged failure to comply with U.S. or international laws and regulations relating to privacy, data protection, and data security could result in governmental investigations, proceedings and enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity, harm to our reputation, and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information or impose other obligations or restrictions in connection with our use, retention and other processing of information, and we may otherwise face contractual restrictions applicable to our use, retention, and other processing of information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Comprehensive tax reform legislation could adversely affect our business and financial condition.

The rules dealing with United States federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service, or IRS, and the United States Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, the TCJA was enacted in 2017 and made significant changes to corporate taxation, including the reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, the limitation of the tax deduction for net interest expense to 30% of adjusted taxable income (except for certain small businesses), the limitation of the deduction for net operating losses from taxable years beginning after December 31, 2017 to 80% of current year taxable income and the elimination of net operating loss carrybacks generated in taxable years ending after December 31, 2017 (though any such net operating losses may be carried forward indefinitely), and the modification or repeal of many business deductions and credits, including a reduction of the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs.”

Additionally, on March 27, 2020, former President Trump signed into law the CARES Act, which, among other things, suspends the 80% limitation on the deduction for net operating losses in taxable years beginning before January 1, 2021, permits a 5-year carryback of net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally caps the limitation on the deduction for net interest expense at 50% of adjusted taxable income for taxable years beginning in 2019 and 2020.

The recent presidential and congressional elections in the United States could also result in significant changes in, and uncertainty with respect to, tax legislation, regulation and government policy directly affecting us and our business. For example, the United States government may enact significant changes to the taxation of business entities including, among others, a permanent increase in the corporate income tax rate, an increase in the tax rate applicable to the global intangible low-taxed income and elimination of certain exemptions, and the imposition of minimum taxes or surtaxes on certain types of income. The likelihood of these changes being enacted or implemented is unclear.

It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be promulgated or issued under existing or new tax laws, which could result in an increase in our or our stockholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

∎	the ability of our preclinical studies and future clinical trials to demonstrate safety and efficacy of product candidates and other positive results;

∎

the initiation, timing, progress, results and cost of our research and development programs and our current and future preclinical studies and planned clinical trials for current product candidate and other product candidates we may develop, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the studies or trials will become available, and our research and development programs;

∎	the timing, scope and likelihood of regulatory filings and approvals, including timing of INDs and final FDA approval of our current product candidate and any future product candidates we may develop;

∎	our ability to develop and advance our current product candidate and development programs into, and successfully complete, clinical trials;

∎	our manufacturing, commercialization, and marketing capabilities and strategy;

∎	our plans relating to commercializing product candidates, if approved, including the geographic areas of focus and sales strategy;

∎	the need to hire additional personnel and our ability to attract and retain such personnel;

∎	the size of the market opportunity for our product candidate and development programs, including our estimates of the number of patients who suffer from the diseases we are targeting;

∎	our competitive position and the success of competing therapies that are or may become available;

∎	the beneficial characteristics, and the potential safety, efficacy and therapeutic effects of product candidates;

∎	the potential advantages of our integrated research and development approach;

∎	our ability to obtain and maintain regulatory approval of product candidates;

∎	our plans relating to the further development of product candidates, including additional indications we may pursue;

∎	existing regulations and regulatory developments in the United States, Europe and other jurisdictions;

∎	our expectations regarding the impact of the COVID-19 pandemic on our business;

∎

our intellectual property position, including the scope of protection we are able to establish and maintain for intellectual property rights covering our current product candidates and other product candidates we may develop, including the extensions of existing patent terms where available, the validity of intellectual property rights held by third parties, and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;

∎

our continued reliance on third parties to conduct additional preclinical studies and planned clinical trials of product candidates, and for the manufacture of product candidates for preclinical studies and clinical trials;

∎

our ability to obtain, and negotiate favorable terms of, any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize product candidates;

∎	the pricing and reimbursement of current product candidates and other product candidates we may develop, if approved;

∎	the rate and degree of market acceptance and clinical utility of current product candidates and other product candidates we may develop;

∎	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

∎	our financial performance;

∎	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

∎	the impact of laws and regulations;

∎	our expectations regarding the period during which we will remain an emerging growth company under the JOBS Act;

∎	our anticipated use of our existing cash resources and the net proceeds from this offering;

∎	developments relating to our competitors and our industry; and

∎	other risks and uncertainties, including those listed under the caption “Risk Factors.”

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except as required by law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidate and development programs, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. The content of third-party sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Investors are cautioned not to give undue weight to any such information, projections and estimates. In particular, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $112.4 million, or approximately $129.8 million if the underwriters exercise their option to purchase additional shares in full, based upon an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, would increase (decrease) the net proceeds to us from this offering by approximately $7.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $14.0 million, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:

∎

approximately $85 million to $90 million to fund the continued development of THE-630, including the completion of our planned phase 1/2 clinical trial and the potential commencement of a registrational trial;

∎

approximately $45 million to $50 million to fund the continued development of our EGFR inhibitor program, including the nomination of a development candidate, IND submission and potential commencement of a clinical trial;

∎	approximately $25 million to $30 million to fund the research and development of additional pan-variant kinase inhibitor programs; and

∎	the remaining proceeds for general corporate purposes, which may include the hiring of additional personnel, capital expenditures and the costs of operating as a public company.

Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations and capital expenses into the second half of 2024.

In particular, we expect the net proceeds from this offering, together with our existing cash and cash of equivalents, will not be sufficient to fund any product candidates through regulatory approval, and we anticipate needing to raise additional capital to complete the development of and commercialize any product candidates. It is difficult to predict the cost and timing required to complete development and obtain regulatory approval of, and commercialize, product candidates due to, among other factors, our lack of experience as a company with initiating, conducting and completing preclinical studies and clinical trials, and uncertainty regarding the scope and design of clinical trials required to obtain regulatory approval, the rate of subject enrollment in our planned clinical trials, filing requirements with various regulatory agencies, clinical trial results, and the actual costs of manufacturing, supplying and commercializing product candidates and other factors outside of our control. The amounts and timing of our expenditures will depend upon numerous factors including the cost and results of our research and development efforts, the timing, cost and success of preclinical studies and any clinical trials we may commence in the future, the timing of regulatory submissions, our ability to obtain additional financing, the amount of cash obtained through future collaborations, if any, and any unforeseen cash needs.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of our preclinical, clinical and future development activities may vary significantly depending on numerous factors, including the factors listed above. As a result, we will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term and long-term interest-bearing instruments, investment-grade securities and direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, capital requirements, general business conditions, contractual restrictions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization, as of June 30, 2021, on:

∎	an actual basis;

∎

a pro forma basis, which reflects (i) the automatic conversion of all outstanding shares of our Series A Preferred Stock and Series B Preferred Stock into an aggregate of 25,475,905 shares of our common stock, as if such conversion occurred on June 30, 2021; and (ii) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective in connection with the completion of this offering; and

∎

a pro forma as adjusted basis, which reflects (i) all adjustments included in the pro forma column and (ii) the sale of 8,333,500 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information presented is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our financial statements and related notes included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	AS OF JUNE 30, 2021
	ACTUAL	PRO FORMA	PRO FORMA AS ADJUSTED(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$97,586	$97,586	$210,038

Preferred stock (Series A Preferred Stock and Series B Preferred Stock), $0.0001 par value per share: 33,701,081 shares authorized; 25,475,905 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	$141,181	$—	$—
Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value per share; no shares authorized, issued and outstanding, actual; 50,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.0001 par value per share: 41,083,993 shares authorized, 2,054,555 shares issued and outstanding, actual; 500,000,000 shares authorized, 27,530,460 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 35,863,960 shares issued and outstanding, pro forma as adjusted	—	3	4
Additional paid-in capital	1,484	142,662	255,013
Accumulated deficit	(45,550)	(45,550)	(45,550)

Total stockholders’ (deficit) equity	(44,066)	97,115	209,467

Total capitalization	$97,115	$97,115	$209,467

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $7.8 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of one million shares in the number of shares of common stock offered by us, as set forth on the cover of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $14.0 million, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock, pro forma and pro forma as adjusted in the table above, is based on 27,530,460 shares of our common stock outstanding as of June 30, 2021, assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 25,475,905 shares of common stock immediately prior to and in connection with the completion of this offering, and excludes the following:

∎

4,090,315 shares of our common stock issuable upon the exercise of options outstanding under the 2018 Plan, as of June 30, 2021 (excluding options forfeited after such date), with a weighted-average exercise price of $2.35 per share;

∎	608,688 shares of our common stock issuable upon the exercise of options outstanding under the 2018 Plan granted after June 30, 2021, with a weighted-average exercise price of $9.63 per share;

∎

4,395,080 shares of common stock that will become available for future issuance under the 2021 Plan (including 132,288 shares of common stock underlying options that will be granted to certain of our directors and an employee at the time of effectiveness of the 2021 Plan with an exercise price equal to the initial public offering price per share), which will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The 2021 Plan also provides for automatic annual increases in the number of shares reserved thereunder, as more fully described in the section titled “Executive Compensation—Equity Plans”; and

∎

400,000 shares of common stock that will become available for future issuance under the ESPP, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The ESPP also provides for automatic annual increases in the number of shares reserved thereunder, as more fully described in the section titled “Executive Compensation—Equity Plans.”

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of June 30, 2021, our historical net tangible book value (deficit) was $(44.9) million, or $(21.85) per share of common stock. Our historical net tangible book value (deficit) represents our total tangible assets reduced by the amount of our total liabilities and preferred stock, which is not included within our stockholders’ equity (deficit). Our historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by 2,054,555 shares of common stock outstanding as of June 30, 2021.

Our pro forma net tangible book value as of June 30, 2021, was $96.3 million, or $3.50 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding as of June 30, 2021, after giving effect to (i) the automatic conversion of all outstanding shares of our Series A Preferred Stock and Series B Preferred Stock into an aggregate of 25,475,905 shares of our common stock, as if such conversion occurred on June 30, 2021; and (ii) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective in connection with the completion of this offering.

After giving further effect to our sale of 8,333,500 shares of common stock in this offering, at an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2021 would have been $209.5 million, or $5.84 per share. This represents an immediate increase in pro forma net tangible book value per share of $2.34 to our existing stockholders and an immediate dilution per share of $9.16 to investors purchasing shares of common stock in this offering at the assumed initial public offering price. Dilution per share to investors purchasing shares of common stock in this offering is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$15.00
Historical net tangible book value (deficit) per share as of June 30, 2021	$(21.85)
Increase in pro forma net tangible book value per share attributable to the pro forma adjustments described above	25.35

Pro forma net tangible book value per share as of June 30, 2021	3.50
Increase in pro forma net tangible book value per share attributable to investor participating in this offering	2.34

Pro forma as adjusted net tangible book value per share after this offering		5.84

Dilution per share to investors purchasing shares of common stock in this offering		$9.16

The pro forma as adjusted dilution information discussed above is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.22, and the dilution per share to investors purchasing shares of common stock in this offering by $0.78 per share, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by $0.22 and decrease the dilution per share to investors purchasing shares of common stock in this offering by $0.22, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma as adjusted net tangible book value per share after this offering by $0.23 and increase the dilution per share to investors purchasing shares of common stock in this offering by $0.23, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full at the assumed initial public offering price of $15.00 per share, the pro forma as adjusted net tangible book value per share of our common stock after this offering would be $6.11 per share, and the dilution per share to investors purchasing shares of common stock in this offering would be $8.89 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis described above, as of June 30, 2021, (i) the number of shares of common stock purchased, or to be purchased, from us, (ii) the total consideration paid, or to be paid, to us, and (iii) the weighted-average price per share paid, or to be paid, in each case by our existing stockholders and by investors purchasing shares in this offering at the assumed initial public offering price of $15.00 per share, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	SHARES PURCHASED		TOTAL CONSIDERATION		WEIGHTED- AVERAGE PRICE PER SHARE
	NUMBER	PERCENT	AMOUNT	PERCENT
Existing stockholders	27,530,460	76.8%	$121,497,949	49.3%	$4.41
Investors purchasing shares in this offering	8,333,500	23.2	125,002,500	50.7	15.00

Total	35,863,960	100.0%	$246,500,449	100.0%

The table above assumes no exercise of the underwriters’ option to purchase additional shares of common stock in this offering. If the underwriters exercise their option to purchase additional shares in full, the number of shares held by existing stockholders will be reduced to 74.2% of the total number of shares of common stock to be outstanding upon completion of this offering, and the number of shares of common stock held by investors participating in this offering will be increased to 25.8% of the total number of shares of common stock to be outstanding upon completion of the offering

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) total consideration paid by investors purchasing shares of common stock in this offering by $8.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by investors purchasing shares of common stock in this offering by $15.0 million, assuming no change in the assumed initial public offering price, and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing tables and calculations (other than the historical net tangible book value calculation), is based on 27,530,460 shares of our common stock outstanding as of June 30, 2021, assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 25,475,905 shares of common stock immediately prior to and in connection with the completion of this offering, and excludes the following:

∎

4,090,315 shares of our common stock issuable upon the exercise of options outstanding under the 2018 Plan, as of June 30, 2021 (excluding options forfeited after such date), with a weighted-average exercise price of $2.35 per share;

∎	608,688 shares of our common stock issuable upon the exercise of options outstanding under the 2018 Plan granted after June 30, 2021, with a weighted-average exercise price of $9.63 per share;

∎

4,395,080 shares of common stock that will become available for future issuance under the 2021 Plan (including 132,288 shares of common stock underlying options that will be granted to certain of our directors and an employee at the time of effectiveness of the 2021 Plan with an exercise price equal to the initial public offering price per share), which will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The 2021 Plan also provides for automatic annual increases in the number of shares reserved thereunder, as more fully described in the section titled “Executive Compensation—Equity Plans”; and

∎

400,000 shares of common stock that will become available for future issuance under the ESPP, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The ESPP also provides for automatic annual increases in the number of shares reserved thereunder, as more fully described in the section titled “Executive Compensation—Equity Plans.”

To the extent that any outstanding options are exercised or new options are issued under our equity benefit plans, or we issue additional shares of common stock or other securities convertible into or exercisable or exchangeable for shares of our capital stock in the future, there will be further dilution to investors purchasing shares of common stock in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.

Overview

We are a biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. Our development programs are designed to address drug resistance mutations in key driver oncogenes, which are mutated genes that cause cancer. Resistance mutations limit the efficacy of existing targeted therapies by rendering tumor cells unresponsive to drugs, and therefore present a critical challenge in cancer treatment today. Our initial focus is on developing the next generation of tyrosine kinase inhibitors, or TKIs, and is rooted in the critical role that tyrosine kinases play in the development of cancer. Despite the commercial success of approved TKIs, the development of drug resistance is a persistent limitation, narrowing the number of effective treatment options available to patients as they progress through subsequent lines of therapy.

Our goal is to develop “pan-variant” kinase inhibitors—inhibitors that target all major cancer causing and drug resistance mutations in clinically significant protein kinases. We believe that truly pan-variant inhibitors are required to effectively inhibit the heterogeneous mix of resistance mutations found in patients, and may also suppress the emergence of new mutations when used in earlier lines of therapy. To develop such inhibitors, we deploy our novel predictive resistance assay, or PRA, a highly differentiated cell-based method for testing TKIs that we believe is predictive for “pan-ness.”

Our lead product candidate, THE-630, is a pan-variant inhibitor of all major classes of activating and resistance mutations of the KIT kinase, or a pan-KIT inhibitor, for the treatment of gastrointestinal stromal tumors, or GIST, a type of cancer characterized by oncogenic activation of KIT. THE-630 is derived from intellectual property exclusively licensed to us by ARIAD Pharmaceuticals, Inc., or ARIAD. We have recently submitted an Investigational New Drug, or IND, application to the U.S. Food and Drug Administration, or FDA, for the evaluation of THE-630 in patients with advanced GIST whose disease has developed resistance to prior KIT-targeting therapies and, if cleared by the FDA, we plan to initiate a phase 1/2 dose escalation and expansion clinical trial between late fourth quarter 2021 and mid-first quarter 2022.

Our second program is focused on next-generation inhibitors of epidermal growth factor receptor, or EGFR, that are active against C797S, the most common EGFR mutation that causes resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer, or NSCLC. We have developed a series of fourth-generation EGFR inhibitors designed to inhibit the full range of single-, double- and triple-mutant variants found in the tumors of patients with EGFR-mutant NSCLC that have developed resistance to osimertinib in first- or later-line therapy, including the C797S mutation. We intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies.

Since our inception in December 2017, our operations have focused on organizing and staffing our company, business planning, raising capital, establishing our intellectual property portfolio and performing research and development activities, including with respect to our pan-KIT and fourth generation EGFR inhibitor programs. We do not have any products approved for sale and have not generated any revenue from product sales. To date, we have financed our operations primarily with proceeds from sales of shares of our Series A Preferred Stock, par value $0.0001, or our Series A Preferred Stock, and Series B Preferred Stock, par value $0.0001, or our Series B

Preferred Stock, which we refer to collectively as our Preferred Stock. From inception through June 30, 2021, we have raised aggregate gross proceeds of approximately $120 million through the sale and issuance of our Preferred Stock.

We have incurred significant operating losses since inception. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more product candidates. Our net losses for years ended December 31, 2019 and 2020 were $7.2 million and $12.0 million, respectively. Our net losses for the six months ended June 30, 2020 and June 30, 2021 were $7.7 million and $11.3 million, respectively. As of December 31, 2020 and June 30, 2021, we had an accumulated deficit of $34.3 million and $45.6 million, respectively. We expect to continue to incur significant and increasing losses for the foreseeable future. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

∎	initiate clinical development of THE-630;

∎	advance our fourth-generation EGFR inhibitor program and other compounds we may develop in the future from discovery through preclinical development and clinical trials;

∎	seek marketing approvals for any product candidates that successfully complete clinical trials;

∎	obtain, expand, maintain, defend and enforce our intellectual property portfolio;

∎	hire additional clinical, regulatory and scientific personnel;

∎	ultimately establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

∎	establish agreements with contract research organizations, or CROs, and contract manufacturing organizations, or CMOs; and

∎

add operational, legal, compliance, financial and management information systems and personnel to support our research, product development and future commercialization efforts, as well as to support our operations as a public company.

Our net losses may fluctuate significantly from period to period, depending on the timing of expenditures related to our research and development activities.

We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for a product candidate. In addition, if we obtain regulatory approval for a product candidate and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing and distribution activities.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings, debt financings or other capital sources, which could include collaborations, strategic alliances or licensing arrangements. We may be unable to raise additional funds or enter into such arrangements when needed, on favorable terms, or at all. Our failure to raise capital or enter into such agreements as, and when, needed, could have a material adverse effect on our business, results of operations, and financial condition, including requiring us to have to delay, reduce or eliminate product development or future commercialization efforts.

Because of the numerous risks and uncertainties associated with development of targeted oncology therapies, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. We will need to generate significant revenue to achieve profitability, and we may never do so. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

As of June 30, 2021, we had $97.6 million in cash and cash equivalents. Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations and capital expenses into the second half of 2024. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See section titled “—Liquidity and Capital Resources.”

Impact of COVID-19 on Our Business

The global coronavirus disease 2019, or COVID-19, pandemic continues to evolve, and we will continue to monitor the COVID-19 situation. The extent of the impact of the COVID-19 pandemic on our business, operations and development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our CMOs, CROs, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our business, operations and development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain and is subject to change.

Components of Our Results of Operations

Revenue

We have not generated any revenue since our inception and do not expect to generate any revenue from the sale of products or from other sources in the near future, if at all. If our development efforts for our current product candidate, THE-630, or additional product candidates that we may develop in the future are successful and result in marketing approval or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from a combination of product sales or payments from such collaboration or license agreements.

Operating Expenses

Research and Development Expenses

Research and development expenses account for a significant portion of our operating expenses and consist primarily of costs incurred in connection with the discovery and preclinical development of our potential development candidates, and include:

∎	salaries, benefits, stock-based compensation and other related costs for individuals involved in research and development activities;

∎	external research and development expenses incurred under agreements with CROs and consultants that conduct our preclinical studies and other scientific development services;

∎	costs incurred under agreements with CMOs for manufacturing material for our preclinical studies and planned clinical trials; and

∎	costs related to compliance with regulatory requirements.

We expense research and development costs as incurred. We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors or our estimate of the level of service that has been performed at each reporting date. Payments for these external development activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid expenses or accrued expenses. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized, even when there is no alternative future use for the research and development. The capitalized amounts are expensed as the related goods are delivered or the services are performed.

A significant portion of our research and development costs have been external costs, which we track after a clinical product candidate has been identified. We utilize third party contractors for our research and development activities and CMOs for our manufacturing activities and we do not have our own laboratory or manufacturing facilities. Therefore, we have no material facilities expenses attributed to research and development. Our internal research and development costs are primarily personnel-related costs and other indirect costs.

Research and development activities are central to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we initiate a clinical trial for our product candidate, THE-630, and continue to discover and develop additional product candidates, expand our headcount and maintain, expand and enforce our intellectual property portfolio. If any product candidates enter into later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. There are numerous factors associated with the successful development and commercialization of any product candidates we may develop in the future, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development program and plans.

The successful development of our current product candidate, THE-630, or any product candidates we may develop in the future is highly uncertain. Therefore, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development and commercialization of THE-630 and any other product candidates we may develop. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of any current or future product candidate, if approved. This is due to the numerous risks and uncertainties associated with product development, including the uncertainty of:

∎	the timing and progress of preclinical and clinical development activities;

∎	the number and scope of preclinical and clinical programs we decide to pursue;

∎	our ability to maintain our current research and development programs and to establish new programs;

∎	successful patient enrollment in, and the initiation and completion of, clinical trials;

∎	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

∎	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities;

∎	our ability to establish new licensing or collaboration arrangements;

∎	the performance of our future collaborators, if any;

∎	our ability to establish arrangements with third-party manufacturers for the commercial supply of products that receive marketing approval, if any;

∎	development and timely delivery of commercial-grade drug formulations that can be used in our planned clinical trials and for commercialization;

∎	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

∎	commercializing product candidates, if approved, whether alone or in collaboration with others; and

∎	maintaining a continued acceptable safety profile of the product candidates following approval.

Any changes in the outcome of any of these variables with respect to the development of THE-630 or any future product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect, or if we experience significant delays in enrollment in any clinical trials following the FDA’s acceptance and clearance of an IND application, we could be required to expend significant additional financial resources and time to complete clinical development than we currently expect. We may never obtain regulatory approval for any product candidates that we develop.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits, and stock-based compensation expenses for personnel in executive, finance, accounting, human resources and other administrative functions. Other significant general and administrative expenses include legal fees relating to patent, intellectual property and corporate matters, and fees paid for accounting, consulting and other professional services, and expenses for rent, insurance and other operating costs.

We anticipate that our general and administrative expenses will increase in the future as our business expands to support our continued research and development activities, including any future clinical trials. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, among other expenses. We also anticipate increased expenses associated with being a public company, including costs for audit, legal, regulatory and tax-related services related to compliance with the rules and regulations of the Securities and Exchange Commission, or SEC, listing standards applicable to companies listed on a national securities exchange, director and officer insurance premiums and investor relations costs. In addition, if we obtain regulatory approval for our current product candidate or any product candidates we may develop in the future and do not enter into a third-party commercialization collaboration, we expect to incur significant expenses related to building a sales and marketing team to support product sales, marketing and distribution activities.

Total Other Income (Expense), Net

Change in Fair Value of Preferred Stock Tranche Rights and Anti-dilution Right

Total other income (expense), net consists of fluctuations in the fair value of our Preferred Stock tranche rights and our anti-dilution right. The Preferred Stock tranche rights, or the Tranche Rights, relate to our obligation to issue, and investors’ obligation to purchase in three subsequent tranches, additional shares of our Series A Preferred Stock following the initial closing of our Series A Preferred Stock financing in June 2018. We issued shares of our Series A Preferred Stock in January 2020 and July 2020 pursuant to these rights. The final tranche was cancelled in December 2020 upon termination of the purchase agreement entered into in connection with the purchase and sale of the Series A Preferred Stock (as amended and restated), or the Series A Preferred Stock Purchase Agreement. The Tranche Rights were classified as a liability on our balance sheet and initially recorded at fair value. The Tranche Rights were subsequently revalued until the tranches were settled, with changes in fair value for each reporting period recognized in other expense, net. Upon the purchase of the Tranche Right shares, the fair value of the related Tranche Right was recognized as Series A Preferred Stock. This obligation was fully satisfied in December 2020 when the Series A Preferred Stock Purchase Agreement was terminated.

The anti-dilution right, or Anti-dilution Right, relates to our obligation to issue additional shares of Series A Preferred Stock to ARIAD for no consideration upon the achievement of certain milestones set forth in the Series A Preferred Stock Purchase Agreement. In accordance with the Anti-dilution Right, we issued ARIAD additional shares of Series A Preferred Stock in January 2020 and July 2020. We determined that the Anti-dilution Right was a freestanding financial instrument, and it was classified as an asset or liability on our balance sheets and initially recorded at fair value. The Anti-dilution Right was subsequently revalued until anti-dilution shares were issued or the Anti-dilution Right was terminated, with changes in fair value for each reporting period recognized in other expense, net. Upon issuance of the Anti-dilution shares, the fair value of the Anti-dilution Right was recognized as Series A Preferred Stock. This Anti-dilution Right was fully satisfied as of the termination of the Series A Preferred Stock Purchase Agreement in December 2020.

Other Income (Expense)

Other income (expense) primarily consists of interest income, which is earned on cash equivalents that generate interest on a monthly basis, and state and franchise taxes.

Results of Operations

Comparison of the Six Months Ended June 30, 2020 and 2021

The following table summarizes our results of operations for the six months ended June 30, 2020 and 2021 (in thousands):

	SIX MONTHS ENDED JUNE 30,
	2020	2021	CHANGE
Operating expenses:
Research and development	$2,194	$8,310	$6,116
General and administrative	325	2,993	2,668

Total operating expenses	2,519	11,303	8,784

Loss from operations	2,519	11,303	8,784
Other income (expense), net:
Change in fair value of preferred stock tranche rights	(3,969)	—	3,969
Change in fair value of anti-dilution right	(1,190)	—	1,190
Other income, net	—	23	23

Total other income (expense), net	(5,159)	23	5,182

Net loss	$(7,678)	$(11,280)	$3,602

Research and Development Expenses

The following table summarizes our research and development expenses for the six months ended June 30, 2020 and 2021 (in thousands):

	SIX MONTHS ENDED JUNE 30,
	2020	2021	CHANGE
Pan-KIT inhibitor program (THE-630)	$608	$5,033	$4,425
Fourth-generation EGFR inhibitor program	649	450	(199)
Salaries and other unallocated	937	2,827	1,890

	$2,194	$8,310	$6,116

Research and development expenses increased by approximately $6.1 million from $2.2 million for the six months ended June 30, 2020 to $8.3 million for the six months ended June 30, 2021. The increase in research and development expenses was primarily attributable to the following:

∎	a $4.4 million increase in costs related to the preclinical development of THE-630 as it progressed into the GLP toxicology phase;

∎

a $1.9 million increase in salaries and other unallocated expenses, including stock-based compensation expense of $0.9 million and salary expense of $1.0 million, primarily due to an increase in headcount; and

∎	a $0.2 million decrease in costs related to our fourth-generation EGFR inhibitor program, primarily due to a decrease in CMO expenses.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the six months ended June 30, 2020 and 2021 (in thousands):

	SIX MONTHS ENDED JUNE 30,
	2020	2021	CHANGE
Personnel-related expenses (including stock-based compensation)	$58	$1,327	$1,269
Facilities and supplies	54	36	(18)
Legal and professional fees	203	1,408	1,205
Other expenses	10	222	212

	$325	$2,993	$2,668

General and administrative expenses increased by approximately $2.7 million from $0.3 million for the six months ended June 30, 2020 to $3.0 million for the six months ended June 30, 2021. The increase in general and administrative expenses was primarily attributable to the following:

∎

a $1.3 million increase in personnel costs, including stock-based compensation expense of $0.6 million, recruiting expense of $0.4 million, and salary expense of $0.2 million, primarily due to an increase in headcount; and

∎	a $1.2 million increase in professional fees, including legal and audit expenses.

Total Other Expense, Net

The change in total other income (expense) from $5.2 million of expense for the six months ended June 30, 2020 to $23,000 of income for the six months ended June 30, 2021 was almost entirely due to the remeasurement of the Tranche Rights and the Anti-dilution Right prior to the settlement of the rights through the issuance of the related Series A Preferred Stock and the termination of the Series A Preferred Stock Purchase Agreement. In the six months ended June 30, 2020, we recognized a total of $5.2 million of expense relating to the remeasurement of these freestanding financial instruments. During the six months ended June 30, 2021, we recognized a total of $23,000 of interest income.

Comparison of the Years Ended December 31, 2019 and 2020

The following table summarizes our results of operations for the years ended December 31, 2019 and 2020 (in thousands):

	YEAR ENDED DECEMBER 31,
	2019	2020	CHANGE
Operating expenses:
Research and development	$4,124	$5,958	$1,834
General and administrative	818	878	60

Total operating expenses	4,942	6,836	1,894

Loss from operations	4,942	6,836	1,894
Other income (expense), net:
Change in fair value of preferred stock tranche rights	(1,613)	(3,968)	2,355
Change in fair value of anti-dilution right	(623)	(1,190)	567
Other income (expense), net	(5)	(3)	(2)

Total other income (expense), net	(2,241)	(5,161)	2,920

Net loss	$(7,183)	$(11,997)	$4,814

Research and Development Expenses

The following table summarizes our research and development expenses for the years ended December 31, 2019 and 2020 (in thousands):

	YEAR ENDED DECEMBER 31,
	2019	2020	CHANGE
Pan-KIT inhibitor program (THE-630)	$718	$1,848	$1,130
Fourth-generation EGFR inhibitor program	1,468	1,666	198
Other terminated programs	214	—	(214)
Salaries and other unallocated	1,724	2,444	720

	$4,124	$5,958	$1,834

Research and development expenses increased by approximately $1.8 million from $4.1 million for the year ended December 31, 2019 to $6.0 million for the year ended December 31, 2020. The increase in research and development expenses was primarily attributable to the following:

∎	a $1.1 million increase in costs related to the preclinical development of THE-630 as it progressed into the GLP toxicology phase;

∎	a $0.2 million increase in expenses related to our fourth-generation EGFR inhibitor program, as we conducted and further progressed this program through preclinical studies;

∎

a $0.7 million increase in salaries and other unallocated expenses, including a $0.6 million increase in stock-based compensation expense related to the increase in headcount in 2020 to support the advancement of our preclinical studies; and was offset by

∎	a $0.2 million decrease in costs related to the winding down in 2019 of a program we ultimately terminated in 2020.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the years ended December 31, 2019 and 2020 (in thousands):

	YEAR ENDED DECEMBER 31,
	2019	2020	CHANGE
Personnel-related expenses (including stock-based compensation)	$261	$410	$149
Facilities and supplies	125	83	(42)
Legal and professional fees	379	356	(23)
Other expenses	53	29	(24)

	$818	$878	$60

General and administrative expenses increased by approximately $0.1 million from $0.8 million for the year ended December 31, 2019 to $0.9 million for the year ended December 31, 2020. The increase in general and administrative expenses was primarily attributable to the increase in stock-based compensation expense during the year ended December 31, 2020.

Total Other Expense, Net

The increase in total other expense, net from $2.2 million for the year ended December 31, 2019 to $5.2 million for the year ended December 31, 2020 was almost entirely due to the remeasurement of the Tranche Rights and the Anti-dilution Right prior to the settlement of the rights through the issuance of the related Series A Preferred Stock and the termination of the Series A Preferred Stock Purchase Agreement. In 2020, we recognized a total of $5.2 million of expense for the remeasurement of these freestanding financial instruments, compared to $2.2 million for the year ended December 31, 2019.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have incurred significant losses in each period and on an aggregate basis. We have not yet commercialized any product candidates, and we do not expect to generate revenue from sales of any product candidates or from other sources for several years, if at all. As of June 30, 2021, we had $97.6 million in cash and cash equivalents, and we had an accumulated deficit of $45.6 million. We have funded our operations primarily with gross proceeds of $120 million from sales of our Preferred Stock through June 30, 2021.

Cash Flows

The following table provides information regarding our cash flows for each of the periods presented (in thousands):

	SIX MONTHS ENDED JUNE 30,		YEAR ENDED DECEMBER 31,
	2020	2021	2019	2020
Net cash used in operating activities	$(2,379)	$(11,958)	$(4,807)	$(4,852)
Net cash provided by financing activities	2,997	101,087	2,993	11,992

Net (decrease) increase in cash	$618	$89,129	$(1,814)	$7,140

Net Cash Provided by Operating Activities

Net cash used in operating activities for the six months ended June 30, 2020 was $2.4 million, and was primarily due to our net loss of $7.7 million, partially offset by the $4.0 million increase in fair value of the Tranche Rights, the $1.2 million increase in fair value of Anti-dilution right, and stock-based compensation expense of $0.2 million.

Net cash used in operating activities for the six months ended June 30, 2021 was $12.0 million, and was primarily due to our net loss of $11.3 million, uses of cash for prepaid expenses and other current assets of $1.6 million and other assets of $1.9 million, partially offset by $1.5 million of stock-based compensation expense and a $1.1 million decrease in accrued expenses and other current liabilities.

Net cash used in operating activities for the year ended December 31, 2019 was $4.8 million, and was primarily due to our net loss of $7.2 million, partially offset by non-cash charges, including the increase in the value of Tranche Rights of $1.6 million, the increase in fair value of the Anti-dilution Right of $0.6 million and stock-based compensation expense of $0.3 million.

Net cash used in operating activities for the year ended December 31, 2020 was $4.9 million, and was primarily due to our net loss of $12.0 million, partially offset by the $4.0 million increase in the fair value of the Tranche Rights, the $1.2 million increase in fair value of the Anti-dilution Right and stock-based compensation expense of $1.1 million.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2020 was $3.0 million, resulting entirely from proceeds received from the issuance and sale of shares of our Series A Preferred Stock, net of issuance costs.

Net cash provided by financing activities for the six months ended June 30, 2021 was $101.1 million, resulting from proceeds of $99.9 million received from the issuance and sale of shares of our Series B Preferred Stock, net of issuance costs, and $1.4 million in proceeds from the early exercise of stock options, partially offset by the use of $0.2 million of cash for the payment of expenses related to this offering.

Net cash provided by financing activities for the years ended December 31, 2019 and 2020 was $3.0 million and $12.0 million, respectively, resulting entirely from proceeds received from the issuance and sale of shares of our Series A Preferred Stock, net of issuance costs.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing research and development activities, particularly as we continue research and development and advance THE-630 into a clinical trial and advance the preclinical development of our other programs. In addition, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. As a result, we expect to incur substantial operating losses and negative operating cash flows for the foreseeable future.

Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations and capital expenses into the second half of 2024. However, we have based this estimate on assumptions that may prove to be wrong, and we could exhaust our capital resources sooner than we expect.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on, and could increase significantly as a result of, many factors, including:

∎	the scope, timing, progress, results and costs of preclinical and clinical development activities;

∎	the costs, timing and outcome of regulatory review of product candidates;

∎	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any product candidates for which we receive marketing approval;

∎	the costs of establishing and maintaining arrangements with third party manufacturers for the commercial supply of products that receive marketing approval, if any;

∎	the revenue, if any, received from commercial sale of our products, should any product candidates receive marketing approval;

∎	the cash requirements of any future acquisitions or discovery of product candidates;

∎	the cost and timing of attracting, hiring and retaining skilled personnel to support our operations and continued growth;

∎	the cost of implementing operational, financial and management systems;

∎	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

∎	our ability to establish and maintain collaborations, strategic partnerships or marketing, distribution, licensing or other strategic arrangements with third parties on favorable terms, if at all;

∎	the timing, receipt and amount of sales of, or milestone payments related to or royalties on, current or future product candidates, if any; and

∎	the costs associated with operating as a public company.

A change in the outcome of any of these or other variables with respect to the development of our pan-KIT or EGFR inhibitor programs or any product or development candidate we may develop in the future could significantly change the costs and timing associated with our development plans. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings or other capital sources, which could include collaborations, strategic alliances or licensing arrangements. We currently have no credit facility or committed sources of capital. Adequate additional funds may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our existing stockholders may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect the rights of such stockholders. Debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business.

If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research program or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

Contractual Obligations

We did not have during the periods presented, and we do not currently have, any material contractual obligations, other than as described below. Refer to Note 7 in our financial statements included elsewhere in this prospectus for further details.

License Agreement

We may incur contingent royalty payments that we are required to make under our license agreement with ARIAD, pursuant to which we have in-licensed certain intellectual property used to develop THE-630. Due to the uncertainty of the achievement and timing of the events requiring payment under our license agreement with ARIAD, the amounts to be paid by us are not fixed or determinable at this time. We are required to pay ARIAD royalties on all sales of licensed products, with such royalty percentages in the low- to mid-single digits of sales. We have not paid any royalties to date as we have no products commercially approved for sale. For additional information regarding the license agreement and royalties payable to ARIAD, see the section titled “Business—ARIAD License Agreement.”

Lease

On September 16, 2021, we entered into an agreement to lease 7,351 square feet of office space in Cambridge, Massachusetts, which is expected to serve as our headquarters. The lease term is seven years, with a one-time option right to extend the term five additional years, and is expected to commence in the first quarter of 2022. The annual base rent under the lease is approximately $0.8 million for the first year of the lease and is subject to annual increases of 3% thereafter over the initial seven-year lease term. We provided a security deposit in the form of a letter of credit in the amount of approximately $0.4 million upon signing, pursuant to the terms of the lease.

Internal Control Over Financial Reporting

In connection with the audit of our financial statements as of and for each of the years ended December 31, 2019 and 2020, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness related to a lack of appropriately designed and implemented controls over the financial reporting relating to the accounting for the timing of the recognition of purchases.

We have taken and are taking steps to remediate this material weakness through the hiring of additional qualified accounting and finance personnel to provide needed levels of expertise in our internal accounting function and to implement appropriate controls over the recognition of invoices. However, we are still in the process of implementing these steps and cannot assure you that these measures will significantly improve or remediate the material weakness described above. We have identified other deficiencies in our internal control over financial reporting that have not risen to the level of a material weakness, which we are in the process of remediating. We expect to incur additional costs to remediate these control deficiencies, though there can be no assurance that our efforts will be successful or avoid potential future material weaknesses.

See the section titled “Risk Factors—Risks Related to Our Common Stock and this Offering—We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, our ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm our business and the trading price of our common stock may decline.”

Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make judgments and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported periods. We base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates, if any, will be reflected in the financial statements prospectively from the date of change in estimates.

While our accounting policies are described in more detail in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies used in the preparation of our financial statements require the most significant judgments and estimates. See Note 2 to our audited financial statements and Note 2 to our unaudited financial statements included elsewhere in this prospectus for a description of our other significant accounting policies.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued third-party research and development expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.

We base our expenses related to research and development activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct research and development activities on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid balance accordingly. Non-refundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although we do not expect our estimates to be materially different from amounts incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts incurred.

Tranche Rights and Anti-dilution Rights

The initial fair value of the Tranche Rights recognized in connection with our issuance of our Series A Preferred Stock in June 2018 and the Anti-dilution Rights issued to ARIAD in June 2018 were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. The initial fair values of the obligations were estimated based on the results of valuations performed in connection with the initial issuance of our Series A Preferred Stock. These obligations were remeasured prior to the issuance of subsequent tranches and anti-dilution shares and at each subsequent reporting period. See Note 8 to our audited financial statements included elsewhere in this prospectus for additional information regarding our issuances of Preferred Stock.

Each Tranche Right and Anti-dilution Right was valued as a forward contract. The values were determined using a probability-weighted present value calculation. In determining the fair values, estimates and assumptions impacting fair value included the future value of our Series A Preferred Stock, risk free interest rates, estimated years to liquidity and probability of each milestone being achieved. We determined the per share future value of the shares of Series A Preferred Stock by back-solving to the initial proceeds of the Series A Preferred Stock financing. We remeasured each Tranche Right and Anti-dilution Right at each reporting period and prior to settlement. The purchase price of the Series A Preferred Stock at initial issuance, and all subsequent issuances, was higher than the fair value of our common stock.

Stock-Based Compensation

We measure stock-based compensation based on the grant date fair value of the stock-based awards and recognize stock-based compensation expense on a straight-line basis over the requisite service period of the awards, which is generally the vesting period of the respective award. For non-employee awards, compensation expense is recognized as the services are provided, which is generally ratably over the vesting period. We account for forfeitures as they occur. On January 1, 2018, we adopted, using the modified retroactive approach, the guidance of Accounting Standard Update, or ASU, 2018-07, Compensation — Stock Compensation (Topic 718) — Improvements to Nonemployee Share-Based Payment Accounting, and account for awards to non-employees using the grant date fair value without subsequent periodic remeasurement. The adoption of ASU 2018-07 did not have a material effect on our financial statements.

We classify stock-based compensation expense in our statements of operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified. In future periods, we expect stock-based compensation expense to increase, due in part to our existing unrecognized stock-based compensation expense and as we grant additional stock-based awards to continue to attract and retain our employees.

We determine the fair value of restricted common stock awards granted based on the fair value of our common stock. We determine the fair value of the underlying common stock based on input from management and the board of directors, utilizing the valuation of our company’s enterprise value determined utilizing various methods including the back-solve method. The total enterprise value, determined from the back-solve method, was then allocated to the various outstanding equity instruments, including the underlying common stock, utilizing the OPM or a hybrid of the probability-weighted expected return method, or PWERM, and the OPM.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the expected stock price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the option, and our expected dividend yield. As there is currently no public market for our common stock, we determined the volatility for awards granted based on an analysis of reported data for a group of guideline companies that issued options with substantially similar terms. The expected volatility has been determined using a weighted-average of the historical volatility measures of this group of guideline companies. We expect to estimate expected volatility based on the group of guideline companies until we have adequate historical data regarding the volatility of our own traded stock price. The expected term of our stock options granted to employees and non-employees has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. We have not paid, and do not anticipate paying, dividends on our common stock; therefore, the expected dividend yield is assumed to be zero.

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been approved by our board of directors, with input from management, as of the date of each award grant, considering our most recently available independent third-party valuations of common stock and any additional objective and subjective factors that we believed were relevant and which may have changed from the date of the most recent valuation through the date of each award grant. The independent third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. We estimated the value of our equity using the market approach and a precedent transaction method which “back-solves” the equity value that yields a specific value for our Series A Preferred Stock. We allocated the equity value to our common stock and shares of our preferred stock using either an OPM or a hybrid method, which is a hybrid between the OPM and the PWERM. The hybrid method we utilized estimates the probability-weighted value across multiple scenarios, but uses the OPM to estimate the allocation of value within at least one of the scenarios. In addition to the OPM, the hybrid method considers an IPO scenario in which the shares of convertible preferred stock are assumed to convert to common stock. The future value of the common stock in the IPO scenario is discounted back to the valuation date at an appropriate risk adjusted discount rate. In the hybrid method, the present value indicated for each scenario is probability weighted to arrive at an indication of value for the common stock.

In addition to considering the results of the valuations, management considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, which may be a date later than the most recent third-party valuation date, including:

∎

the prices of our preferred securities sold to or exchanged between outside investors in arm’s length transactions, if any, and the rights, preferences and privileges of our preferred securities as compared to those of our common stock, including the liquidation preferences of our preferred securities;

∎	the progress of our research and development efforts, including the status of preclinical studies;

∎	the lack of liquidity of our equity as a private company;

∎	our stage of development and business strategy and the material risks related to our business and industry;

∎	the achievement of enterprise milestones;

∎	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

∎	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

∎	the likelihood of achieving a liquidity event for the holders of our preferred shares and common stock, such as an IPO, or a sale of our company, given prevailing market conditions; and

∎	the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

There are significant judgments and estimates inherent in these valuations. These judgments and estimates include assumptions regarding our future operating performance, the stage of development of our programs, the timing of a potential IPO or other liquidity event and the determination of the appropriate valuation methodology at each valuation date. The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different. Following the completion of this offering, the fair value of our common stock will be determined based on the quoted market price of our common stock.

The following table sets forth by grant date, the number of shares underlying stock options granted and the per share exercise price of stock options granted between January 1, 2020 and June 30, 2021. We did not grant any shares of restricted common stock during this period.

GRANT DATE	NUMBER OF SHARES OF COMMON STOCK SUBJECT TO OPTIONS GRANTED		EXERCISE PRICE PER COMMON SHARE	FAIR VALUE PER COMMON SHARE AT GRANT DATE (1)	ESTIMATED PER-SHARE FAIR VALUE OF OPTIONS(2)
December 24, 2020	1,852,141		$0.32	$3.86	$3.68
March 23, 2021	182,812		4.03	5.68	4.13
April 23, 2021	1,395,745	(3)	4.03	5.68	4.28
May 27, 2021	909,052		4.03	5.68	4.23
June 5, 2021	99,634		4.03	5.68	4.15

(1)	At the time of the option grants on December 24, 2020, our board of directors determined that the fair value of our common stock of $0.32 per share calculated in the contemporaneous valuation as of December 24, 2020 reasonably reflected the per share fair value of our common stock as of the grant date. At the time of each subsequent option grant from March 23, 2021 through June 30, 2021, our board of directors determined that the fair value of our common stock of $4.03 per share calculated in the valuation as of March 23, 2021 reasonably reflected the per share fair value of our common stock as of each grant date. However, as described below, the fair value of our common stock at the date of the option grants was adjusted to $3.86 and $5.68 at December 24, 2020 and at all subsequent grant dates through June 30, 2021, respectively, in conjunction with the retrospective fair value assessment for accounting purposes.
(2)	The per-share estimated fair value of options reflects the weighted average fair value of options granted on each grant date, determined using the Black-Scholes option-pricing model.
(3)	Subsequent to the April 23, 2021 grant of 1,395,745 options, 345,930 options to purchase common stock were early exercised on June 4, 2021, and are treated as unvested restricted stock and 3,139 options to purchase common stock were forfeited.

In preparing for the issuance of our financial statements for the year ended December 31, 2019 and 2020, we performed a retrospective fair value assessment and concluded that the fair value of our common stock underlying stock options that we granted on December 24, 2020, with an exercise price of $0.32 per share, was $3.86 per share for accounting purposes. That value of $3.86 per share, which we applied to determine the per share estimated fair value of the December 24, 2020 awards for accounting purposes, was based upon our board of directors’ determination of the fair value of our common stock as of December 24, 2020.

The retrospective fair value assessment was updated for subsequent grants, and we concluded that the fair value of our common stock underlying stock options that we granted from March 23, 2021 through June 30, 2021, with an exercise price of $4.03 per share, was $5.68 per share for accounting purposes. That value of $5.68 per share, which we applied to determine the per share estimated fair value of the awards for accounting purposes, was based upon our board of directors’ determination of the fair value of our common stock as of March 23, 2021. Such fair value was utilized for all subsequent option grants through June 30, 2021.

Quantitative and Qualitative Disclosures About Market Risks

Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our cash equivalents are in the form of money market funds that are invested in U.S. Treasury securities. As of December 31, 2020, we did not hold any cash equivalents. However, subsequent to December 31, 2020 we invested in money market funds and therefore hold cash equivalents as of June 30, 2021 of $96.3 million. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our investment portfolio.

Our expenses are generally denominated in U.S. dollars. We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have contracted with and may continue to contract with certain foreign vendors that are located in Europe and Asia. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date these gains and losses have not been material to our financial statements. A hypothetical 10% increase or decrease in exchange rates during any of the periods presented would not have had a material impact on our financial results. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation generally affects us by increasing our cost of labor and research and development contracts. We do not believe that inflation has had a material effect on our financial results during the periods presented.

Emerging Growth Company Status

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

In addition, as an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

∎	reduced disclosure about the compensation paid to our executive officers;

∎	not being required to submit to our stockholders’ advisory votes on executive compensation or golden parachute arrangements;

∎	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

∎	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (1) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (2) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. We may choose to take advantage of some but not all of these exemptions.

Recent Accounting Pronouncements

We have reviewed all recently issued accounting pronouncements and have determined that, other than as disclosed in Note 2 to our audited financial statements and our unaudited condensed financial statements appearing elsewhere in this prospectus, such standards will not have a material impact on our financial statements or do not otherwise apply to our operations.

BUSINESS

Overview

We are a biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. Our development programs are designed to address drug resistance mutations in key driver oncogenes, which are mutated genes that cause cancer. Resistance mutations limit the efficacy of existing targeted therapies by rendering tumor cells unresponsive to drugs, and therefore present a critical challenge in cancer treatment today. Our initial focus is on developing the next generation of tyrosine kinase inhibitors, or TKIs, and is rooted in the critical role that tyrosine kinases play in the development of cancer. Despite the commercial success of approved TKIs, the development of drug resistance is a persistent limitation, narrowing the number of effective treatment options available to patients as they progress through subsequent lines of therapy.

Our goal is to develop “pan-variant” kinase inhibitors—inhibitors that target all major cancer causing and drug resistance mutations in clinically significant protein kinases. We believe that truly pan-variant inhibitors are required to effectively inhibit the heterogeneous mix of resistance mutations found in patients, and may also suppress the emergence of new mutations when used in earlier lines of therapy. To develop such inhibitors, we deploy our novel predictive resistance assay, or PRA, a highly differentiated cell-based method for testing TKIs that we believe is predictive for “pan-ness.”

Our lead product candidate, THE-630, is a pan-variant inhibitor of all major classes of activating and resistance mutations of the KIT kinase, or a pan-KIT inhibitor, for the treatment of gastrointestinal stromal tumors, or GIST, a type of cancer characterized by oncogenic activation of KIT. THE-630 is derived from intellectual property exclusively licensed to us by ARIAD Pharmaceuticals, Inc., or ARIAD. We have recently submitted an Investigational New Drug, or IND, application to the U.S. Food and Drug Administration, or FDA, for the evaluation of THE-630 in patients with advanced GIST whose disease has developed resistance to prior KIT-targeting therapies and, if cleared by the FDA, we plan to initiate a phase 1/2 dose escalation and expansion clinical trial between late fourth quarter 2021 and mid-first quarter 2022.

Our second program is focused on next-generation inhibitors of epidermal growth factor receptor, or EGFR, that are active against C797S, the most common EGFR mutation that causes resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer, or NSCLC. We have developed a series of fourth-generation EGFR inhibitors designed to inhibit the full range of single-, double- and triple-mutant variants found in the tumors of patients with EGFR-mutant NSCLC that have developed resistance to osimertinib in first- or later-line therapy, including the C797S mutation. We intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies.

Our differentiated approach to addressing drug resistance is built on three strategic pillars: (1) targeting clinically-validated oncogenic drivers that have a clear unmet need; (2) integrating structure-guided drug design with our predictive screening methodologies, including our PRA; and (3) pursuing translationally-driven, biomarker-guided clinical development strategies. We believe our research and development approach, honed over years of our management team’s experience in developing approved therapeutics at ARIAD positions us well to develop a pipeline of drugs to address the challenges posed by resistance mutations.

Our Pipeline

Our current programs, targeting KIT (THE-630) and EGFR, focus on developing next-generation TKIs that address the key limitation of drug resistance. In addition, we are evaluating several potential targets and intend to select one or more as our next program(s) in 2022.

*

We hold a worldwide exclusive license to THE-630 in our therapeutic area of focus through the ARIAD License Agreement, as defined and described in the section titled “Business—ARIAD License Agreement.”

Pan-KIT Inhibitor Program—THE-630

Our lead product candidate, THE-630, is a pan-KIT inhibitor for the treatment of patients with advanced GIST. The worldwide annual incidence of GIST is estimated to be between 11 and 19.6 cases per million people. Current estimates for the total number of GIST cases diagnosed each year in the United States range from approximately 4,000 to 6,000. Prevalence is estimated to be 13.5 to 15.5 cases per 100,000 people, and therefore approximately 48,000 patients are estimated to be living with GIST in the United States each year. Front-line intervention is surgical removal of cancerous tissue when possible. In cases where the tumor has spread and/or surgery cannot be performed, the TKI imatinib is often used as first-line therapy. However, most patients receiving imatinib relapse and subsequent lines of therapy are less effective.

THE-630 is a novel small molecule inhibitor that has been designed to block activity of all major classes of activating and resistance mutations of KIT that drive GIST. Existing TKIs are limited by the emergence of resistance mutations, as clinical data have demonstrated their inability to inhibit disease progression as these mutations arise in tumor cell populations. THE-630 is a pan-KIT inhibitor for GIST, with potent activity demonstrated in cellular assays and strong anti-tumor activity in animal models against both activating and resistance mutations. We believe THE-630, if approved, has the potential to be a next-generation KIT inhibitor based on its promising inhibitory profile and favorable drug-like properties, as well as its ability to achieve predicted pan-KIT inhibitory blood concentrations at tolerable doses in preclinical safety studies.

We have recently submitted an IND for THE-630 with the FDA and, if cleared by the FDA, we plan to initiate a phase 1/2 dose escalation and expansion clinical trial in patients with previously-treated GIST between late fourth quarter 2021 and mid-first quarter 2022. Our initial registration strategy will focus on GIST patients who have already received four prior lines of therapy, or fifth-line GIST, where there is currently no available therapy and therefore a significant unmet medical need. Given its broad mutational coverage as a pan-KIT inhibitor, we also plan to evaluate THE-630 in GIST patients who have already received one prior line of therapy, or second-line GIST. Based on the preclinical profile, we believe THE-630 has the potential to deliver meaningful clinical benefit over the currently available standard of care.

Fourth-Generation EGFR Inhibitor Development Program

We are developing a next-generation EGFR inhibitor that is active against C797S, the most common EGFR mutation that causes resistance to first- or later-line osimertinib treatment in patients with NSCLC. NSCLC is the most common form of lung cancer with approximately 10% to 50% of NSCLC tumors driven by activating mutations in EGFR, depending on geographic region. Treatment of EGFR-mutant metastatic NSCLC patients with first- and second-generation EGFR TKIs, such as erlotinib, gefitinib, afatinib and dacomitinib, substantively improved outcomes for patients compared to chemotherapy. However, resistance eventually develops in most patients, leading to disease progression, with about half of patients’ tumors developing the T790M EGFR mutation. Osimertinib, a third-generation TKI, was initially developed to treat T790M positive disease in patients progressing on a first- or second-generation TKI. Subsequently, it was approved in the first-line setting where it improved progression-free and overall survival compared to earlier-generation inhibitors. However, most patients receiving treatment eventually progress. A subset of patients on osimertinib, either in first- or later-line therapy, will still progress due to further EGFR resistance mutations, with C797S being the most common of such mutations. A significant unmet medical need remains for patients with this subset of EGFR-mutant NSCLC.

To address this problem of on-target resistance, we have developed a series of fourth-generation EGFR inhibitors, designed to inhibit the full range of single-, double- and triple-mutant variants found in the tumors of patients with EGFR-mutant NSCLC that have developed resistance to osimertinib in first- or later-line therapy, including the C797S mutation. We intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies.

Our History and Team

Our management and leadership are composed of individuals with extensive experience in the discovery, development and commercialization of cancer therapeutics and specifically in developing TKIs for activating and resistance mutations in key driver oncogenes. Many members of our leadership team worked together for over twenty years at ARIAD, a global commercial-stage oncology company that was acquired by Takeda Pharmaceutical Company Limited, or Takeda, in 2017. At ARIAD, members of our management team discovered and developed five clinical-

stage product candidates, including ICLUSIG (ponatinib), a TKI approved for patients with treatment-resistant Philadelphia-positive leukemias; ALUNBRIG (brigatinib), a TKI approved for ALK-positive NSCLC; and EXKIVITY (mobocertinib), a TKI approved for EGFR Exon 20 insertion-positive NSCLC.

Our Chief Executive Officer, Timothy Clackson, Ph.D., most recently served as President and Chief Technology Officer at Xilio Therapeutics, Inc. Previously, Dr. Clackson was President of Research and Development and Chief Scientific Officer at ARIAD. William Shakespeare, Ph.D., our President of Research and Development, was formerly Vice President of Drug Discovery at ARIAD. Victor Rivera, Ph.D., our Chief Scientific Officer, was formerly Vice President, Preclinical and Translational Research, at ARIAD. David Dalgarno, D. Phil., our Chief Technology Officer, was formerly Vice President of Research Technologies at ARIAD. Wei-Sheng Huang, Ph.D., our Vice President of Chemistry, was previously Director of Chemistry at ARIAD. David Kerstein, M.D., our Chief Medical Officer, was most recently the Chief Medical Officer at Anchiano Therapeutics Ltd. (now Chemomab Ltd.) and was previously the Senior Medical Director at ARIAD and Takeda. Our Chief Financial Officer, Bradford Dahms, was formerly the Chief Financial Officer at Selecta Biosciences Inc.

As of June 30, 2021, we have raised approximately $120 million, including the issuance of approximately $100 million of our Series B Preferred Stock in February 2021. Our investors include OrbiMed and Foresite Capital, as well as other leading institutional investors.

Our Strategy

We are a biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. Our development programs are designed to address drug resistance mutations in key driver oncogenes, which are mutated genes that cause cancer. The key elements of our strategy to achieve our mission are:

∎

Advance the development of our lead product candidate, THE-630, for GIST patients. We designed THE-630 as a differentiated TKI for the treatment of patients with previously-treated GIST. We believe that the broad inhibitory profile of THE-630 against all major classes of activating and resistance mutations in KIT has the potential to generate robust and durable responses for advanced GIST patients across the spectrum of previously-treated patient populations. We have recently submitted an IND with the FDA for THE-630 and, if cleared by the FDA, we plan to initiate a phase 1/2 dose escalation and expansion clinical trial in patients with previously-treated GIST between late fourth quarter 2021 and mid-first quarter 2022. Our initial registration strategy will focus on fifth-line GIST, where there is currently no available therapy and therefore a significant unmet medical need. Given its broad mutational coverage as a pan-KIT inhibitor, we also plan to evaluate THE-630 in second-line GIST. Based on the preclinical profile, we believe THE-630 has the potential to deliver meaningful clinical benefits over the currently available standard of care.

∎

Advance our fourth-generation EGFR inhibitor program for NSCLC patients. We have developed a series of TKIs that inhibit the full range of single-, double-, and triple-mutant variants found in the tumors of patients with EGFR-mutant NSCLC that have developed resistance to osimertinib in first- or later-line therapy, including the C797S mutation. We believe that the broad EGFR mutation coverage and selectivity of these fourth-generation EGFR TKIs has the potential to improve patient outcomes in EGFR-mutant NSCLC patients, including those who have progressed on osimertinib. We intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies.

∎

Leverage our differentiated research and discovery approach to expand our pipeline. Mutational resistance has the potential to affect the therapeutic utility of a broad range of existing oncology therapies. Our structure-guided drug design approach, integrated with our PRA, allows us to efficiently design and validate novel inhibitors that target all major activating and resistance mutations. We are currently evaluating several potential targets and intend to select one or more as our next program(s) in 2022. We will initially focus on discovering additional kinase inhibitors, and we also plan to explore additional oncogenic driver targets. In addition to our in-house research, we may evaluate in-licensing opportunities that could be synergistic with our pipeline.

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Build a leading, fully integrated precision oncology company to maximize the clinical impact and value of our pipeline. We believe the targeted nature of our research and discovery approach allows for efficient and focused clinical development. We are building a lean, experienced team to rapidly advance product candidates in a capital-efficient manner. We intend to retain the commercialization rights to product candidates; however, we may opportunistically enter into strategic collaborations in certain geographic or clinical settings to maximize the value of our pipeline.

Our Research and Discovery Approach

Our approach to drug discovery is characterized by the identification of therapeutic solutions responsive to resistance mutations in certain cancers with clear unmet need. Our drug discovery approach is built on three pillars:

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Clinically validated targets with clear unmet need. We are focused exclusively on well validated targets that are directly linked to the proliferation and survival of a tumor, known as driver oncogenes, for which the clinical activity of TKI therapies has already been established, and where there is a clear unmet need. We believe this approach can allow us to more reliably identify targets for our programs since data in patients have shown that successful inhibition of these targets will typically have the intended biological effect. We further focus on targets where there is documented observation of resistance mutations, no pan-variant TKI available to patients and lack of further treatment options for patients that have failed existing standard of care. These settings have a clear unmet need with a strong rationale for the development of a pan-variant inhibitor.

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Structure-guided drug design integrated with predictive screening methodologies. We design small molecule inhibitors based on deep structural knowledge of our targets and candidate molecules at the molecular level. We acquire high-resolution, atom-level structural maps of activated and mutated target proteins using techniques such as X-ray crystallography, and we supplement these with computational modeling to understand the precise changes induced by mutations. We use these approaches to guide iterative rounds of synthesis and testing of molecules. This allows us to design novel small molecule inhibitors that target all major activating and resistance mutations. To test these molecules, we deploy our PRA, a novel screening and characterization approach that incorporates two critical human serum proteins that can affect drug activity. We believe our PRA is a highly differentiated cell-based method for testing small molecule TKIs under conditions that mimic the physiological setting and that it is predictive for “pan-ness,” the ability to inhibit all major classes of activating and resistance mutations. By comparing TKI inhibitory values in this assay to achievable human blood levels of TKIs, our approach allows us to select TKIs for clinical testing that we believe have the potential to perform best in cancer patients, irrespective of mutational status. As such, although to date our PRA has not been clinically validated, we believe it allows us to apply our drug discovery expertise in selecting small molecule inhibitors that have the optimal properties for further development and testing.

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Translationally-driven, biomarker-guided clinical development. We design clinical development programs that are intended to supply rich biomarker datasets to provide us with an early assessment of activity against individual mutant variants. By monitoring mutational status of patients before and during treatment, we aim to validate the inhibition of individual mutant forms of the target protein, then correlate this with overall clinical response. We believe this will provide us with insights of potential clinical pan-inhibitory activity and inform our investment decisions given that the process of clinical development is inherently uncertain.

Background: The Power and the Limitations of Targeting Kinases in Cancer

Cancer is a heterogeneous group of diseases that are associated with dysregulated cell replication, which is often driven by mutations in critical genes, such as those coding for kinases, that regulate cellular growth, survival and proliferation. Targeting protein kinases has proven effective for many patients with cancer because these enzymes play a powerful role in driving tumor growth and proliferation while remaining vulnerable to therapeutic inhibition. Kinases are enzymes that transfer a phosphate group, thereby activating proteins. When kinases acquire certain mutations they become activated, causing diverse cellular anomalies and potentially cancer initiation and growth.

In 2001, the FDA approved the first kinase inhibitor, imatinib, which was marketed initially by Novartis AG as Gleevec. Imatinib is an inhibitor of at least ten different kinases, including the KIT kinase, and was initially developed for the treatment of Chronic Myeloid Leukemia. Subsequently its label expanded to solid tumor indications, including GIST. There are more than 50 TKIs approved in the United States for the treatment of cancer, autoimmune diseases and inflammatory diseases. The worldwide sales of tyrosine kinase inhibitors in oncology were reported to be approximately $23 billion in 2020 and are estimated to grow to more than $40 billion by 2026.

Protein kinases are important targets for drug development because of their pivotal role in causing cancer. The growth factor pathways driven by these kinases are a common source of tumor initiation and growth because growth factor signaling often drives cell proliferation while also triggering cell survival signals. One family of well-known growth factors signals through kinase domains located in the cytoplasmic domain of the protein. Receptor tyrosine kinases, or RTKs, normally signal when bound by a natural binding partner, usually another protein. For example, the soluble protein epidermal growth factor binds and signals through the epidermal growth factor receptor, a prototypical RTK that is targeted by multiple therapeutics.

The kinase domain of an RTK functions by passing along the growth signal by phosphorylating, that is adding a phosphate group to, a variety of downstream targets. Because activated RTKs stimulate cell growth, aberrant activation of RTKs, often through mutational acquisition, is a hallmark of many types of cancer. The activating mutations cause the kind of deleterious effects that are well-known in cancer cells: dysregulated, continuously active signaling to downstream targets leading to uncontrolled cellular proliferation. Many classes of approved drugs, including TKIs, have been designed to inhibit RTKs that have activating mutations.

Despite the broad success of approved TKIs, their therapeutic potential in cancer can be limited by two key factors: the development of drug resistance; and poor selectivity characteristics that cause off-target toxicities and poor tolerability, which often lead to dose limitation and incomplete target coverage. The development of resistance in particular is a hallmark of many targeted therapies. Frequently, mutations occur in the target itself that reduce the binding affinity of the drug. We believe this on-target resistance could be addressed by a new generation of TKIs that retain the ability to inhibit the mutated target more effectively.

Our Pan-KIT Inhibitor Program: THE-630

Summary Overview

Our lead product candidate, THE-630, is a next-generation KIT inhibitor for the treatment of patients with advanced GIST. The worldwide annual incidence of GIST is estimated to be between 11 and 19.6 cases per million people. Current estimates for the total number of GIST cases diagnosed each year in the United States range from approximately 4,000 to 6,000. Prevalence is estimated to be 13.5 to 15.5 cases per 100,000 people, and therefore approximately 48,000 patients are estimated to be living with GIST in the United States each year. Approximately 80% are driven by activating mutations in the KIT kinase. Front line intervention is surgical removal of cancerous tissue when possible. In cases where the tumor has spread and/or surgery cannot be performed, the TKI imatinib is often used as first-line therapy. Most patients receiving imatinib relapse, often with multiple KIT kinase resistance mutations, and subsequent lines of therapy are typically less effective, meaning that all patients who relapse are expected to ultimately succumb to their cancer. Therefore, a significant unmet need exists for GIST patients with KIT resistance mutations.

THE-630 is a novel small molecule inhibitor that blocks activity of all major classes of KIT activating and resistance mutations that drive GIST. Existing TKIs are limited by the emergence of resistance mutations, as clinical data have demonstrated their inability to inhibit disease progression as these mutations arise in tumor cell populations. THE-630 is a pan-KIT inhibitor for GIST, with potent activity demonstrated in cellular assays and strong anti-tumor activity in animal models against both activating and resistance mutations. We believe THE-630, if approved, has the potential to be a next-generation KIT inhibitor based on its promising inhibitory profile and favorable drug-like properties, as well as its ability to achieve predicted pan-KIT inhibitory blood concentrations at tolerable doses in preclinical safety studies.

We have recently submitted an IND with the FDA and, if cleared by the FDA, we plan to initiate a phase 1/2 dose escalation and expansion clinical trial in patients with previously-treated GIST between late fourth quarter 2021 and mid-first quarter 2022. Assuming positive clinical data and subject to discussions with the FDA, our initial focus will be on commencing a registrational trial in relapsed and refractory GIST patients where there are currently no treatment options, to be followed shortly thereafter by the commencement of a concurrent registrational trial for earlier lines of treatment.

Overview of GIST and KIT Mutations

GIST is the most common tumor of the gastrointestinal tract and presents most often in the stomach or small intestine. In adult GIST patients, approximately 95% of tumors overexpress the tyrosine kinase receptor KIT, while approximately 80% have KIT gene mutations that activate the KIT receptor. In normal cells, KIT RTK activity is regulated by binding of the endogenous ligand for the receptor. Activation of the KIT kinase caused by mutations leads to uncontrolled cancer cell growth, leading to tumor formation. As shown in Figure 1 below, there are two major classes of activating mutations in KIT that occur in different exons of the gene:

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KIT exon 11 activating mutations occur in approximately 70% of newly diagnosed GIST patients. These mutations are located in an intracellular domain of the receptor that usually has an inhibitory effect on kinase activation, thereby interfering with this normal inhibitory function.

∎	KIT exon 9 activating mutations occur in approximately 10% of newly diagnosed GIST patients. These mutations affect an extracellular domain, which results in ligand-independent KIT activation.

Successful targeting of KIT activating mutations by existing KIT inhibitors almost always leads to the emergence of one or more additional mutations, at separate sites in the protein, that make the tumor resistant to the inhibitor. As shown in Figure 1 below, there are also two major classes of resistance mutations that occur in different exons of the gene:

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KIT exon 13 and exon 14 resistance mutations are seen in approximately 40% of GIST patients who develop resistance to imatinib. These mutations occur in a region of the protein known as the ATP-binding pocket and block, or reduce, the ability of inhibitors to bind and impede kinase activity.

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KIT exon 17 and exon 18 resistance mutations are also seen in approximately 40% of GIST patients who develop resistance to imatinib. These mutations occur in a region of the protein known as the activation loop and block, or reduce, the ability of inhibitors to bind and impede kinase activity.

Figure 1. The major classes of activating mutations in the KIT gene in GIST patients are found in exons 9 and 11 and the major classes of resistance mutations in the KIT gene in GIST patients are found in exons 13/14 and 17/18.

Market Opportunity in GIST

The worldwide annual incidence of GIST is estimated to be between 11 and 19.6 cases per million people. Current estimates for the total number of GIST cases diagnosed each year in the United States range from approximately 4,000 to 6,000. Prevalence is estimated to be 13.5 to 15.5 cases per 100,000 people, and therefore approximately 48,000 patients are estimated to be living with GIST in the United States each year. GIST is typically found in patients above the age of 50. We estimate that the annual addressable population for first- and second-line unresectable or metastatic GIST in the United States is approximately 3,200 and 2,200 patients, respectively. In the United States, the five-year survival rate is 83% for patients diagnosed with any stage of GIST and 55% for those patients diagnosed with distant metastases.

Current Treatment Paradigm in GIST

Patients diagnosed with localized GIST will typically undergo surgery to remove their tumor lesions, and those at high risk of recurrence may then receive post-operative imatinib as adjuvant therapy. Patients who present with metastatic disease at diagnosis or those who are not eligible to undergo surgical resection have several systemic treatment options at different lines of therapy. As summarized in Figure 2 below, the majority of patients receiving imatinib therapy will experience tumor progression and then progress relatively rapidly on second-, third-, and fourth-line treatments, successively. Patient outcomes are substantially worse following imatinib failure, with response rates of less than 10% for each successive line of therapy.

LINE	THERAPY	ORR	MEDIAN PFS
First-line	lmatinib	51.4%	18.9 months
Second-line	Sunitinib	6.8%	5.5 months
Third-line	Regorafenib	4.5%	4.8 months
Fourth-line	Ripretinib	9.4%	6.3 months

Figure 2. Response rate and progression-free survival, or PFS, in successive lines of KIT-targeting therapies. Overall response rate, or ORR, includes all patients who had a 30% or greater reduction in tumor size. PFS is the length of time after initiation of treatment that a patient lives with the cancer but it does not get worse.

Limitations of Current Treatment Options and Unmet Medical Need in GIST

Despite the availability of multiple TKIs as treatment options across various lines of disease, the five-year overall survival rate of patients with unresectable or metastatic GIST is less than 60%.

The clinical benefits of second-line sunitinib and third-line regorafenib are limited: reported median PFS is six months or less in each case, and dose reductions and dose interruptions due to toxicity are commonly reported. Ripretinib has a similarly low median PFS of approximately six months in patients who have relapsed following treatment with imatinib, sunitinib and regorafenib.

Disease progression is most often driven by mutations in KIT that create resistance to the currently approved KIT targeting therapies. Such resistance mutations are found in up to 90% of tumors after imatinib failure. The resistance mutations are mainly found in two regions of the kinase domain: the ATP-binding pocket encoded within exons 13 and 14 and the activation loop encoded within exons 17 and 18.

In addition, the heterogeneity of tumor cell populations complicates the treatment of resistant GIST. Patients frequently have multiple subclones of their cancer, each with a different resistance mutation in KIT. As a result, the treatment with a TKI that only inhibits some of the resistance mutations, and therefore growth of only some of the tumor cells, will likely result in rapid outgrowth of unaffected subclones and overall disease progression.

Imatinib and sunitinib have activity against the activating mutations in exons 9 and 11, although potency against exon 9 mutations is reported to be lower for imatinib. Imatinib has relatively weak activity against resistance mutations in both the ATP-binding pocket and the activation loop, located in exons 13, 14, 17 and 18. Sunitinib is active against imatinib-resistant GIST subclones with resistance mutations in exons 13 and 14 that encode the

ATP-binding pocket, including the common V654A mutation. However, it has poor activity against subclones with KIT activation loop mutations encoded by exons 17 and 18. Compared to sunitinib, regorafenib has somewhat more potent activity against activation loop mutations, but is less potent against ATP-binding pocket mutations. In the fourth-line setting, ripretinib yielded a low response rate and clinical benefit was relatively limited, with half of ripretinib-treated patients in a phase 3 clinical trial experiencing progression within the first six months of treatment. Furthermore, in preclinical studies, ripretinib reportedly showed relatively low potency against ATP-binding-pocket mutations.

The toxicity profile of some of these therapies also significantly limits their utility in treating patients with advanced GIST. In particular, sunitinib and regorafenib are multi-kinase inhibitors that are associated with more toxicity than imatinib, with side effects including severe hand-foot syndrome, thrombocytopenia, thyroid dysfunction and liver enzyme elevation.

Our Solution: THE-630, a Pan-KIT Inhibitor

THE-630 is a pan-KIT inhibitor designed to address the limitations of previous generations of TKIs. We designed THE-630 to have potent activity against both major classes of activating KIT mutations (exons 9 and 11), and both major classes of KIT resistance mutations that arise in: (1) the ATP-binding pocket (exons 13 and 14) and (2) the activation loop (exons 17 and 18). In preclinical studies, THE-630 achieved the predicted pan-KIT inhibitory blood concentrations at tolerable doses and induced significant anti-tumor activity. Given the heterogeneity of the tumor cell populations in GIST patients whose tumors progress on imatinib, and the incomplete KIT mutational coverage provided by later lines of therapy, we believe developing a next-generation KIT compound that effectively inhibits all major classes of KIT activating and resistance mutations should improve response rates and increase PFS in GIST patients in both later and earlier lines of therapy.

Broad KIT Mutation Coverage Supported by In Vitro Data

To accurately measure the activity of product candidates, we developed our PRA, a novel screening and characterization approach that incorporates two critical human serum proteins that can affect drug activity. Using this approach, we believe we can accurately predict the clinical activity of current TKI therapies, including imatinib, sunitinib, regorafenib and ripretinib. In so doing, we believe that we can better understand the therapeutic strengths and weaknesses of each compound, thereby allowing us to design THE-630 with an improved product profile.

To evaluate specific TKI activity, we engineered a panel of cell lines, derived from the commonly used murine Ba/F3 cell line, each of which is dependent on the activity of a different KIT variant for survival. These variants include combinations of different activating mutations and ten different resistance mutations known to arise after first and later lines of current TKI therapies in patients with GIST, as shown in Figure 3 below.

KIT MUTANT ABBREVIATION	ACTIVATING MUTATION		RESISTANCE MUTATION
	LOCATION	GENOTYPE	LOCATION	GENOTYPE
Ex11Del	Exon 11 (JM)	Del 557_558	—	—
Ex11Del + V654A			Exon 13 (ATP pocket)	V654A
Ex11Del + T670I			Exon 14 (ATP pocket)	T670I
Ex11Del + D816G			Exon 17 (A-loop)	D816G
Ex11Del + D816H				D816H
Ex11Del + D816Y				D816Y
Ex11Del + D820A				D820A
Ex11Del + D820G				D820G
Ex11Del + N822K				N822K
Ex11Del + Y823D				Y823D
Ex11Del + A829P			Exon 18 (A-loop)	A829P
V560D		V560D	—	—
V560D + V654A			Exon 13 (ATP pocket)	V654A
V560D + D816H			Exon 17 (A-loop)	D816H
Ex9Ins	Exon 9 (ECD)	Ins 502AY	—	—
Ex9Ins + V654A			Exon 13 (ATP pocket)	V654A
Ex9Ins + D816H			Exon 17 (A-loop)	D816H

Del (deletion); Ins (insertion); JM (juxtamembrane domain); ECD (extracellular domain); ATP pocket (ATP binding pocket); A-loop (activation loop)

Figure 3. List of clinically relevant activating and resistant KIT mutations in GIST incorporated into our engineered Ba/F3 cell lines.

To assess the cellular potency of TKIs against each KIT variant, we measure IC50 values, which is the TKI concentration that inhibits cell survival by 50%. To better mimic the functional effects of protein binding on drug activity in humans, we performed the cell survival assays in cell culture medium supplemented with physiologic concentrations of two critical human serum proteins. We then compared these IC50 values to TKI concentrations achieved in patients treated at the clinically utilized dose. TKI concentrations in patients are represented by the average concentration, or Cav, which is calculated as the Area Under the Curve, or AUC, over a 24-hour period and divided by 24. In the context of our PRA, we believe Cav to be a more reliable clinical predictor of therapeutic benefit than the maximum or minimum concentrations observed in patients. Using this measure, we calculated the Cav for imatinib, sunitinib, regorafenib and ripretinib in patients at the approved clinical doses as set forth in Figure 4 below.

BENCHMARK TKIS	Cav IN PATIENTS
Imatinib	3,385 nM
Sunitinib	136 nM
Regorafenib	5,027 nM
Ripretinib	2,126 nM

Figure 4. The table shows Cav values for approved TKI therapies for GIST, or benchmark TKIs, as calculated from the clinical literature. Ripretinib is known to have an active metabolite, and this was included in the analysis.

We used our PRA to predict the clinical activity of individual approved TKI therapies for GIST against specific KIT variants by comparing TKI potency, as assessed in Ba/F3 cells, to the Cav values in patients. We predicted that KIT variants inhibited by a TKI at a concentration substantially below the patient Cav would be highly sensitive to that TKI but that KIT variants inhibited at a concentration substantially above the Cav would be highly resistant. We further predicted that KIT variants inhibited with a TKI IC50 at a concentration that is within approximately two-fold of the Cav would initially be associated with a stable disease outcome but ultimately would confer tumor resistance and progression.

To illustrate how we use this methodology, we compared Cav levels of sunitinib in GIST patients, and sunitinib potency against several KIT resistance mutations as determined in our cellular assay. As shown in Figure 5 below, our in vitro PRA predicted that sunitinib would have activity against ATP-binding pocket mutations but not against activation loop mutations, consistent with the clinical data.

Figure 5. Our in vitro PRA correctly recapitulated the clinical patterns of resistance of sunitinib. The prediction of resistance or sensitivity to sunitinib is shown relative to the Cav. The y-axis shows the IC50 values range using a log10 scale. PR/CR means partial/complete response; PD means progressive disease.

Next we expanded our analysis to include all four approved KIT TKIs against a broad panel of KIT variants. Figure 6 below shows the IC50 values for imatinib, sunitinib, regorafenib and ripretinib against all 17 KIT variants, as well as the Cav values for these TKIs in patients. The resulting predictions of TKI activity against each class of activating and resistance mutations, using the approach described above, are shown in Figure 7 below.

As was the case for sunitinib, the results of our PRA accurately recapitulated the known clinical patterns of resistance of imatinib and regorafenib, including overall insensitivity against ATP-binding pocket mutations and activation loop mutations. While insufficient clinical resistance data have been reported for ripretinib to date, our PRA predicts only modest clinical activity against activating mutations in exon 9 and against resistance mutations in the ATP-binding pocket.

We then evaluated the same panel of KIT mutations in our PRA against our lead TKI product candidate, THE-630, which demonstrated activity against all major classes of activating and resistance mutations.

THE-630 showed a wide breadth of inhibitory activities, demonstrating potent activity against the most common activating mutation of exon 11 deletions as well as ten different known resistance mutations. THE-630 also demonstrated potent activity against an alternate exon 11 activating mutation at V560D plus two known resistance mutations. THE-630 also showed potent activity against an exon 9 activating mutation plus two resistance mutations.

Based on the activity profile, we believe that if a Cav of 100 nM is achieved in patients, THE-630 will be able to potently inhibit all major classes of activating and resistance mutations. While two mutational combinations of exon 11 deletion plus the exon 17 D816Y mutation, and of exon 9 insertion plus the exon 17 D816H mutation, were not as potently inhibited by THE-630, we note that these variants are very rarely seen in patients, despite being inhibited even less potently by imatinib, sunitinib, and regorafenib.

Figure 6. Activity of THE-630 and benchmark TKIs in the PRA of cytotoxicity against KIT activation and resistance mutations showing a broad activity profile. The y-axis shows the IC50 value range using a log10 scale.

Figure 7. Clinical activity profile predicted by our PRA for benchmark TKIs and THE-630 against all major classes of KIT activating and resistance mutations. PR/CR means partial/complete response; SD means stable disease; PD means progressive disease.

Tumor Regression in In Vivo Mouse Models Harboring KIT Activating and Resistance Mutations

We expanded upon the results generated using our PRA by examining the in vivo activity of THE-630 in seven tumor models expressing KIT variants containing both major classes of activating mutations and both major classes of resistance mutations. To do this, we implanted GIST-T1 cells, which express KIT with an activating mutation in exon 11, or Ba/F3 cells engineered with six different KIT variants, subcutaneously into the right flank of female immunocompromised mice, and orally administered THE-630 and other TKIs to groups of mice. Based on a pilot study in mice, which showed that once daily dosing, or QD, of THE-630 at 30 mg/kg exceeded the maximum tolerated dose, all subsequent preclinical efficacy studies used a top dose of either 20 mg/kg or 25 mg/kg of THE-630 QD. At these dose levels, there were no signs of overt toxicity associated with THE-630 treatment in the mice.

When sunitinib or ripretinib were included as comparators, mice were dosed orally using standard regimens reported in the literature. For sunitinib, this was 20 mg/kg QD and for ripretinib it was 50 mg/kg twice a day, or BID. Our pharmacokinetic analysis on the treated mice showed the drug exposure levels exceeded that achieved in patients by three-fold for sunitinib and two-fold for ripretinib.

Data from all seven models are shown in Figures 8, 9 and 10 below. Also shown is the degree of anti-tumor activity for each TKI, which was calculated as the percent tumor growth inhibition, or TGI, relative to tumors in control mice, unless tumors regressed relative to the first day of treatment, in which case the percent tumor regression, or TR, was calculated. In each study, the control group of mice was dosed orally with the vehicle that each TKI was dissolved in, and on the same schedule.

THE-630 demonstrated anti-tumor activity in all seven models. As shown in Figure 8 below, THE-630 had strong anti-tumor activity in models containing an exon 11 activating mutation (85% TR) or an exon 9 activating mutation (58% TR). In contrast, ripretinib demonstrated weak anti-tumor activity in the exon 9 model (17% TGI). As shown in Figure 9 below, THE-630 had strong activity in a model containing a KIT exon 11 activating mutation plus the most common resistance mutation observed in the ATP-binding pocket, V654A (86% TGI), and moderate activity in a model containing the T670I mutant (39% TGI). In contrast, ripretinib had modest or weak activity in both models (26% TGI and 8% TGI). Finally, as shown in Figure 10 below, THE-630 had strong activity in three models containing a KIT exon 11 activating mutation and a resistance mutation in the activation loop, with 83% TR, 59% TR, and 90% TGI seen in models containing N822K, D820A, and A829P, respectively. In contrast, sunitinib had weak or no activity against N822K (25% TGI) and A829P (0% TGI).

Therefore, consistent with the results of our in vitro PRA, sunitinib and ripretinib showed in vivo activity only against a subset of activating and resistance mutations. In contrast, THE-630 demonstrated in vivo activity against all major classes of activating and resistance mutations observed in KIT-mutant GIST, consistent with the profile of a pan-variant inhibitor.

Figure 8. In vivo activity of THE-630 and benchmark TKIs in tumor models with both classes of KIT activating mutations.

Figure 9. In vivo activity of THE-630 and benchmark TKIs in tumor models containing resistance mutations in the KIT ATP-binding pocket.

Ex11 Del + N822K (Ex17)
Vehicle, QD
Sunitinib, 20 mg/kg QD
THE-630, 20 mg/kg QD
Mean Tumor Volume (mm3) ± SEM
2000
1500
1000
500
0
0
2
4
6
8
10
12
Days Post Treatment
25% TGI
83% TR
Ex11Del + D820A (Ex17)
Vehicle, QD
THE-630, 20 mg/kg QD
Vehicle, BID
Ripretinib, 50 mg/kg BID
Mean Tumor Volume (mm3) ± SEM
1250
1000
750
500
250
0
0
1
2
3
4
5
6
7
Days Post Treatment
1% TR
59% TR
Ex11Del + A829P (Ex18)
Vehicle, QD
Sunitinib, 20 mg/kg QD
THE-630, 20 mg/kg QD
Vehicle, BID
Ripretinib, 50 mg/kg BID
Mean Tumor Volume (mm3) ± SEM
1200
1000
800
600
400
200
0
0
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4
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Days Post Treatment
0% TGI
81% TGI
90% TGI

Figure 10. In vivo activity of THE-630 and benchmark TKIs in tumor models containing resistance mutations in the KIT activation loop.

To evaluate the kinase selectivity of THE-630, we conducted a single point screen against 330 kinases at 100 nM, using a commercially available screening panel. For the purpose of comparison, we included ripretinib. Against this panel, THE-630 inhibited the activity of 50 out of 330 kinases by more than 50%. Similarly, ripretinib inhibited the activity of 43 out of 330 kinases by more than 50%.

Next, we tested THE-630 in a series of standard in vitro pharmacology screens with targets including receptors, transporters and enzymes, with no liabilities identified. In addition, THE-630 was screened for potential drug-drug interactions and cardiac toxicity with standard in vitro safety pharmacology assays and no liabilities were identified.

Preclinical Pharmacokinetic and Tolerability Profile of THE-630

Pharmacokinetic, or PK, studies of THE-630 were performed in rats and non-human primates, or NHPs, to evaluate bioavailability and compound half-life in vivo. Single doses were given at 3 mg/kg intravenously and 8 to 10 mg/kg orally. THE-630 demonstrated favorable oral PK in both species, with NHPs showing higher bioavailability (approximately 60%, compared to approximately 36% in rats) and longer half-life (t1/2) (13.1 hours, compared to 5.8 hours in rats), as shown in Figure 11 below.

Figure 11. Rats or NHPs were dosed intravenously, or IV, and orally, or PO, with THE-630 in order to evaluate bioavailability and half-life. The concentration of THE-630 in plasma was measured and plotted against time elapsed after administration of THE-630.

We have also completed a 28-day good laboratory practice, or GLP, toxicology study of THE-630 in rats and a 28-day GLP toxicology study of THE-630 in NHPs. The no observed adverse effect level, or NOAEL, in our NHP toxicology study was used to derive our proposed first-in-human dose. The exposure levels achieved in NHPs at the NOAEL met or exceeded the in vitro IC50 values, measured in the presence of human serum proteins, for all KIT mutants evaluated. No adverse effects were seen in standard GLP safety in vivo pharmacology studies. Taken together, we believe these preclinical studies support the advancement of THE-630 into clinical trials in patients with GIST.

Clinical Development Plan for THE-630 in GIST

We believe the pharmacologic, PK and toxicology data we have collected supported our submission of an IND for THE-630 and support the initiation of clinical trials. We have designed our proposed initial first-in-human phase 1/2 clinical trial with the goal of evaluating monotherapy THE-630 in patients with advanced GIST across the spectrum of previously-treated populations. The proposed clinical trial will consist of two phases:

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Phase 1—Dose Escalation: patients with previously-treated, unresectable or metastatic GIST will be enrolled in order to evaluate the safety profile (including determination of the recommended phase 2 dose, or RP2D), PK and preliminary anti-tumor activity of THE-630.

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Phase 2—Dose Expansion: patients with unresectable or metastatic GIST will be enrolled at the RP2D into four cohorts defined by prior therapy, including: (1) patients with fifth-or later-line GIST; (2) patients with third- or fourth-line GIST who have not had prior ripretinib therapy; (3) patients with third- or fourth-line GIST who have had prior ripretinib therapy; and (4) patients with second-line GIST who have had prior imatinib therapy. The phase 2 portion of the clinical trial will further characterize the anti-tumor activity, PK and safety profile of THE-630 in these defined populations.

In our clinical trials of THE-630, we plan to monitor mutational status of patients before and during treatment, with the aim of validating the inhibition of individual mutant forms of KIT and correlating mutation status with observed clinical activity.

Figure 12. Outline of the design of our proposed first-in-human clinical trial of THE-630. Our dose escalation and expansion cohorts are designed to evaluate the safety and efficacy of THE-630 in advanced GIST patients in second- through fifth- or later-lines of therapy.

Our initial registration strategy for THE-630 will focus on fifth-line GIST, where there is currently no available therapy and therefore a significant unmet medical need. The data from the proposed phase 1/2 clinical trial and feedback from regulatory authorities will inform the design of a potential initial registration trial in fifth-line GIST. We also plan to prioritize the evaluation of THE-630 in second-line GIST, where we believe our pan-KIT inhibitor, with activity against all major classes of activating and resistance mutations, has the potential to deliver meaningful clinical benefit over the current standard of care.

Our Fourth-Generation EGFR Inhibitor Development Program

Summary Overview

Our second program is focused on next-generation inhibitors of EGFR that are active against C797S, the most common EGFR mutation that causes resistance to first- or later-line osimertinib treatment in patients with NSCLC. NSCLC is the most common form of lung cancer with approximately 10% to 50% of NSCLC tumors driven by activating mutations in EGFR, depending on geographic region. Treatment of EGFR-mutant metastatic NSCLC patients with first- and second-generation EGFR TKIs, such as erlotinib, gefitinib, afatinib and dacomitinib, substantively improved outcomes for patients compared to chemotherapy. However, resistance eventually develops in most patients, leading to disease progression, with about half of patients’ tumors developing the T790M EGFR mutation. Osimertinib, a third-generation TKI, was initially developed to treat T790M positive disease in patients progressing on a first- or second-generation TKI. Subsequently, it was approved in the first-line setting where it improved PFS and overall survival compared to earlier-generation inhibitors. However, most patients receiving treatment eventually progress. A subset of patients on osimertinib, either in first- or later-line therapy, will progress with EGFR-mediated resistance, primarily with the C797S mutation. A significant unmet medical need remains for patients with this subset of EGFR-mutant NSCLC.

Our program goal is to identify a novel TKI with all of the following attributes:

∎	potent activity against all major classes of mutated EGFR that could contribute to disease progression in osimertinib-resistant patients:

∎	the common activating mutations (deletions in exon 19 or the L858R substitution in exon 21);

∎	double mutations (activating mutation with either T790M or C797S); and

∎	triple mutations (activating mutation with T790M and C797S);

∎	selectivity over wild-type EGFR; and

∎	ability to penetrate the blood-brain barrier, or BBB, with activity against central nervous system, or CNS, metastases.

We intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies.

The Market Opportunity in NSCLC for EGFR Inhibitors

Lung cancer is the second most commonly diagnosed cancer worldwide and its incidence continues to grow. In 2020, an estimated 2.2 million new cases of lung cancer were diagnosed globally, accounting for approximately 11.4% of the global cancer burden. An estimated 1.8 million lung cancer deaths occurred in 2020. Among all cancers, lung cancer is currently the most common cause of cancer deaths in most countries, with North America and Europe having the highest rates. NSCLC is the most common form of lung cancer, accounting for approximately 85% of all lung cancers. Approximately 10% to 50% of NSCLC tumors are driven by activating mutations in EGFR, depending on geographic region. Approximately 90% of these mutations are in exon 19 or 21 of the gene that encodes EGFR. In patients whose tumors progress on osimertinib, C797S and other resistance mutations in EGFR have been observed at a frequency of up to approximately 12% after first-line osimertinib and approximately 20% after second-line osimertinib.

Current Treatment Paradigm in EGFR-mutant NSCLC and Limitations

EGFR biology and means of inhibiting EGFR. EGFR, a member of the RTK family, plays a critical role in maintaining normal cell physiology in many organs and tissues. Since EGFR signaling is implicated in the genesis and progression of many cancers, it has led to the development of several classes of EGFR inhibitors. For example, the discovery of ligand-independent EGFR signaling in cancers led to the development and clinical characterization of EGFR TKIs, particularly in NSCLC. In particular, activating mutations within the EGFR kinase domain were found in approximately 10% to 15% of caucasian NSCLC patients and up to 50% of East-Asian NSCLC patients, and it was in these patients where strong response to first-generation EGFR TKIs, such as gefitinib and erlotinib, was observed.

The mutations targeted by marketed EGFR inhibitors and the resulting levels of efficacy. The major EGFR genetic alterations observed in NSCLC, the exon 19 deletions and the exon 21 L858R substitution, are mutations that cause ligand-independent activation of EGFR. The activation causes downstream signaling that promotes cancer cell survival and proliferation. First- and second-generation EGFR TKIs bind to the EGFR kinase domain’s ATP-binding pocket to inhibit activity and signal transduction. These first- and second-generation TKIs, which include gefitinib, erlotinib, afatinib and dacomitinib, induce a high response rate of approximately 70% to 75% and provide a median PFS of approximately 10 months to 14 months. These clinical results are superior to the previous standard of care front-line treatment with platinum-based chemotherapy in EGFR-mutant metastatic NSCLC.

Resistance and unmet need in EGFR-driven lung cancer. Despite these advances, resistance to first- and second-generation EGFR TKIs has been observed, resulting in patient relapse, disease progression and death. The most common resistance mutation that arises in response to first- and second-generation EGFR TKIs is the T790M mutation, a gatekeeper mutation in exon 20 that blocks TKI access to the ATP-binding pocket. Osimertinib was developed initially to counter this resistance mutation. Osimertinib was first approved in the United States and globally for the treatment of patients with metastatic EGFR T790M mutation-positive NSCLC whose disease has progressed on or after EGFR TKI therapy. In this setting, osimertinib yielded a high response rate (approximately 65%) and improved PFS compared to chemotherapy. Subsequently, osimertinib was approved in the first-line metastatic setting for EGFR exon 19 deletion or exon 21 L858R substitution NSCLC after showing improved efficacy compared to earlier-generation TKIs, with a median PFS of 19 months and median overall survival, or OS, of over three years. More recently, osimertinib was approved as an adjuvant treatment after tumor resection for patients with EGFR exon 19 deletion or exon 21 L858R substitution NSCLC. Lazertinib and almonertinib are two additional third-generation TKIs approved for EGFR-mutant NSCLC, both with similar mechanisms of action to osimertinib. Lazertinib monotherapy is approved in South Korea for patients with EGFR T790M mutation positive disease who have previously been treated with an EGFR TKI, and the drug is also being evaluated in combination with a MET/EGFR bispecific antibody, amivantamab, in EGFR-mutant NSCLC. Almonertinib is approved in China for patients with EGFR T790M mutation positive disease who have previously been treated with an EGFR TKI.

Resistance to osimertinib and other third-generation TKIs is an emerging limitation to the success of current EGFR TKI therapy, as shown in Figure 13 below. Several of the resistance mechanisms that have been seen to arise in response to osimertinib are EGFR-independent, involving amplification or oncogenic changes in other signaling pathways. However, in both treatment-naïve patients and patients with EGFR T790M-positive disease who progress on osimertinib, EGFR resistance mutations have also been observed. The C797S mutation results in the conversion of the targeted cysteine, or C, at position 797 of EGFR, into serine, or S. In addition, several other EGFR mutations are found in osimertinib-resistant patients. C797S and other resistance mutations in EGFR have been observed at a frequency of up to approximately 12% after first-line osimertinib and approximately 20% after second-line osimertinib. Therefore, we believe that there is a critical need for a fourth-generation EGFR TKI that can block the array of resistance mutations in EGFR that arise across the first- through third-generation EGFR TKI therapeutic landscape. A summary of the major classes of activating and resistance mutations that must be inhibited by a fourth-generation EGFR TKI is shown in Figure 14 below.

Figure 13. Schematic of activating EGFR mutations and resistance mutations that arise following treatment with first-, second- and third-generation EGFR inhibitors. Activating deletions in exon 19 are referred to as Del19 mutations.

CLASS	SPECIFIC MUTATION(S)	ABBREVIATION	DESCRIPTION
Single mutant	L858R	L	Activating mutation only
	Del19	D
Double mutant	L858R + T790M	LT	Activating mutation plus T790M or C797S
	Del19 + T790M	DT
	L858R + C797S	LC
	Del19 + C797S	DC
Triple mutant	L858R + T790M + C797S	LTC	Activating mutation plus T790M and C797S
	Del19 + T790M + C797S	DTC

Figure 14. Nomenclature used to describe the major classes of EGFR activating and resistance mutations.

An important element in the development of EGFR inhibitors is ensuring selectivity for mutant EGFR compared to the wild-type, or non-mutated, EGFR that is normally expressed in human tissues. Inhibition of wild-type EGFR leads to gastrointestinal and skin toxicities that can be serious and dose-limiting. First- and second-generation EGFR inhibitors are limited by this toxicity, although third-generation EGFR inhibitors, such as osimertinib, have improved selectivity for mutant, activated EGFR and therefore improved tolerability.

Our Solution—Fourth-Generation EGFR Inhibitor Development Program

Using our structure-guided approach, we have developed intricate computer models of the EGFR binding site that have provided a map of potential residues to target for increased molecular interaction. We have leveraged these detailed maps in the design of fourth-generation EGFR compounds that inhibit activating forms of EGFR and mutant forms with C797S and T790M resistance mutations, with selectivity over wild-type EGFR. Our iterative, structure-guided approach has yielded several distinct molecular series and more than 250 novel compounds. Many compounds demonstrate robust kinase inhibitory activity in biochemical screens, and are active in cellular assays against single-, double- and triple-mutant EGFR variants. Using the triple-mutant Del19/T790M/C797S, or DTC mutant, as an in vivo screen, we have identified compounds that are orally bioavailable and show strong tumor growth inhibition in vivo. For example, one of our EGFR inhibitor compounds, which we refer to as Compound B, was profiled against a series of mutant EGFR variants in vivo, including the single-mutant variant L858R, or L mutant, the double-mutant variant L858R/T790M, or LT mutant, and the triple-mutant variant L858R/T790M/C797S, or LTC mutant, and was shown to have strong anti-tumor activity against all three. In addition, we designed several of our compounds to avoid P-glycoprotein, an important efflux protein located on endothelial cells of the blood brain barrier suggesting that they may have the potential to be active against NSCLC patients whose disease has metastasized into the brain.

Broad EGFR Mutation Coverage and Wild-type Selectivity Supported by In Vitro Data

To determine the ability of our compounds to broadly inhibit single-, double- and triple-mutant EGFR variants, we first evaluated them in a kinase inhibition assay. We assayed our compounds against EGFR kinases engineered to harbor the single-mutant L variant, the double-mutant LT variant and the triple-mutant LTC variant. Activity in these assays is reported as IC50 values, which is the TKI concentration that inhibits kinase activity by 50%. Erlotinib and osimertinib, two approved EGFR inhibitors known to be weakly active against the triple-mutant LTC variant, were included as controls. Representative compounds from our EGFR inhibitor program and their IC50 values have been tabulated and are shown below in Figure 15. All three Compounds (Compounds A, B and C) demonstrated low nanomolar IC50 values against single-, double- and triple-mutant EGFR variants.

Compound	EGFR Kinase (IC50 nM)
	L	LT	LTC
Erlotinib	<0.1	207	345
Osimertinib	0.4	0.2	360
Compound A	6.2	0.1	0.5
Compound B	0.2	<0.1	0.1
Compound C	1.0	<0.1	0.1

Figure 15. Summary of kinase inhibitory data (IC50 values) against single- (L), double- (LT) and triple- (LTC) mutant EGFR variants.

To evaluate TKI activity in a cellular context, we engineered a panel of Ba/F3 cell lines so their survival is dependent on different mutant EGFR variants. We then used these cell lines to assess cellular potency as represented by the IC50 value. We also measured the potency of each TKI against wild-type EGFR, also represented by the IC50 value, by determining the concentration required to inhibit phosphorylation of wild-type EGFR by 50% in A431 cells. We had previously observed that clinical efficacy of first-, second-, and third-generation TKIs against specific mutant EGFR variants is associated with a substantially lower IC50 value against the mutant variant than against wild-type EGFR as measured using these assays.

Figure 16 below shows the potency of erlotinib and osimertinib against wild-type EGFR, as well as against five EGFR variants representing all major classes of activating and resistance mutations. These include: (1) a Del19 activating mutation alone, or D mutant; (2) two double-mutant variants, Del19/T790M, or DT mutant, and Del19/C797S, or DC mutant; and (3) two triple-mutant variants, Del19/T790M/C797S, or DTC mutant, and the LTC mutant. As expected, based on its clinical profile, erlotinib had potent activity against the D and DC mutant variants, but not against any of the three variants that contain a T790M mutation. In contrast, osimertinib had potent activity against D and DT mutant variants, but not against any of the three variants that contained a C797S mutation.

In contrast to erlotinib and osimertinib, as shown in Figure 16 below, all three Compounds A, B and C demonstrated potent activity against all five mutant variants. That is, Compounds A, B and C potently inhibited EGFR with a common activating mutation and maintain potency in the presence of a T790M mutation, or a C797S mutation, or both T790M and C797S mutations in the same protein. In addition, in all cases, all five mutant EGFR variants are inhibited with potency at least ten-fold greater than that against wild-type EGFR, suggesting the potential for on target EGFR-driven efficacy without the toxicities associated with wild-type inhibition.

Figure 16. Summary of cellular IC50 values including control (erlotinib and osimertinib) and Compounds (A, B and C) against wild-type (WT) EGFR and a panel of single- (D), double- (DT, DC) and triple- (DTC, LTC) mutant EGFR variants.

Tumor Regression in In Vivo Mouse Models Harboring EGFR Activating and Resistance Mutations

We evaluated the activity of our compounds in mouse tumor models to determine whether they have the necessary pharmacologic activity in vivo. To do this, we subcutaneously implanted Ba/F3 cells engineered with EGFR-mutant variants into immunocompromised mice, then administered compounds orally to groups of mice. When osimertinib was included as a comparator, mice were dosed orally using a standard regimen reported in the literature, 25 mg/kg QD. The degree of anti-tumor activity for each TKI was calculated as the percent tumor growth inhibition, or TGI, relative to tumors in control mice, unless tumors regressed relative to the first day of treatment, in which case the percent tumor regression, or TR, was calculated. We did not observe any signs of overt toxicity associated with these treatments.

We used an EGFR DTC triple-mutant model to screen compounds based on the results of an initial study that confirmed that this model was resistant to osimertinib treatment, with only 15% TGI observed. Using this model, we have identified multiple compounds that are orally bioavailable and show strong anti-tumor activity. Figure 17 below shows the strong anti-tumor activity of three of these Compounds, with Compounds A, B and C all inducing between 89% and 97% TGI.

Figure 17. In vivo activity of Compounds A, B and C against EGFR DTC triple mutant.

We next evaluated Compound B in three additional models. As shown in Figure 18 below, Compound B had strong anti-tumor activity in all three models. In a second triple-mutant model expressing an EGFR triple-mutant LTC variant, Compound B induced 61% TR, while osimertinib had only modest anti-tumor activity. In models expressing an EGFR single-mutant L variant or an EGFR double-mutant LT variant, both Compound B and osimertinib demonstrated strong anti-tumor activity.

Compound B, in agreement with our panel of in vitro data, suggests that it is possible to design compounds that are orally bioavailable, selective over wild-type EGFR, and which have activity against single-, double- and triple-mutant EGFR variants.

EGFR LTC Triple Mutant
Mean Tumor Volume (mm³) ± SEM
Days Post Treatment
38% TGI
61% TR
Vehicle
Osimertinib, 25 mg/kg QD
Compound B, 30 mg/kg QD
EGFR L Single Mutant
41% TR
90% TR
EGFR LT Double Mutant
90% TGI
91% TR

Figure 18. In vivo activity, including osimertinib as a control, of Compound B against single- (L), double- (LT) and triple- (LTC) mutant EGFR variants.

Evaluation of CNS Activity

Metastasis to the CNS is an important issue in the treatment of NSCLC and other cancers. Drugs that fail to cross the BBB expose patients to the risk of CNS metastatic disease. To assess the potential of our compounds to cross the BBB, we measured the effects on P-glycoprotein, an important efflux protein located on endothelial cells of the blood brain barrier. Several compounds within our series were shown not to be P-glycoprotein substrates, suggesting that they may have the potential to be active in NSCLC patients whose disease has relapsed into the brain. We plan to assess the CNS activity of our compounds in mouse models where tumors are implanted intracranially.

Clinical Development Plan

We intend to nominate a development candidate from our EGFR inhibitor program in the first half of 2022, and thereafter initiate IND-enabling studies. Initial clinical development and registration approach will focus on treatment of EGFR-mutant NSCLC patients who have developed resistance to a third-generation TKI.

Our Predictive Resistance Assay is Driving Development of Additional Novel Therapeutics

Based on the use of our PRA for multiple TKI families, including our current programs, we believe the novel PRA approach we used to evaluate KIT and EGFR TKI therapies is suitable for the prosecution of diverse kinase targets, as well as targets from other oncogenic protein families. As we apply our PRA more widely, we are guided by the clear principles of our research and discovery approach. We will focus on clinically validated targets with clearly defined patient populations and significant unmet medical needs. We will leverage our core competencies in structure-guided design for novel small molecule development and use our PRA to identify candidates that demonstrate on-target pan-mutant activity against known activation and resistance mutations. We believe our insights into small molecule drug design allow us to design and develop small molecule inhibitors that address on-target mechanisms of resistance to prior generation inhibitors while maintaining selectivity and offering the potential for superior tolerability.

We are currently evaluating several potential targets and intend to select one or more as our next program(s) in 2022.

Competition

The pharmaceutical and biotechnology industries, particularly the field of oncology, are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. We believe that our pipeline, knowledge, experience and scientific resources provide us with differentiated competitive advantages. However, we have competitors both in the United States and internationally, which include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, emerging and start-up companies, universities and other research institutions. For example, several biopharmaceutical companies, including Black Diamond Therapeutics, Inc., Blueprint Medicines Corporation, or Blueprint, Deciphera Pharmaceuticals, Inc., or Deciphera, Kinnate Biopharma Inc., Mirati Therapeutics, Inc., Nuvalent, Inc., Relay Therapeutics, Inc., Revolution Medicines, Inc., Scorpion Therapeutics, Turning Point Therapeutics, Inc. and Tyra Biosciences, Inc., are also developing precision oncology medicines.

The key competitive factors that will affect the success of product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors. We also compete with these organizations to recruit and retain qualified scientific and management personnel. We will also face competition in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our competitors have developed, are developing, or may develop products, product candidates and processes competitive with ours. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of our competitors, either alone or with their collaborators, have significantly greater financial resources, established presences in markets, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals, gaining reimbursement and marketing approved products than we do. Our competitors may succeed in obtaining approval from the FDA or other comparable foreign regulatory authorities or in discovering, developing and commercializing product candidates in our field before we do.

There are several approved therapies for the treatment of conditions for which we are attempting or may attempt to develop product candidates. In addition, we believe that a significant number of product candidates are currently under development, and may become commercially available in the future.

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With respect to our lead product candidate, THE-630, there are several large pharmaceutical companies and biotechnology companies marketing drugs for the treatment of GIST, including Blueprint, Novartis AG, Pfizer, Inc., Deciphera and Bayer AG. We are also aware of pharmaceutical and biotechnology companies developing drugs for the treatment of GIST, including AB Sciences S.A., Arog Pharmaceuticals, Inc., Chia Tai Tianqing Pharmaceutical Group CO., LTD, or CTTP, Cogent Biosciences, Inc., including its disclosed planned registrational trial evaluating bezuclastinib in combination with sunitinib in patients with second-line GIST, Daiichi Sankyo Company, Limited, or Daiichi, Deciphera, including its ongoing INTRIGUE phase 3 clinical study evaluating ripretinib against sunitinib in patients with second-line GIST, the topline results of which are expected to be announced in the fourth quarter of 2021, Exelixis, Inc., Immunicum AB, Jiangsu HengRui, Inc., Ningbo Tai Kang Medical Technology Co. Ltd., Taiho Pharmaceutical Co. Ltd, Xencor, Inc. and Merck KGaA.

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With respect to our EGFR inhibitor program, we are aware of other pharmaceutical companies with approved drugs for treatment-resistant EGFR-mutant NSCLC, including AstraZeneca plc’s osimertinib, lazertinib, which is marketed by Yuhan Corp. in South Korea, and almonertinib, which is under collaboration between Jiangsu Hansoh Pharmaceutical Group Co., Ltd. and EQRX, Inc., which is approved in China. In addition, our EGFR inhibitor program may face competition from drug candidates in development for EGFR-mutated NSCLC, including those being developed by Alpha Biopharma Inc., Astellas Pharma Inc., Blueprint, Boehringer Ingelheim RCV GmbH & Co KG, Bridge Biotherapeutics, Inc., C4 Therapeutics, Inc., CTTP, Daiichi, Genosco Inc., Genprex, Inc., Janssen Pharmaceuticals, Inc. and Zentalis Pharmaceuticals, Inc.

We also face competition broadly across the oncology market for cost-effective and reimbursable cancer treatments. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. While product candidates, if any are approved, may compete with these existing drugs and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, product candidates may not be competitive with them. Additionally, product candidates may need to compete with drugs that physicians use off-label to treat the indications for which we seek approval. Moreover, many companies are developing new oncology therapeutics, and we cannot predict what the standard of care will be as product candidates progress through clinical development.

ARIAD License Agreement

In June 2018, we entered into a license agreement, or the ARIAD License Agreement, with ARIAD, a wholly-owned subsidiary of Takeda, for an exclusive, transferable (subject to certain restrictions), sublicensable (subject to certain conditions), worldwide license, under certain of ARIAD’s patent rights, know-how and compounds and a certain ARIAD chemical library, to develop, use, manufacture, market and commercialize certain compounds, and products that contain such compounds, that are therapeutically useful for the treatment of diseases and disorders in humans, including with respect to C-KIT (as that term is defined in the ARIAD License Agreement), a type of receptor tyrosine kinase and tumor marker (also known as CD117 and stem cell factor receptor). THE-630 is derived from intellectual property licensed to us under the ARIAD License Agreement and is therefore subject to the ARIAD License Agreement.

Pursuant to the terms of the ARIAD License Agreement and related stock purchase agreements, we issued an aggregate of 1,615,427 shares of our Series A Preferred Stock to ARIAD. See “Certain Relationships and Related Party Transactions—Sale of Securities—Series A Preferred Stock Financing.” We are obligated to make tiered royalty payments to ARIAD that are low- to mid-single digits of our future net sales and those of our sublicensees of each product comprising a licensed ARIAD compound in each country, beginning on the first commercial sale of such product in such country and ending on the later of (1) ten years following such first commercial sale and (2) the expiry of all patents that cover the product in such country, or the royalty term. Our royalty payment obligations are subject to reductions in certain circumstances.

During the term of the ARIAD License Agreement, we agreed not to use any intellectual property licensed to us, or any biological materials provided to us, thereunder to develop, use, manufacture, market or commercialize the same with respect to EGFR or any compounds or products that are potentially therapeutically useful for the treatment of diseases and disorders in humans with respect to EGFR (also known as ErbB1, ERbB and HER1). We did not use any intellectual property licensed to us, or any biological materials provided to us, under the ARIAD License Agreement to develop our EGFR inhibitor program.

ARIAD may terminate the ARIAD License Agreement (1) for our uncured material breach of such agreement, (2) if we, or any of our affiliates or sublicensees, commence, and do not stop after receiving notice from ARIAD, any interference or opposition proceeding in relation to, challenges to the validity or enforceability of, or opposition to any extension of or the grant of a supplementary protection certificate with respect to, any ARIAD patent or patent application licensed under the ARIAD License Agreement, or (3) in the event of our bankruptcy.

We have the first right to control the prosecution of, and to bring enforcement actions for infringement by third parties with respect to, the patents licensed to us under the ARIAD License Agreement, with input from ARIAD. If we determine not to prosecute or enforce an ARIAD-licensed patent then ARIAD has the right to do so under certain conditions.

The ARIAD License Agreement terminates, on a product-by-product and country-by-country basis, on expiration of the royalty term for such product for the applicable country. Thereafter, the licenses from ARIAD to us with respect to such product for such country will convert to a fully paid, royalty-free, irrevocable and perpetual license.

Intellectual Property

We seek to protect the intellectual property and proprietary technology that we consider important to our business, including by pursuing patent applications that cover our product candidate and any additional product candidates we may develop, and methods of using the same, as well as any other relevant inventions and improvements that we believe to be commercially important to the development of our business. Our policy is to seek to protect our proprietary position by, among other methods, filing patent applications in the United States and in jurisdictions outside of the United States directed to our proprietary technology, inventions, improvements and product candidates (including compositions, methods of use, dosing and formulations) that are important to the development and implementation of our business. We may also pursue patent protection with respect to manufacturing and drug development processes and technologies. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position. We also plan to rely on data exclusivity, market exclusivity and patent term extensions when available. Our commercial success depends, in part, on our ability to obtain, maintain, enforce and protect our intellectual property and other proprietary rights for the technology, inventions and improvements we consider important to our business, and to defend any patents we may own or in-license in the future, prevent others from infringing any patents we may own or in-license in the future, preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating or otherwise violating the valid and enforceable patents and proprietary rights of third parties.

As of September 15, 2021, our patent portfolio consisted of two issued patents and 34 pending patent applications that we own or license related to our KIT and EGFR inhibitor programs. In total, as of that date, we owned or licensed two issued U.S. patents, two pending U.S. non-provisional patent applications, three pending U.S. provisional patent applications, one pending PCT patent application and 28 pending foreign patent applications.

More specifically, with respect to our KIT inhibitor program, we own one pending U.S. provisional patent application and we license two issued U.S. patents, two pending U.S. non-provisional patent applications and 28 pending foreign patent applications, including Australia, Brazil, Canada, China, Eurasia, Europe, Israel, India, Japan, Mexico, New Zealand, Singapore, South Africa, and South Korea. Any patents that may issue from our pending patent applications are expected to have nominal expiration dates ranging from 2037 to 2042, absent any patent term adjustments or patent term extensions for regulatory delay. The KIT portfolio includes filings covering compositions of matter and methods of using our lead product candidate, THE-630, including one licensed patent with issued claims directed to composition of matter that encompass THE-630.

With respect to our EGFR inhibitor program, we own two pending U.S. provisional patent applications and one pending PCT patent application. Any patents that may issue from our pending patent applications are expected to have nominal expiration dates ranging from 2041 to 2042, absent any patent term adjustments or patent term extensions for regulatory delay.

Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. In addition, in certain instances, the term of an issued U.S. patent that covers or claims an FDA approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, which is called patent term extension. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the foreign jurisdiction, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

The patent position of pharmaceutical and biotechnology companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications and those of our licensors and collaborators may not result in patents being issued which protect product candidates or which effectively prevent others from commercializing competitive product candidates. Moreover, obtaining and enforcing patents in the pharmaceutical and biotechnology industries is inherently uncertain, due in part to ongoing changes in the patent laws. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities.

Commercial Strategy

We intend to retain significant development and commercial rights to product candidates and, if marketing approval is obtained, to commercialize product candidates on our own, or potentially with a partner, in the United States and other regions. We currently have no sales, marketing or commercial product distribution capabilities. However, we intend to build a focused sales and marketing organization and the necessary infrastructure and capabilities over time in the United States, and potentially other regions, following further advancement of product candidates. We believe that such an organization will be able to address the community of oncologists who are the key specialists in treating the patient populations for which product candidates and programs are being developed. The responsibilities of the marketing organization would include developing educational initiatives with respect to approved products and establishing relationships with researchers and practitioners in relevant fields of medicine. Clinical data, the size of the addressable patient population, the size of the commercial infrastructure and manufacturing needs may all influence or alter our commercialization plans.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of our small molecule product candidate, as well as any other product candidates we may develop through our programs, for preclinical and clinical testing. We also expect to rely on third parties for the manufacture of our product candidate and any other product candidates we may develop through our programs for commercial supply, if any product candidates obtain marketing approval. We also rely, and expect to continue to rely, on third parties to package, label, store and distribute our product candidate and any other product candidates we may develop through our programs and, if marketing approval is obtained, our commercial products.

For our initial clinical trials, we plan to rely on sole source suppliers. However, as we progress towards commercialization of product candidates, we anticipate expanding the supply chain to include multiple contract manufacturing organizations, or CMOs. We believe this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities and equipment, while also enabling us to focus our expertise and resources on the development of product candidates.

Manufacturing is subject to extensive regulations that impose procedural and documentation requirements. These regulations govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance. Our CMOs are required to comply with these regulations and are assessed through regular monitoring and formal audits. Our third-party manufacturers are required to manufacture any product candidates we develop under current Good Manufacturing Practice, or cGMP, requirements and other applicable laws and regulations.

We generally expect to rely on third parties for the manufacture of companion diagnostics, which are assays or tests that identify an appropriate patient population, if needed for any product candidates that receive marketing approval.

Government Regulation

The U.S. Food and Drug Administration, or FDA, and other regulatory authorities at federal, state and local levels, as well as outside the United States, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs and biologics. We, along with our vendors, CROs clinical investigators, clinical trial sites and CMOs, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek marketing approval of product candidates. The process of obtaining regulatory approvals of drugs and biologics and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the United States where we are initially focusing our drug commercialization, we believe product candidates, as small molecule drugs, would be regulated as new drugs rather than biologics. The FDA regulates new drug products under the Federal Food, Drug, and Cosmetic Act, as amended, the FDCA, and its implementing regulations. New drug products are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for proposed or ongoing studies, suspension or revocation of approvals, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the United States. For new drug products regulated under the FDCA such as our lead product candidate, a sponsor must submit a New Drug Application, or NDA, to FDA for review and approval. The NDA review and approval process may take multiple years and involves the following steps:

∎	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with GLP requirements;

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completion of the manufacture, under cGMP conditions of the drug substance, drug product, and labeling and packaging that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

∎	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually and amended when certain changes are made;

∎	approval by an institutional review board, or IRB, or independent ethics committee, or IEC, at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements, including informed consent, financial disclosure by investigators and other clinical trial-related regulations, to establish the safety and efficacy of the investigational product for each proposed indication and other condition of use;

∎	preparation and submission to the FDA of an NDA;

∎	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug product’s identity, strength, quality and purity;

∎	satisfactory completion of FDA inspection of select clinical trial sites involved in conducting pivotal studies that generated the data in support of the NDA;

∎	payment of user fees for FDA review of the NDA; and

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FDA review and approval of the NDA, including of the proposed prescribing information and, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical Studies and Clinical Trials for Drugs

Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements under 21 C.F.R. Part 58 and animal testing requirements under the Animal Welfare Act Amendments of 1976 (7 U.S.C. 2131 et seq.). The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

An IND is a submission to the FDA under which a sponsor proposes to administer an investigational product to humans. An IND must become effective before the proposed clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, refuses to allow the IND to take effect until the FDA’s concerns and questions have been addressed and/or imposes a full or partial clinical hold. The FDA must notify the sponsor of the grounds for the hold, and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND.

Furthermore, each clinical trial must be reviewed and approved by an IRB or IEC for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB or IEC also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB or IEC, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

A sponsor who wishes to conduct a clinical trial outside of the United States are subject to the requirements of the applicable jurisdiction and may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the FDA will nevertheless accept the results of the study in support of an NDA if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs for marketing approval are typically conducted in three sequential phases, which may overlap.

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Phase 1—Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, evaluate the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase 2—Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule, and to identify possible adverse side effects and safety risks.

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Phase 3—Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy, and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended, with the other available evidence, to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled phase 3 trials are required by the FDA for approval of an NDA. Under certain circumstances, FDA can conclude that one adequate and well-controlled clinical investigation plus confirmatory evidence is sufficient to establish effectiveness.

Post-approval trials, sometimes referred to as phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional evidence from the treatment of study subjects in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting, or in some cases to confirm clinical benefit. In certain instances, the FDA may mandate the performance of phase 4 clinical trials as a condition of NDA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers, and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Expanded Access

Expanded access, sometimes called “compassionate use,” is the use of investigational products outside of controlled clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. FDA regulations allow access to investigational products under an IND by the sponsor or the treating physician for treatment purposes on a case-by-case basis for the following groups: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the investigational product under a treatment protocol or treatment IND.

A clinical trial sponsor is not obligated under the law to provide expanded access to its investigational product. However, if a sponsor decides to make its investigational product available for expanded access, FDA reviews each request for expanded access and determines if treatment may proceed. Expanded access may be appropriate when all of the following criteria apply: the patient has a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential patient benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context of the disease or condition to be treated; and providing the investigational product for the requested use will not interfere with the initiation, conduct, or completion of clinical investigations that could support marketing approval of the expanded access use or otherwise compromise the potential development of the expanded access use.

In addition, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides an additional mechanism for patients with a life-threatening condition who have exhausted approved treatments and are unable to participate in clinical trials to access certain investigational products that have completed a phase 1 clinical trial, are the subject of an active IND, and are undergoing investigation in a clinical trial that is intended to form the primary basis of a claim of effectiveness in support of FDA approval. Unlike the expanded access framework described above, the Right to Try Act does not require FDA to review or approve requests for use of the investigational product, although the law requires sponsors to report annually to the FDA on use of the pathway and require the FDA to post certain annual summaries. There is no obligation for a sponsor to make its investigational products available to eligible patients under the Right to Try Act.

Under the 21st Century Cures Act, the manufacturer or distributor of one or more investigational products for the diagnosis, monitoring and treatment of a serious disease or condition must make publicly available their policy for evaluating and responding to requests for expanded access for individual patients. The manufacturer or distributor is required to make such policies publicly available upon the earlier of initiation of a phase 2 or phase 3 study, or as applicable, 15 days after the investigational drug receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy. The posting of the expanded access policies by manufacturers and distributors does not serve as a guarantee of access to any specific investigational drug by any individual patient, but the sponsor must develop a policy and respond to patient requests according to that policy.

U.S. Marketing Approval for Drugs

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA package requesting approval to market the drug product for one or more indications. An NDA is an application to FDA for approval to market a new drug for one or more specified indications and must contain proof of the drug’s safety and efficacy for the requested indication(s). An NDA is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, to the satisfaction of the FDA. The FDA must approve an NDA before a drug may be marketed in the United States.

The FDA reviews all submitted NDAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt, and such decision could include a “refuse-to-file” decision by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA. The FDA reviews an NDA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards designed, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, as amended, or the PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA and respond to the applicant, and six months from the filing date of a new molecular entity NDA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, each NDA must be accompanied by a substantial user fee. For fiscal year 2021, the application fee for each application containing clinical data is $2,875,842. PDUFA also imposes an annual program fee for each approved prescription drug, which has been set at $336,432 for fiscal year 2021. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on applications for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, or ETASU, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides advice and recommendations to FDA as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more select clinical trial sites involved in conducting pivotal studies to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indication(s).

Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including phase 4 clinical trials, be conducted to further assess a product’s safety and efficacy after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting a marketing application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its designated orphan use are disclosed by the FDA on its website. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.

If a product that has orphan designation subsequently receives the first FDA approval for the use for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity from the date of FDA approval during which the FDA may not approve any other applications to market the “same drug” for the same use, except in limited circumstances, such as a subsequent product’s showing of “clinical superiority” over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. The FDA defines “same drug” with respect to small molecule drugs as a drug that contains the same active moiety as a previously approved drug and is intended for the same use as the previously approved drug. To demonstrate a drug is “clinically superior” to the previously approved orphan drug, a sponsor must show that the drug provides a significant therapeutic advantage over and above the previously already approved drug in terms of greater efficacy, greater safety, or by providing a major contribution to patient care. Since the enactment of the FDA Reauthorization Act of 2017, the FDA publishes clinical superiority findings on its website for those drugs approved on or after August 18, 2017. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition, or if the manufacturer chooses to provide consent to approval of other applications.

Expedited Development and Review Programs for Drugs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to either expedite the development or review of important new drugs and biologics to get them to patients more quickly than standard FDA review timelines typically permit. We intend to apply for these programs for product candidates, as applicable.

A new drug is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast Track designation applies to the product candidate and the specific indication for which it is being studied. The sponsor of a new drug product may request the FDA to designate the drug as a Fast Track product at any time during the clinical development of the product, but ideally no later than the pre-NDA meeting because many of the features of Fast Track designation will not apply after that time. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed. Rolling review means that the FDA may review portions of the marketing application before the sponsor submits the complete application.

In addition, a new drug may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug, alone or in combination with one or more other drugs, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A sponsor may request that a drug product be designated as a Breakthrough Therapy at any time during the clinical development of the product and ideally before initiation of the pivotal clinical trial intended to serve as the primary basis for demonstration of efficacy to obtain the full benefits of the designation. Breakthrough Therapy designation provides all the features of Fast Track designation, in addition to intensive guidance on an efficient product development program beginning as early as phase 1 and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review and Accelerated Approval. A product is eligible for Priority Review, once an NDA is submitted, if the product that is the subject of the marketing application has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Significant improvement may be illustrated by the following examples: evidence of increased effectiveness in treatment, prevention, or diagnosis of a condition, elimination or substantial reduction of a treatment-limiting adverse reaction, documented enhancement of patient compliance that is expected to lead to an improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. Under Priority Review, the FDA’s goal date to take action on the marketing application is six months compared to ten months for a standard review.

The FDA may grant Accelerated Approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant Accelerated Approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of Accelerated Approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support Accelerated Approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.

The Accelerated Approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, Accelerated Approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit. Thus, the benefit of Accelerated Approval derives from the potential to receive approval based on surrogate endpoints sooner than possible for trials with clinical or survival endpoints, rather than deriving from any explicit shortening of the FDA approval timeline, as is the case with priority review.

The Accelerated Approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to initiate expedited proceedings to withdraw approval of the product. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA. In addition, the FDA generally requires, as a condition for Accelerated Approval, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. After the 120-day period has passed, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval, though they may expedite the development or review process.

Pediatric Study Plan and Pediatric Exclusivity

Under the Pediatric Research Equity Act, as amended, or the PREA, certain NDAs and certain NDA supplements must contain data that can be used to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. For a cancer drug directed at a molecular target, the pediatric testing requirement extends to pediatric cancers involving the molecular target even if different than the claimed adult cancer in the NDA. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The PREA requires that a sponsor who is planning to submit a marketing application for a product candidate that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or the PSP, within 60 days of an end-of-phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the phase 3 or phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, the PREA does not apply to a drug for an indication for which orphan designation has been granted, except that the PREA will apply to an original NDA for a new active ingredient that is orphan-designated if the drug is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that the FDA determines to be substantially relevant to the growth or progression of a pediatric cancer.

A drug can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

U.S. Post-Approval Requirements for Drugs

Drugs approved by FDA are subject to continuing regulation by the FDA, including, among other things, requirements relating to manufacturing establishment registration and product listing, recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, field alerts regarding issues with distributed product, promotion and advertising compliance, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, as well as other advertising and promotion requirements, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, untitled letters, corrective advertising, and potential civil and criminal penalties, including liabilities under the False Claims Act where products are obtain reimbursement under federal health care programs. Promotional materials for approved drugs must be submitted to the FDA in conjunction with their first use or first publication, and for products approved under accelerated approval prior to their first use. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

∎	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

∎	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

∎	fines, warning letters or holds on post-approval clinical trials;

∎	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

∎	product seizure or detention, or refusal to permit the import or export of products;

∎	injunctions or the imposition of civil or criminal penalties;

∎	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or

∎	mandated modification of promotional materials and labeling and issuance of corrective information.

Abbreviated New Drug Applications and 505(b)(2) Applications

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s drug or an approved method of use of the drug. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the “Orange Book.” Drugs listed in the Orange Book can, in turn, be cited by competitors in support of approval of an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) application. In this case, the original NDA (the so-called pioneer drug) is known as the “listed” drug or “reference-listed” drug. An ANDA provides for marketing of a drug that has the same active ingredient and the same strength, route of administration and dosage form as the listed drug and has been shown through testing to be bioequivalent to the listed drug or receives a waiver from bioequivalence testing. ANDA applicants are generally not required to conduct or submit results of preclinical or clinical tests to prove the safety or effectiveness of their drug, other than the requirement for bioequivalence testing. Drugs approved in this way are considered therapeutically equivalent, and are commonly referred to as “generic equivalents” to the listed drug. These drugs then generally can be substituted by pharmacists under prescriptions written for the original listed drug.

A 505(b)(2) application is a type of NDA that relies, in part, upon data the applicant does not own and to which it does not have a right of reference. Such applications often are submitted for changes to previously approved drug products, and rely on the FDA’s prior findings of safety and effectiveness for a third party’s NDA to abbreviate the showings the sponsor of the 505(b)(2) application must make to establish that its product is safe and effective.

The ANDA or 505(b)(2) applicant is required to certify to FDA concerning any patents listed for the referenced approved drug in FDA’s Orange Book. Specifically, for each listed patent, the applicant must certify that: (1) the required patent information has not been filed; (2) the listed patent has expired; (3) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patent is invalid, unenforceable or will not be infringed by the new drug. A certification that the new drug will not infringe the already approved drug’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the ANDA or 505(b)(2) applicant does not include a Paragraph IV certification, the ANDA or 505(b)(2) application will not be approved until all of the listed patents claiming the referenced drug have expired, except for any listed patents that only apply to uses of the drug not being sought by the ANDA or 505(b)(2) applicant.

If the ANDA or 505(b)(2) applicant has made a Paragraph IV certification, the applicant must also send notice of a Paragraph IV Notice Letter to the NDA and patent holders once the ANDA or 505(b)(2) application has been accepted for filing by FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV Notice Letter. The filing of a patent infringement lawsuit within 45 days of the receipt of notice of a Paragraph IV Notice Letter automatically prevents FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, modification by a court or a decision in the infringement case that is favorable to the ANDA or 505(b)(2) applicant.

As discussed in the next section, the ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity, such as a new chemical entity exclusivity, listed in the Orange Book for the reference-listed drug has expired.

United States Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process for a drug that has not been previously approved for commercial marketing. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Regulatory exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA, or a 505(b)(2) NDA, submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement.

The FDCA also provides three years of exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations, and prevents FDA approval of an ANDA or 505(b)(2) NDA for such conditions of use, but does not prevent FDA acceptance for filing and review of an ANDA or 505(b)(2) NDA. The three-year exclusivity does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the original active agent for other conditions of use outside those protected by the exclusivity. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Regulation of Companion Diagnostics

Companion diagnostics provide information that is essential for the safe and effective use of a corresponding therapeutic product and can identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are regulated as medical devices by the FDA. In the United States, the FDCA, and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance or approval from the FDA prior to commercialization. The two primary types of FDA marketing authorization applicable to a medical device are clearance of a premarket notification under section 510(k) of the FDCA, or 510(k), and approval of a premarket approval application, or PMA.

To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a legally marketed predicate device, which may be a previously 510(k)-cleared device or a pre-amendment device that was in commercial distribution before May 28, 1976, or a device that was originally on the market as a class III device and later down-classified to class II or I. A proposed device is substantially equivalent to a predicate device if the subject device (1) has the same intended use as the predicate device and (2) either (a) has the same technological characteristics as the predicate device or (b) has different technological characteristics but does not raise different questions of safety and effectiveness than the predicate device and the submitted information demonstrates that the subject device is as safe and effective as the predicate device. If the FDA determines that the subject device is substantially equivalent to the predicate device, the subject device may be cleared for marketing. The 510(k) premarket notification pathway generally takes from three to twelve months from the date the application is completed, but can take significantly longer.

A PMA must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the quality system regulation, or QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. FDA has committed to performance goals of reviewing original PMAs that are not referred to an Advisory Committee within 180 days and reviewing PMAs referred to an Advisory Committee within 320 days (excluding days when a request for additional information is pending with the applicant), although the process typically takes longer, and may require several years to complete. If the FDA evaluations of both the PMA and the manufacturing facilities are favorable, the FDA will either issue an approval order or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or the device is determined to be unsafe or ineffective following initial marketing.

On August 6, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance document, for novel therapeutic products that depend on the use of a diagnostic test and where the diagnostic device could be essential for the safe and effective use of the corresponding therapeutic product, the companion diagnostic device should be developed and approved or cleared contemporaneously with the therapeutic, although the FDA recognizes that there may be cases when contemporaneous development may not be possible. However, in cases where a drug cannot be used safely or effectively without the companion diagnostic, the FDA’s guidance indicates it will generally not approve the drug without the approval or clearance of the diagnostic device. The FDA also issued a draft guidance in July 2016 setting forth the principles for co-development of an in vitro companion diagnostic device with a therapeutic product. The draft guidance describes principles to guide the development and contemporaneous marketing authorization for the therapeutic product and its corresponding in vitro companion diagnostic.

Once cleared or approved, the companion diagnostic device must adhere to post-marketing requirements including the requirements of the FDA’s QSR, establishment registration and device listing, adverse event reporting, reporting of recalls and corrections, along with product marketing requirements and limitations. Like drug makers, companion diagnostic makers are subject to unannounced FDA inspections at any time during which the FDA will conduct an audit of the product(s) and the company’s facilities for compliance with its authorities.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities of products following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the Centers for Medicare & Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, or HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

Healthcare Laws

Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our business operations and any current or future arrangements with third-party payors, healthcare providers, and physicians may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we develop, market, sell and distribute any drugs for which we obtain marketing approval. In the United States, these laws include federal and state anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including those described below.

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The federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from federal health care programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, or the FCA. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection.

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The federal civil and criminal false claims laws, including the FCA, which can be enforced through civil “whistleblower” actions, and civil monetary penalty laws, impose criminal and civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay money to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. When an entity is determined to have violated the federal civil FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.

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The federal civil monetary penalties laws impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary, if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies.

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (including, public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses and their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information as well as their covered subcontractors, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

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The federal Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, imposed annual reporting requirements for certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, for certain payments and “transfers of value” provided to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners.

∎	Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

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Analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current regulatory and healthcare environment, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

Insurance Coverage and Reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing healthcare services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government healthcare programs in the United States such as Medicare and Medicaid, private health insurers, managed care organizations and other third-party payors, provide coverage, and establish adequate reimbursement levels for, the product. In the United States, principal decisions about Medicare reimbursement for new products are typically made by CMS and regional contractors responsible for administering the Medicare program. CMS and these contractors decide whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree.

Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is (1) a covered benefit under its health plan; (2) safe, effective and medically necessary; (3) appropriate for the specific patient; (4) cost-effective; and (5) neither experimental nor investigational. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. No uniform policy of coverage and reimbursement for products exists among third-party payors, and coverage and reimbursement levels for products can differ significantly from payor to payor.

Third-party payors are increasingly challenging the prices charged, examining the medical necessity, reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmaco-economic studies in order to demonstrate the cost effectiveness of the product, which will require additional expenditure above and beyond the costs required to obtain FDA or other comparable regulatory approvals. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Moreover, the containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls or price increase penalties, restrictions on reimbursement and requirements for substitution of generic products.

In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical products, will apply to companion diagnostics.

Current and Future Healthcare Reform Legislation

In the United States and certain foreign jurisdictions, there have been, and likely will continue to be, a number of proposed and adopted legislative and regulatory changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare. For example, in March 2010, the United States Congress enacted the ACA, which, among other things, includes changes to the coverage and payment for products under government health care programs. The ACA includes provisions of importance to our potential product candidates that:

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created an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drug products, apportioned among these entities according to their market share in certain government healthcare programs;

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expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

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expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;

∎	addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

∎	expanded the types of entities eligible for the 340B drug discount program;

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established the Medicare Part D coverage gap discount program by requiring manufacturers to provide point-of-sale-discounts off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and

∎	created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA have faced legal and constitutional challenges, including in the United States Supreme Court; the Trump administration issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices; and Congress introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended in the future, and we cannot predict what effect further changes to the ACA would have on our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, in August 2011, the Budget Control Act of 2011, among other things, included reductions of Medicare payments to providers of 2%, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional Congressional action is taken. The reductions have been suspended temporarily through December 2021 in response to the COVID-19 pandemic. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, including bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in numerous Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. At the federal level, former President Trump used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders, and policy initiatives. It is unclear whether the Biden administration will work to reverse those measures or pursue similar or other policy initiatives, for example related to an independent review board or other mechanisms that would impact drug pricing and reimbursement.

On November 20, 2020, CMS and the HHS Office of the Inspector General issued two final rules implementing changes to the Physician Self-Referral Law, or Stark Law, and the Anti-Kickback Statute. These new rules provide new value-based enterprise exceptions and safe harbors to the Stark Law and the Anti-Kickback Statute, as well as offer additional clarification in the form of updated definitions.

Compliance with Other Federal and State Laws or Requirements; Changing Legal Requirements

If any products that we may develop are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, labeling, packaging, distribution, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which we may be subject. The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products, and state licensure.

The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (1) changes to our manufacturing arrangements; (2) additions or modifications to product labeling or packaging; (3) the recall or discontinuation of our products; or (4) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Government Regulation of Drugs Outside of the United States

To market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization, manufacturing, commercial sales and distribution of our products. These regulatory requirements may be similarly complex and even more stringent in certain regards than those described above. If we fail to comply with applicable regulatory requirements in the jurisdiction where we conduct clinical trials or seek regulatory approvals, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

For instance, in the European Economic Area, or the EEA (comprising the 27 EU member states plus Iceland, Liechtenstein and Norway), medicinal products must be authorized for marketing by using either the centralized authorization procedure or national authorization procedures.

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Centralized procedure—The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid throughout the EEA. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products (gene therapy, somatic cell therapy and tissue engineered products) and products with a new active substance indicated for the treatment of certain diseases, which includes products for the treatment of cancer. For medicines that do not fall within one of the mandatory categories, an applicant still has the option of submitting an application for a centralized marketing authorization to the European Medicines Agency, or the EMA, as long as the medicine concerned contains a new active substance not authorized in the EEA prior to May 20, 2004, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the EEA. If pursuing marketing authorization of a product candidate for a therapeutic indication under the centralized procedure, the EMA’s Committee for Medicinal Products for Human Use, or the CHMP, is responsible for conducting an initial assessment of whether a product meets the required quality, safety and efficacy requirements, and whether a product has a positive benefit/risk ratio. Under the centralized procedure the maximum timeframe for the evaluation of a marketing authorization application, or the MAA, by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of a MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who make the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of a MAA under the accelerated assessment procedure is 150 days, excluding clock stops, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

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National authorization procedures—There are also two other possible routes to authorize products for therapeutic indications in several countries, which are available for products that fall outside the scope of the centralized procedure:

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Decentralized procedure—Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EEA Member State for a medicinal product that has not yet been authorized in any EEA Member State and that does not fall within the mandatory scope of the centralized procedure.

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Mutual recognition procedure—In the mutual recognition procedure, a medicine is first authorized in one EEA Member State, in accordance with the national procedures of that country. Following this, additional marketing authorizations can be sought from other EEA Member States in a procedure whereby the countries concerned recognize the validity of the original, national marketing authorization.

In both cases, as with the centralized procedure, the competent authorities of the EEA Member States assess the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy before granting the marketing authorization.

In the EEA, new products for therapeutic indications that are authorized for marketing (so called “references products”) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from referencing the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EEA during a period of eight years from the date on which the reference product was first authorized in the EEA. The additional two-year period of market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EEA until ten years have elapsed from the initial authorization of the reference product in the EU. The overall ten-year period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new active substance so that the innovator gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained marketing authorization based on a MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials.

The criteria for designating an “orphan medicinal product” in the EEA are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, in the EEA a medicinal product may be designated as orphan if it meets the following criteria (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; and (2) either (a) such condition affects no more than five in 10,000 persons in the EEA when the application is made, or (b) it is unlikely that the product, without the benefits derived from orphan status, would generate sufficient return in the EEA to justify the investment needed for its development; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition, or if such a method exists, the product will be of significant benefit to those affected by the condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. During this ten-year orphan market exclusivity period, no marketing authorization application shall be accepted, and no marketing authorization shall be granted for a similar medicinal product for the same indication, although similar, is safer, more effective or otherwise clinically superior than the authorized product; (ii) the marketing authorization holder of the authorized product consents to a second orphan medicinal product application; or (iii) the marketing authorization holder of the authorized product cannot supply enough orphan medicinal product. An orphan product can also obtain an additional two years of market exclusivity in the EEA for pediatric studies. The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. The application for orphan drug designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the MAA if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Similar to the United States, the various phases of non-clinical and clinical research in the European Union are subject to significant regulatory controls.

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU member states govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the national competent authority, or the NCA, of the EU member states in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee, or the EC, has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, and the provisions of the individual EU member states’ legislation implementing the Clinical Trials Directive. Under the current regime (the EU Clinical Trials Directive 2001/20/EC and corresponding national laws) all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014, or the Clinical Trials Regulation, was adopted, which is expected to apply following confirmation of full functionality of the Clinical Trials Information System, the centralized European Union portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation, which it has not yet done. The Clinical Trials Regulation will be directly applicable in all the EU member states, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by the Clinical Trials Directive and the Member States’ national implementing legislation until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial. The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU member states in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU member state. However, overall related timelines will be defined by the Clinical Trials Regulation.

Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization. For example, in the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed upon. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade, in other words, arbitrage between low-priced and high-priced member states, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

Government Regulation of Data Collection outside of the United States

In the event we conduct clinical trials in the European Union, we will be subject to additional privacy restrictions. The collection and use of personal health data in the EEA is governed by the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. The GDPR applies to the processing of personal data by any company established in the EEA and to companies established outside the EEA to the extent they process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR enhances data protection obligations for data controllers of personal data, including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, enhanced requirements for securing personal data, requirements to conduct privacy impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements, and creates direct obligations on service providers acting as processors. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection, like the United States. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA Member States, which may deviate slightly from the GDPR, may result in fines of up to 4% of a company’s global revenue for the preceding financial year, or €20 million, whichever is greater. Moreover, the GDPR grants data subjects the right to claim material and non-material damages resulting from infringement of the GDPR. Given the breadth and depth of changes in data protection obligations, maintaining compliance with the GDPR will require significant time, resources and expense, and we may be required to put in place additional controls and processes ensuring compliance with the new data protection rules. There has been limited enforcement of the GDPR to date, particularly in biopharmaceutical development, so we face uncertainty as to the exact interpretation of the new requirements on any future trials and we may be unsuccessful in implementing all measures required by data protection authorities or courts in interpretation of the new law. Further, the United Kingdom’s decision to leave the European Union, means that it has in force its own legislation which is aligned with the GDPR, known as the Data Protection Act 2018. The requirements are similar except that the United Kingdom is now regarded as a “third country” for the purposes of transfers of personal data from the EEA. Transfers continue to flow freely from the UK to the EEA following an adequacy decision from the European Commission adopted on June 28, 2021 and valid for four years.

Data protection authority activity differs across the EU, with certain authorities applying their own agenda which shows there is uncertainty in the manner in which data protection authorities will seek to enforce compliance with GDPR. For example, it is not clear if the authorities will conduct random audits of companies doing business in the EU, or if the authorities will wait for complaints to be filed by individuals who claim their rights have been violated. Enforcement uncertainty and the costs associated with ensuring GDPR compliance are onerous and may adversely affect our business, financial condition, results of operations and prospects.

Should we utilize third-party distributors, compliance with such foreign governmental regulations would generally be the responsibility of such distributors, who may be independent contractors over whom we have limited control.

Employees and Human Capital

As of September 15, 2021 we had 14 full-time employees, of which seven have M.D., D.Phil or Ph.D. degrees. Of our full-time employees, eight were engaged in research and development activities and six were engaged in business development, finance and general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, motivating and integrating our existing and future employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through grants of stock-based compensation awards and payments of cash-based performance bonus awards, in order to increase stockholder value and the success of our company by motivating our employees to perform to the best of their abilities and achieve our objectives.

Facilities

Our corporate headquarters are located in Cambridge, Massachusetts, where we rent shared office space on a month-to-month basis. We have entered into a lease agreement in respect of 7,351 square feet of office space in Cambridge, Massachusetts. The lease is expected to commence in the first quarter of 2022. The initial term of the lease is seven years, with a one-time option right to extend the term five additional years, subject to an increase in rent in accordance with the terms of the lease agreement. We believe that this space will be sufficient for our needs for the foreseeable future.

To meet the future needs of our business, however, we may lease additional or alternate space, and we believe suitable additional or alternative space will be available in the future on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors, including their ages as of September 15, 2021:

NAME	AGE	POSITION(S)
Executive Officers:
Timothy P. Clackson, Ph.D.	56	President, Chief Executive Officer and Director
William C. Shakespeare, Ph.D.	58	Co-Founder and President of Research and Development
David C. Dalgarno, D.Phil.	63	Co-Founder and Chief Technical Officer
Victor M. Rivera, Ph.D.	57	Co-Founder and Chief Scientific Officer
Bradford D. Dahms	33	Chief Financial Officer
David P. Kerstein, M.D.	39	Chief Medical Officer

Non-Employee Directors:
Iain D. Dukes, MA, D.Phil.(2)(3)	63	Co-Founder, Chairman and Director
Carl Gordon, CFA, Ph.D.(1)	55	Director
Michael Rome, Ph.D.(1)	37	Director
Kathy Yi, MBA(1)(2)(3)	50	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Timothy P. Clackson, Ph.D. has served as our President and Chief Executive Officer and as a member of our board of directors since May 2021. From May 2018 until April 2021, Dr. Clackson was President, Chief Technology Officer and Executive Vice President of Research and Development at Xilio Therapeutics Inc. Prior to joining Xilio, Dr. Clackson served as President of Research and Development and Chief Scientific Officer at ARIAD Pharmaceuticals, Inc., which was acquired by Takeda Pharmaceutical Company Limited in February 2017, from June 2010 to May 2017. Prior to that, Dr. Clackson served as ARIAD’s Senior Vice President and Chief Scientific Officer from 2003, and in other roles from December 1994. From June 2016 to May 2017, Dr. Clackson served as a member of the board of directors of ARIAD Pharma Ltd., ARIAD’s UK subsidiary. Dr. Clackson has served as both a member of the board of directors of Elevation Oncology, Inc. (Nasdaq: ELEV) since May 2020, and as a member of the board of directors of Forma Therapeutics Holdings, Inc. (Nasdaq: FMTX) since March 2018. Dr. Clackson has also served as a member of the board of the Massachusetts Biotechnology Council since March 2015. Dr. Clackson served as a member of the board of directors of Spring Bank Pharmaceuticals, Inc., from March 2018 until the business combination with F-star Therapeutics Limited in November 2020 (formerly Nasdaq: SBPH). Dr. Clackson holds a Bachelor of Arts, with Honors, in Biochemistry from Oxford University and a Doctorate in Biology from the University of Cambridge. We believe that Dr. Clackson is qualified to serve on our board of directors because of the perspective and experience he provides as our President and Chief Executive Officer, in addition to his extensive leadership experience in our industry and his educational background in biology and biochemistry.

William C. Shakespeare, Ph.D. is a founding member of Theseus Pharmaceuticals and has served as our President of Research and Development since May 2018. From June 2018 to May 2021, Dr. Shakespeare served as a member of our board of directors. From 2009 to January 2017, Dr. Shakespeare was Vice President of Drug Discovery at ARIAD Pharmaceuticals, Inc., which was acquired by Takeda Pharmaceutical Company Limited in February 2017. Dr. Shakespeare holds a Doctorate in Chemistry from the University of New Hampshire and a Bachelor of Science in Chemistry from Gettysburg College.

David C. Dalgarno, D.Phil. is a founding member of Theseus Pharmaceuticals and has served as our Chief Technical Officer since June 2018. From March 1992 to February 2017, Dr. Dalgarno held several roles at ARIAD

Pharmaceuticals, Inc., which was acquired by Takeda Pharmaceutical Company Limited in February 2017, including most recently as Vice President of the Research Technologies Discovery Group. Dr. Dalgarno holds a Doctorate in Chemistry and a Bachelor of Arts in Chemistry from the University of Oxford.

Victor M. Rivera, Ph.D. is a founding member of Theseus Pharmaceuticals and has served as our Chief Scientific Officer since June 2018. From February 1993 to February 2017, Dr. Rivera held several roles at ARIAD Pharmaceuticals, Inc., which was acquired by Takeda Pharmaceutical Company Limited in February 2017, including most recently as Vice President, Preclinical and Translational Research. Dr. Rivera holds a Doctorate in Microbiology and Molecular Genetics from Harvard Medical School and a Bachelor of Arts in Molecular Biology, magna cum laude, from Princeton University.

Bradford D. Dahms has served as our Chief Financial Officer since May 2021. From September 2019 to May 2021, Mr. Dahms served as Chief Financial Officer of Selecta Biosciences Inc. (Nasdaq: SELB). Prior to joining Selecta, Mr. Dahms served as Senior Vice President—Healthcare Investment Banking at Cantor Fitzgerald & Co., an investment bank, from April 2014 to August 2019. He also served as an analyst at RBC Capital Markets from 2012 to 2014, and at JPMorgan Chase & Co. from 2010 to 2012. Mr. Dahms holds a Bachelor of Science degree in Economics, with honors, from The Ohio State University.

David P. Kerstein, M.D. has served as our Chief Medical Officer since October 2020. From November 2018 to July 2020, Dr. Kerstein served as Chief Medical Officer of Achiano Therapeutics Ltd. Dr. Kerstein also served as Senior Medical Director of Oncology Clinical Research at Takeda Pharmaceutical Company Limited, from February 2017 to November 2018. From 2014 to 2017, Dr. Kerstein was Medical Director and then Senior Medical Director of Clinical Research at ARIAD Pharmaceuticals, Inc. (which was acquired by Takeda in February 2017). Prior to that, Dr. Kerstein was Director of Clinical Development and Regulatory Affairs at Boston Biomedical, Inc., a wholly-owned subsidiary of Sumitomo Dainippon Pharma Co. Ltd. Dr. Kerstein holds a Doctorate of Medicine from Tufts University School of Medicine and a Bachelor of Science in Biology, summa cum laude, from Tufts University.

Non-Employee Directors

Iain D. Dukes, MA, D.Phil. is a founding member of Theseus Pharmaceuticals and has served as our Chairman since September 2021 and as a member of our board of directors since June 2018. From June 2018 until April 2021, Dr. Dukes served as our Chief Executive Officer, and from April 2021 until September 2021, served as our Executive Chairman. Dr. Dukes is a Venture Partner at OrbiMed Advisors LLC, an investment firm, which he joined in August 2016. Dr. Dukes has served as the Chief Executive Officer of Viriom Inc. since February 2019 and has also served as the Executive Chairman of Angiex Inc. since February 2020. In September 2017, Dr. Dukes co-founded Kartos Therapeutics, Inc. and currently serves as President. From October 2017 to July 2020, Dr. Dukes was a board member and Chairman of KaNDy Therapeutics Ltd., which was acquired by Bayer AG in September 2020. From January 2020 to June 2020, Dr. Dukes served as supervisory board member of Themis BioScience GmbH, until it was acquired by Merck & Co. Dr. Dukes also co-founded Telios Pharmaceuticals, Inc., where he serves as President. Dr. Dukes currently serves on the boards of directors of NeRRe Therapeutics Ltd., ReViral Limited and ENYO Pharma SA. Since November 2016, Dr. Dukes has served on the board of directors of Ikena Oncology, Inc. (Nasdaq: IKNA), and since September 2016, Dr. Dukes has served as chairman of the board of directors of Iovance Biotherapeutics Inc. (Nasdaq: IOVA). Dr Dukes is co-founder and chairman of the Loch Group, comprising ten distinct companies focusing on targeted oncology, inflammation and neuroscience. Dr. Dukes previously served as Senior Vice President and Head of Business Development and Licensing for Merck Research Laboratories (Merck & Co) from August 2013 through May 2016. Prior to joining Merck, Dr. Dukes was Vice President of External Research & Development at Amgen, Inc. (Nasdaq: AMGN) from August 2010 to August 2013. Dr. Dukes holds Master of Jurisprudence and Doctor of Philosophy degrees from the University of Oxford, a Master of Science degree in Cardiovascular Studies from the University of Leeds and a Bachelor of Science degree in Pharmacology from the University of Bath. We believe that Dr. Dukes is qualified to serve as a member of our board of directors because of his valuable and extensive experience gained from prior service as our Chief Executive Officer, as well as his extensive experience in the pharmaceutical industry, including his service in senior management roles.

Carl Gordon, CFA, Ph.D. has served as a member of our board of directors since June 2018. Dr. Gordon is a founding member, Managing Partner, and Co-Head of Global Private Equity at OrbiMed Advisors LLC, an investment firm. Dr. Gordon currently serves on the boards of directors of Adicet Bio, Inc. (Nasdaq: ACET), Compass Therapeutics Inc. (Nasdaq: CMPX), Gemini Therapeutics Inc. (Nasdaq: GMTX), Keros Therapeutics Inc. (Nasdaq: KROS), Kinnate Biopharma, Inc. (Nasdaq: KNTE), ORIC Pharmaceuticals Inc. (Nasdaq: ORIC) and Terns Pharmaceuticals, Inc. (Nasdaq: TERN), as well as several private companies. Dr. Gordon previously served on the boards of directors of several companies, including Alector Inc. (Nasdaq: ALEC), ARMO Biosciences, Inc. (formerly Nasdaq: ARMO), Arsanis, Inc. (which merged with X4 Pharmaceuticals, Inc.) (formerly Nasdaq: ASNS), Intellia Therapeutics, Inc. (Nasdaq: NTLA), Passage Bio Inc., Prevail Therapeutics Inc. (formerly Nasdaq: PRVL), Selecta Biosciences, Inc. (Nasdaq: SELB), SpringWorks Therapeutics Inc. (Nasdaq: SWTX) and Turning Point Therapeutics, Inc. (Nasdaq: TPTX). Dr. Gordon received a Bachelor of Arts in Chemistry from Harvard College, a Doctorate in Molecular Biology from the Massachusetts Institute of Technology and was a Fellow at The Rockefeller University. We believe that Dr. Gordon is qualified to serve on our board of directors due to his extensive business experience, and experience in venture capital and the life science industry.

Michael Rome, Ph.D. has served as a member of our board of directors since January 2021. Dr. Rome has served in various roles with Foresite Capital Management, an investment firm, since August 2016, including serving as Managing Director since May 2020. Prior to that, he served as an Analyst at DAFNA Capital Management LLC, a healthcare hedge fund, from September 2015 to July 2016. Dr. Rome also worked in early-stage drug development as a Senior Scientist for Vault Pharma, an academic start-up out of the California NanoSystems Institute at the University of California, Los Angeles from April 2014 to September 2015. Since December 2019, Dr. Rome has served on the board of directors of Kinnate Bioharma Inc. (Nasdaq: KNTE), and since August 2020 has served on the board of directors of FS Development Corp. II (FSII). Dr. Rome currently serves on the board of directors of a privately held company, Remix Therapeutics Inc. Dr. Rome has also held board observer roles (past and present) at Turning Point Therapeutics, Inc. (Nasdaq: TPTX), Nurix Therapeutics, Inc. (Nasdaq: NRIX) and several privately held companies, including Maze Therapeutics, Inc. and PACT Pharma, Inc. Dr. Rome holds a Bachelor of Science in Molecular, Cellular and Developmental Biology from the University of California, Los Angeles and a Doctorate in Biochemistry, Biophysics and Molecular Biology from the California Institute of Technology. We believe Dr. Rome is qualified to serve on our board of directors because of his extensive experience in investing in diverse biotechnology companies and his depth of knowledge and substantial experience as a research scientist.

Kathy Yi, M.B.A. has served as a member of our board of directors since June 2021. Ms. Yi served as Chief Financial Officer of Cerevel Therapeutics Holdings, Inc. (Nasdaq: CERE) from June 2019 to September 2021. Previously, Ms. Yi served as Executive Vice President, Chief Financial Officer and Secretary of Sangamo Therapeutics, Inc. (Nasdaq: SGMO), from February 2017 to June 2019. Prior to Sangamo Therapeutics, Ms. Yi was Head of Finance at Novartis Pharmaceutical Corporation (NYSE: NVS) from February 2014 to February 2017. From 2007 to 2014, Ms. Yi held various financial management positions of increasing seniority at Life Technologies Corp., which was acquired by Thermo Fisher Scientific in 2014, including Finance Leader, Corporate FP&A from 2012 to 2014, Director of Finance, M&A/Corporate Development, from 2010 to 2012, and Director of Finance, Global Manufacturing Operations, from 2007 to 2010. From 2001 to 2007, Ms. Yi held increasing roles of responsibilities in corporate finance at Intel Corporation. Ms. Yi holds a Bachelor of Science in Chemical Engineering from the University of California at Berkeley and a Master of Business Administration from Columbia Business School. We believe Ms. Yi is qualified to serve on our board of directors due to her extensive business, financial and accounting experience as an executive in the pharmaceutical industry.

Board Composition

Our board of directors currently consists of five members, who were elected pursuant to the amended and restated voting agreement that we entered into with certain holders of our common stock and certain holders of our preferred stock and the related provisions of our amended and restated certificate of incorporation, as currently in effect. The provisions of this voting agreement will terminate upon the completion of this offering, after which there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Effective upon the closing of this offering, our board of directors will have five members. In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

∎	the Class I directors will be Dr. Dukes and Ms. Yi, and their terms will expire at the first annual meeting of stockholders to be held after the closing of this offering;

∎	the Class II directors will be Dr. Gordon and Dr. Rome, and their terms will expire at the second annual meeting of stockholders to be held after the closing of this offering; and

∎	the Class III director will be Dr. Clackson, and his term will expire at the third annual meeting of stockholders to be held after the closing of this offering.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering provide that only our board of directors can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See the section titled “Description of Capital Stock—Anti-Takeover Provisions—Certificate of Incorporation and Bylaw Provisions” elsewhere in this prospectus.

Director Independence

Upon the completion of this offering, we anticipate that our common stock will be listed on the Nasdaq Global Select Market, or Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within 12 months from the date of listing. In addition, the rules of Nasdaq require that, subject to specified exceptions, (i) a majority of the members of a listed company’s audit, compensation and nominating and corporate governance committees be independent within 90 days from the date of listing and (ii) each member of such committees must be independent within 12 months from the date of listing. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Although at the completion of this offering we may be a “controlled company” within the meaning of the Nasdaq rules and therefore may be eligible to take advantage of exemptions from certain corporate governance requirements, we do not currently intend to do so, including the exemption from the requirement that a majority of our board of directors must consist of independent directors by the end of the phase-in period. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries. Each of Dr. Rome and Ms. Yi qualifies as an independent director pursuant to Rule 10A-3.

In September 2021, our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of Dr. Rome and Ms. Yi does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules of Nasdaq. We intend to rely on a phase-in period under these rules applicable to newly public companies, which will permit fewer than a majority of our board of directors to be independent on the listing date of our common stock, provided we satisfy such requirement within one year of the date of listing. Accordingly, we intend to have a majority of our board of directors consist of independent directors within one year of the date our common stock is listed on Nasdaq.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions” elsewhere in this prospectus. There are no family relationships among any of our directors or executive officers.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors administers its oversight function directly as a whole. Our board of directors will also administer its oversight through various standing committees, which will be constituted prior to the completion of this offering, that address risks inherent in their respective areas of oversight. For example, our audit committee will be responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters; our compensation committee will oversee the management of risks associated with our compensation policies and programs; and our nominating and corporate governance committee will oversee the management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors and director succession planning.

Committees of the Board of Directors

Our board of directors has established an audit committee and will establish a compensation committee and a nominating and corporate governance committee prior to the completion of this offering. Prior to the completion of this offering, our board of directors may establish other committees to facilitate the management of our business. Our board of directors and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Although at the completion of this offering we may be a “controlled company” within the meaning of the Nasdaq rules and therefore may be eligible to take advantage of exemptions from certain corporate governance requirements, we do not currently intend to elect to do so, including exemptions relating to the independence requirements applicable to the committees of the board of directors at the end of the phase-in period.

Our board of directors expects to delegate various responsibilities and authority to committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each committee of our board of directors will have a written charter approved by our board of directors. Upon the completion of this offering, copies of each charter will be posted on our website at https://theseusrx.com/ under the Investor Relations section. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

Audit Committee

The members of our audit committee are Ms. Yi, Dr. Gordon and Dr. Rome. Ms. Yi is the chair of the audit committee. Each member of our audit committee can read and understand fundamental financial statements. Our board of directors has determined that Ms. Yi qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq.

We intend to rely on the phase-in rules of Rule 10A-3 under the Exchange Act and the Nasdaq rules with respect to the requirement that the audit committee be composed entirely of members of our board of directors who satisfy the standards of independence established for independent directors under the Nasdaq rules and the additional independence standards applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act, as determined by our board of directors. We expect that by the first anniversary of our listing on Nasdaq, our audit committee will comply with the applicable independence requirements. Ms. Yi and Dr. Rome are independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members.

Effective upon the closing of this offering, our audit committee will operate under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq. Our audit committee will assist our board of directors with its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; the design, implementation and performance of any internal audit function, if and when implemented; and our risk assessment and risk management. Among other things, our audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also will discuss with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiate inquiries into certain aspects of our financial affairs. Our audit committee is responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Our audit committee will review and oversee all related person transactions in accordance with our policies and procedures.

Compensation Committee

The members of our compensation committee are Dr. Dukes and Ms. Yi. Dr. Dukes is the chair of the compensation committee.

We intend to rely on the phase-in rules of Nasdaq with respect to the requirement that the compensation committee be composed entirely of members of our board of directors who satisfy the standards of independence established for independent directors under the Nasdaq rules, as determined by our board of directors. We expect that our compensation committee will comply with the applicable independence requirements during the phase-in period (including the requirement to have a majority of independent members within 90 days of listing on Nasdaq) and that all members of our compensation committee will satisfy the applicable independence standards by the first anniversary of our listing on Nasdaq. Ms. Yi is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members.

Effective upon the closing of this offering, our compensation committee will operate under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq. Our compensation committee will assist our board of directors with its oversight of the forms and amount of compensation for our executive officers (including officers reporting under Section 16 of the Exchange Act), the administration of our equity and non-equity incentive plans for employees and other service providers and certain other matters related to our compensation programs. Our compensation committee, among other responsibilities, evaluates the performance of our chief executive officer and, in consultation with him, evaluates the performance of our other executive officers (including officers reporting under Section 16 of the Exchange Act).

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Dr. Dukes and Ms. Yi. Ms. Yi is the chair of the nominating and corporate governance committee.

We intend to rely on the phase-in rules of Nasdaq with respect to the requirement that the nominating and corporate governance committee be composed entirely of members of our board of directors who satisfy the standards of independence established for independent directors under the Nasdaq rules, as determined by our board of directors. We expect that our nominating and corporate governance committee will comply with the applicable independence requirements during the phase-in period (including the requirement to have a majority of independent members within 90 days of listing on Nasdaq) and that all members of our nominating and corporate governance committee will satisfy the applicable independence standards by the first anniversary of our listing on Nasdaq. Ms. Yi is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to nominating and corporate governance committee members.

Effective upon the closing of this offering, our nominating and corporate governance committee will assist our board of directors with its oversight of and identification of individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and select, or recommend that our board of directors select, director nominees, develops and recommends to our board of directors a set of corporate governance guidelines and oversees the evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2020, our board of directors did not have a compensation committee or a separate committee performing equivalent functions. During such period, all members of our board of directors, including Dr. Dukes, our former Chief Executive Officer and current Chairman, and Dr. Shakespeare, our former director and current President of Research and Development, participated in deliberations of our board of directors concerning executive officer compensation. None of our executive officers serves, or served during the fiscal year ended December 31, 2020, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors. Each of Dr. Dukes, Dr. Shakespeare, Dr. Gordon and Dr. Rome may be deemed to have an interest in certain transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, that are disclosed in the section titled “Certain Relationships and Related Party Transactions,” which disclosure is hereby incorporated by reference in this section.

Code of Conduct

Our board of directors has adopted a Code of Conduct, or the Conduct Code, effective as of the effective date of the registration statement of which this prospectus forms a part. The Conduct Code will apply to all of our employees, officers, directors, contractors, consultants, suppliers and agents. Upon the completion of this offering, the full text of the Conduct Code will be posted on our website at https://theseusrx.com/ under the Investor Relations section. We intend to disclose future amendments to, or waivers of, the Conduct Code, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

EXECUTIVE COMPENSATION

The following discussion relates to the compensation of Iain Dukes, MA, D.Phil., our Co-Founder, Chairman, Director and former Chief Executive Officer, William Shakespeare, Ph.D., our Co-Founder and President of Research Development, David Dalgarno, Ph.D., our Co-Founder and Senior Vice President and Chief Technology Officer, and Victor Rivera, Ph.D., our Co-Founder and Senior Vice President and Chief Scientific Officer, for the fiscal year ended December 31, 2020. Dr. Dukes, Dr. Shakespeare, Dr. Dalgarno and Dr. Rivera are collectively referred to in this prospectus as our “named executive officers.”

Summary Compensation Table

The following table shows information regarding the compensation awarded to, earned by or paid to each of our named executive officers for the fiscal year ended December 31, 2020.

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1) ($)		BONUS ($)	OPTION AWARDS(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Iain D. Dukes, MA, D.Phil.(3)	2020	183,000	(4)	—	1,266,346	—	—	1,449,346
Co-Founder, Chairman, Director and Former Chief Executive Officer

William C. Shakespeare, Ph.D.	2020	323,237		—	1,266,346	—	—	1,589,583
Co-Founder, President of Research and Development and Former Director

David C. Dalgarno, D.Phil.	2020	313,943		—	1,266,346	—	—	1,580,289
Co-Founder, Senior Vice President, Chief Technology Officer

Victor M. Rivera, Ph.D.	2020	313,943		—	1,266,346	—	—	1,580,289
Co-Founder, Senior Vice President, Chief Scientific Officer

(1)	The amounts in this column reflect salary earned by Dr. Shakespeare, Dr. Dalgarno and Dr. Rivera but not paid until 2021, in the amounts of $23,237, $13,943 and $13,943, respectively, in connection with a retroactive salary increase made effective as of October 26, 2020.
(2)	The amounts in this column represent the aggregate grant date fair value of option awards granted to our named executive officers in 2020 computed in accordance with FASB ASC Topic 718. See Note 10 to our audited financial statements included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.
(3)	Dr. Dukes transitioned out of his role as Chief Executive Officer as of April 23, 2021.
(4)	Consulting fees paid to Dr. Dukes.

Narrative Disclosure to Summary Compensation Table

During 2020, the compensation of our named executive officers consisted of base salary and equity compensation. In making executive compensation decisions, our board of directors considers such factors as it deems appropriate in its exercise of discretion and business judgment, including a subjective assessment of the named executive officer’s performance, the amount of vested and unvested equity held by the officer, amounts paid to our other executive officers and competitive market conditions. Although we did not have a formal bonus plan in place for fiscal year 2020, our named executive officers are eligible to participate in an annual cash incentive bonus plan for fiscal year 2021.

2020 Salaries

Our named executive officers each receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

As of December 31, 2020, the annual salaries of Dr. Shakespeare, Dr. Dalgarno and Dr. Rivera were $425,000, $375,000, and $375,000, respectively, pursuant to the terms of their initial offer letters. See the section titled “—Employment Arrangements with our Chief Executive Officer, our Chief Financial Officer and Certain Named Executive Officers—Offer Letters with Dr. Shakespeare, Dr. Dalgarno and Dr. Rivera.” We were previously party to a consulting agreement with Dr. Dukes setting forth the initial terms of his services. Dr. Dukes earned an hourly fee of $600 for up to 20 hours per week of service during fiscal year 2020. The consulting agreement was terminated as of April 23, 2021 in connection with Dr. Dukes’ transition into his former role as Executive Chairman.

Our board of directors and compensation committee may adjust base salaries from time to time in their discretion.

Stock-Based Compensation

Historically, the equity compensation granted to our named executive officers has consisted of stock options. In December 2020, we granted each of Dr. Dukes, Dr. Dalgarno, Dr. Rivera and Dr. Shakespeare an option to purchase 344,344 shares of our common stock. Each option vests in 48 equal monthly installments over a four-year period, subject to the applicable named executive officer’s continued employment through the applicable vesting date. For further details regarding the stock options granted to our named executive officers for the year ended December 31, 2020, see the table under the section titled “—Outstanding Equity Award.” Subsequently, during the six months ended June 30, 2021, we granted each of Dr. Dukes, Dr. Dalgarno and Dr. Rivera options to purchase 97,615 shares of our common stock, and granted Dr. Shakespeare options to purchase 263,673 shares of our common stock. Such options are subject to the same vesting conditions as those granted in December 2020 and have an exercise price of $4.03 per share.

Although we do not have a formal policy with respect to equity compensation of our named executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers, including our named executive officers, to remain in our employment during the vesting period. Accordingly, our board of directors periodically reviews the equity compensation of our named executive officers and may grant equity incentive awards to them from time to time.

Health and Welfare Benefits

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as other full-time employees generally. We generally do not provide our named executive officers with perquisites or other personal benefits. However, we do reimburse our named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us.

Former Employment Arrangement with our Chairman

We were previously party to a consulting agreement with Dr. Dukes setting forth the initial terms of his services, as described under the section titled “—Narrative Disclosure to Summary Compensation Table—2020 Salaries.” In April 2021, the consulting agreement was terminated and we entered into an offer letter with Dr. Dukes in connection with his transition into his former role as Executive Chairman.

Pursuant to the terms of the offer letter, Dr. Dukes received a base salary at an annual rate of $250,000 and was eligible to receive an annual performance bonus with a target amount of 40% of base salary, subject to the achievement of performance metrics as determined by our board of directors. The offer letter was terminated in connection with Dr. Dukes’ transition into his current role of Chairman in September 2021, for which Dr. Dukes will receive $30,000 as compensation for his service as Executive Chairman to such date. As a member of our board of directors, Dr. Dukes will be eligible to receive compensation as provided for under our compensation program for our non-employee directors, as described under the section titled “—Non-Employee Director Compensation Program.”

Employment Arrangements with our Chief Executive Officer, our Chief Financial Officer and Certain Named Executive Officers

Offer Letter with our Chief Executive Officer

We initially entered into an offer letter with our current Chief Executive Officer, Dr. Clackson, in April 2021 in connection with the commencement of his employment, which will be replaced by a new offer letter that will become effective as of the effective date of the registration statement of which this prospectus forms a part. Pursuant to the terms of the new offer letter, Dr. Clackson will receive a base salary at an annual rate of $540,000 and is eligible to receive an annual performance bonus of 55% of base salary, subject to the achievement of applicable performance metrics as determined by our board of directors.

The new offer letter provides Dr. Clackson with severance benefits if he undergoes an Involuntary Termination (as defined below), subject to his execution of a general release of claims with respect to us and our affiliates. If an Involuntary Termination occurs more than three months prior to, or more than 12 months after, the consummation of a Change in Control (as defined below), Dr. Clackson will be eligible to receive continued payments of base salary for 12 months following his termination date, a prorated annual target bonus, nine months of additional vesting on all outstanding equity awards, and payment by us of COBRA premiums at active employee rates for 12 months following his termination date. If an Involuntary Termination occurs within three months prior to, or within 12 months after, the consummation of a Change in Control, Dr. Clackson will be eligible to receive a severance payment equal to 1.5 times the sum of his base salary and annual target bonus, a prorated annual target bonus, full vesting on all outstanding equity awards, and payment by us of COBRA premiums at active employee rates for 18 months following his termination date. The offering is not expected to be considered a Change in Control for purposes of these severance provisions.

In connection with the commencement of his employment, Dr. Clackson received options to purchase 1,383,723 shares of our common stock under our 2018 Stock Plan. The options vest over four years of service.

Offer Letter with our Chief Financial Officer

We initially entered into an offer letter with our Chief Financial Officer, Mr. Bradford Dahms, in March 2021 in connection with the commencement of his employment, which will be replaced by a new offer letter that will become effective as of the effective date of the registration statement of which this prospectus forms a part. Pursuant to the terms of the new offer letter, Mr. Dahms will receive a base salary at an annual rate of $420,000 and is eligible to receive an annual performance bonus of 40% of base salary, subject to the achievement of performance metrics as determined by our board of directors.

The new offer letter provides Mr. Dahms with severance benefits if he undergoes an Involuntary Termination, subject to his execution of a general release of claims with respect to us and our affiliates. If an Involuntary Termination occurs more than three months prior to, or more than 12 months after, the consummation of a Change in Control, Mr. Dahms will be eligible to receive continued payments of base salary for nine months following his termination date, a prorated annual target bonus, nine months of additional vesting on all outstanding equity awards, and payment by us of COBRA premiums at active employee rates for nine months following his termination date. If an Involuntary Termination occurs within three months prior to, or within 12 months after, the consummation of a Change in Control, Mr. Dahms will be eligible to receive a severance payment equal to 1.0 times the sum of his base salary and annual target bonus, a prorated annual target bonus, full vesting on all outstanding equity awards, and payment by us of COBRA premiums at active employee rates for 12 months following his termination date. The offering is not expected to be considered a Change in Control for purposes of these severance provisions.

In connection with the commencement of his employment, Mr. Dahms received options to purchase 332,114 shares of our common stock under our 2018 Stock Plan. The options vest over four years of service.

Offer Letters with Dr. Shakespeare, Dr. Dalgarno and Dr. Rivera

We initially entered into an offer letter with each of Dr. Shakespeare, Dr. Dalgarno and Dr. Rivera in May 2018 in connection with the commencement of their employments, which will be replaced by new offer letters that will become effective as of the effective date of the registration statement of which this prospectus forms a part. Pursuant to the terms of these new offer letters, Dr. Shakespeare, Dr. Dalgarno and Dr. Rivera will receive a base salary at an annual rate of $440,000, $400,000, and $400,000, respectively, and are each eligible to receive an annual performance bonus of 40% of base salary, subject to the achievement of performance metrics as determined by our board of directors.

The new offer letters provide each of Dr. Shakespeare, Dr. Dalgarno and Dr. Rivera with severance benefits if they undergo an Involuntary Termination, subject to their execution of a general release of claims with respect to us and our affiliates. If an Involuntary Termination occurs more than three months prior to, or more than 12 months after, the consummation of a Change in Control, the executive will be eligible to receive continued payments of base salary for nine months following his termination date, a prorated annual target bonus, nine months of additional vesting on all outstanding equity awards, and payment by us of COBRA premiums at active employee rates for nine months following the executive’s termination date. If an Involuntary Termination occurs within three months prior to, or within 12 months after, the consummation of a Change in Control, the executive will be eligible to receive a severance payment equal to 1.0 times the sum of the executive’s base salary and annual target bonus, a prorated annual target bonus, full vesting on all outstanding equity awards, and payment by us of COBRA premiums at active employee rates for 12 months following the executive’s termination date. The offering is not expected to be considered a Change in Control for purposes of these severance provisions.

Applicable Definitions under the Offer Letters

“Cause” generally means the executive’s material breach of an agreement (if not timely cured), gross negligence, willful misconduct or unauthorized disclosure of confidential information that causes material harm to us, material failure to comply with our policies, conviction of or plea of “guilty” to a felony, continuing failure to perform duties, or failure to cooperate with government or internal investigations.

“Change in Control” generally means a sale of all or substantially all of our assets, a merger following which holders of our stock do not hold at least 50% of the voting power of the surviving or acquiring entity in substantially the same proportions, or any person becoming the beneficial owner of more than 50% of the voting power of our voting securities.

“Good Reason” generally means a resignation by the executive within 12 months following a diminution of base salary, a material diminution of duties or responsibilities, a required relocation of more than 50 miles, or our material breach of any agreement with the executive.

“Involuntary Termination” shall mean the executive’s involuntary discharge by us for reasons other than Cause, or the executive’s resignation for Good Reason.

Outstanding Equity Awards

The following table sets forth information regarding each unexercised option and all unvested restricted shares held by each of our named executive officers as of December 31, 2020.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to the options and restricted shares held by our named executive officers, see the sections titled “—Narrative Disclosure to Summary Compensation Table—Severance and Change in Control Benefits” and “—Employment Arrangements with our Chief Executive Officer and Chief Financial Officer.”

All of the options granted to our named executive officers are immediately exercisable with respect to all of the option shares, subject to the continued vesting of the shares underlying any unvested options and to our repurchase right in the event the officer’s service terminates prior to vesting of such unvested shares.

	OPTION AWARDS(1)							STOCK AWARDS
	GRANT DATE	VESTING COMMENCEMENT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS			OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	VESTING COMMENCEMENT DATE	NUMBER OF SHARES THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES THAT HAVE NOT VESTED ($)(3)
NAME			VESTED (#)		UNVESTED (#)
Iain D. Dukes	12/24/2020	11/18/2020	7,174	(2)	337,170	$0.32	12/23/2030	05/30/2018	187,690	(4)	2,815,350
William C. Shakespeare	12/24/2020	11/18/2020	7,174	(2)	337,170	$0.32	12/23/2030	05/30/2018	187,690	(4)	2,815,350
David C. Dalgarno	12/24/2020	11/18/2020	7,174	(2)	337,170	$0.32	12/23/2030	05/30/2018	187,690	(4)	2,815,350
Victor M. Rivera	12/24/2020	11/18/2020	7,174	(2)	337,170	$0.32	12/23/2030	05/30/2018	187,690	(4)	2,815,350

(1)	All of the outstanding option awards, but not the stock awards, were granted under the 2018 Plan. The stock awards represent founders’ stock and were not granted under a stock plan.
(2)	Option vests in 48 equal monthly installments beginning with the vesting commencement date set forth above (i.e. over an aggregate of four years), subject to the named executive officer’s continued employment through the applicable vesting date.
(3)	Market value is based on the fair market value of our common stock as of December 31, 2020. As there was no public market for our common stock on December 31, 2020, we have assumed that the fair market value on December 31, 2020 was $15.00, which is the midpoint of the price range set forth on the cover page of this prospectus.
(4)	20% of the restricted shares vested on the one-year anniversary of the vesting commencement date set forth above and 1/60th of the restricted shares vest per month thereafter (i.e., over an aggregate of five years), subject to the named executive officer’s continued employment through the applicable vesting date.

Equity Plans

2018 Stock Plan

Our board of directors adopted and our stockholder approved our 2018 Stock Plan, or the 2018 Plan, in June 2018. No further awards will be made under the 2018 Plan after this offering; however, awards outstanding under the 2018 Plan will continue to be governed by their existing terms.

Share Reserve. As of September 15, 2021, we have reserved 6,026,908 shares of our common stock for issuance under the 2018 Plan, all of which may be issued as incentive stock options. As of September 15, 2021, options to purchase 4,699,003 shares of our common stock, at exercise prices ranging from $0.32 to $12.46 per share, or a weighted-average exercise price of $3.29 per share were outstanding under the 2018 Plan, and 981,975 shares of our common stock remained available for future issuance under the 2018 Plan. Unissued shares subject to awards that expire, are forfeited, or are cancelled, shares reacquired by us and shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under the 2018 Plan or, following consummation of this offering, under the 2021 Plan.

Administration. Our board of directors, or a committee thereof, has administered the 2018 Plan since its adoption; however, following this offering, the compensation committee of our board of directors will generally administer the 2018 Plan. The administrator has complete discretion to make all decisions relating to the 2018 Plan and outstanding awards.

Eligibility. Employees, non-employee members of our board of directors and consultants are eligible to participate in the 2018 Plan. However, only employees are eligible to receive incentive stock options.

Types of Awards. The 2018 Plan provides for the following types of awards granted with respect to shares of our common stock:

∎	incentive and nonstatutory stock options to purchase shares of our common stock;

∎	direct award or sale of shares of our common stock, including restricted shares; and

∎	restricted stock units.

Options. The exercise price for options granted under the 2018 Plan is determined by our board of directors, but may not be less than 100% of the fair market value of our common stock on the grant date. Optionees may pay the exercise price in cash or cash equivalents or by one, or any combination of, the following forms of payment, as permitted by the administrator in its sole discretion:

∎	Surrender of shares of common stock that the optionee already owns;

∎	Delivery of a full-recourse promissory note, with the option shares pledged as security against the principal and accrued interest on the note;

∎	An immediate sale of the option shares through a company-approved broker, if the shares of our common stock are publicly traded;

∎

Surrendering a number of vested shares subject to the option having an aggregate fair market value no greater than the aggregate exercise price, or the sum of such exercise price plus all or a portion of the minimum amount required to be withheld under applicable law; or

∎	Other methods permitted by the Delaware General Corporation Law, as amended.

Options vest as determined by the administrator. In general, we have granted options that vest over a four-year period. Options expire at the time determined by the administrator, but in no event more than ten years after they are granted, and generally expire earlier if the optionee’s service terminates.

Restricted Shares. Restricted shares may be awarded or sold under the 2018 Plan in return for cash or cash equivalents or, as permitted by the administrator in its sole discretion, in exchange for services rendered to us, by delivery of a full-recourse promissory note or through any other means permitted by applicable law. Restricted shares vest as determined by the administrator.

Restricted Stock Units. Restricted stock units may be awarded or sold under the 2018 Plan. No cash consideration shall be required of the recipient in connection with the grant of restricted stock units. Settlement of vested restricted stock units may be made in the form of cash, shares of our common stock, or any combination of both, as determined by the administrator. Restricted stock units vest as determined by the administrator.

Corporate Transactions. In the event that we are a party to a merger or consolidation or in the event of a sale of all or substantially all of our stock or assets, awards granted under the 2018 Plan will be subject to the agreement governing such transaction or, in the absence of such agreement, in the manner determined by the administrator. Such treatment may include, without limitation, one or more of the following with respect to outstanding awards:

∎	The continuation, assumption or substitution of an award by the surviving entity or its parent;

∎

Cancellation of the vested portion of the award in exchange for a payment equal to the excess, if any, of the value of the shares subject to the award over any exercise price per share applicable to the award;

∎	Cancellation of the award without payment of any consideration;

∎	Suspension of the optionee’s right to exercise the option during a limited period of time preceding the completion of the transaction; or

∎	Termination of any right the optionee has to exercise the option prior to vesting in the shares subject to the option.

The administrator is not obligated to treat all awards in the same manner. The administrator has the discretion, at any time, to provide that an award under the 2018 Plan will vest on an accelerated basis in connection with a corporate transaction or to amend or modify an award so long as such amendment or modification is not inconsistent with the terms of the 2018 Plan or would not result in the impairment of a participant’s rights without the participant’s consent.

Changes in Capitalization. In the event of certain specified changes in the capital structure of our common stock, such as a stock split, reverse stock split, stock dividend, reclassification or any other increase or decrease in the number of issued shares of stock effective without receipt of consideration by us, proportionate adjustments will automatically be made in (i) each of the number and kind of shares available for future grants under the 2018 Plan, (ii) the number and kind of shares covered by each outstanding award, (iii) the exercise price per share subject to each outstanding option and (iv) any repurchase price applicable to shares granted under the 2018 Plan. In the event of an extraordinary cash divided that has a material effect on the fair market value of our common stock, a recapitalization, spin-off or other similar occurrence, the administrator at its sole discretion may make appropriate adjustments to one or more of the items described above.

Amendments or Termination. The administrator may at any time amend, suspect or terminate the 2018 Plan, subject to stockholder approval in the case of an amendment if the amendment increases the number of shares available for issuance or materially changes the class of persons eligible to receive incentive stock options. The 2018 Plan will terminate automatically ten years after the later of the date when our board of directors adopted the plan or the date when our board of directors most recently approved an increase in the number of shares reserved thereunder which was also approved by our stockholders, provided, however, that in any event, it will terminate upon the completion of this offering, but as noted above, awards outstanding under the 2018 Plan will remain outstanding and will continue to be governed by their existing terms.

2021 Equity Incentive Plan

Our board of directors adopted our 2021 Equity Incentive Plan, or the 2021 Plan, and the 2021 Plan was approved by our stockholders, in September 2021. We expect that the 2021 Plan will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The 2021 Plan is intended to replace the 2018 Plan. However, awards outstanding under the 2018 Plan will continue to be governed by their existing terms.

Types of Awards. The 2021 Plan provides for the grant of stock options, which may be ISOs or nonstatutory stock options, or NSOs, stock appreciation rights, or SARs, restricted shares and restricted stock units, or RSUs, or collectively, awards.

Administration. The 2021 Plan will be administered by our board of directors or by one or more committees to which our board of directors delegates such administration, or the 2021 Plan Administrator, as applicable. Subject to the terms of the 2021 Plan, the 2021 Plan Administrator will have the complete discretion to determine the eligible individuals who are to receive awards under the plan, to determine the terms and conditions of awards granted under the 2021 Plan and to make all decisions related to the 2021 Plan and awards granted thereunder.

Share Reserve. The number of shares of our common stock that may be issued under the 2021 Plan is equal to the sum of (x) 4,395,080 shares, plus (y) up to 4,699,003 shares subject to awards granted under the 2018 Plan that are outstanding on the date of this offering and that are subsequently forfeited, expire or lapse unexercised or unsettled or are reacquired by us, plus (z) the annual increase in shares described below. While a maximum of 4,699,003 shares may be added to the 2021 Plan from the 2018 Plan, since this assumes that all awards outstanding under the 2018 Plan on the date of this offering will be forfeited, we expect the actual number of shares added to the 2021 Plan to be less.

On the first day of each of our fiscal years during the term of the 2021 Plan, beginning on January 1, 2023 and ending on (and including) January 1, 2031, the number of shares of our common stock that may be issued under the 2021 Plan will increase by a number of shares equal to the lesser of (a) 5% of the outstanding shares on the last day of the immediately preceding fiscal year or (b) such lesser number of shares (including zero) that the 2021 Plan Administrator determines for purposes of the annual increase for that fiscal year.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire, the shares subject to such awards will again be available for issuance under the 2021 Plan. If stock appreciation rights are exercised or restricted stock units are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the 2021 Plan. If restricted shares or shares issued upon exercise of an option are reacquired by us pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2021 Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the 2021 Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the 2021 Plan.

Shares issued under the 2021 Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the 2021 Plan.

Incentive Stock Option Limit. No more than 30,000,000 shares of our common stock may be issued under the 2021 Plan upon the exercise of ISOs.

Eligibility. Employees (including officers), non-employee directors and consultants who render services to us or a parent, subsidiary or affiliate of us (whether now existing or subsequently established) are eligible to receive awards under the 2021 Plan. ISOs may only be granted to employees of us or a parent or subsidiary of us (whether now existing or subsequently established). As of September 15, 2021, approximately 19 persons (including six executive officers and four non-employee directors) would be eligible to participate in the 2021 Plan.

International Participation. The 2021 Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the 2021 Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the 2021 Plan share reserve.

Repricing. The 2021 Plan Administrator has full authority, without specific shareholder approval, to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the 2021 Plan Administrator determines.

Stock Options. A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the 2021 Plan, may not be less than 100% of the fair market value of our common stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the 2021 Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of common stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.

Stock Appreciation Rights. A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The 2021 Plan Administrator determines the exercise price of stock appreciation rights granted under the 2021 Plan, which may not be less than 100% of the fair market value of our common stock on the date of grant. Subject to limited exceptions, a stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the 2021 Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the 2021 Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Shares of restricted stock may be issued under the 2021 Plan for such consideration as the 2021 Plan Administrator may determine, including cash, services rendered or to be rendered to us, promissory notes or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the 2021 Plan Administrator. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions and conditions as the underlying shares.

Restricted Stock Units. A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the 2021 Plan Administrator. RSUs vest at the rate determined by the 2021 Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of restricted stock units may be made in the form of cash, common stock or a combination of cash and common stock, as determined by the 2021 Plan Administrator. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the 2021 Plan Administrator’s discretion and as set forth in the applicable restricted stock unit agreement, restricted stock units may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the restricted stock units to which they pertain.

Other Awards. The 2021 Plan Administrator may grant other awards based in whole or in part by reference to our common stock and may grant awards under other plans and programs that will be settled with shares issued under the 2021 Plan. The 2021 Plan Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure. In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2021 Plan, the number of shares that may be added to the 2021 Plan from the 2018 Plan, the limit on the number of shares that may be issued under the 2021 Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise or repurchase price applicable to each outstanding award.

Corporate Transactions. If we are party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the 2021 Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.

Change of Control. The 2021 Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change of control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards. Unless the 2021 Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The 2021 Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination. The 2021 Plan Administrator may amend or terminate the 2021 Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2021 Plan will terminate automatically in 2031, 10 years after its adoption by our board of directors. Shareholder approval is not required for any amendment of the 2021 Plan, unless required by applicable law or exchange listing standards.

2021 Employee Stock Purchase Plan

Our board of directors adopted our 2021 Employee Stock Purchase Plan, or the ESPP, and the ESPP was approved by our stockholders, in September 2021. The ESPP will become effective as of the effective date of the registration statement of which this prospectus is a part. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code. The ESPP has the features described below.

General. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code; however, the ESPP also allows us to conduct offerings for non-U.S. employees that do not qualify under Section 423 of the Code as described in “International Participation” below. During regularly scheduled “offering periods” under the ESPP, participants will be able to request payroll deductions which will be applied periodically to purchase a number of shares of our common stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.

Administration. The ESPP will be administered by our board of directors or by one or more committees to which our board of directors delegates such administration, or the ESPP Administrator, as applicable. Subject to the terms of the ESPP, the ESPP Administrator will have the complete discretion to establish the terms and conditions of offering periods under the ESPP, to interpret the ESPP and to make all decisions related to the operation of the ESPP.

Shares Available for Issuance. Up to a maximum of 400,000 shares of our common stock may be issued under the ESPP, plus an annual increase in shares described below.

On the first day of each of our fiscal years during the term of the ESPP, beginning on January 1, 2023 and ending on (and including) January 1, 2041, the number of shares of our common stock that may be issued under the ESPP will increase by a number of shares equal to the lesser of (a) 1% of the outstanding shares on the last day of the immediately preceding fiscal year, (b) such lesser number of shares (including zero) that the ESPP Administrator determines for purposes of the annual increase for that fiscal year.

Shares issued under the ESPP may be authorized but unissued shares or treasury shares. As of the date hereof, no rights to purchase shares have been granted under the ESPP.

Eligibility and Participation. All employees (including officers and employee directors) who are employed by us or a designated subsidiary or, solely in the case of an offering period that is not intended to qualify under Section 423 of the Code, a designated affiliate (whether currently existing or subsequently established) are eligible to participate in the ESPP, resulting in approximately 14 eligible participants, as of September 15, 2021. The ESPP Administrator may exclude certain categories of employees from participating in any offering period to the extent permitted by Section 423 of the Code, including part-time employees, seasonal employees, employees who have not completed a minimum period of service with the company and/or highly compensated employees. No employee will be allowed to participate in the ESPP if his or her participation in the ESPP is prohibited by local law or if complying with local law would cause the ESPP or an offering period that is intended to qualify under Section 423 of the Code to violate the requirements of Section 423 of the Code. In the case of an offering period that is not intended to qualify under Section 423 of the Code, the ESPP Administrator may exclude any individual(s) from participation if the ESPP Administrator determines that the participation of such individual(s) is not advisable or practicable. Also, in accordance with Section 423 of the Code, no employee may be granted an option under the ESPP, if immediately, after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing more than 5% of the total combined voting power or value of all our classes of stock or any parent or subsidiary of us.

The ESPP will permit an eligible employee to purchase our common stock through payroll deductions, which may not exceed 15% of the employee’s eligible compensation (or such lower limit as may be determined by the ESPP Administrator for an offering period). Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering period. Participation in the ESPP will end automatically upon termination of employment. In the event of withdrawal or termination of participation in the ESPP, a participant’s accumulated payroll contributions will be refunded without interest.

Certain limitations on the number of shares that a participant may purchase apply. For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the start of the applicable offering period) for each calendar year in which the option is outstanding. The ESPP Administrator may also establish one or more limits on the number of shares that may be purchased during any offering period and/or purchase period. Unless the ESPP Administrator provides otherwise with respect to an offering period, no participant may purchase more than 5,000 shares during any purchase period within an offering period.

International Participation. To provide us with greater flexibility in structuring its equity compensation programs for non-U.S. employees, the ESPP also permits us to grant employees of our non-U.S. subsidiaries and affiliates rights to purchase shares of our common stock pursuant to other offering periods and/or sub-plans adopted by the ESPP Administrator in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Section 423 of the Code, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the United States

Offering Periods and Purchase Price. The ESPP will be implemented through a series of offerings periods of up to 27 months, which may consist of one or more purchase periods. During each purchase period, payroll contributions will accumulate without interest. On the last trading day of the purchase period, accumulated payroll deductions will be used to purchase our common stock.

The purchase price for each offering period will be established by the ESPP Administrator and may not be less than 85% of the fair market value per share of our common stock on either the first trading day in an offering period or on the purchase date, whichever is less.

Changes in Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP and the maximum size of the annual increase in shares, (b) the individual participant share limitations described in the ESPP and (c) the purchase price per share and the number and class of stock covered by each outstanding option which has not yet been exercised.

Corporate Reorganization. In the event of certain corporate reorganizations, any offering period then in progress will terminate unless the ESPP is continued, assumed or substituted by the post-combination company or its parent. In the event an offering period is terminated, a new purchase date will be set for such offering period prior the effective time of the reorganization and each outstanding purchase right will be exercised on such date.

Amendment and Termination. The ESPP Administrator will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation. If not sooner terminated, the ESPP will terminate in 2041 on the twentieth anniversary of the date our board of directors adopted the ESPP.

401(k) Plan

We have established a 401(k) tax-deferred savings plan, which permits participants, including our named executive officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. We are responsible for administrative costs of the 401(k) plan. We may, at our discretion, make matching contributions to the 401(k) plan.

Rule 10b5-1 Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. It also is possible that the director or officer could amend or terminate the plan when not in possession of material, nonpublic information. In addition, our directors and executive officers may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Incentive Bonus Plan

Our board of directors adopted our Incentive Bonus Plan, or the Bonus Plan, in August 2021, and it will be submitted to our stockholders for approval prior to this offering. We expect that the Bonus Plan will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The Bonus Plan is administered by our board of directors, compensation committee or certain other individuals delegated authority to administer the Bonus Plan under the limited circumstances described therein, or the Bonus Plan Administrator. Our employees, including our officers, and those of any other entity we control are eligible for awards under the Bonus Plan. The Bonus Plan provides for cash or equity-based awards (or a combination thereof) based upon the attainment of performance goals during a designated performance period, in each case as established by the Bonus Plan Administrator. To the extent an award is paid in whole or in part in the form of an equity-based award, such awards will be granted under the 2021 Plan. The performance goals will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.

The Bonus Plan Administrator may select performance goals for each participant for a particular performance period. The performance goals may different from participant to participant and from award to award. In addition to such other objectives as may be established from time to time by the Bonus Plan Administrator in its discretion, the following performance objectives may be used as a basis of a performance goal: earnings (before or after taxes); earnings per share; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholders’ equity; return on assets, investment or capital employed; operating income; gross margin; operating margin; net operating income; net operating income after tax; return on operating revenue; sales or revenue; expense or cost reduction; working capital; economic value added (or an equivalent metric); market share; cash flow or cash balance; operating cash flow; cash flow per share; share price; debt reduction; customer satisfaction; stockholders’ equity; employee survey results; development and launch of new products; individual or departmental performance goals; and other measures of performance selected by the Bonus Plan Administrator from time to time.

Each employee who is selected to participate in the Bonus Plan will have a target award opportunity set for each performance period, which shall be a fiscal year or such longer or shorter period as determined by the Bonus Plan Administrator. The payout formulas will be adopted in each performance period by the Bonus Plan Administrator. The Bonus Plan Administrator will determine the extent to which the performance goals applicable to each participant for the performance period were achieved or exceeded and then the actual payout of the award will be determined by applying the payout formula to the level of performance determined by the Bonus Plan Administrator. If the Bonus Plan Administrator determines that a participant is entitled to a payment pursuant to an award granted under the Bonus Plan, payments will be made as soon as administratively practicable after vesting of the award, but not later than required to ensure that no amount paid or to be paid shall be subject to the provisions of Section 409A(1)(B). Unless otherwise determined by the Bonus Plan Administrator, a participant must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan will also permit the Bonus Plan Administrator to adjust the size of the award that would otherwise be payable under the payout formulas, including to increase the award (subject to any maximum amount or value set by the Bonus Plan Administrator).

Director Compensation

We did not provide compensation to non-employee members of our board of directors in their capacity as such during the fiscal year ended December 31, 2020. We have historically reimbursed our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

We have entered into a retainer agreement with Kathy Yi, a non-employee member of our board of directors, in May 2021 in connection with her appointment to our board of directors. Pursuant to the terms of the agreement, Ms. Yi receives a cash retainer at an annual rate of $50,000. In connection with the commencement of her service on our board of directors, Ms. Yi received options to purchase 99,634 shares of our common stock under our 2018 Stock Plan. The options vest over three years of service. The offer letter includes a provision whereby 100% of such options will vest upon a sale of all or substantially all of our assets, a merger following which holders of our stock do not hold at least 50% of the voting power of the surviving or acquiring entity, the acquisition by a person or group of 50% or more of our voting stock, or a liquidation or dissolution of us, in each case other than as part of a financing. This offering is not expected to constitute such a transaction for purposes of these acceleration provisions.

IPO Grants

Each of Dr. Dukes, Dr. Gordon, Dr. Rome and Ms. Yi will be granted an option to purchase 22,678 shares of our common stock at a per share exercise price equal to the per share price of our common stock that is included on the front of this prospectus. Such grants are effective as of the date of the effectiveness of the registration statement of which this prospectus forms a part. Each grant is subject to the terms and conditions of the 2021 Plan and form of option agreement thereunder, has a maximum term to expiration of 10 years from the grant date, and will vest in equal installments as to 1/36th of the shares of our common stock subject to the award on a monthly basis following the award’s grant date, on the same day of the month as the grant date, subject to continued services to us through the applicable vesting dates, and further subject to the vesting acceleration on a change in control described under the section titled “—Equity Plans—2021 Equity Incentive Plan.”

Non-Employee Director Compensation Program

Effective as of the effective date of the registration statement of which this prospectus forms a part, our board of directors adopted, and our stockholders approved, a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards, or the Director Compensation Policy.

The Director Compensation Policy provides for the compensation of our non-employee directors for their service as director. The cash and equity components of our compensation policy for non-employee directors are set forth below:

Position	Annual Cash Retainer
Base Director Fee	$35,000
Additional Chairperson Fee
Chair of the Board	$30,000
Chair of the Audit Committee	$15,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$8,000
Additional Committee Member Fee (excluding chairpersons)
Audit Committee	$7,500
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$4,000

Under our Director Compensation Policy, each non-employee director upon first becoming a non-employee director after the date of this offering automatically receives an initial award of stock options covering shares with a value of $369,590. The initial stock option award will vest monthly over 36 months, subject to continued service through the vesting date. Additionally, each non-employee director automatically receives an annual award of stock options covering shares with a value of $184,795, effective on the date of each annual meeting of stockholders. The annual stock option award will vest on the earlier of one year following the grant date or the day prior to the next annual meeting of stockholders, subject to continued service through the vesting date. All outstanding awards under the Director Compensation Policy accelerate and vest upon a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year end for the last two completed fiscal years; and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock (or any immediate family member of, or person sharing the household with, any of these individuals or entities), which we collectively refer to as a related person, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Management—Director Compensation” and “Executive Compensation.” We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Sale of Securities

Series A Preferred Stock Financing

Between June 2018 and December 2020, we issued and sold an aggregate of 16,734,179 shares of our Series A preferred stock, par value $0.0001, or our Series A Preferred Stock. 15,118,752 shares of our Series A Preferred Stock were sold at a cash purchase price of $1.32 per share for an aggregate purchase price of approximately $20.0 million. The consideration for the remaining shares of our Series A Preferred Stock, which comprise all of the shares issued to ARIAD Pharmaceuticals, Inc., or ARIAD, was in the form of rights granted to us pursuant to the ARIAD License Agreement. See “Business—ARIAD License Agreement.” Each share of our Series A Preferred Stock converts automatically into one share of our common stock immediately prior to and in connection with the completion of this offering.

The following table summarizes purchases of shares of our Series A Preferred Stock by related persons:

PURCHASER(1)	SHARES OF SERIES A PREFERRED STOCK	TOTAL PURCHASE PRICE
OrbiMed Private Investments VII, LP(2)	14,903,718	$19,715,537
ARIAD	1,615,427	—	(3)

Total	16,519,145	$19,715,537

(1)	See “Principal Stockholders” for additional information about shares held by these entities.
(2)	Carl Gordon, Ph.D. is a member of OrbiMed Advisors LLC, OrbiMed Advisors, and a member of our board of directors. Iain Dukes, MA, Ph.D. is a Venture Partner with OrbiMed Advisors and a member of our board of directors.
(3)	Consideration for our Series A Preferred Stock issued to ARIAD was in the form of rights granted to us pursuant to the ARIAD License Agreement. See “Business—ARIAD License Agreement.”

Series B Preferred Stock Financing

In January and February 2021, we issued and sold an aggregate of 8,741,726 shares of our Series B preferred stock, par value $0.0001, or our Series B Preferred Stock, at a cash purchase price of $11.45 per share for an aggregate purchase price of approximately $100.1 million. Each share of our Series B Preferred Stock converts automatically into one share of our common stock immediately prior to and in connection with the completion of this offering.

The following table summarizes the Series B Preferred Stock purchased by related persons:

PURCHASER(1)	SHARES OF SERIES B PREFERRED STOCK	TOTAL PURCHASE PRICE
Entities affiliated with Foresite Capital(2)	3,056,552	$34,999,997
Entities affiliated with OrbiMed Advisors LLC(3)	1,309,950	15,000,000

Total	4,366,502	$49,999,997

(1)	See “Principal Stockholders” for additional information about shares held by these entities.
(2)	Michael Rome, Ph.D., is a Managing Director of Foresite Capital and a member of our board directors.
(3)	Dr. Gordon is a member of OrbiMed Advisors and a member of our board of directors. Dr. Dukes is a Venture Partner with OrbiMed Advisors and a member of our board of directors.

Agreements with Stockholders

Investors’ Rights Agreement

In connection with the sale of our Series B Preferred Stock, we entered into an amended and restated investors’ rights agreement, dated January 22, 2021 with certain holders of our preferred stock, including entities affiliated with OrbiMed Advisors, entities affiliated with Foresite Capital and ARIAD. These stockholders are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.” Other than these registration rights, all other terms of the amended and restated investors’ rights agreement will terminate upon the completion of this offering. Dr. Gordon is a member of OrbiMed Advisors and Dr. Dukes is a Venture Partner with OrbiMed Advisors. Dr. Rome is a Managing Director of Foresite Capital. Each of Dr. Gordon, Dr. Dukes and Dr. Rome are members of our board of directors.

Voting Agreement

In connection with the sale of our Series B Preferred Stock, we entered into an amended and restated voting agreement dated January 22, 2021 with certain holders of our preferred stock, including entities affiliated with OrbiMed Advisors, entities affiliated with Foresite Capital and ARIAD. Under our voting agreement, certain holders of our capital stock have agreed as to the manner in which they will vote their shares of our capital stock on certain matters, including with respect to the election of directors. The parties to the voting agreement have agreed, subject to certain conditions, to vote the shares of our capital stock held by them so as to elect the following individuals as directors: (i) one individual designated by OrbiMed Private Investments VII, LP, currently Dr. Gordon; (ii) one individual designated by Foresite Capital Fund V, L.P., currently Dr. Rome; (iii) our chief executive officer, currently Timothy Clackson, Ph.D.; and (iv) one individual designated by the holders a majority of the outstanding shares of common stock held by the parties to the voting agreement, currently Dr. Dukes. The voting agreement will terminate upon the completion of this offering, at which time there will be no further contractual obligations regarding the manner in which shares are voted with respect to the election of our directors. Dr. Gordon is a member of OrbiMed Advisors and Dr. Dukes is a Venture Partner with OrbiMed Advisors. Dr. Rome is a Managing Director of Foresite Capital.

Right of First Refusal and Co-Sale Agreement

In connection with the sale of our Series B Preferred Stock, we entered into an amended and restated right of refusal and co-sale agreement, dated January 22, 2021 with certain holders of our preferred stock, including entities affiliated with OrbiMed Advisors, entities affiliated with Foresite Capital and ARIAD. Under our right of refusal and co-sale agreement, certain holders of our preferred stock have the right of first refusal and co-sale relating to the shares of our common stock held by the parties to the agreement. Upon the consummation of this offering, our right of refusal and co-sale agreement will terminate. Dr. Gordon is a member of OrbiMed Advisors and Dr. Dukes is a Venture Partner with OrbiMed Advisors. Dr. Rome is a Managing Director of Foresite Capital. Each of Dr. Gordon, Dr. Dukes and Dr. Rome are members of our board of directors.

ARIAD License Agreement

We have entered into a license agreement with ARIAD, as more fully described in the section titled “Business—ARIAD License Agreement.”

Equity Grants to Executive Officers and Directors

We have agreements with and have granted stock options to certain of our executive officers and non-employee directors, including as described in the section titled “Executive Compensation.”

Employment Arrangements and Consulting Agreement

We have entered into offer letters with our executive officers and were previously party to a consulting agreement and an offer letter with a named executive officer and member of our board of directors, Dr. Dukes. For more information regarding these agreements with our named executive officers and our chief executive officer and chief financial officer, see the section titled “Executive Compensation.”

Indemnification Agreements

Our amended and restated certificate of incorporation, which will be effective upon the completion of this offering, will contain provisions limiting the liability of directors, and our amended and restated bylaws, which will be effective upon the completion of this offering, will provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by our board of directors.

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers. The indemnification agreements will provide that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of their status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and executive officers in connection with a legal proceeding involving their status as a director or executive officer.

Policies and Procedures for Related Party Transactions

Effective upon the completion of this offering, we intend to adopt a formal written policy providing that we are not permitted to enter into any transaction that exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person has a direct or indirect material interest without the consent of our audit committee. Our audit committee will have the primary responsibility for reviewing and approving or disapproving such “related party transactions.” The charter of our audit committee will provide that our audit committee shall review and approve in advance any related party transaction. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to the relationship or interest of the relevant related person in the agreement or transaction was disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our capital stock as of August 31, 2021 and as adjusted to reflect the sale of common stock offered by us in this offering, for:

∎	each of the named executive officers;

∎	each of our directors;

∎	all of our current executive officers and directors as a group; and

∎	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our capital stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 27,530,460 shares of common stock outstanding as of August 31, 2021, after giving effect to the conversion of all outstanding shares of preferred stock as of that date into an aggregate of 25,475,905 shares of our common stock. For purposes of computing percentage ownership after this offering, we have assumed that (i) 8,333,500 shares of common stock will be issued by us in this offering; (ii) the underwriters will not exercise their option to purchase up to 1,250,025 additional shares of common stock and (iii) none of our named executive officers, current executive officers, directors or stockholders who beneficially own more than five percent of our common stock will participate in this offering. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of August 31, 2021. We did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Theseus Pharmaceuticals, Inc., 245 Main Street, Cambridge, MA 02142.

	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF SHARES BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER		BEFORE THE OFFERING	AFTER THE OFFERING
Named Executive Officers and Directors:
Iain D. Dukes, MA, D.Phil.(1)	775,145	2.8%	2.1%
William C. Shakespeare, Ph.D.(2)	792,443	2.8%	2.2%
David C. Dalgarno, Ph.D.(3)	775,145	2.8%	2.1%
Victor M. Rivera, Ph.D.(4)	775,145	2.8%	2.1%
Carl Gordon, Ph.D., CFA(5)	16,213,668	58.9%	45.2%
Michael Rome, Ph.D.(6)	—	—	—
Kathy Yi, MBA(7)	11,070	*	*
All executive officers and directors as a group (10 persons)(8)	20,010,144	68.0%	53.0%

5% Stockholders:
Entities affiliated with OrbiMed Advisors LLC(9)	16,213,668	58.9%	45.2%
Entities affiliated with Foresite Capital(10)	3,056,552	11.1%	8.5%
ARIAD Pharmaceuticals Inc.(11)	1,615,427	5.9%	4.5%

*	Represents beneficial ownership of less than one percent.

(1)	Consists of (i) 252,411 shares of our common stock held by Dr. Dukes, (ii) 135,913 shares of restricted stock subject to repurchase and time-based vesting held by Dr. Dukes and (iii) 386,821 shares of our common stock issuable upon exercise of outstanding stock options held by Dr. Dukes, which are exercisable within 60 days of August 31, 2021, 309,084 of which are subject to an early exercise feature for which restricted stock subject to repurchase may be issued prior to the expiration of the time-based vesting period.

(2)	Consists of (i) 252,411 shares of our common stock held by Dr. Shakespeare, (ii) 135,913 shares of restricted stock subject to repurchase and time-based vesting held by Dr. Shakespeare and (iii) 404,119 shares of our common stock issuable upon exercise of outstanding stock options held by Dr. Shakespeare, which are exercisable within 60 days of August 31, 2021, 309,084 of which are subject to an early exercise feature for which restricted stock subject to repurchase may be issued prior to the expiration of the time-based vesting period.

(3)	Consists of (i) 252,411 shares of our common stock held by Dr. Dalgarno, (ii) 135,913 shares of restricted stock subject to repurchase and time-based vesting held by Dr. Dalgarno and (iii) 386,821 shares of our common stock issuable upon exercise of outstanding stock options held by Dr. Dalgarno, which are exercisable within 60 days of August 31, 2021, 309,084 of which are subject to an early exercise feature for which restricted stock subject to repurchase may be issued prior to the expiration of the time-based vesting period.

(4)	Consists of (i) 252,411 shares of our common stock held by Dr. Rivera, (ii) 135,913 shares of restricted stock subject to repurchase and time-based vesting held by Dr. Rivera and (iii) 386,821 shares of our common stock issuable upon exercise of outstanding stock options held by Dr. Rivera, which are exercisable within 60 days of August 31, 2021, 309,084 of which are subject to an early exercise feature for which restricted stock subject to repurchase may be issued prior to the expiration of the time-based vesting period.

(5)	Consists of the shares of our common stock issuable upon the deemed conversion of shares of our preferred stock described in footnote (9) below. Dr. Gordon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.

(6)	Dr. Rome has no voting or investment control over the shares held by entities affiliated with Foresite Capital that are included in footnote (10) below.

(7)	Consists of shares of our common stock issuable upon exercise of outstanding stock options held by Ms. Yi, which are exercisable within 60 days of August 31, 2021.

(8)	Consists of (i) 1,009,644 shares of our common stock, (ii) 889,582 shares of restricted stock subject to repurchase and time-based vesting, (iii) 16,213,668 shares of our common stock issuable upon the deemed conversion of shares of our preferred stock described in footnote (9) below and (iv) 1,897,250 shares of our common stock issuable upon exercise of outstanding stock options, which are exercisable within 60 days of August 31, 2021, 1,543,830 of which are subject to an early exercise feature for which restricted stock subject to repurchase may be issued prior to the expiration of the time-based vesting period, in each case held by our current directors and executive officers.

(9)	Consists of (i) 14,903,718 shares of our common stock issuable upon the conversion of our Series A Preferred Stock held directly by OrbiMed Private Investments VII, LP, or OPI VII, (ii) 873,300 shares of our common stock issuable upon the conversion of our Series B Preferred Stock held directly by OPI VII and (iii) 436,650 shares of our common stock issuable upon the conversion of our Series B Preferred Stock held directly by OrbiMed Genesis Master Fund L.P., or Genesis. Dr. Gordon is a member of OrbiMed Advisors LLC, or OrbiMed Advisors, and a member of our board of directors.

OrbiMed Capital GP VII LLC, or OrbiMed GP VII, is the general partner of OPI VII and OrbiMed Advisors is the managing member of OrbiMed GP VII. By virtue of such relationships, OrbiMed GP VII and OrbiMed Advisors may be deemed to have voting power and investment power over the securities held by OPI VII and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Genesis GP LLC, or Genesis GP, is the general partner of Genesis and OrbiMed Advisors is the managing member of Genesis GP. By virtue of such relationships, Genesis GP and OrbiMed Advisors may be deemed to have voting power and investment power over the securities held by Genesis and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors exercises voting and investment power through a management committee comprising Dr. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VII and Genesis. The address for each of the entities and individuals identified in this footnote is c/o OrbiMed Advisors LLC, 601 Lexington Avenue 54th Floor, New York, NY 10022.

(10)	Consists of (i) 2,900,232 shares of common stock issuable upon conversion of our Series B Preferred Stock held by Foresite Capital V, L.P., or Fund V, and (ii) 156,320 shares of common stock issuable upon conversion of our Series B Preferred Stock held by Foresite Capital Opportunity Fund V, L.P., or Opportunity Fund V. Foresite Capital Management V, LLC, or FCM V, is the general partner of Fund V and may be deemed to have sole voting and dispositive power over the shares held by Fund V; and Foresite Capital Opportunity Management V, LLC, or FCOM V, is the general partner of Opportunity Fund V and may be deemed to have sole voting and dispositive power over the shares held by Opportunity Fund V. James Tananbaum, in his capacity as managing member of FCM V and FCOM V, may be deemed to have sole voting and dispositive power over all such shares. Dr. Tananbaum disclaims beneficial ownership of the shares held by Fund V and Opportunity Fund V except to the extent of his pecuniary interest therein, if any. The address of Dr. Tananbaum and each of the entities listed above is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

(11)	Consists of shares of our common stock issuable upon conversion of our Series A Preferred Stock held by ARIAD Pharmaceuticals, Inc., an indirect wholly owned subsidiary of Takeda Pharmaceutical Company Limited. The address of Takeda Pharmaceutical Company Limited is 1-1, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo, 103-8668, Japan.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon completion of this offering. A description of our capital stock and the material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering and affecting the rights of holders of our capital stock is set forth below. The forms of our amended and restated certificate of incorporation and our amended and restated bylaws to be adopted in connection with this offering will be filed as exhibits to the registration statement relating to this prospectus.

Upon the completion of this offering, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Upon the completion of this offering, our authorized capital stock will consist of 550,000,000 shares, all with a par value of $0.0001 per share, of which:

∎	500,000,000 shares are designated common stock; and

∎	50,000,000 shares are designated preferred stock.

As of June 30, 2021, we had issued and outstanding:

∎

2,054,555 shares of our common stock held of record by seven stockholders (1,000,906 of which are shares of restricted common stock subject to repurchase pursuant to the terms of restricted stock purchase agreements entered into with such stockholders) (see Note 9 to our audited financial statements and Note 9 to our unaudited interim financial statements included elsewhere in this prospectus);

∎	16,734,179 shares of our Series A Preferred Stock held of record by three stockholders; and

∎	8,741,726 shares of our Series B Preferred Stock held of record by 19 stockholders.

All outstanding shares of our preferred stock will convert into an aggregate of 25,475,905 shares of common stock immediately prior to and in connection with the completion of this offering.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for more information.

Voting Rights

The holders of our common stock are entitled to one vote per share. Stockholders do not have the ability to cumulate votes for the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Upon the completion of this offering, no shares of preferred stock will be outstanding, but we will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any associated qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Stock Options

As of June 30, 2021, we had outstanding stock options to purchase an aggregate of 4,090,315 shares of our common stock (excluding options forfeited after such date), with a weighted-average exercise price of $2.35 per share. Subsequent to June 30, 2021, we granted stock options to purchase 608,688 shares of our common stock under the 2018 Plan, with a weighted-average exercise price of $9.63 per share, as well as stock options to purchase 132,288 shares of our common stock under the 2021 Plan, at a per share exercise price equal to the per share price of our common stock that is included on the cover page of this prospectus.

Registration Rights

Following the completion of this offering, the holders of 25,475,905 shares of our common stock issued upon the conversion of our preferred stock immediately prior to and in connection with the completion of this offering will be entitled to contractual rights to require us to register those shares under the Securities Act. These registration rights are provided under the terms of an amended and restated investors’ rights agreement between us and the holders of these shares, which was entered into on January 22, 2021, and includes demand registration rights, short-form registration rights and piggyback registration rights.

We will pay all expenses relating to any demand, short-form or piggyback registration described below, other than underwriting discounts and commissions. The registration rights terminate upon the earliest to occur of: (i) the fifth anniversary of the completion of this offering; (ii) with respect to the registration rights of an individual holder, such earlier time after this offering at which the holder (a) can sell all of its shares in compliance with Rule 144(b)(1)(i) or (b) holds one percent or less of our outstanding common stock (together with any affiliate of such holder with whom such holder must aggregate its sales under Rule 144) and all shares held by the holder can be sold in any three-month period without registration in compliance with Rule 144; or (iii) the consummation of a liquidation event.

Demand Registration Rights

The holders of the registrable securities are entitled to certain demand registration rights. At any time after the earlier of (a) January 22, 2026 or (b) six months after the effective date of the registration statement for this offering, the holders of 50% or more of the registrable securities then outstanding may make a written request that we file a registration statement under the Securities Act covering the registration of some or all of their registrable securities, subject to certain specified conditions and exceptions. We are required to use commercially reasonable efforts to effect the registration as soon as reasonably practicable and will pay all registration expenses, other than underwriting discounts and commissions, related to any demand registration. Such request for registration must cover registrable securities with an anticipated aggregate offering price of at least $15,000,000. We are not obligated to effect a registration pursuant to such demand if we have effected two registrations and such registrations have been declared effective.

Piggyback Registration Rights

In connection with this offering, holders of our registrable securities were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their registrable securities in this offering. If we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders in another offering of such securities solely for cash, the holders of our registrable securities will, subject to certain exceptions, be entitled to include their registrable securities in our registration statement, and will be required to use our commercially reasonable efforts to cause such securities to be registered. If such offering is an underwritten public offering, the underwriters have the right to limit the number of securities included in the registration, including securities held by holders of our registrable securities. These registration rights are subject to specified other conditions and limitations as set forth in our amended and restated investors’ rights agreement.

Short-Form Registration Rights

At any time after we are qualified to file a short-form registration statement on Form S-3, and subject to limitations and conditions specified in the amended and restated investors’ rights agreement, the holders of 20% or more of the registrable securities then outstanding may make a written request that we prepare and file a registration statement on Form S-3 under the Securities Act covering their registrable securities, so long as the aggregate price to the public is at least $10,000,000, net of any underwriters’ discounts or commissions. We are obligated to cause such registration statement to be declared effective no later than 45 days following such written request. We are not obligated to effect more than two of these Form S-3 registrations in any 12-month period.

Anti-Takeover Provisions

Delaware Law

Upon the completion of this offering, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

∎	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

∎

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

∎

subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaw Provisions

Upon the completion of this offering, our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

∎

Board of directors vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws will authorize our board of directors to fill vacant directorships, including newly-created seats. In addition, the number of directors constituting our board of directors will be set only by resolution adopted by a majority vote of our entire board of directors. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

∎

Classified board. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the approval of 66 2/3% of our then-outstanding shares of our common stock. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

∎

Stockholder action; special meeting of stockholders. Our amended and restated certificate of incorporation will provide that stockholders will not be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our amended and restated bylaws will further provide that special meetings of our stockholders may be called only by a majority vote of our entire board of directors, the chairman of our board of directors or our chief executive officer.

∎

Advance notice requirements for stockholder proposals and director nominations. Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

∎

Issuance of undesignated preferred stock. Our board of directors will have, the authority, without further action by the holders of common stock, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Upon the completion of this offering, our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation provides further that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choices of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall St, Canton MA 02021, and its telephone number is 800-736-3001.

Exchange Listing

We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “THRX.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time.

Nevertheless, sales of substantial amounts of our common stock, including shares issued upon exercise of 4,831,291 outstanding stock options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities in the future.

Upon the completion of this offering, we will have outstanding 35,863,960 shares of our common stock, based on the number of shares outstanding as of June 30, 2021, after giving effect to the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 25,475,905 shares of common stock issued immediately prior to and in connection with the completion of this offering. This includes 8,333,500 shares of common stock that we are selling in this offering, which shares may be resold in the public market without restriction immediately unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, and assumes no additional exercise of outstanding options other than as described elsewhere in this prospectus or exercise by the underwriters of their option to purchase additional shares.

The remaining 27,530,460 shares of common stock that are not sold in this offering, will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration, such as under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

In addition, we, our executive officers and directors, and substantially all of our security holders have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our capital stock during the period ending 180 days after the date of this prospectus, as described below. As a result of these agreements and the provisions of our amended and restated investors’ rights agreement disclosed in “Description of Capital Stock—Registration Rights,” subject to the provisions of Rule 144 or Rule 701, 35,863,960 shares will be available for sale in the public market as follows:

∎	beginning on the date of this prospectus, the 8,333,500 shares sold in this offering will be immediately available for sale in the public market, unless purchased by our affiliates;

∎

beginning after the period ending 180 days after the date of this prospectus, 26,785,850 additional shares will become eligible for sale in the public market (which excludes 744,610 shares of restricted stock subject to repurchase and time-based vesting), of which approximately 20,461,080 shares are currently held by our affiliates and may be subject to the volume and other restrictions of Rule 144, as described below; and

∎	the remainder of the shares will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell an unlimited number of shares immediately upon the completion of this offering without regard to whether current public information about us is available. Persons who have beneficially owned shares of our restricted common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

∎

1% of the number of shares of our common stock then outstanding, which will equal approximately 358,640 shares immediately after this offering, assuming no exercise by the underwriters of their option to purchase additional shares; or

∎	the average weekly trading volume of our common stock on the Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Any of our employees, directors, officers, consultants, advisors or service providers, other than a person who is deemed to have been one of our affiliates during the immediately preceding 90 days, who purchased shares under a written compensatory plan or contract prior to this offering may be entitled to rely on the resale provisions of Rule 701. Rule 701, as currently in effect, permits resales of shares, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares if such resale is pursuant to Rule 701. All Rule 701 shares are, however, subject to lock-up agreements and will only become eligible for sale upon the expiration of these lock-up agreements.

Lock-Up/Market Standoff Agreements

We, all of our directors and executive officers, and the holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into lock-up agreements with the underwriters and/or are subject to market standoff agreements with us, which prevents them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC and SVB Leerink LLC, subject to certain exceptions. See the section titled “Underwriting” appearing elsewhere in this prospectus for more information.

Equity Plans

As soon as practicable after the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding options and the shares of common stock reserved for issuance under our equity incentive plans. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject.

Registration Rights

Under our amended and restated investors’ rights agreement, after the completion of this offering, the holders of up to 25,475,905 shares of our common stock will, subject to the lock-up agreements referred to above, be entitled to certain rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. The registration of these shares of our common stock under the Securities Act would result in these shares becoming eligible for sale in the public market without restriction under the Securities Act immediately upon the effectiveness of such registration, subject to the Rule 144 limitations applicable to affiliates. For a further description of these rights, see the section titled “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

∎	an individual citizen or resident of the United States;

∎

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

∎	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

∎

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined under the Code (as defined below), have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing, temporary and proposed Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all of which are subject to change or to differing interpretation, possibly with retroactive effect. This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. gift taxes, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, conversion transaction or other integrated investment, holders who own, actually or constructively, more than 5% of our common stock, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF COMPANY CAPITAL STOCK. PROSPECTIVE HOLDERS OF COMPANY CAPITAL STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF COMPANY CAPITAL STOCK

Dividends

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do pay dividends on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under

U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any excess will be treated as capital gain and such gain will be subject to the treatment described below under “—Gain on Sale or Other Disposition of Common Stock.” Any such distributions will also be subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act.”

Any dividend paid to a non-U.S. holder on our common stock that is not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your own tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for the applicable withholding agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing an IRS Form W-8BEN, W-8BEN-E or other appropriate IRS W-8 form (or any successor or substitute form thereof) to the applicable withholding agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the holder’s agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may generally obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at U.S. federal income tax rates, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

∎

the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

∎

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

∎	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a U.S. real property holding corporation, or USRPHC. In general, we would be a USRPHC if interests in U.S. real property comprised at least half of the value of our worldwide real property and our other assets held for use in a trade or business. Although there can be no assurances, we believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. No assurances can be provided that our common stock will be regularly traded on an established securities market for the purposes of the rule described above. If any gain from the sale, exchange or other disposition of our common stock, (i) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment or fixed maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

The applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading “—Dividends,” will generally be exempt from U.S. backup withholding.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a U.S. person), generally on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8), or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and impose backup withholding on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption. Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FATCA, withholding tax of 30% applies to certain payments to foreign financial institutions, investment funds and certain other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. securityholders and/or U.S. accountholders and do not otherwise qualify for an exemption. Under applicable Treasury Regulations and IRS guidance, this withholding currently applies to payments of dividends, if any, on, and, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our common stock. An intergovernmental agreement between the United States and a foreign country may modify the requirements described in this paragraph.

While, beginning on January 1, 2019, withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers (including applicable withholding agents) generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Federal Estate Tax

Common stock we have issued that is owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN OUR COMMON STOCK. THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, GIFT, ESTATE, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                 , 2021, among us, Jefferies LLC, SVB Leerink LLC and Cantor Fitzgerald & Co., as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
SVB Leerink LLC
Cantor Fitzgerald & Co.
Wedbush Securities Inc.

Total	8,333,500

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $         per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $         per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $3.9 million.

Determination of Offering Price

Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

Listing

We have applied to have our common stock listed on the Nasdaq Global Select Market under the trading symbol “THRX.”

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,250,025 shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our officers, directors and holders of all or substantially all our outstanding capital stock and other securities have agreed, subject to specified exceptions, not to directly or indirectly:

∎

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

∎

otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

∎	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC and SVB Leerink LLC.

This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

Jefferies LLC and SVB Leerink LLC may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their respective customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

Canada

Resale Restrictions

The distribution of shares of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia, Manitoba, New Brunswick and Nova Scotia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Canadian Purchasers

By purchasing shares of our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

∎

the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario), as applicable,

∎	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

∎	where required by law, the purchaser is purchasing as principal and not as agent, and

∎	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that certain of the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of our common stock in their particular circumstances and about the eligibility of the shares of our common stock for investment by the purchaser under relevant Canadian legislation.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or the Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

∎	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

∎

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

∎	a person associated with the company under Section 708(12) of the Corporations Act; or

∎	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area, or a Relevant State, no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

∎	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

∎

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

∎	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

No shares of our common stock have been offered or sold, and no shares of our common stock may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong, or the CO, or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares of our common stock has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the shares of our common stock may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares of our common stock will be required, and is deemed by the acquisition of the shares of our common stock, to confirm that he is aware of the restriction on offers of the shares of our common stock described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any shares of our common stock in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or the FIEL, and the underwriters will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

∎

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

∎	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

∎	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

∎	where no consideration is or will be given for the transfer;

∎	where the transfer is by operation of law;

∎	as specified in Section 276(7) of the SFA; or

∎	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the listing rules established by the SIX or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of common stock.

United Kingdom

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

∎	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

∎

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

∎	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (UK), or the FSMA,

provided that no such offer of the shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

LEGAL MATTERS

The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California. Certain investment partnerships comprised of partners of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP own an interest representing less than one percent of the shares of our common stock. Wilmer Cutler Pickering Hale & Dorr LLP, New York, New York has acted as counsel for the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2019 and December 31, 2020, and for each of the two years in the period ended December 31, 2020, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. A copy of the registration statement and the exhibits filed therewith may be accessed at the SEC website.

We also maintain a website at https://theseusrx.com/. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Audited financial statements for the years ended December 31, 2019 and 2020:

Unaudited condensed financial statements for the six months ended June 30, 2020 and 2021:

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Theseus Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Theseus Pharmaceuticals, Inc. (the Company) as of December 31, 2019 and 2020, the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Boston, Massachusetts

July 20, 2021, except for Note 14(c), as to which the date is September 30, 2021

Theseus Pharmaceuticals, Inc.

Balance Sheets

(in thousands, except share and per share data)

	DECEMBER 31,
	2019	2020
Assets
Current assets:
Cash	$1,317	$8,457
Prepaid expenses and other current assets	64	113

Total current assets	1,381	8,570
Property and equipment, net	3	1
Other assets	43	43

Total assets	$1,427	$8,614

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$285	$1,132
Accrued expenses and other current liabilities	330	463

Total current liabilities	615	1,595
Preferred stock tranche rights	2,220	—
Anti-dilution right	1,142	—

Total liabilities	3,977	1,595

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.0001 par value; 17,465,754 and 22,136,987 shares authorized as of December 31, 2019 and 2020, respectively; 6,668,818 and 16,734,179 shares issued and outstanding as of December 31, 2019 and 2020, respectively; preference in liquidation of $22,137 as of December 31, 2020	6,857	41,289
Stockholders’ deficit:
Common stock, $0.0001 par value; 25,000,000 and 29,054,797 shares authorized as of December 31, 2019 and 2020, respectively; 1,708,625 shares issued and outstanding as of December 31, 2019 and 2020, respectively	—	—
Additional paid-in capital	813	—
Accumulated deficit	(10,220)	(34,270)

Total stockholders’ deficit	(9,407)	(34,270)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,427	$8,614

The accompanying notes are an integral part of these financial statements.

Theseus Pharmaceuticals, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	YEAR ENDED DECEMBER 31,
	2019	2020
Operating expenses:
Research and development	$4,124	$5,958
General and administrative	818	878

Total operating expenses	4,942	6,836

Loss from operations	4,942	6,836
Other expense, net:
Change in fair value of preferred stock tranche rights	(1,613)	(3,968)
Change in fair value of anti-dilution right	(623)	(1,190)
Other expense	(5)	(3)

Total other expense, net	(2,241)	(5,161)

Net loss	$(7,183)	$(11,997)

Comprehensive loss	$(7,183)	$(11,997)

Net loss attributable to common stockholders—basic and diluted (Note 12)	$(7,183)	$(11,997)

Net loss per share attributable to common stockholders—basic and diluted	$(59.77)	$(21.10)

Weighted-average common stock outstanding—basic and diluted	120,177	568,467

The accompanying notes are an integral part of these financial statements.

Theseus Pharmaceuticals, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	REDEEMABLE CONVERTIBLE PREFERRED STOCK
	SERIES A $0.0001 PAR VALUE		COMMON STOCK $0.0001 PAR VALUE		ADDITIONAL PAID-IN	ACCUMULATED	TOTAL STOCKHOLDERS’
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	DEFICIT
Balance at January 1, 2019	4,401,006	$4,284	—	$—	$76	$(3,037)	$(2,961)
Issuance of series A redeemable convertible preferred stock, net of issuance costs of $7	2,267,812	2,573	—	—	420	—	420
Vesting of restricted stock	—	—	288,568	—	—	—	—
Stock-based compensation	—	—	—	—	317		317
Net loss	—	—	—	—	—	(7,183)	(7,183)

Balance at December 31, 2019	6,668,818	$6,857	288,568	$—	$813	$(10,220)	$(9,407)
Issuance of series A redeemable convertible preferred stock, net of issuance costs of $8	10,065,361	34,432	—	—	(1,865)	(12,053)	(13,918)
Vesting of restricted stock	—	—	594,221	—	—	—	—
Stock-based compensation	—	—	—	—	1,052	—	1,052
Net loss	—	—	—	—	—	(11,997)	(11,997)

Balance at December 31, 2020	16,734,179	$41,289	882,789	$—	$—	$(34,270)	$(34,270)

The accompanying notes are an integral part of these financial statements.

Theseus Pharmaceuticals, Inc.

Statements of Cash Flows

(in thousands)

	YEAR ENDED DECEMBER 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(7,183)	$(11,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2	2
Stock-based compensation expense	317	1,052
Change in fair value of preferred stock tranche rights	1,613	3,968
Change in fair value of anti-dilution rights	623	1,190
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1	(49)
Accounts payable	193	849
Accrued expenses and other current liabilities	(330)	133
Other assets	(43)	—

Net cash used in operating activities	(4,807)	(4,852)

Cash flows from investing activities:

Net cash used in investing activities	—	—

Cash flows from financing activities:
Proceeds from issuance of series A redeemable convertible preferred stock	3,000	12,000
Payment of series A redeemable convertible preferred stock issuance costs	(7)	(8)

Net cash provided by financing activities	2,993	11,992

Net (decrease) / increase in cash	(1,814)	7,140
Cash at beginning of year	3,131	1,317

Cash at end of year	$1,317	$8,457

Supplemental disclosure of non-cash activities:
Fair value of preferred stock tranche rights recognized as series A redeemable convertible preferred stock upon issuance of milestone shares	$—	$(6,188)

Fair value of anti-dilution rights recognized as series A redeemable convertible preferred stock upon issuance of anti-dilution shares	$—	$(2,332)

The accompanying notes are an integral part of these financial statements.

Theseus Pharmaceuticals, Inc.

Notes to Financial Statements

1. Nature of the Business

Theseus Pharmaceuticals, Inc. (“Theseus” or the “Company”) is a biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. The Company was incorporated in December 2017 under the laws of the State of Delaware, and its principal offices are in Cambridge, Massachusetts.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and ability to secure additional capital to fund operations. The Company’s development programs will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Because of the numerous risks and uncertainties associated with product development, the Company is unable to predict the timing or amount of increased expenses or when or if the Company will be able to achieve or maintain profitability. Even if the Company is able to generate revenue from product sales, the Company may not become profitable. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, then the Company may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations. The Company expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future.

In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. As of December 31, 2020, the Company had an accumulated deficit of $34.3 million. During the year ended December 31, 2020, the Company incurred a loss of $12.0 million and utilized $4.9 million of cash in operations. The Company expects to continue to generate operating losses in the foreseeable future.

The Company expects that its cash of $8.5 million at December 31, 2020, together with the $100.0 million of net proceeds from the issuance of series B preferred stock during the three months ended March 31, 2021, will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months from issuance of the financial statements.

In addition, the Company expects that it will seek additional funding through public or private equity financings, debt financing or other capital sources, which could include collaborations, strategic alliances or licensing arrangements. The inability to obtain funding, as and when needed, could have a negative impact on the Company’s financial condition and ability to pursue its business strategies, which may include amending, delaying, limiting, reducing, or terminating planned activities related to its product candidates.

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the ASC and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Estimates and judgments are based on historical information and other market-specific or various relevant assumptions, including in certain circumstances, future projections, that management believes to be reasonable under the circumstances. Actual results could differ materially from estimates. Significant estimates and assumptions are used for, but not limited to, the accruals for research and development expenses, stock-based compensation expense, the determination of fair value of equity instruments, and the fair value of the preferred stock tranche rights and the anti-dilution right. The Company utilized various valuation methodologies in accordance with the framework of the 2013 American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “Practice Aid”), to estimate the fair value of its equity awards. The Company evaluates its estimates and assumptions on an ongoing basis. All revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. Periodically, the Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company deposits its cash in financial institutions that it believes have high credit quality and have not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Such deposits have and will continue to exceed federally insured limits. The Company has not experienced any losses on its cash deposits.

Fair Value of Financial Instruments

The Company categorizes its assets and liabilities measured at fair value in accordance with ASC Topic 820, Fair Value Measurement (“ASC 820”), the authoritative accounting guidance that establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

∎	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

∎

Level 2—Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

∎	Level 3—Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Cash and Cash Equivalents

Cash includes cash in readily available checking accounts. Cash is carried at cost, which approximates its fair value. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents are carried at fair market value. As of December 31, 2019 and 2020, the Company had no cash equivalents.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Computer equipment and software are depreciated over three years. When an item is sold or retired, the costs and related accumulated depreciation are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the statement of operations. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-lived Assets

Long-lived assets consist of property and equipment. The Company reviews the recoverability of its long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable, based on undiscounted cash flows. If such assets are considered to be impaired, an impairment loss is recognized and is measured as the amount by which the carrying amount of the assets exceed their estimated fair value, which is measured based on the projected discounted future net cash flows arising from the assets. There were no impairments for the years ended December 31, 2019 and 2020.

Accrued Research and Development Costs

The Company records accrued liabilities for estimated costs of research and development activities conducted by service providers for sponsored research, preclinical studies and contract manufacturing activities. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued expenses in the accompanying balance sheets and within research and development expense in the accompanying statements of operations.

The Company accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with service providers. The Company makes significant judgments and estimates in determining the accrued liabilities balance in each reporting period. As actual costs become known, the Company adjusts its accrued liabilities. The Company has not experienced any material differences between accrued costs and actual costs incurred since its inception.

Deferred Issuance Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of such an equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred issuance costs, currently recorded within other assets, will be expensed immediately as a charge to operating expenses in the statements of operations and comprehensive loss. The Company did not record any deferred issuance costs as of December 31, 2019 and 2020.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities that conduct certain research and development activities on the Company’s behalf.

Patent Costs

The Company expenses all costs as incurred in connection with patent applications, including direct application fees, and the legal and consulting expenses related to making such applications, and such costs are included in general and administrative expenses within the Company’s statements of operations.

Stock-based Compensation

The Company’s stock-based compensation program grants awards that may include stock options, restricted stock awards, restricted stock units, and other stock-based awards. The fair values of stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model. The fair values of restricted stock awards and restricted stock units are based on the fair value of the Company’s common stock on the date of grant. The estimated fair values of the awards are expensed over the requisite service period, which is generally the vesting period of the award. For service-based awards that are subject to graded vesting, the Company has elected to recognize compensation expense for these awards on a straight-line basis. The Company has performance-based vesting conditions in some of its awards, and all performance-based milestones have been met or waived as of December 31, 2020. The Company accounts for forfeitures as they occur. The Company classifies stock-based compensation expense in its statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified. The Company accounts for awards granted to non-employees using the same treatment as awards granted to employees.

Upon exercise of stock options, the Company issues the grantee the respective number of shares of common stock from the available common stock shares approved for issuance by the Board. Until the restricted stock awards vest, the Company has the ability to repurchase unvested awards for a period of up to 90 days following termination. The Company is also entitled to repurchase early exercised stock options that are unvested. The Company records a liability for any early exercised stock options awards. As of December 31, 2020, there had been no early exercises.

The Company utilizes significant estimates and assumptions in determining the fair value of its common stock. The Company has utilized various valuation methodologies in accordance with the framework of the Practice Aid, to estimate the fair value of its common stock. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the superior rights and preferences of securities senior to the Company’s common stock at the time of, and the likelihood of, achieving a liquidity event, such as an initial public offering or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

The Company’s expected stock price volatility assumption is based on volatilities of similar entities whose share or option prices are publicly available. The Company uses the simplified method to estimate the expected life assumption. The risk-free interest rate is based on the yield of U.S. Treasury securities consistent with the expected life of the option. No dividend yield was assumed as the Company does not intend to pay dividends on its common stock.

The Company’s equity incentive plan allows for the issuance of restricted stock awards to employees and non-employees that may be subject to vesting. The unvested shares of any restricted stock awards are held in escrow as the stock award vests or until award holder termination, whichever occurs first. In the event of a termination, the Company has the right of repurchase, at its option, the portion of unvested stock awards from the terminated award holder at their original issuance price. For all unvested stock option awards for which the award recipient has transferred cash to the Company prior to the vesting date, a liability is established related to the cash received for the unvested portion of the stock awards, which represents the Company’s obligation if all award holders were to be terminated. As of December 31, 2019 and 2020, no early exercises have occurred and no liabilities have been established.

Net Loss Per Share

The Company follows the two-class method when computing net loss allocable to common securities per share as the Company has issued shares that meet the definition of participating securities, which include shares of series A convertible preferred stock (“Series A”). The two-class method requires a portion of net income to be allocated to the participating securities to determine net income allocable to the common securities. During periods of loss, there is no allocation required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, diluted net loss per share attributable to common stockholders is calculated by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding after giving consideration to the dilutive effect of convertible preferred stock, restricted common stock, restricted stock units and stock options that are outstanding during the period. The Company has generated a net loss in all periods presented, therefore the basic and diluted net loss per share attributable to common stockholders are the same as the inclusion of the potentially dilutive securities would be anti-dilutive.

Redeemable Convertible Preferred Stock

The Company’s redeemable convertible preferred stock is classified as temporary equity in the accompanying balance sheets and excluded from stockholders’ deficit as the potential redemption of such stock is outside the Company’s control. The carrying value of the redeemable convertible preferred stock is not adjusted to the redemption value until the contingent redemption events are considered to be probable of occurring.

Income Taxes

Income taxes for the Company are recorded in accordance with ASC Topic 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. Under this method, deferred income tax assets and liabilities are recognized based on future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities, and their respective income tax basis. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in income tax rates on deferred income tax assets and liabilities is recognized as income or expense in the period of the change provided that the future realization of any income tax benefits is more likely than not.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions. The tax benefits recorded are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be realized following resolution of any uncertainty related to the tax benefit, assuming that the matter in question will be raised by the tax authorities. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions, if any, as a component of income tax expense in its statements of operations and comprehensive loss.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. For the years ended December 31, 2019 and 2020, there were no differences between net loss and comprehensive loss.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its chief executive officer. The Company has determined it operates in a single operating segment and has one reportable segment. All long-lived assets of the Company reside in the United States.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such a time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company no longer is an emerging growth company or affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the consolidated balance sheets for all leases and disclosing key information about leasing arrangements. This ASU was originally proposed to be effective for annual reporting periods after December 15, 2019, however, in July 2019, the FASB delayed the effective date to January 2021 and ASU 2020-05 delayed the effective date to January 2022. The Company is currently evaluating the impact that this standard will have on its financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)—Measurement of Credit Losses on Financial Instruments, which has been subsequently amended (“ASU 2016-13”). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The standard is effective for annual periods beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact that adopting this standard will have on its financial statements but does not expect it to be material.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which modifies certain disclosure requirements on fair value measurements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019. The Company adopted ASU 2018-13 on January 1, 2020 and the adoption did not have a material impact on its financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (Topic 815) Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”). This update provides clarifications for three topics related to financial instruments accounting, some of which apply to the Company. The standard is effective for annual periods beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact that adopting this standard will have on its financial statements but does not expect it to be material.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”) as part of its initiative to reduce complexity in the accounting standards. The amendments in ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. The standard is effective for annual periods beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. Adoption of the standard requires certain changes to be made prospectively and certain others to be made retrospectively. The Company adopted ASU 2019-12 on January 1, 2020 and the adoption did not have a material impact on its financial statements.

3. Fair Value of Financial Assets and Liabilities

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 are as follows (in thousands):

DESCRIPTION	DECEMBER 31, 2019	LEVEL 1	LEVEL 2	LEVEL 3
Liability
Preferred stock tranche rights	$2,220	$—	$—	$2,220
Anti-dilution right	1,142	—	—	1,142

Total financial liabilities	$3,362	$—	$—	$3,362

There were no assets or liabilities measured at fair value as of December 31, 2020. There have been no transfers between fair value levels during the years ended December 31, 2019 and 2020. The carrying values of other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Tranche Rights

The Company determined that its obligations to issue, and the Company’s investors’ obligation to purchase, additional shares of Series A at a fixed price (i.e. the issuance price) in three subsequent tranches following the initial closing of the Series A financing represented freestanding financial instruments (the “Tranche Rights”). The Company issued 2,267,813 and 3,779,688 shares in January 2020 and July 2020, respectively, pursuant to these rights, at a purchase price of $1.32 per share. The final tranche was cancelled upon termination of the Series A preferred stock purchase agreement (“Series A Agreement”) in December 2020.

The Tranche Rights were classified as a liability on the Company’s balance sheets and initially recorded at fair value. The Tranche Rights were subsequently revalued until the tranches were settled, with changes in fair value for each reporting period recognized in other expense, net in the statement of operations and comprehensive loss. Upon the purchase of the Tranche Right shares, the fair value of the related Tranche Right was recognized as Series A redeemable convertible preferred stock. The obligation was fully satisfied in December 2020 when the Series A Agreement was terminated, with the remaining value recognized in the statement of operations and comprehensive loss.

The fair value of Tranche Rights was based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. A change in the assumptions related to the valuation of the Tranche Rights could have a significant impact on the value of the obligation. Each tranche obligation was valued as a forward contract. The values were determined using a probability-weighted present value calculation. In determining the fair values of the tranche obligations, estimates and assumptions impacting fair value included the estimated future values of the Company’s Series A, discount rates, estimated time to tranche closing, and probability of each tranche closing. The Company determined the per share future value of the Series A preferred stock by back-solving to the initial proceeds of the Series A financing. The Company remeasured each tranche obligation at each reporting period and prior to settlement.

Anti-dilution Right

In accordance with a license agreement between the Company and ARIAD Pharmaceuticals, Inc. (“ARIAD”), the Company was obligated to issue to ARIAD additional Series A shares for no consideration upon the issuance of certain Milestone Shares (see Note 8) to certain investors (“Anti-dilution Right”).

The Company determined that the Anti-dilution Right is a freestanding financial instrument. The freestanding financial instrument was classified as an asset or liability on the Company’s balance sheets and initially recorded at fair value. The fair value of the Anti-dilution Right is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. A change in the assumptions related to the valuation of the Anti-dilution Rights could have a significant impact on the value of the obligation.

The Anti-dilution Right was valued as a forward contract. The value was determined using a probability-weighted present value calculation. In determining the fair values of the obligation, estimates and assumptions impacting fair value included the estimated future values of the Company’s Series A, discount rates, estimated time to share issuance and probability of each share issuance. The Company determined the per share future value of the Series A by back-solving to the initial proceeds of the Series A financing.

The Anti-dilution Right was subsequently revalued until anti-dilution shares were issued or the Anti-dilution Right was terminated, with changes in fair value for each reporting period recognized in other income (expense), net in the statements of operations and comprehensive loss. Upon issuance of the Anti-dilution shares, the fair value of the Anti-dilution Right was recognized as Series A.

In accordance with the Anti-dilution Right, the Company issued ARIAD 372,791 and 621,318 additional Series A shares in January 2020 and July 2020, respectively, upon the issuance of Milestone Shares to its investors. The obligation was fully satisfied in December 2020 in conjunction with the termination of the Series A Agreement. ARIAD did not receive additional Series A shares upon the termination of the Series A Agreement.

The Company remeasured the Tranche Rights and the Anti-dilution Right at each reporting period and prior to settlement. The following reflects the ranges of significant quantitative inputs used in the valuation of the Tranche Rights and the Anti-dilution Right during 2019 and 2020:

	DECEMBER 31,
	2019	2020
Stand-alone Series A Preferred Stock price (spot price)	$1.14—$1.68	$1.84—$5.93
Risk-free rate	1.5%—1.8%	1.6%
Discount factor	0.9825—0.9988	0.9923—1.0
Time to milestone event (years)	0.1 year—1.0 year	0.0 years—0.5 years
Probability of tranche closing	0%—100%	0%—100%

The following table provides a rollforward of the aggregate fair value of the Company’s Tranche Rights and Anti-dilution Right (in thousands):

	PREFERRED STOCK TRANCHE RIGHTS	ANTI-DILUTION RIGHT
Balance as of January 1, 2019	$607	$519
Change in fair value	1,613	623

Balance as of December 31, 2019	2,220	1,142
Change in fair value	3,968	1,190
Fair value recognized as Series A upon settlement of right	(6,188)	(2,332)

Balance as of December 31, 2020	$—	$—

4. Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2019 and 2020 (in thousands):

	DECEMBER 31,
	2019	2020
Accrued research and development	$84	$310
Accrued legal	55	143
Accrued compensation and benefits	184	2
Accrued other	7	8

Total accrued expenses and other current liabilities	$330	$463

5. Property and Equipment, net

Property and equipment, net consisted of the following as of December 31, 2019 and 2020 (in thousands):

	DECEMBER 31,
	2019	2020
Computer equipment	$6	$6
Less: accumulated depreciation	(3)	(5)

Property and equipment, net	$3	$1

Depreciation expense for the years ended December 31, 2019 and December 31, 2020 was approximately $2,000. There were no impairments for the years ended December 31, 2019 and 2020.

6. License Agreements

Agreement Description

In June 2018, the Company entered into a license agreement with ARIAD, for an exclusive, transferable (subject to certain restrictions), sublicensable (subject to certain conditions), worldwide license, under certain of ARIAD’s patent rights, know-how and compounds and a certain ARIAD chemical library, to develop, use, manufacture, market and commercialize certain compounds, and products that contain such compounds, that are therapeutically useful for the treatment of diseases and disorders in humans, including with respect to c-KIT, a type of receptor tyrosine kinase and tumor marker (also known as CD117 and stem cell factor receptor).

Pursuant to the license agreement, in exchange for an exclusive license, a non-exclusive license, and certain laboratory equipment, the Company issued to ARIAD 621,318 shares of Series A and a non-exclusive license to certain intellectual property. In addition, the Company provided to ARIAD the Anti-dilution Right described in Note 3. The non-exclusive licenses were granted to the parties in order to administratively facilitate the flow of data between the parties without infringement on existing patents; all of the economic value of the agreement is concentrated in the exclusive license. The laboratory equipment the Company acquired was not material.

The Company accounted for the agreement as an asset acquisition. The transaction price was measured as the fair value of the 621,318 shares of Series A issued to ARIAD and the fair value of the Anti-Dilution right (as described in Note 3), or approximately $1.4 million. The Company determined that the licensed intellectual property represented in-process research and development assets with no alternative future use. As a result, the cost to license the intellectual property of $1.4 million was recognized as research and development expense on the Company’s statements of operations in the year-ended December 31, 2018.

The Company is required to pay ARIAD tiered royalty payments that are low- to mid-single digits of the Company’s future net sales and those of its sublicensees of each product comprising a licensed ARIAD compound in each country. The Company is also responsible for costs relating to the prosecution and maintenance of the licensed patents. The agreement contains anti-stacking and generic competition provisions on the royalties whereby the Company may deduct a percentage of the amounts due for royalties from its payments if the Company enters into a third-party license agreement, and may reduce the rates in the event a generic product is being marketed and sold by a third party and the average net sales as measured over a specified period of time are at least a certain percentage lower than the average net sales during the a specified period of time immediately prior to the launch of the generic product.

The term of the agreement commenced in June 2018 and unless earlier terminated as provided in the agreement for breach of terms by either party or for convenience by the Company with advanced written notice, shall continue in full force and effect, on a country-by-country and product-by-product basis until the date on which the royalty term in such country with respect to such product expires. The royalty term is the period from the first commercial sale of such product in such country until the later of (a) the expiry of all patents that cover the product in such country or (b) ten years after the first commercial sale.

The license agreement terminates, on a product-by-product and country-by-country basis, on expiration of the royalty term for such product for the applicable country. Thereafter, the licenses from ARIAD to the Company with respect to such product for such country will convert to a fully paid, royalty-free, irrevocable and perpetual license.

7. Commitments and Contingencies

Legal Proceedings

The Company may from time to time be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2019 and 2020, and no material legal proceedings are currently pending or, to the best of the Company’s knowledge, threatened.

Indemnification Agreements

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to the indemnification agreements, the Company agrees to indemnify, hold harmless, and to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners, in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third-party with respect to the Company’s products. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements.

8. Redeemable Convertible Preferred Stock

In June 2018, the Company entered into the Series A Agreement, under which it agreed to issue up to 13,203,025 shares of Series A in an initial closing and three subsequent milestone-based tranches, inclusive of the Anti-dilution Right. Under the Series A Agreement, the Company initially issued 3,779,688 shares to certain investors at a price of $1.32 per share for proceeds of $4.7 million, net of issuance costs of $0.3 million. The Series A Agreement provided for three additional tranche closings based on the achievement of three defined milestones (the “Tranche Rights”), pursuant to which certain investors were required to purchase, and the Company to sell, up to 7,559,376 additional shares of Series A at a price of $1.32 per share upon the achievement or waiver of the defined milestone. All Series A shares issued as a result of the achievement or waiver of a milestone are referred to as Milestone Shares. The Company concluded that the obligation and right to make future issuances of Series A under the Tranche Rights met the definition of a freestanding financial instrument, as the rights were legally detachable from the Series A (see Note 3). In January 2020 and July 2020, the Company sold 2,267,813 and 3,779,688 Milestone Shares, respectively, to certain investors at a price of $1.32 per share for proceeds of $8.0 million as a result of the achievement of two milestones. The requirement to purchase the remaining Milestone Shares was cancelled in December 2020 upon the determination by the Company that the program would be cancelled.

In conjunction with the Series A shares issued to certain investors, the Company issued shares to ARIAD pursuant to the ARIAD Agreement (Note 6). The Company issued 621,318 shares to ARIAD as part of the initial Series A closing in June 2018 in exchange for access to ARIAD’s intellectual property. Upon the issuance of Milestone Shares to certain investors in January 2020 and July 2020, the Company issued 372,791 and 621,318 Series A shares, respectively, to ARIAD as part of ARIAD’s Anti-dilution Right (see Note 3). The Company concluded that the Anti-dilution Right that represented the obligation to make future issuances of Series A to ARIAD met the definition of a freestanding financial instrument, as the rights were separately exercisable and legally detachable from the underlying license rights.

In August 2019, the Series A Agreement was amended to authorize the sale of 2,267,812 additional shares to a certain majority stockholder of the Company in the form of an operating cash closing. These shares were sold for $1.32 per share, for gross proceeds of $3.0 million and recognized at their fair value of $2.6 million. In December 2020, the Series A Agreement was further amended to authorize the sale of 3,023,751 additional shares of Series A to the same investor in the form of a second operating cash closing. These shares were sold for a purchase price of $1.32 per share, for gross proceeds of $4.0 million and recognized at their fair value of $17.9 million. Immediately after the second operating cash closing in December 2020, the Series A Agreement was terminated; as such, as of December 31, 2020, no additional Series A shares were authorized to be issued. No terms of the existing Series A shares were amended in conjunction with these transactions, and the operating cash closes were intended to provide for a certain investor to be able to purchase additional preferred stock shares outside of those issued in conjunction with milestone achievement and to provide the Company with cash to cover operating expenses.

As of December 31, 2019 and 2020, the Series A redeemable convertible preferred stock (“preferred stock”) consisted of the following (in thousands, except share amounts):

	DECEMBER 31, 2019
	PREFERRED STOCK AUTHORIZED	PREFERRED STOCK ISSUED AND OUTSTANDING	CARRYING VALUE	LIQUIDATION VALUE	COMMON STOCK ISSUABLE UPON CONVERSION
Series A	17,465,754	6,668,818	$6,857	$8,822	6,668,818

	DECEMBER 31, 2020
	PREFERRED STOCK AUTHORIZED	PREFERRED STOCK ISSUED AND OUTSTANDING	CARRYING VALUE	LIQUIDATION VALUE	COMMON STOCK ISSUABLE UPON CONVERSION
Series A	22,136,987	16,734,179	$41,289	$22,137	16,734,179

The holders of Series A have the following rights and preferences:

Voting Rights

The holder of each share of preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation.

Dividends

The holders of shares of preferred stock are entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the common stock by the Company at a rate of 8.0% of the original issue price per annum, payable when, as and if declared by the Company’s board of directors (the “Board”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock at the then effective conversion rate.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, asset transfer, merger or acquisition (a “Liquidation Event”), the holders of preferred stock shall be entitled to receive out of the proceeds or assets of this corporation available for distribution to its stockholders, prior and in preference to any distribution of the proceeds of such liquidation event to the holders of common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price.

Conversion

Each share of preferred stock shall automatically be converted into shares of common stock at the conversion rate at the time in effect for such series of preferred stock immediately upon the earlier of: (i) the closing of the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended, that results in at least $30,000,000 of gross proceeds and in connection with such offering the common stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Board; or, (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of preferred stock.

The conversion price of the Series A will be subject to a broad-based weighted average anti-dilution adjustment in the event that the Company issues additional equity securities (other than the issuance of shares reserved under any employee incentive plan and certain other customary exceptions) at a purchase price less than the applicable conversion price.

Redemption

The preferred stock is not redeemable at the option of the holder thereof except for in the event of a Liquidation Event if the corporation does not effect a dissolution under the general corporation law within 90 days after such Liquidation Event.

9. Common Stock

The Company was authorized to issue 25,000,000 and 29,054,797 shares of $0.0001 par value common stock as of December 31, 2019 and 2020, respectively. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preference of the holders of the preferred stock set forth above.

Voting Rights

Each share of common stock entitles the holder to one vote, together with the holders of preferred stock, on all matters submitted to the stockholders for a vote.

Dividends

Holders of common stock shall be entitled to receive dividends if and when they are declared by the Board and after all holders of preferred stock have been paid according to their rights described in Note 8. As of December 31, 2020, no cash dividends have been declared or paid.

Liquidation Rights

After payment to the holders of preferred stock of their liquidation preferences, the remaining assets of the Company are distributed to the holders of common stock.

Restricted Stock

The Company issued restricted common stock to its founders in May 2018, which vest monthly over five years through 2023. At issuance, these shares also contained certain performance-based vesting criteria which were associated with the milestone events for the Series A shares, two of which were achieved in 2020 (see Note 8). In December 2020 in conjunction with the Series A termination, the final performance-based vesting criteria was waived, leaving only service-based vesting criteria remaining as of December 31, 2020.

As of December 31, 2019 and 2020, the Company has reserved the following shares of common stock for potential conversion of outstanding preferred stock, the vesting of restricted stock and the exercise of stock options:

	DECEMBER 31,
	2019	2020
Preferred Stock	6,668,818	16,734,179
Unvested restricted stock	1,420,057	825,836
Options to purchase common stock	—	1,852,141

Total	8,088,875	19,412,156

10. Stock-Based Compensation

2018 Stock Incentive Plan

The Company adopted the 2018 Stock Incentive Plan (the “Plan”) on June 13, 2018 for the issuance of stock options and other stock-based awards. As of December 31, 2019, the number of shares reserved for issuance under the Plan was 207,106. In December 2020, the number of shares reserved under the Plan was increased to 2,474,920 as approved by the Board. There were 207,106 and 622,779 shares available for future grant under the Plan as of December 31, 2019 and 2020, respectively.

The Plan is administered by the Board. The exercise prices, vesting and other restrictions are determined at the discretion of the Board, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date unless the Board sets a shorter term. Vesting periods for awards under the plans are determined at the discretion of the Board. Stock options granted to employees and nonemployees typically vest over four years. Shares of restricted stock awards granted to employees, officers, members of the Board, advisors, and consultants of the Company typically vest over five years. Certain executives who are option holders are able to early exercise stock option awards, even prior to full vesting conditions being met. If and when this occurs, the stock option becomes outstanding restricted stock, and remains restricted until the remaining vesting terms are met. The Company can repurchase these early unvested exercised options.

The Company did not grant any options under the Plan during the year ended December 31, 2019. The Company granted options to purchase 1,852,141 shares of common stock during the year ended December 31, 2020 and recorded stock-based compensation expense for options granted of $0.2 million. During the years ended December 31, 2019 and 2020, the Company granted no shares of restricted stock.

Stock Option Valuation

The assumptions that the Company used in Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted for the year ended December 31, 2020 are as follows:

2020
Risk-free interest rate	0.51%
Expected term (in years)	5.97—5.99
Expected volatility	98.17%—98.21%
Expected dividend yield	0.00%

A summary of option activity under the Plan during the years ended December 31, 2019 and 2020 is as follows (in thousands except share, per share data and contractual terms):

	SHARES	WEIGHTED-AVERAGE PER-SHARE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (IN YEARS)	AGGREGATE INTRINSIC VALUE
Outstanding as of December 31, 2019	—	$—	—	$—
Granted	1,852,141	0.32

Outstanding as of December 31, 2020	1,852,141	$0.32	9.98	$6,566

There were no options exercisable as of December 31, 2019 or 2020. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock.

The weighted-average grant date fair value of options granted during the year ended December 31, 2020 was $3.68. As of December 31, 2020, there was $6.7 million of unrecognized stock-based compensation expense related to unvested stock options. The unrecognized stock-based compensation expense is estimated to be recognized over a period of 3.9 years as of December 31, 2020.

The total fair value of options vested during the year ended December 31, 2020 was $0.1 million.

Shares of Restricted Common Stock

The Company has granted shares of restricted common stock with the number of shares that vest based on the lesser of the time-based vesting over five years or the achievement of certain milestones. A summary of restricted stock activity under the Plan during the years ended December 31, 2019 and 2020 is as follows:

	SHARES	WEIGHTED-AVERAGE PER-SHARE GRANT-DATE FAIR VALUE
Unvested shares at December 31, 2018	1,708,625	$0.43
Vested	(288,568)	0.48

Unvested shares at December 31, 2019	1,420,057	0.90
Vested	(594,221)	1.00

Unvested shares at December 31, 2020	825,836	$0.83

In 2019, the restricted common stock awards were modified to add a new performance condition for the operating cash closing of the Series A, which was ultimately achieved in 2019. In 2020, the restricted common stock awards were modified to waive the final requirement to achieve a certain milestone. As a result, as of December 31, 2020, all of the unvested restricted common stock awards are only subject to time-based vesting through the end of the requisite service period. As of December 31, 2019 and 2020, respectively, there was $0.5 million and $0.2 million of unrecognized stock-based compensation expense related to unvested restricted stock. The unrecognized stock-based compensation expense is estimated to be recognized over a period of 2.4 years as of December 31, 2020.

The total fair value of restricted stock vested during the years ended December 31, 2019 and 2020 was $0.3 million and $1.9 million, respectively. The Company recorded stock-based compensation expense for restricted stock of $0.3 million and $0.8 million during the years ended December 31, 2019 and 2020, respectively.

Stock-based Compensation Expense

Total stock-based compensation expense recorded as research and development and general and administrative expenses, respectively, for employees, directors and non-employees during the years ended December 31, 2019 and 2020 was as follows (in thousands):

	YEAR ENDED DECEMBER 31,
	2019	2020
Research and development	$245	$825
General and administrative	72	227

	$317	$1,052

11. Income Taxes

The Company has not recorded a current or deferred tax provision for the years ended December 31, 2019 and 2020.

The effective income tax rate differed from the amount computed by applying the federal statutory rate to the Company’s loss before income taxes as follows:

	YEAR ENDED DECEMBER 31,
	2019	2020
Book loss	$(7,183)	$(11,997)
Tax effected at statutory rate	21.00%	21.00%
State taxes	4.10	3.69
Stock compensation	(0.93)	(1.84)
R&D credit	(0.12)	(0.07)
Tranche revaluation	(4.72)	(6.95)
Other	(0.01)	(0.01)

	19.32	15.82
Change in valuation allowance	(19.32)	(15.82)

Total	—%	—%

Deferred tax assets consist of the following at December 31, 2019 and 2020 (in thousands):

	DECEMBER 31,
	2019	2020
Total Deferred Tax Assets
Net operating loss carryforward	$1,890	$3,499
R&D credit carryforward	8	10
Capitalized licenses	157	755
Accruals and reserves	312	—
Fixed assets	—	1

	2,367	4,265
Valuation allowance	(2,367)	(4,265)

Net deferred tax asset	$—	$—

The Company has evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets. Based on this, the Company has provided a valuation allowance for the full amount of the net deferred tax assets as the realization of the deferred tax assets is not determined to be more likely than not. During 2020, the valuation allowance increased by $1.9 million, primarily due to the increase in the Company’s net operating loss carryovers during the period.

As of December 31, 2019 and 2020, the Company had $6.9 million and $12.8 million of federal and state operating loss carryforwards (“NOLs”), respectively. The federal NOLs are not subject to expiration and the state NOLs begin to expire in 2037. In addition, as of December 31, 2020, the Company had approximately $13,000 of state research and development credit carryforwards, which begin to expire in December 2034. These loss and credit carryforwards are subject to review and possible adjustment by the appropriate taxing authorities.

The Company’s ability to use its NOLs and tax credit carryforwards to offset taxable income is subject to restrictions under Sections 382 and 383 of the United States Internal Revenue Code (the “Internal Revenue Code”). Under the Internal Revenue Code provisions, certain substantial changes in the Company’s ownership, including the sale of the Company or significant changes in ownership due to sales of equity, have limited and may limit in the future, the amount of NOLs which could be used annually to offset future taxable income. The Company has not yet completed an analysis of ownership changes. The Company may also experience ownership changes in the future as a result of subsequent shifts in its stock ownership, some of which may be outside the Company’s control. As a result, the Company’s ability to use its pre-change NOLs to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to the Company. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. Under the Tax Cuts and Jobs Act, the use of federal NOLs arising in taxable years beginning after December 31, 2017 is limited to 80% of current year taxable income and NOLs arising in taxable years ending after December 31, 2017 may not be carried back (though any such NOLs may be carried forward indefinitely). The Coronavirus Aid, Relief, and Economic Security Act, enacted on March 27, 2020, retroactively and temporarily (for taxable years beginning before January 1, 2021) suspended application of the 80%-of-income limitation on the use of NOLs and provides that NOLs arising in any taxable year beginning after December 31, 2017, and before January 1, 2021 are generally eligible to be carried back up to five years.

The Company is subject to examination by the Internal Revenue Service for the tax years ended December 31, 2017 to December 31, 2020. The Company is not currently under examination by the Internal Revenue Service or any other jurisdictions for any tax years. The Company follows the provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” which specifies how tax benefits for uncertain tax positions are to be recognized measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheets; and provides transition and interim period guidance, among other provisions. As of December 31, 2019 and 2020, the Company has not recorded any amounts for uncertain tax positions. For the years ended December 31, 2019 and 2020, no estimated interest or penalties were recognized on uncertain tax positions.

12. Net Loss Per Share

Basic and diluted loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding (in thousands, except share and per share data):

	YEAR ENDED DECEMBER 31,
	2019	2020
Numerator:
Net loss	$(7,183)	$(11,997)

Net loss attributable to common stockholders—basic and diluted	$(7,183)	$(11,997)

Denominator:
Weighted-average common stock outstanding—basic and diluted	120,177	568,467

Net loss per share attributable to common stockholders—basic and diluted	$(59.77)	$(21.10)

The Company’s potentially dilutive securities, which include preferred stock, unvested restricted stock and stock options, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of shares of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following from the computation of diluted net loss per share attributable to common stockholders at December 31, 2019 and 2020 because including them would have had an anti-dilutive effect:

	DECEMBER 31,
	2019	2020
Preferred Stock	6,668,818	16,734,179
Unvested restricted stock	1,420,057	825,836
Options to purchase common stock	—	1,852,141

	8,088,875	19,412,156

13. Related Party Transactions

The chairman of the board of director earned $0.2 million for serving as the acting chief executive officer in each of the years ended December 31, 2019 and 2020. As of December 31, 2019 and 2020, the Company recognized $0.2 million and $0.2 million, respectively, as due to the chairman of the board on its balance sheets. For the years ended December 31, 2019 and 2020, the Company paid $0.1 million and $0.2 million, respectively, to the chairman of the board for his services as the acting chief executive officer in 2018 and 2019, respectively. During the years ended December 31, 2019 and 2020, the acting chief executive officer was also an employee of the Company’s majority shareholder. Additionally, the Company paid its majority shareholder $0.3 million during the year ended December 31, 2019 for the reimbursement of Series A issuance costs paid by the majority shareholder on behalf of the Company.

14. Subsequent Events

The Company has completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2020 through July 20, 2021, the date these financial statements were issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2019 and 2020 and events which occurred subsequently but were not recognized in the financial statements. No subsequent events have occurred that require disclosure, except as disclosed within these financial statements, and except as described below.

(a) Series B Preferred Stock

On January 22, 2021, the Company entered into a series B preferred stock purchase agreement (“Series B Agreement”) whereby the Company agreed to issue 8,741,726 shares of series B preferred stock (“Series B”) at $11.45 per share to designated investors. The certificate of incorporation was amended and restated in connection with the execution of the Series B Agreement and authorized the new Series B shares. On the effective date of the Series B Agreement, the Company issued 8,305,078 shares of Series B for gross proceeds of $95.1 million. Subsequently, on February 9, 2021, the Company issued 436,648 shares of Series B for aggregate gross proceeds of $5.0 million to separate, new investors. The rights and preferences of holders of Series B are the same as the rights and preferences of the holders of Series A, as described in Note 8.

(b) Authorization of Additional Common Stock

In January 2021, the amended and restated certificate of incorporation increased the number of shares of common stock authorized to be issued to 41,083,993.

In March 2021, the Board approved an amendment to the Plan to increase the number of shares reserved for issuance from 2,474,920 to 3,564,900 shares of common stock. In May 2021, the Board approved an amendment to the Plan to increase the number of shares reserved for issuance from 3,564,900 to 6,026,908 shares of common stock.

(c) Reverse Stock Split

On September 27, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-1.32286 reverse split (the “Reverse Split”) of shares of the Company’s common stock and convertible preferred stock. The par value and authorized shares were not adjusted as a result of the Reverse Split. All of the share and per share information included in the accompanying financial statements has been retroactively adjusted to reflect the Reverse Split. Shares of common stock underlying outstanding stock options were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the appropriate securities agreements.

Theseus Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	YEAR ENDED	SIX MONTHS ENDED
	DECEMBER 31, 2020	JUNE 30, 2021
Assets
Current assets:
Cash and cash equivalents	$8,457	$97,586
Prepaid expenses and other current assets	113	1,739

Total current assets	8,570	99,325
Property and equipment, net	1	—
Other assets	43	2,745

Total assets	$8,614	$102,070

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,132	$1,766
Accrued expenses and other current liabilities	463	2,200

Total current liabilities	1,595	3,966
Restricted stock liability, net of current portion	—	989

Total liabilities	1,595	4,955

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.0001 par value; 22,136,987 shares authorized, 16,734,179 issued and outstanding as of December 31, 2020 and June 30, 2021; preference in liquidation of $22,137 as of June 30, 2021	41,289	41,289
Series B redeemable convertible preferred stock, $0.0001 par value; 0 and 11,564,094 shares authorized, 0 and 8,741,726 issued, and outstanding as of December 31, 2020 and June 30, 2021, respectively; preference in liquidation of $100,100 as of June 30, 2021	—	99,892
Stockholders’ deficit:
Common stock, $0.0001 par value; 29,054,797 and 41,083,993 shares authorized as of December 31, 2020 and June 30, 2021, respectively; 1,708,625 and 2,054,555 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	—	—
Additional paid-in capital	—	1,484
Accumulated deficit	(34,270)	(45,550)

Total stockholders’ deficit	(34,270)	(44,066)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$8,614	$102,070

The accompanying notes are an integral part of these condensed financial statements.

Theseus Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	SIX MONTHS ENDED JUNE 30,
	2020	2021
Operating expenses:
Research and development	$2,194	$8,310
General and administrative	325	2,993

Total operating expenses	2,519	11,303

Loss from operations	2,519	11,303
Other income (expense), net:
Change in fair value of preferred stock tranche rights	(3,969)	—
Change in fair value of anti-dilution rights	(1,190)	—
Other income, net	—	23

Total other income (expense), net	(5,159)	23

Net loss	$(7,678)	$(11,280)

Comprehensive loss	$(7,678)	$(11,280)

Net loss attributable to common stockholders—basic and diluted (Note 12)	$(7,678)	$(11,280)

Net loss per share attributable to common stockholders—basic and diluted	$(18.43)	$(11.81)

Weighted-average common stock outstanding—basic and diluted	416,487	955,085

The accompanying notes are an integral part of these condensed financial statements.

Theseus Pharmaceuticals, Inc.

Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

(Unaudited)

	REDEEMABLE CONVERTIBLE PREFERRED STOCK
	SERIES A $0.0001 PAR VALUE		SERIES B $0.0001 PAR VALUE		COMMON STOCK $0.0001 PAR VALUE		ADDITIONAL PAID-IN	ACCUMULATED	TOTAL STOCKHOLDERS’
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	DEFICIT
Balance at December 31, 2019	6,668,818	$6,857	—	$—	288,568	$—	$813	$(10,220)	$(9,407)
Issuance of Series A redeemable convertible preferred stock, net of issuance costs of $3	2,640,604	4,855	—	—	—	—	—	—	—
Vesting of restricted stock	—	—	—	—	357,914	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	235	—	235
Net loss		—	—	—	—	—	—	(7,678)	(7,678)

Balance at June 30, 2020	9,309,422	$11,712	—	$—	646,482	$—	$1,048	$(17,898)	$(16,850)

	REDEEMABLE CONVERTIBLE PREFERRED STOCK
	SERIES A $0.0001 PAR VALUE		SERIES B $0.0001 PAR VALUE		COMMON STOCK $0.0001 PAR VALUE		ADDITIONAL PAID-IN	ACCUMULATED	TOTAL STOCKHOLDERS’
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	DEFICIT
Balance at December 31, 2020	16,734,179	$41,289	—	$—	882,789	$—	$—	$(34,270)	$(34,270)
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $208	—	—	8,741,726	99,892	—	—	—	—	—
Vesting of restricted stock	—	—	—	—	170,860	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	1,484	—	1,484
Net loss	—	—	—	—	—	—	—	(11,280)	(11,280)

Balance at June 30, 2021	16,734,179	$41,289	8,741,726	$99,892	1,053,649	$—	$1,484	$(45,550)	$(44,066)

The accompanying notes are an integral part of these condensed financial statements.

Theseus Pharmaceuticals, Inc.

Condensed Statements of Cash Flows

(in thousands)

(Unaudited)

	SIX MONTHS ENDED JUNE 30,
	2020	2021
Cash flows from operating activities:
Net loss	$(7,678)	$(11,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1	1
Stock-based compensation expense	235	1,484
Change in fair value of preferred stock tranche rights	3,969	—
Change in fair value of anti-dilution rights	1,190	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	45	(1,626)
Accounts payable	(44)	247
Accrued expenses and other current liabilities	(97)	1,100
Other assets	—	(1,884)

Net cash used in operating activities	(2,379)	(11,958)

Cash flows from investing activities:

Net cash used in investing activities	—	—

Cash flows from financing activities:
Proceeds from issuance of Series A redeemable convertible preferred stock, net of issuance costs of $3	2,997	—
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance costs of $208	—	99,892
Payment of initial public offering costs	—	(200)
Proceeds from early exercise of options	—	1,395

Net cash provided by financing activities	2,997	101,087

Net increase in cash and cash equivalents	618	89,129
Cash and cash equivalents at beginning of year	1,317	8,457

Cash and cash equivalents at end of period	$1,935	$97,586

Supplemental disclosure of cash flows:
Deferred financing costs in accounts payable	$—	$388
Deferred financing costs in accrued expenses	$—	$230

The accompanying notes are an integral part of these condensed financial statements.

Theseus Pharmaceuticals, Inc.

Notes to Condensed Financial Statements

(Unaudited)

1. Nature of the Business

Theseus Pharmaceuticals, Inc. (“Theseus” or the “Company”) is a biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. The Company was incorporated in December 2017 under the laws of the State of Delaware, and its principal offices are in Cambridge, Massachusetts.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and ability to secure additional capital to fund operations. The Company’s development programs will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Because of the numerous risks and uncertainties associated with product development, the Company is unable to predict the timing or amount of increased expenses or when or if the Company will be able to achieve or maintain profitability. Even if the Company is able to generate revenue from product sales, the Company may not become profitable. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, then the Company may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations. The Company expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future.

In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed financial statements are issued. As of June 30, 2021, the Company had an accumulated deficit of $45.6 million. During the six months ended June 30, 2021, the Company incurred a loss of $11.3 million and utilized $12.0 million of cash in operations. The Company expects to continue to generate operating losses in the foreseeable future.

The Company expects that its cash and cash equivalents of $97.6 million at June 30, 2021 will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months from issuance of the condensed financial statements.

In addition, the Company expects that it will need to seek additional funding through public or private equity financings, debt financing or other capital sources, which could include collaborations, strategic alliances or licensing arrangements. The inability to obtain funding, as and when needed, could have a negative impact on the Company’s financial condition and ability to pursue its business strategies, which may include amending, delaying, limiting, reducing, or terminating planned activities related to its product candidates.

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the audited financial statements for the years ended December 31, 2019 and 2020, included elsewhere in this prospectus. Since the date of those annual financial statements, there have been no changes to the Company’s significant accounting policies, except as noted below.

Unaudited Interim Financial Information

The accompanying condensed balance sheet as of June 30, 2021, and the condensed statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the six months ended June 30, 2020 and 2021 are unaudited. The condensed interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2021 and the results of its operations and its cash flows for the six months ended June 30, 2020 and 2021. The financial data and other information disclosed in these notes related to the six months ended June 30, 2020 and 2021 are also unaudited. The results for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the full year or for any other subsequent interim period.

Cash and Cash Equivalents

Cash includes cash in readily available checking accounts. Cash is carried at cost, which approximates its fair value. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents are carried at fair market value. As of December 31, 2020, the Company held no cash equivalents. As of June 30, 2021, the Company held $96.3 million in cash equivalents in money market funds.

Deferred Issuance Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of such an equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred issuance costs, currently recorded within other assets, will be expensed immediately as a charge to operating expenses in the statements of operations and comprehensive loss. The Company did not record any deferred issuance costs as of December 31, 2020, and recorded deferred issuance costs of $0.8 million within other assets as of June 30, 2021.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial statements and disclosures. The recently issued accounting pronouncements pertaining to the Company are disclosed in the audited financial statements for the years ended December 31, 2019 and 2020, included elsewhere in this prospectus. Since the date of those financial statements, there have been no changes.

3. Fair Value of Financial Assets and Liabilities

Assets and liabilities measured at fair value on a recurring basis are as follows (in thousands):

DESCRIPTION	JUNE 30, 2021	LEVEL 1	LEVEL 2	LEVEL 3
Assets
Cash equivalents	$96,274	$96,274	$—	$—

Total financial assets	$96,274	$96,274	$—	$—

During the year ended December 31, 2020, there were no assets or liabilities measured at fair value. During the year ended December 31, 2020 and the six months ended June 30, 2021, there were no transfers between fair value levels. The fair values of the Company’s cash equivalents, consisting of its money market funds, are based on quoted market prices in active markets without any valuation adjustment.

The carrying values of other current assets, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Tranche Rights

The Company determined that its obligations to issue, and the Company’s investors’ obligation to purchase, additional shares of Series A convertible preferred stock (“Series A”) at a fixed price (i.e. the issuance price) pursuant to the Tranche Rights (see Note 8) in three subsequent tranches following the initial closing of the Series A financing represented freestanding financial instruments. The Company issued 2,267,813 and 3,779,688 shares in January 2020 and July 2020, respectively, pursuant to these rights, at a purchase price of $1.32 per share. The final tranche was cancelled upon termination of the Series A preferred stock purchase agreement (“Series A Agreement”) in December 2020.

The Tranche Rights were classified as a liability on the Company’s balance sheets and initially recorded at fair value. The Tranche Rights were subsequently revalued until the tranches were settled, with changes in fair value for each reporting period recognized in other income (expense), net in the statement of operations and comprehensive loss. Upon the purchase of the Tranche Right shares, the fair value of the related Tranche Right was recognized as Series A redeemable convertible preferred stock. The obligation was fully satisfied in December 2020 when the Series A Agreement was terminated, with the remaining value recognized in the statement of operations and comprehensive loss. As such, the Company does not have a Tranche Right liability recorded as of December 31, 2020 or June 30, 2021.

The fair value of Tranche Rights was based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. A change in the assumptions related to the valuation of the Tranche Rights could have a significant impact on the value of the obligation. Each Tranche Right was valued as a forward contract. The values were determined using a probability-weighted present value calculation. In determining the fair values of the Tranche Rights, estimates and assumptions impacting fair value included the estimated future values of the Company’s Series A, discount rates, estimated time to tranche closing, and probability of each tranche closing. The Company determined the per share future value of the Series A shares by back-solving to the initial proceeds of the Series A financing. The Company remeasured each Tranche Right at each reporting period and prior to settlement.

Anti-dilution Right

In accordance with a license agreement between the Company and ARIAD Pharmaceuticals, Inc. (“ARIAD”), the Company was obligated to issue to ARIAD additional Series A shares for no consideration upon the issuance of certain Milestone Shares (see Note 8) to certain investors (“Anti-dilution Right”).

The Company determined that the Anti-dilution Right was a freestanding financial instrument. The freestanding financial instrument was classified as an asset or liability on the Company’s balance sheets and initially recorded at fair value. The fair value of the Anti-dilution Right was based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. A change in the assumptions related to the valuation of the Anti-dilution Rights could have a significant impact on the value of the obligation.

The Anti-dilution Right was valued as a forward contract. The value was determined using a probability-weighted present value calculation. In determining the fair values of the obligation, estimates and assumptions impacting fair value included the estimated future values of the Company’s Series A shares, discount rates, estimated time to share issuance and probability of each share issuance. The Company determined the per share future value of the Series A shares by back-solving to the initial proceeds of the Series A financing.

The Anti-dilution Right was subsequently revalued until anti-dilution shares were issued or the Anti-dilution Right was terminated, with changes in fair value for each reporting period recognized in other income (expense), net in the statements of operations and comprehensive loss. Upon issuance of the Anti-dilution shares, the fair value of the Anti-dilution Right was recognized as Series A redeemable convertible preferred stock.

In accordance with the Anti-dilution Right, the Company issued ARIAD 372,791 and 621,318 additional Series A shares in January 2020 and July 2020, respectively, upon the issuance of Milestone Shares to its investors. The obligation was fully satisfied in December 2020 in conjunction with the termination of the Series A Agreement; as such, the Company does not have an Anti-dilution Right liability as of December 31, 2020 or June 30, 2021. ARIAD did not receive additional Series A shares upon the termination of the Series A Agreement.

The Company remeasured the Tranche Rights and the Anti-dilution Right at each reporting period and prior to settlement. The following reflects the ranges of significant quantitative inputs used in the valuation of the Tranche Rights and the Anti-dilution Right during 2020:

FOR THE YEAR ENDED DECEMBER 31, 2020
Stand-alone Series A Preferred Stock price (spot price)	$1.84 - $5.93
Risk-free rate	1.6%
Discount factor	0.9923 - 1.0
Time to milestone event (years)	0.0 years - 0.5 years
Probability of tranche closing	0% - 100%

The following table provides a rollforward of the aggregate fair value of the Company’s Tranche Rights and Anti-dilution Right (in thousands):

	PREFERRED STOCK TRANCHE RIGHTS	ANTI-DILUTION RIGHT
Balance as of December 31, 2019	$2,220	$1,142
Change in fair value	3,969	1,190
Fair value recognized as Series A upon settlement of right	(6,189)	(2,332)

Balance as of December 31, 2020	$—	$—

4. Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2020 and as of June 30, 2021 (in thousands):

	DECEMBER 31, 2020	JUNE 30, 2021
Accrued research and development	$310	$576
Accrued legal	143	174
Accrued compensation and benefits	10	417
Accrued other	—	626
Restricted stock liability, current	—	407

Total accrued expenses and other current liabilities	$463	$2,200

5. Property and Equipment, net

Property and equipment, net consisted of the following as of December 31, 2020 and as of June 30, 2021 (in thousands):

	DECEMBER 31, 2020	JUNE 30, 2021
Computer equipment	$6	$—
Less: accumulated depreciation	(5)	—

Property and equipment, net	$1	$—

Depreciation expense for the six months ended June 30, 2020 and 2021 was approximately $1,000. There were no impairments recorded to date.

6. License Agreements

Agreement Description

In June 2018, the Company entered into a license agreement with ARIAD, for an exclusive, transferable (subject to certain restrictions), sublicensable (subject to certain conditions), worldwide license, under certain of ARIAD’s patent rights, know-how and compounds and a certain ARIAD chemical library, to develop, use, manufacture, market and commercialize certain compounds, and products that contain such compounds, that are therapeutically useful for the treatment of diseases and disorders in humans, including with respect to c-KIT, a type of receptor tyrosine kinase and tumor marker (also known as CD117 and stem cell factor receptor).

Pursuant to the license agreement, in exchange for an exclusive license, a non-exclusive license, and certain laboratory equipment, the Company issued to ARIAD 621,318 shares of Series A and a non-exclusive license to certain intellectual property. In addition, the Company provided to ARIAD the Anti-dilution Right described in Note 3. The non-exclusive licenses were granted to the parties in order to administratively facilitate the flow of data between the parties without infringement on existing patents; all of the economic value of the agreement is concentrated in the exclusive license. The laboratory equipment the Company acquired was not material.

The Company accounted for the agreement as an asset acquisition. The transaction price was measured as the fair value of the 621,318 shares of Series A issued to ARIAD and the fair value of the Anti-Dilution Right (as described in Note 3), or approximately $1.4 million. The Company determined that the licensed intellectual property represented in-process research and development assets with no alternative future use. As a result, the cost to license the intellectual property of $1.4 million was recognized as research and development expense on the Company’s statements of operations in the year-ended December 31, 2018.

The Company is required to pay ARIAD tiered royalty payments that are low- to mid-single digits of the Company’s future net sales and those of its sublicensees of each product comprising a licensed ARIAD compound in each country. The Company is also responsible for costs relating to the prosecution and maintenance of the licensed patents. The agreement contains anti-stacking and generic competition provisions on the royalties whereby the Company may deduct a percentage of the amounts due for royalties from its payments if the Company enters into a third-party license agreement, and may reduce the rates in the event a generic product is being marketed and sold by a third party and the average net sales as measured over a specified period of time are at least a certain percentage lower than the average net sales during the a specified period of time immediately prior to the launch of the generic product.

The term of the agreement commenced in June 2018 and unless earlier terminated as provided in the agreement for breach of terms by either party or for convenience by the Company with advanced written notice, shall continue in full force and effect, on a country-by-country and product-by-product basis until the date on which the royalty term in such country with respect to such product expires. The royalty term is the period from the first commercial sale of such product in such country until the later of (a) the expiry of all patents that cover the product in such country or (b) ten years after the first commercial sale.

The license agreement terminates, on a product-by-product and country-by-country basis, on expiration of the royalty term for such product for the applicable country. Thereafter, the licenses from ARIAD to the Company with respect to such product for such country will convert to a fully paid, royalty-free, irrevocable and perpetual license.

7. Commitments and Contingencies

Legal Proceedings

The Company may from time to time be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the year ended December 31, 2020 or the six months ended June 30, 2021, and no material legal proceedings are currently pending or, to the best of the Company’s knowledge, threatened.

8. Redeemable Convertible Preferred Stock

In June 2018, the Company entered into the Series A Agreement, under which it agreed to issue up to 13,203,025 shares of Series A in an initial closing and three subsequent milestone-based tranches, inclusive of the Anti-dilution Right. Under the Series A Agreement, the Company initially issued 3,779,688 shares to certain investors at a price of $1.32 per share for proceeds of $4.7 million, net of issuance costs of $0.3 million. The Series A Agreement provided for three additional tranche closings based on the achievement of three defined milestones (the “Tranche Rights”), pursuant to which certain investors were required to purchase, and the Company to sell, up to 7,559,376 additional shares of Series A at a price of $1.32 per share upon the achievement or waiver of the defined milestone. All Series A shares issued as a result of the achievement or waiver of a milestone are referred to as “Milestone Shares”. The Company concluded that the obligation and right to make future issuances of Series A shares under the Tranche Rights met the definition of a freestanding financial instrument, as the rights were legally detachable from the Series A (see Note 3). In January 2020 and July 2020, the Company sold 2,267,813 and 3,779,688 Milestone Shares, respectively, to certain investors at a price of $1.32 per share for proceeds of $8.0 million as a result of the achievement of two milestones. The requirement to purchase the remaining Milestone Shares was cancelled in December 2020 upon the determination by the Company that the program would be cancelled.

In conjunction with the Series A shares issued to certain investors, the Company issued shares to ARIAD pursuant to the ARIAD Agreement (Note 6). The Company issued 621,318 shares to ARIAD as part of the initial Series A closing in June 2018 in exchange for access to ARIAD’s intellectual property. Upon the issuance of Milestone Shares to certain investors in January 2020 and July 2020, the Company issued 372,791 and 621,318 Series A shares, respectively, to ARIAD as part of ARIAD’s Anti-dilution Right (see Note 3). The Company concluded that the Anti-dilution Right that represented the obligation to make future issuances of Series A to ARIAD met the definition of a freestanding financial instrument, as the rights were separately exercisable and legally detachable from the underlying license rights.

In August 2019, the Series A Agreement was amended to authorize the sale of 2,267,812 additional Series A shares to a certain majority stockholder of the Company in the form of an operating cash closing. These shares were sold for $1.32 per share, for gross proceeds of $3.0 million and recognized at their fair value of $2.6 million. In December 2020, the Series A Agreement was further amended to authorize the sale of 3,023,751 additional shares of Series A to the same investor in the form of a second operating cash closing. These shares were sold for a purchase price of $1.32 per share, for gross proceeds of $4.0 million and recognized at their fair value of $17.9 million. Immediately after the second operating cash closing in December 2020, the Series A Agreement was terminated; as such, as of December 31, 2020, no additional Series A shares were authorized to be issued. No terms of the existing Series A shares were amended in conjunction with these transactions, and the operating cash closes were intended to provide for a certain investor to be able to purchase additional preferred stock shares outside of those issued in conjunction with milestone achievement and to provide the Company with cash to cover operating expenses.

In January 2021, the Company entered into the Series B Preferred Stock Purchase Agreement (“Series B Agreement”) whereby the Company agreed to issue 8,741,726 shares of Series B redeemable convertible preferred stock (“Series B”) at $11.45 per share to designated investors. The certificate of incorporation was amended and restated in connection with the execution of the Series B Agreement and authorized the new Series B shares. During the six months ended June 30, 2021, the Company issued 8,741,726 shares of Series B for gross proceeds of $100.1 million.

As of December 31, 2020 and June 30, 2021, the redeemable convertible preferred stock (“preferred stock”) consisted of the following (in thousands, except share amounts):

	DECEMBER 31, 2020
	PREFERRED STOCK AUTHORIZED	PREFERRED STOCK ISSUED AND OUTSTANDING	CARRYING VALUE	LIQUIDATION VALUE	COMMON STOCK ISSUABLE UPON CONVERSION
Series A	22,136,987	16,734,179	$41,289	$22,137	16,134,179
Series B	—	—	—	—	—

Total	22,136,987	16,734,179	$41289	$22,137	16,134,179

	JUNE 30, 2021
	PREFERRED STOCK AUTHORIZED	PREFERRED STOCK ISSUED AND OUTSTANDING	CARRYING VALUE	LIQUIDATION VALUE	COMMON STOCK ISSUABLE UPON CONVERSION
Series A	22,136,987	16,734,179	$41,289	$22,137	16,134,179
Series B	11,564,094	8,741,726	99,892	100,100	8,741,726

Total	33,701,081	25,475,905	$141,182	$122,237	25,475,905

The holders of Series A and Series B shares have the following rights and preferences:

Voting Rights

The holder of each share of preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation.

Dividends

The holders of shares of preferred stock are entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the common stock by the Company at a rate of 8.0% of the original issue price per annum, payable when, as and if declared by the Company’s board of directors (the “Board”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock at the then effective conversion rate.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, asset transfer, merger or acquisition (a “Liquidation Event”), the holders of preferred stock shall be entitled to receive out of the proceeds or assets of this corporation available for distribution to its stockholders, prior and in preference to any distribution of the proceeds of such liquidation event to the holders of common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price.

Conversion

Each share of preferred stock shall automatically be converted into shares of common stock at the conversion rate at the time in effect for such series of preferred stock immediately upon the earlier of: (i) the closing of the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended, that results in at least $30 million of gross proceeds and in connection with such offering the common stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Board; or, (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of preferred stock.

The conversion price of the preferred stock will be subject to a broad-based weighted average anti-dilution adjustment in the event that the Company issues additional equity securities (other than the issuance of shares reserved under any employee incentive plan and certain other customary exceptions) at a purchase price less than the applicable conversion price.

Redemption

The preferred stock is not redeemable at the option of the holder thereof except for in the event of a Liquidation Event if the corporation does not effect a dissolution under the general corporation law within 90 days after such Liquidation Event.

9. Common Stock

The Company was authorized to issue 29,054,797 and 41,083,993 shares of $0.0001 par value common stock as of December 31, 2020 and June 30, 2021, respectively. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preference of the holders of the preferred stock set forth above.

Voting Rights

Each share of common stock entitles the holder to one vote, together with the holders of preferred stock, on all matters submitted to the stockholders for a vote.

Dividends

Holders of common stock shall be entitled to receive dividends if and when they are declared by the Board and after all holders of preferred stock have been paid according to their rights described in Note 8. As of June 30, 2021, no cash dividends have been declared or paid.

Liquidation Rights

After payment to the holders of preferred stock of their liquidation preferences, the remaining assets of the Company are distributed to the holders of common stock.

Restricted Stock

The Company issued restricted common stock to its founders in May 2018, which vest monthly over five years through 2023. At issuance, these shares also contained certain performance-based vesting criteria which were associated with the milestone events for the Series A shares, two of which were achieved in 2020 (see Note 8). In December 2020 in conjunction with the Series A termination, the final performance-based vesting criteria was waived, leaving only service-based vesting criteria remaining as of December 31, 2020 and as of June 30, 2021.

As of the year ended December 31, 2020 and the six months ended June 30, 2021, the Company has reserved the following shares of common stock for potential conversion of outstanding preferred stock, the vesting of restricted stock and the exercise of stock options:

	DECEMBER 31, 2020	JUNE 30, 2021
Preferred Stock	16,734,179	25,475,905
Unvested restricted stock	825,836	1,000,906
Options to purchase common stock	1,852,141	4,093,454

Total	19,412,156	30,570,265

10. Stock-Based Compensation

2018 Stock Incentive Plan

The Company adopted the 2018 Stock Incentive Plan (the “Plan”) on June 13, 2018 for the issuance of stock options and other stock-based awards. In December 2020, the number of shares reserved under the Plan was increased to 2,474,920 as approved by the Board. As of June 30, 2021, the number of shares reserved for issuance under the Plan was 6,026,908 shares. There were 622,779 and 1,587,524 shares available for future grant under the Plan as of December 31, 2020 and June 30, 2021, respectively.

The Plan is administered by the Board. The exercise prices, vesting and other restrictions are determined at the discretion of the Board, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date unless the Board sets a shorter term. Vesting periods for awards under the plans are determined at the discretion of the Board. Stock options granted to employees and nonemployees typically vest over four years. Shares of restricted stock awards granted to employees, officers, members of the Board, advisors, and consultants of the Company typically vest over five years. Certain executives who are option holders are able to early exercise stock option awards, even prior to full vesting conditions being met. If and when this occurs, the stock option becomes outstanding restricted stock, and remains restricted until the remaining vesting terms are met. The Company can repurchase these early unvested exercised options. During the six months ended June 30, 2021, 345,930 options to purchase common stock were exercised early and they continue to vest as restricted stock awards over the requisite service period. The Company has recognized the proceeds received of $1.4 million as a liability as of June 30, 2021.

The Company granted options to purchase 1,852,141 and 4,093,454 shares of common stock through the year ended December 31, 2020 and through June 30, 2021, respectively, and recorded stock-based compensation expense for options granted of $1.3 million for the six months ended June 30, 2021. There were no options granted and no stock-based compensation expense for options recorded as of and for the six months ended June 30, 2020. During the year ended December 31, 2020 and six months ended June 30, 2021, the Company granted no shares of restricted stock.

Stock Option Valuation

The assumptions that the Company used in Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted are as follows:

	FOR THE YEAR ENDED DECEMBER 31, 2020	FOR THE SIX MONTHS ENDED JUNE 30, 2021
Risk-free interest rate	0.51%	1.05%
Expected term (in years)	5.97 - 6.00	5.2 - 6.0
Expected volatility	98.17% - 98.21%	79.39% - 83.56%
Expected dividend yield	0.00%	0.00%

A summary of option activity under the Plan during the six months ended June 30, 2021 is as follows (in thousands except share, per share data and contractual terms):

	SHARES	WEIGHTED-AVERAGE PER-SHARE EXERCISE PRICE	WEIGHTED-AVERAGE REMAINING CONTRACTUAL TERM	AGGREGATE INTRINSIC VALUE
Outstanding as of December 31, 2020	1,852,141	$0.32	9.98	$6,566
Granted	2,587,243	4.03
Exercised	(345,930)	4.03		567

Outstanding as of June 30, 2021	4,093,454	$2.35	9.68	24,914

Options vested and exercisable as of June 30, 2021	268,104	$0.88	9.53	$2,024

There were no options vested as of December 31, 2020. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock.

The weighted-average per share grant date fair value of options granted during the six months ended June 30, 2020 and 2021 was $0 and $4.25, respectively. As of June 30, 2021, there was $16.2 million of unrecognized stock-based compensation expense related to unvested stock options. The unrecognized stock-based compensation expense is estimated to be recognized over a period of 3.6 years as of June 30, 2021.

The total fair value of options vested during the six months ended June 30, 2020 and 2021 was $0 and $0.9 million, respectively.

Shares of Restricted Common Stock

The Company has granted shares of restricted common stock with the number of shares that vest based on the lesser of the time-based vesting over five years or the achievement of certain milestones. A summary of restricted stock activity under the Plan during the year ended December 31, 2020 and the six months ended June 30, 2021 is as follows:

	SHARES	WEIGHTED-AVERAGE PER-SHARE GRANT-DATE FAIR VALUE
Unvested shares at December 31, 2020	825,836	$0.83
Vested	(170,860)	0.83
Unvested shares issued as a result of early option exercise	345,930	1.96

Unvested shares at June 30, 2021	1,000,906	$2.50

In 2019, the restricted common stock awards were modified to add a new performance condition for the operating cash closing of the Series A financing, which was ultimately achieved in 2019. In 2020, the restricted common stock awards were modified to waive the final requirement to achieve a certain milestone. As a result, as of June 30, 2021, all of the unvested restricted common stock awards are only subject to time-based vesting through the end of the requisite service period. As of December 31, 2020 and June 30, 2021, respectively, there was $0.2 million and $0.1 million of unrecognized stock-based compensation expense related to unvested restricted stock. The unrecognized stock-based compensation expense is estimated to be recognized over a period of 1.9 years as of June 30, 2021.

The total fair value of restricted stock vested during the year ended December 31, 2020 and the six months ended June 30, 2021 was $1.9 million and $1.7 million, respectively. The Company recorded stock-based compensation expense for restricted stock of $0.2 million during both the six months ended June 30, 2020 and 2021.

Stock-based Compensation Expense

Total stock-based compensation expense recorded as research and development and general and administrative expenses, respectively, for employees, directors and non-employees during the six months ended June 30, 2020 and 2021 was as follows (in thousands):

	SIX MONTHS ENDED JUNE 30,
	2020	2021
Research and development	$182	$894
General and administrative	53	590

	$235	$1,484

11. Income Taxes

Income taxes for the six months ended June 30, 2020 and 2021 have been calculated based on an estimated annual effective tax rate and certain discrete items. For the six months ended June 30, 2020 and 2021, no income tax was recorded, as the Company is forecasting an ordinary pre-tax loss for the year ending December 31, 2021 and maintains a full valuation allowance against its net deferred tax assets. The Company has never been examined by the Internal Revenue Service or any other jurisdiction for any tax years and, as such, all years within the applicable statutes of limitations are potentially subject to audit.

12. Net Loss Per Share

Basic and diluted loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding (in thousands, except share and per share data):

	SIX MONTHS ENDED JUNE 30,
	2020	2021
Numerator:
Net loss	$(7,678)	$(11,280)

Net loss attributable to common stockholders - basic and diluted	$(7,678)	$(11,280)

Denominator:
Weighted-average common stock outstanding - basic and diluted	416,487	955,085

Net loss per share attributable to common stockholders - basic and diluted	$(18.43)	$(11.81)

The Company’s potentially dilutive securities, which include preferred stock, unvested restricted stock and stock options, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of shares of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following from the computation of diluted net loss per share attributable to common stockholders for the six months ended June 30, 2020 and 2021 because including them would have had an anti-dilutive effect:

	SIX MONTHS ENDED JUNE 30,
	2020	2021
Preferred Stock	9,309,422	25,475,905
Unvested restricted stock	1,062,143	1,000,906
Options to purchase common stock	—	4,093,454

	10,371,565	30,570,265

13. Subsequent Events

The Company has completed an evaluation of all subsequent events after the unaudited balance sheet date through September 30, 2021, the date these condensed financial statements were issued, for potential recognition or disclosure in its financial statements. No subsequent events have occurred that require disclosure, except as disclosed within these condensed financial statements, and except as described below.

(a)	Lease

On September 16, 2021, the Company entered into an agreement to lease 7,351 square feet of office space in Cambridge, Massachusetts. The lease term is seven years, with a one-time option right to extend the term five additional years, and is expected to commence in the first quarter of 2022. The annual base rent under the lease is approximately $0.8 million for the first lease year and is subject to annual increases of 3% thereafter. The Company provided a security deposit in the form of a letter of credit in the amount of approximately $0.4 million upon signing, pursuant to the terms of the lease.

(b)	Reverse Stock Split

On September 27, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-1.32286 reverse split (the “Reverse Split”) of shares of the Company’s common stock and convertible preferred stock. The par value and authorized shares were not adjusted as a result of the Reverse Split. All of the share and per share information included in the accompanying financial statements has been retroactively adjusted to reflect the Reverse Split. Shares of common stock underlying outstanding stock options were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the appropriate securities agreements.

(c)	2021 Equity Plans

In September 2021, the Company’s board of directors adopted, and in September 2021, the Company’s stockholders approved, the Theseus Pharmaceuticals, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which will become effective upon the effectiveness of the registration statement for this offering. The 2021 Plan provides for the grant of stock options, restricted shares and restricted stock units. Upon effectiveness of the 2021 Plan, the aggregate number of shares of common stock reserved for issuance under the 2021 Plan shall be equal to the sum of (a) 4,395,080 shares of common stock, plus (b) up to 4,699,003 shares of common stock subject to outstanding awards granted under the Plan on the IPO Date that are subsequently forfeited, expire or lapse unexercised or unsettled and shares of common stock issued pursuant to awards granted under the Plan that are outstanding on the IPO Date and that are subsequently forfeited to or reacquired by the Company, and (c) the additional annual increase in shares of common stock reserved for issuance under the 2021 Plan. On the first day of each fiscal year of the Company during the term of the 2021 Plan, commencing on January 1, 2023 and concluding on (and including) January 1, 2031, the aggregate number of shares of common stock reserved for issuance under the 2021 Plan shall automatically increase by a number equal to the lesser of (a) five percent (5%) of the total number of shares of common stock actually issued and outstanding on the last day of the preceding fiscal year or (b) a number of shares of common stock determined by the Company’s board of directors. The Company shall reserve and keep available such number of shares of common stock as will be sufficient to satisfy the requirements of the 2021 Plan.

In September 2021, the Company’s board of directors adopted, and in September 2021, the Company’s stockholders approved, the Theseus Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), which will become effective upon the effectiveness of the registration statement for this offering. The ESPP will be administered by the Company’s board of directors or by one or more committees to which the Company’s board of directors delegates such administration. The number of shares of common stock reserved for issuance under the ESPP shall be 400,000, plus the additional annual increase in shares of common stock reserved for issuance under the ESPP. On the first day of each fiscal year of the Company during the term of the ESPP, commencing on January 1, 2023 and concluding on January 1, 2041, the aggregate number of shares of common stock reserved for issuance under the ESPP shall automatically increase by a number equal to the lesser of (i) one percent (1%) of the total number of shares of common stock actually issued and outstanding on the last day of the preceding fiscal year, and (ii) a number of shares of common stock determined by the Company’s board of directors. Shares of common stock issued pursuant to the ESPP may be authorized but unissued shares or treasury shares.

8,333,500 Shares

Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

Jefferies SVB Leerink Cantor

Lead Manager

Wedbush PacGrow

Through and including                     , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses to be paid by us, other than underwriting discounts and commissions, in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee:

AMOUNT PAID OR TO BE PAID
SEC registration fee	$16,730
FINRA filing fee	23,500
Nasdaq listing fee	170,000
Printing and engraving expenses	275,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	1,250,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	344,770

Total	$3,900,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

∎	for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

∎	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

∎	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

∎	for any transaction from which the director derives any improper personal benefit.

The Registrant’s amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on the Registrant’s behalf. The Registrant’s amended and restated bylaws provide that the Registrant shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit the Registrant to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

The Registrant intends to enter into indemnification agreements with each of its directors and executive officers and certain other key employees, a form of which is attached as Exhibit 10.1. The form of agreement provides that the Registrant will indemnify each of its directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Registrant’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Registrant’s restated certificate of incorporation and the Registrant’s amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, the Registrant will advance all expenses incurred by its directors, executive officers and other key employees in connection with a legal proceeding.

Reference is made to the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying the Registrant’s directors and officers against limited liabilities. In addition, Section 2.8 of the Registrant’s amended and restated investors’ rights agreement, or the IRA, contained in Exhibit 4.2 to this registration statement provides for indemnification of certain of the Registrant’s stockholders against liabilities described in the Registrant’s IRA.

The Registrant currently carries and intends to continue to carry liability insurance for its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following list sets forth information regarding all unregistered securities sold by the Registrant since September 1, 2018. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

Stock Plan Related Issuances

(a) From December 24, 2020 through September 15, 2021, the Registrant granted to its directors, officers, employees, consultants and other service providers stock options to purchase an aggregate of 5,048,072 shares of its common stock upon the exercise of options under the Registrant’s 2018 Stock Plan at exercise prices per share ranging from $0.32 to $12.46, for an aggregate exercise price of approximately $16.9 million.

(b) On June 4, 2021, the Registrant issued an aggregate of 345,930 shares of its common stock upon the early exercise of options (which remain restricted until the vesting conditions have been achieved), at an exercise price of $4.03 per share, for an aggregate exercise price of approximately $1.4 million.

Sales of Preferred Stock

(c) In August 2019, January 2020, July 2020 and December 2020, the Registrant issued and sold an aggregate of 12,333,173 shares of its Series A preferred stock. 11,339,064 shares of its Series A preferred stock were sold at a cash purchase price of $1.32 per share for an aggregate purchase price of approximately $15.0 million. The consideration for the remaining shares of its Series A preferred stock was in the form of rights granted to the Registrant pursuant to a license agreement entered into with ARIAD Pharmaceuticals, Inc.

(d) In January and February 2021, the Registrant issued and sold an aggregate of 8,741,726 shares of its Series B preferred stock at a cash purchase price of $11.45 per share for an aggregate purchase price of approximately $100.1 million.

No underwriters were involved in the foregoing issuances of securities. The offers, sales and issuances of the securities described in Items (a) and (b) above were exempt from registration under the Securities Act under either (1) Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or (2) Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of such securities were the Registrant’s directors, officers, employees, consultants or other service providers and received the securities under the Registrant’s 2018 Stock Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

The offers, sales and issuances of the securities described in items (c) and (d) above were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business or other relationships, to information about the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1	Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2	Form of Amended and Restated Certificate of Incorporation, to be effective immediately upon completion of this offering.

3.3*	Amended and Restated Bylaws of the Registrant, as currently in effect.

3.4	Form of Amended and Restated Bylaws, to be effective immediately upon completion of this offering.

4.1	Form of Registrant’s Common Stock Certificate.

4.2*	Amended and Restated Investors’ Rights Agreement, dated January 22, 2021, by and among the Registrant and the other parties thereto.

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1#	Form of Indemnification Agreement.

10.2#*	2018 Stock Plan and forms of equity agreements thereunder.

10.3#	2021 Equity Incentive Plan and forms of equity agreements thereunder.

10.4#	2021 Employee Stock Purchase Plan and form of subscription agreement.

10.5#*	Compensation Program for Non-Employee Directors.

10.6†*	License Agreement by and between ARIAD Pharmaceuticals, Inc. and Theseus Pharmaceuticals, Inc., dated as of June 13, 2018.

10.7#*	Incentive Bonus Plan.

10.8#*	Offer Letter, dated September 10, 2021, by and between Theseus Pharmaceuticals, Inc. and Timothy P. Clackson.

10.9#*	Offer Letter, dated September 10, 2021, by and between Theseus Pharmaceuticals, Inc. and William C. Shakespeare.

10.10#*	Offer Letter, dated September 10, 2021, by and between Theseus Pharmaceuticals, Inc. and David C. Dalgarno.

10.11#*	Offer Letter, dated September 10, 2021, by and between Theseus Pharmaceuticals, Inc. and Victor M. Rivera.

Exhibit Number	Description of Document

10.12#*	Offer Letter, dated September 10, 2021, by and between Theseus Pharmaceuticals, Inc. and Bradford D. Dahms.

10.13#*	Offer Letter, dated May 25, 2021, by and between Theseus Pharmaceuticals, Inc. and Kathy Yi.

10.14#*	Offer Letter, dated July 1, 2021, by and between Theseus Pharmaceuticals, Inc. and Iain D. Dukes.

10.15	Lease Agreement, dated September 16, 2021, by and between Theseus Pharmaceuticals, Inc. and MIT 314 Main Street Leasehold LLC.

21.1*	Subsidiaries of the Registrant.

23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained in the signature page of the original filing of this Registration Statement on Form S-1).

*	Previously filed.
†	Certain portions of this agreement have been omitted because the omitted portions are both not material and consists of the type of information that the Registrant both customarily and actually treats as private and confidential.
#	Indicated a management contract or any compensatory plan, contract or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 30th day of September, 2021.

THESEUS PHARMACEUTICALS, INC.

By:	/s/ Timothy P. Clackson
Timothy P. Clackson, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy P. Clackson Timothy P. Clackson, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2021

/s/ Bradford D. Dahms Bradford D. Dahms	Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2021

* Iain D. Dukes, MA, D.Phil.	Chairman and Director	September 30, 2021

* Carl Gordon, Ph.D.	Director	September 30, 2021

* Michael Rome, Ph.D.	Director	September 30, 2021

* Kathy Yi	Director	September 30, 2021

* By:	/s/ Timothy P. Clackson
Timothy P. Clackson
Attorney-in-Fact